      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2001

                                                      REGISTRATION NO. 333-55442
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                               AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933


                               ------------------

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 8062                                75-2749762
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                                                                              DONALD E. STEEN
                                                                                  CHAIRMAN
                                                               UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                   17103 PRESTON ROAD                                        17103 PRESTON ROAD
                    SUITE 200 NORTH                                           SUITE 200 NORTH
                  DALLAS, TEXAS 75248                                       DALLAS, TEXAS 75248
                    (972) 713-3500                                            (972) 713-3500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                        OFFICES)                             NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

         JEFFREY A. CHAPMAN                     ROBERT D. MOSHER                    SETH R. MOLAY, P.C.
       VINSON & ELKINS L.L.P.              NOSSAMAN, GUTHNER, KNOX &           AKIN, GUMP, STRAUSS, HAUER &
          2001 ROSS AVENUE                        ELLIOTT, LLP                          FELD, L.L.P.
             SUITE 3700                        THIRTY-FIRST FLOOR                   1700 PACIFIC AVENUE
        DALLAS, TEXAS 75201                445 SOUTH FIGUEROA STREET                     SUITE 4100
     TELEPHONE: (214) 220-7700           LOS ANGELES, CALIFORNIA 90071              DALLAS, TEXAS 75201
     FACSIMILE: (214) 220-7716             TELEPHONE: (213) 612-7800             TELEPHONE: (214) 969-2800
                                           FACSIMILE: (213) 612-7801             FACSIMILE: (214) 969-4343

                               ------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                               ------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------


                        CALCULATION OF REGISTRATION FEE



                                                                   PROPOSED
                                                                    MAXIMUM             AMOUNT OF
             TITLE OF EACH CLASS OF SECURITIES                AGGREGATE OFFERING      REGISTRATION
                      TO BE REGISTERED                             PRICE(1)                FEE
Common Stock, $.01 par value per share......................     $135,000,000          $33,750(2)



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.



(2) $34,500 was previously paid in connection with the initial filing of this Registration Statement on February 12, 2001.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 15, 2001



                                9,000,000 Shares


                                     [LOGO]

                                  Common Stock

                                   ---------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $13.00 and $15.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "USPI".


    The underwriters have an option to purchase a maximum of 1,350,000 additional shares to cover over-allotments of shares.


    Investing in our common stock involves risks. See "Risk Factors" on page 7.

                                                                                                     Proceeds to
                                                                               Underwriting        United Surgical
                                                            Price to           Discounts and          Partners
                                                             Public             Commissions      International, Inc.
                                                       -------------------  -------------------  -------------------
Per Share............................................           $                    $                    $
Total................................................           $                    $                    $

    Delivery of the shares of common stock will be made on or about
             , 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Credit Suisse First Boston


                      Lehman Brothers

                                             SG Cowen

              The date of this prospectus is              , 2001.

        [Photographs of surgery centers and private surgical hospitals]

                               TABLE OF CONTENTS


                                                   Page
                                                 --------
PROSPECTUS SUMMARY.............................      1

RISK FACTORS...................................      7

SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS...................................     21

USE OF PROCEEDS................................     22

DIVIDEND POLICY................................     23

DILUTION.......................................     24

CAPITALIZATION.................................     26

SELECTED CONSOLIDATED FINANCIAL AND OTHER
  DATA.........................................     28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................     30

BUSINESS.......................................     38

MANAGEMENT.....................................     60

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................     69



                                                   Page
                                                 --------

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
  AND MANAGEMENT...............................     74

DESCRIPTION OF CAPITAL STOCK...................     76

SHARES ELIGIBLE FOR FUTURE SALE................     84

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
  TO NON-UNITED STATES HOLDERS OF COMMON
  STOCK........................................     86

UNDERWRITING...................................     89

NOTICE TO CANADIAN RESIDENTS...................     93

LEGAL MATTERS..................................     94

EXPERTS........................................     94

WHERE YOU CAN FIND MORE INFORMATION............     94

SUMMARY PRO FORMA FINANCIAL STATEMENTS.........    P-1

INDEX TO FINANCIAL STATEMENTS..................    F-1


                               ------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT. THIS DOCUMENT WILL BE AMENDED OR SUPPLEMENTED AFTER THAT DATE TO REFLECT ANY SUBSEQUENT MATERIAL CHANGES DURING THE PROSPECTUS DELIVERY PERIOD SPECIFIED BELOW. FOR ADDITIONAL INFORMATION ABOUT US REQUIRED TO BE FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934, YOU SHOULD VISIT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS BUT DOES NOT CONTAIN ALL INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO INVEST IN OUR COMMON STOCK. REFERENCES TO "WE," "OUR" OR "US" REFER TO UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

OUR BUSINESS

    We own and operate surgery centers and private surgical hospitals in the United States, Spain and the United Kingdom. Surgery centers and private surgical hospitals are facilities in which doctors perform surgeries that do not require extended hospital stays. We refer to our facilities equipped for patient stays of up to 23 hours as surgery centers and our facilities equipped for patient stays of up to 72 hours as private surgical hospitals. We generally seek to acquire and develop our facilities through the formation of strategic relationships with physicians and healthcare systems to access and serve better the communities in our markets. Our operating model allows us to focus on meeting the needs of patients, physicians and payors and is designed to
(1) provide an enhanced quality of care and overall healthcare experience to patients, (2) attract physicians by providing significant administrative, clinical and economic benefits and (3) offer an efficient, low cost alternative to payors.

    Since surgeons and other physicians provide and influence the direction of healthcare worldwide, we have developed our operating model to encourage surgeons and physicians to affiliate with us and to use our facilities. We operate our facilities, structure our strategic relationships and adopt staffing, scheduling and clinical systems and protocols with the goal of increasing physician productivity. We believe that our focus on physician satisfaction, combined with our model of providing high quality healthcare in a friendly and convenient environment for patients, will continue to increase the number of procedures performed at our facilities each year.

    We have ownership interests in 27 surgery centers and one private surgical hospital and manage five additional surgery centers in the United States. Also in the United States, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction and have identified five additional markets for possible acquisition or development projects. In Spain, we own and operate six private surgical hospitals, two surgery centers and one diagnostic facility. In addition, we have a non-binding letter of intent to acquire a private surgical hospital in Seville. In the United Kingdom, we own and operate two private surgical hospitals and are developing a cancer center.


    Our revenues increased 122% to $53.8 million for the three months ended March 31, 2001 from $24.3 million for the three months ended March 31, 2000. In 2000, our revenues increased 97% to $138.4 million from $70.4 million in 1999. Our earnings before interest, taxes, depreciation and amortization, which we refer to in this prospectus as EBITDA, less the minority interests held by other equity holders in our consolidated subsidiaries increased 229% to $11.4 million for the three months ended March 31, 2001 from $3.5 million for the three months ended March 31, 2000. In 2000, our EBITDA less minority interest increased 317% to $19.5 million from $4.7 million in 1999.


    We expect to continue to grow internally, through increasing patient volumes and reimbursement rates, and through the acquisition and development of surgical facilities in existing and selected new markets. We believe our acquisition strategy and operating model position us to capitalize on the increasing demand for our services in each of our markets. The demand for outpatient surgery has grown rapidly in the United States. Outpatient surgeries performed in surgery centers in the United States increased at a compound annual growth rate of approximately 11% from 1990 to 2000 and approximately 8% from 1998 to 2000. Overall growth in this market increased 191% from 2.3 million outpatient surgeries in 1990 to 6.7 million in 2000. Outpatient surgical procedures represented approximately 15% of all surgical procedures performed in the United States in 1980 compared to approximately 70% in 2000. In addition, private healthcare and private health insurance are also emerging in many Western European countries, including those with government funded public healthcare systems. We believe the waiting lists for many surgeries and procedures and restrictions on elective surgeries have created opportunities to establish successful local networks of private healthcare facilities in selected national markets in Western Europe.

OUR BUSINESS STRATEGY

    We believe our business strategy will help us maintain growth and increase market share in each of our markets. The key elements of our strategy are to:

    - ATTRACT AND RETAIN TOP QUALITY SURGEONS AND OTHER PHYSICIANS. Recognizing the importance of physician satisfaction, we operate our facilities and have designed our operating model to encourage physicians to choose our facilities. We have identified and seek to accommodate the key factors in a physician's decision-making process, which we believe include quality of care, patient comfort, streamlined administrative processes, efficient operations and overall opportunity for increased physician productivity.

    - GROW THROUGH SELECTIVE ACQUISITIONS AND DEVELOPMENT OF SURGICAL FACILITIES. We typically target the acquisition or development of surgery centers that perform high volume, non-emergency, lower risk procedures in several medical specialties. These centers require lower capital and operating costs than hospitals. In addition, we will also consider the acquisition of surgical facility companies that fit our overall acquisition profile.

    - PURSUE STRATEGIC RELATIONSHIPS WITH HEALTHCARE SYSTEMS. We believe that developing strategic relationships with healthcare systems that are not operated for the purpose of making a profit, which we refer to as nonprofit healthcare systems, benefits both the healthcare system and us. Our freestanding surgical facilities provide healthcare systems with a way to accommodate the needs of their doctors and patients without requiring significant amounts of their capital or administrative resources. In return, we receive the access to and credibility in new local markets that we need to appeal to physicians, patients and payors and to further our access to potential acquisitions.

    - EXPAND SELECTIVELY IN WESTERN EUROPE. We intend to expand selectively in Spain and the United Kingdom and to enter one or two additional national markets in Western Europe. We intend to continue to acquire and develop private surgical hospitals and surgery centers to meet the growing demand for private healthcare in that region.

    - ENHANCE OPERATING EFFICIENCIES. We use systems and protocols including our proprietary measurement and monitoring system, which we refer to as USPI's EDGE, to enhance operating efficiencies at both existing and newly acquired or developed facilities. We believe that this focus on efficient operations increases our own profitability and encourages physicians to use our facilities by increasing their productivity. In addition, efficient operations are critical to our lower cost model and our competitive advantage in attracting and negotiating with payors.


    Our net losses increased 19% to $8.2 million in 2000 from $6.8 million in 1999. For the three months ended March 31, 2001, we had net income of $0.5 million compared to a net loss of $0.3 million for the three months ended March 31, 2000. Please read "Risk Factors" for a discussion of risks associated with implementing our strategy, including:


    - our need for additional financing to implement our acquisition and development strategy;

    - our dependence on payments from third-party payors;

    - the potential difficulty of integrating the operations of OrthoLink Physicians Corporation, which previously operated independently, with ours; and

    - our significant indebtedness, which could limit our flexibility.

    We were incorporated under the laws of the State of Delaware and began operations on February 27, 1998. Our executive offices are located at 17103 Preston Road, Suite 200 North, Dallas,

Texas 75248, and our telephone number is (972) 713-3500. Our website address is WWW.UNITEDSURGICAL.COM. Information contained on our website does not constitute part of this prospectus.


RECENT DEVELOPMENTS


    On February 19, 2001, we entered into a non-binding letter of intent to acquire Clinica Esperanza de Triana, S.A., a private surgical hospital in Seville, Spain, for total consideration of approximately $20.0 million, which we expect to pay in cash with borrowings under our credit facilities.


    We are also currently in negotiations to acquire a surgery center that we manage in North Texas for total consideration of approximately $12.0 million, which we expect to pay in cash with borrowings under our credit facilities. We have not yet entered into a letter of intent or any definitive agreement with respect to this proposed acquisition. We can give you no assurances that this proposed acquisition or the proposed acquisition of Clinica Esperanza de Triana will be consummated.

                                  THE OFFERING


Common stock offered by us...........................  9,000,000 shares

Common stock to be outstanding after this offering...  22,964,621 shares

Use of proceeds......................................  We estimate that our net proceeds from this offering will be approximately $115.6 million.
                                                       We intend to use these net proceeds to:

                                                       - redeem for $33.4 million all outstanding
                                                       shares of our Series A redeemable preferred
                                                         stock, plus accrued and unpaid dividends;

                                                       - repay approximately $44.1 million of the
                                                         outstanding principal balance, plus accrued
                                                         and unpaid interest, under our credit
                                                         facility with Bank of America, N.A.;

                                                       - repay approximately $35.0 million of the
                                                         outstanding principal balance, plus accrued
                                                         and unpaid interest, under our credit
                                                         facility with Chase Bank of Texas, N.A.; and

                                                       - repay a portion of our other outstanding
                                                         indebtedness using the balance of the
                                                         proceeds.

Proposed Nasdaq Stock Market National Market
    symbol...........................................  "USPI"


Unless we indicate otherwise, all information in this prospectus:

    - assumes no exercise of the over-allotment option granted to the underwriters;


    - assumes the conversion into our common stock of each outstanding share of our Class A and Class B common stock and Series C convertible preferred stock and of our convertible subordinated note with Baylor Health Care System Foundation as of April 30, 2001;


    - assumes the exchange of our 7% senior subordinated notes for shares of Series D redeemable preferred stock; and

    - gives effect to a one-for-three reverse stock split of our outstanding shares of common stock to be effected prior to the completion of this offering.

Unless we indicate otherwise, all information in this prospectus excludes:

    - 1,973,414 shares of common stock issuable upon the exercise of outstanding stock options granted by us with exercise prices ranging from $2.55 to $25.41 per share and a weighted average exercise price of $10.68 per share;


    - 300,000 shares of common stock issuable upon the exercise of outstanding warrants issued by us with exercise prices ranging from $0.03 to $12.00 per share and a weighted average exercise price of $1.35 per share; and



    - 5,617,254 shares reserved for issuance under our stock option plans and employee stock purchase plan.



If the over-allotment option is exercised in full, we will sell an additional 1,350,000 shares in this offering.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table summarizes the consolidated statement of operations and consolidated balance sheet data for our business. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The comparability of the financial and other data included in the table is affected by the acquisition of OrthoLink on February 12, 2001 and of Aspen Healthcare Holdings Limited on April 6, 2000 as well as other acquisitions completed since our inception. For a more detailed explanation of this financial data, see "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary Pro Forma Financial Statements" and the consolidated financial statements and related notes included elsewhere in this prospectus.


    The unaudited pro forma as adjusted consolidated statement of operations data give effect to:



    - our acquisition of OrthoLink Physicians Corporation as if it had occurred on January 1, 2000:



    - the conversion of our Class A and Class B common stock, Series C convertible preferred stock and convertible subordinated note with Baylor into shares of our common stock;



    - the exchange of our 7% senior subordinated notes for shares of our Series D redeemable preferred stock;



    - the sale of 9,000,000 shares of our common stock in this offering at an assumed initial public offering price of $14.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and our estimated offering expenses and the application of the net proceeds to repay outstanding indebtedness and to redeem each outstanding share of our Series A redeemable preferred stock; and



    - for the year ended December 31, 2000 only, our acquisition of Aspen Healthcare Holdings Limited as if it had occurred on January 1, 2000.



    The unaudited pro forma balance sheet data give effect to:



    - the conversion of our Class A and Class B common stock, Series C convertible preferred stock and convertible subordinated note with Baylor into shares of our common stock;



    - the exchange of our 7% senior subordinated notes for shares of our Series D redeemable preferred stock; and



    - the sale of 9,000,000 shares of our common stock in this offering and the application of the net proceeds from the sale as more fully described above.


See "Summary Pro Forma Financial Statements." For an explanation of the number of shares used to compute basic and diluted net income (loss) per share, see note 13 of the notes to our consolidated financial statements included in this prospectus.

    EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies. In this prospectus, EBITDA less minority interest refers to our EBITDA less the interest in pretax earnings of our consolidated subsidiaries held by other minority equity holders in our consolidated subsidiaries.

                                        PERIOD
                                         FROM
                                     FEBRUARY 27,
                                         1998             YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                      (INCEPTION)    ---------------------------------   ---------------------------------------
                                        THROUGH                             PRO FORMA                                 PRO FORMA
                                     DECEMBER 31,                          AS ADJUSTED                               AS ADJUSTED
                                         1998          1999       2000        2000          2000          2001          2001
                                     -------------   --------   --------   -----------   -----------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues.....................     $20,572      $70,413    $138,408    $193,651       $24,266       $53,838       $58,539
Operating expenses excluding
  depreciation and amortization....      22,788       65,634     116,621     162,644        20,565        40,984        44,177
Depreciation and amortization......       2,015        7,875      14,138      21,594         2,253         5,590         6,234
                                        -------      -------    --------    --------       -------       -------       -------
Operating income (loss)............      (4,231)      (3,097)      7,649       9,413         1,448         7,264         8,128
Other income (expense):
    Interest income................         722          329         912         912            74           263           263
    Interest expense...............        (497)      (3,144)    (12,540)    (11,055)       (1,313)       (4,794)       (3,503)
    Other income (expense).........        (246)        (362)       (782)       (782)            9           (16)          (16)
                                        -------      -------    --------    --------       -------       -------       -------
Income (loss) before minority
  interest.........................      (4,252)      (6,275)     (4,761)     (1,512)          218         2,717         4,872
Minority interest in (income) loss
  of consolidated subsidiaries.....          23         (118)     (2,332)     (2,373)         (236)       (1,436)       (1,519)
Net income (loss)..................     $(3,928)     $(6,844)   $ (8,163)   $ (7,977)      $  (329)      $   521       $ 1,995
Net income (loss) attributable to
  common stockholders(a)...........      (4,356)      (8,540)    (14,134)    (12,871)       (3,553)         (392)        1,495
Net income (loss) per share
  attributable to common
  stockholders:
    Basic..........................     $ (1.29)     $ (1.17)   $  (1.80)   $  (0.57)      $ (0.48)      $ (0.04)      $  0.07
    Diluted........................       (1.29)       (1.17)      (1.80)      (0.57)        (0.48)        (0.04)         0.06
Weighted average number of common
  shares outstanding and common
  equivalent shares:
    Basic..........................       3,366        7,308       7,850      22,476         7,343        10,130        22,947
    Diluted........................       3,366        7,308       7,850      22,476         7,343        10,130        23,776
OTHER DATA:
EBITDA.............................     $(2,216)     $ 4,778    $ 21,787    $ 31,007       $ 3,701       $12,854       $14,362
EBITDA as a % of revenue...........       (10.8)%        6.8 %      15.7%       16.0%         15.3%         23.9%         24.5%
EBITDA less minority interest......     $(2,193)     $ 4,660    $ 19,455    $ 28,634       $ 3,465       $11,418       $12,843
Number of facilities operated as of
  the end of period................          17           28          35          44            31            45            45


------------------

(a) Includes preferred stock dividends of $428,050, $1,695,803, $5,971,120, $3,223,950 and $913,125 for the period from February 27, 1998 (inception) through December 31, 1998, the year ended December 31, 1999, the year ended December 31, 2000, the three months ended March 31, 2000 and the three months ended March 31, 2001, respectively.


                                                                        AS OF
                                                                   MARCH 31, 2001
                                                              -------------------------
                                                                ACTUAL       PRO FORMA
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................   $(33,155)     $ 11,034
Total assets................................................    456,301       456,301
Total long-term debt........................................    247,348       141,869
Redeemable preferred stock..................................     33,404        20,120
Total stockholders' equity..................................     89,990       208,842

                                  RISK FACTORS

    THE VALUE OF AN INVESTMENT IN UNITED SURGICAL PARTNERS INTERNATIONAL, INC. WILL BE SUBJECT TO THE SIGNIFICANT RISKS INHERENT IN OUR BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

RISKS RELATING TO OUR BUSINESS

WE DEPEND ON PAYMENTS FROM THIRD-PARTY PAYORS, INCLUDING GOVERNMENT HEALTHCARE PROGRAMS. IF THESE PAYMENTS ARE REDUCED, OUR OPERATING INCOME WILL DECREASE.

    We are dependent upon private and governmental third-party sources of payment for the services provided to patients in our surgery centers and private surgical hospitals. The amount of payment a surgery center or private surgical hospital receives for its services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare and Medicaid regulations and the cost containment and utilization decisions of third-party payors. We derived approximately 19% and 18% of our domestic revenues in 1999 and 2000, respectively, from U.S. government healthcare programs, including Medicare and Medicaid. In addition, we derived approximately 72% of our domestic revenues in both 1999 and 2000 from private third party payors. In 2000, we derived approximately 2% and 10% of our revenues from governmental payors, and 66% and 67% of our revenues from private third-party payors, in the United Kingdom and Spain, respectively. This revenue is a result of referrals of patients to our hospitals by the national health system. We have no control over the number of patients that are referred to the private sector annually. Fixed fee schedules, capitation payment arrangements, exclusion from participation in managed care programs or other factors affecting payments for healthcare services over which we have no control could cause a reduction in our revenues in the future.

IF WE ARE UNABLE TO ACQUIRE AND DEVELOP ADDITIONAL SURGERY CENTERS OR PRIVATE SURGICAL HOSPITALS ON FAVORABLE TERMS, WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION AND DEVELOPMENT STRATEGY, WHICH COULD LIMIT OUR FUTURE GROWTH.

    Our strategy is to increase our revenues and earnings by continuing to acquire surgical facility companies, groups of surgical facilities and individual surgical facilities and to develop additional surgical facilities. Our efforts to execute our acquisition and development strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisition and development transactions. We are currently evaluating potential acquisitions and development projects and expect to continue to evaluate acquisitions and development projects in the foreseeable future. The surgical facilities we develop typically incur losses during the first six to 12 months of operation and, unless and until their case loads grow, they generally experience lower total revenues and operating margins than established surgical facilities. We expect that our development candidates will experience similar losses and lower revenues and operating margins. Historically, each of our newly developed facilities has generated positive cash flow within the first
12 months of operations. We may not be successful in acquiring other companies or additional surgical facilities, developing surgical facilities or achieving satisfactory operating results at acquired or newly developed facilities. Further, the companies or assets we acquire in the future may not ultimately produce returns that justify our related investment. If we are not able to execute our acquisition and development strategy, our ability to increase revenues and earnings through future growth would be impaired.

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IF WE INCUR MATERIAL LIABILITIES AS A RESULT OF ACQUIRING COMPANIES OR SURGICAL
FACILITIES, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

    Although we seek indemnification from prospective sellers covering unknown or contingent liabilities, we may acquire companies and surgical facilities that have material liabilities for failure to comply with healthcare laws and regulations or other past activities. Although we maintain professional and general liability insurance, we do not currently maintain insurance specifically covering any unknown or contingent liabilities that may occur after the acquisition of companies and surgical facilities. If we incur these liabilities and are not indemnified or insured for them, our operating results and financial condition could be adversely affected.

IF WE DO NOT HAVE SUFFICIENT CAPITAL RESOURCES FOR OUR ACQUISITION AND DEVELOPMENT STRATEGY, OUR GROWTH WILL BE LIMITED.

    We will need capital to acquire other companies and to acquire, develop, integrate, operate and expand surgery centers and private surgical hospitals. We may finance future acquisition and development projects through debt or equity financings and may use shares of our capital stock for all or a portion of the consideration to be paid in acquisitions. To the extent that we undertake these financings or use capital stock as consideration, our stockholders may experience future ownership dilution. In the event that our common stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept our common stock as all or part of the consideration, we may be required to use more of our cash resources, if available, or to rely solely on additional financing arrangements to pursue our acquisition and development strategy. During 2000, we generated $11.0 million of cash flows from operating activities. We expect that our cash flows from operations will continue to increase as our operations mature. Further, we expect that these cash flows from operations, existing funds and borrowings under our credit facilities will be sufficient to fund our operations through the one-year period following this offering. However, we may not have sufficient capital resources or be able to obtain financing on terms acceptable to us for our acquisition and development strategy, which would limit our growth.

IF WE ARE UNABLE TO MANAGE GROWTH, WE MAY BE UNABLE TO ACHIEVE OUR GROWTH STRATEGY.

    We have acquired all of our surgery centers and private surgical hospitals since February 1998. Our acquisition of OrthoLink was completed in February 2001. We expect to continue to expand our operations in the future. As a new company, our rapid growth has placed, and will continue to place, increased demands on our management, operational and financial information systems and other resources. Further expansion of our operations will require substantial financial resources and management attention. To accommodate our past and anticipated future growth, and to compete effectively, we will need to continue to implement and improve our management, operational and financial information systems and to expand, train, manage and motivate our workforce. Our personnel, systems, procedures or controls may not be adequate to support our operations in the future. Further, focusing our financial resources and management attention on the expansion of our operations may negatively impact our financial results. Any failure to implement and improve our management, operational and financial information systems, or to expand, train, manage or motivate our workforce, could reduce or prevent our growth.

WE DEPEND ON OUR RELATIONSHIPS WITH HEALTHCARE SYSTEMS. IF WE ARE NOT ABLE TO MAINTAIN OR RENEW OUR STRATEGIC ALLIANCES WITH THESE HEALTHCARE SYSTEMS, OR ENTER INTO NEW ALLIANCES, WE MAY BE UNABLE TO IMPLEMENT OUR BUSINESS STRATEGIES SUCCESSFULLY.

    We currently have strategic alliances with Baylor Health Care System, Meridian Health System and Mt. Sinai Health System. Our most material strategic alliance is with Baylor. The Baylor and Meridian strategic alliances currently operate surgery centers and the Mt. Sinai strategic alliance is awaiting

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approval from New York regulatory authorities. Our domestic business depends in part upon the efforts and success of Baylor and the strength of our alliance with Baylor. Our business could be adversely affected by any damage to Baylor's reputation or to our alliance with Baylor. Our alliance agreement with Baylor does not have an expiration date but may be terminated with the mutual consent of both parties, if the joint venture is determined to be illegal due to a change in laws or regulations or upon stated changes in control of our company. We may not be able to maintain or renew our existing alliance agreement with Baylor on terms and conditions favorable to us or enter into alliances with additional healthcare systems. If we are unable to maintain and renew our existing strategic alliance with Baylor on terms favorable to us or enter into alliances with additional healthcare systems, we may be unable to implement our business strategies successfully.

WE DEPEND ON OUR RELATIONSHIPS WITH THE PHYSICIANS WHO USE OUR FACILITIES. OUR ABILITY TO PROVIDE MEDICAL SERVICES AT OUR FACILITIES WOULD BE IMPAIRED AND OUR REVENUES REDUCED IF WE ARE NOT ABLE TO MAINTAIN THESE RELATIONSHIPS.

    Our business depends upon the efforts and success of the physicians who provide medical services at our facilities and the strength of our relationships with these physicians. Our revenues would be reduced if we lost our relationship with a key physician or group of physicians or the physician or group reduces his or its use of our facilities. In addition, any failure of these physicians to maintain the quality of medical care provided or to otherwise adhere to professional guidelines at our surgical facilities or any damage to the reputation of a key physician or group of physicians could damage our reputation, subject us to liability and significantly reduce our revenues. For example, in five of the surgery centers we acquired from OrthoLink, a group of physicians at each surgery center generate the majority of the cases performed at the surgery center. If we fail to maintain our relationships with these physicians, the revenues of these five surgery centers, in particular, and our revenues, in general, would be reduced.

OUR EUROPEAN OPERATIONS, WHICH WE PLAN TO EXPAND, ARE SUBJECT TO UNIQUE RISKS. IF ANY OF THESE EVENTS ACTUALLY OCCUR, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

    Our international operations are located in Spain and the United Kingdom. In 2000, approximately 42% of our revenues were generated from operations in Spain, 39% from the United States and 19% from the United Kingdom. For 1999 and 1998, respectively, these percentages were 67% and 91% for Spain and 33% and 9% for the United States. We did not have operations in the United Kingdom before April 2000. We expect that revenue from our European operations will continue to account for a significant percentage of our total revenue. We have a non-binding letter of intent to acquire a private surgical hospital in Seville, Spain and we may pursue additional acquisitions in Spain, the United Kingdom and other countries in Western Europe. Expansion of our European operations will require substantial financial resources and management attention. This focus of financial resources and management attention could have an adverse effect on our financial results. Our European operations are subject, and as they continue to develop may become increasingly subject, to risks such as:

    - competition with government-sponsored healthcare systems;

    - unforeseen changes in foreign regulatory requirements or domestic regulatory requirements affecting our foreign operations;

    - identifying, attracting, retaining and working successfully with qualified local management;

    - difficulties in staffing and managing geographically and culturally diverse, multinational operations; and

    - the possibility of an economic downturn in the Western European countries in which we operate, which could adversely affect the ability or willingness of employers and individuals in these countries to purchase private health insurance.

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These or other factors could have a material adverse effect on our ability to successfully operate in Europe.

IF WE ARE NOT SUCCESSFUL IN INTEGRATING THE OPERATIONS OF ORTHOLINK WITH OUR OWN, WE MAY NOT REALIZE THE POTENTIAL BENEFITS OF OUR ACQUISITION OF ORTHOLINK.

    Our recent acquisition of OrthoLink requires the integration of two companies that previously operated independently. If we are not able to integrate the two companies' operations and personnel in a timely and efficient manner, then the potential benefits of the transaction may not be realized. Further, any delays or unexpected costs incurred in connection with the integration could have a material adverse effect on our operations and earnings. In particular, if the operations and personnel of the two companies are not compatible, if we experience the loss of key personnel or if the effort devoted to the integration of the two companies diverts significant management or other resources from other operational activities, our ability to increase revenues and earnings through growth could be impaired.

OUR SIGNIFICANT INDEBTEDNESS COULD LIMIT OUR FLEXIBILITY.


    We are substantially leveraged and will continue to have significant indebtedness following this offering. As of March 31, 2001, on a pro forma basis after giving effect to the use of the estimated net proceeds of this offering, we would have had total long term debt of approximately $141.9 million, or approximately 38% of our total capitalization. Our acquisition and development program requires substantial capital resources, estimated to range from $25.0 to $35.0 million per year over the next three years, and the operation of our existing surgical facilities requires ongoing capital expenditures. We currently have a $45.0 million revolving credit agreement with Bank of America and a $35.0 million revolving credit agreement with Chase, both of which have limited available borrowing capacity. The Bank of America credit facility matures on December 28, 2001 and the Chase credit facility matures on June 30, 2002. Borrowings under both facilities become due upon consummation of this offering. Additionally, we were not in compliance with two of our debt covenants at December 31, 2000 and one of our debt covenants at March 31, 2001 with one of our commercial lenders. The lender waived our compliance with the debt covenants as of December 31, 2000 and agreed to amend one of the covenants effective
March 31, 2001. We were in compliance with these covenants, as amended, at March 31, 2001 and we believe that it is probable that we will be in compliance with these covenants at future determination dates; however, if we are unable to satisfy these covenants, we will be required to obtain additional financing.



    We will need to incur additional indebtedness to fund future acquisitions, developments and capital expenditures. We are in discussions with lenders to enter into a $50.0 million revolving credit facility to replace our Bank of America and Chase credit facilities upon consummation of this offering. However, we may be unable to obtain sufficient financing on terms satisfactory to us, or at all. As a result, our acquisition and development activities would have to be curtailed or eliminated and our financial results would be adversely affected.


    The degree to which we are leveraged could have other important consequences to you, including the following:

    - we must dedicate a substantial portion of our cash flows from operations to the payment of principal and interest on our indebtedness, reducing the funds available for our operations;

    - a portion of our borrowings are at variable rates of interest, making us vulnerable to increases in interest rates;

    - we may be more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

                                       10
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    - our degree of leverage may make us more vulnerable to a downturn in our business or the economy generally; and

    - the terms of our existing credit arrangements contain, and we expect that our new credit facility will contain, numerous financial and other restrictive covenants, including restrictions on paying dividends, incurring additional indebtedness and selling assets.

OUR REVENUES MAY BE REDUCED BY PENDING CHANGES IN THE SYSTEM OF PAYING FOR OUTPATIENT SURGICAL PROCEDURES UNDER THE MEDICARE PROGRAM.

    Medicare's system of paying for covered procedures performed in a surgery center may change in the near future. On June 12, 1998, the Department of Health and Human Services proposed major revisions to the surgery center payment methodology. The proposed rule would increase the number of surgical procedure payment groups from eight to 105 and the number of procedures covered by the Medicare program from 2,280 to 2,499. All of the procedures that are paid at a particular rate would constitute a payment group. Therefore, each of the 2,499 procedures would be paid at one of the 105 prospectively determined payment rates. The recently enacted Medicare, Medicaid and SCHIP Benefits and Improvement and Protection Act of 2000 prohibits the Department of Health and Human Services from implementing the proposed surgery center methodology before January 1, 2002.

    According to the Health Care Financing Administration, the payment rate for virtually every covered procedure performed in a surgery center would change under the proposed revisions to the payment methodology, with some procedures receiving a lower rate and others receiving a higher rate than they do currently. The Health Care Financing Administration has estimated that the proposed payment rates would reduce Medicare payments to surgery centers, in the aggregate, by 2% from current spending levels.

    During 1999 and 2000, approximately 6% to 7% of our revenues were attributable to Medicare and Medicaid payments. The changes discussed above could reduce our Medicare revenues, depending on the volume and type of procedures performed at a particular facility.

IF WE ARE UNABLE TO NEGOTIATE CONTRACTS AND MAINTAIN SATISFACTORY RELATIONSHIPS WITH MANAGED CARE ORGANIZATIONS OR OTHER THIRD-PARTY PAYORS, OUR REVENUES MAY DECREASE.

    Our competitive position has been, and will continue to be, affected by initiatives undertaken during the past several years by major domestic purchasers of healthcare services, including federal and state governments, insurance companies and employers, to revise payment methods and monitor healthcare expenditures in an effort to contain healthcare costs. As a result of these initiatives, managed care companies such as health maintenance and preferred provider organizations, which offer prepaid and discounted medical service packages, represent a growing segment of healthcare payors, the effect of which has been to reduce domestic healthcare facility revenue growth. Similarly, in the United Kingdom, most patients at private surgical hospitals have private healthcare insurance, either paid for by the patient or received as part of their employment compensation. In 2000, approximately 69% of our total revenues were attributable to patients with private insurance. The majority of our revenues in the United Kingdom are attributable to patients with private insurance. Our private surgical hospitals in the United Kingdom contract with healthcare insurers on an annual basis to provide services to insured patients.

    In Spain, the majority of our revenues are attributable to patients with private insurance. Our private surgical hospitals in Spain contract with healthcare insurers on an annual basis to provide services to insured patients. In addition, our Spanish hospitals contract with the Spanish public healthcare system, which awards contracts based on a hospital's satisfaction of specified criteria. Currently, we have five contracts with the Spanish public healthcare system. The Spanish public healthcare system has the right to give priority to hospitals owned by nonprofit entities if the efficiency, quality and cost conditions of these entities are comparable to those of for profit hospitals. Our

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contracts with the Spanish public healthcare system typically have a term of less than one year and are renewable at the sole discretion of the Spanish public healthcare system. As the majority of our revenues in Spain are derived from private insurance companies, the annual negotiation of price increases is very important to the profitability of our hospitals. Any termination of an existing third-party contract could result in a significant loss of revenues and could have a material adverse effect on us.

    As an increasing percentage of domestic patients become subject to healthcare coverage arrangements with managed care payors, we believe that our success will continue to depend upon our ability to negotiate favorable contracts on behalf of our facilities with managed care organizations, employer groups and other private third-party payors. If we are unable to enter into these arrangements on satisfactory terms in the future we could be adversely affected. Many of these payors already have existing provider structures in place and may not be able or willing to change their provider networks. Similarly, if we fail to negotiate contracts with healthcare insurers in the United Kingdom and Spain on favorable terms, or if we fail to remain on insurers' networks of approved hospitals, it could have a material adverse effect on us. We could experience a material adverse effect to our operating results and financial condition as a result of the termination of existing third-party payor contracts.

EFFORTS TO REGULATE THE CONSTRUCTION, ACQUISITION OR EXPANSION OF HEALTHCARE FACILITIES COULD PREVENT US FROM ACQUIRING ADDITIONAL SURGERY CENTERS OR PRIVATE SURGICAL HOSPITALS, RENOVATING OUR EXISTING FACILITIES OR EXPANDING THE BREADTH OF SERVICES WE OFFER.

    Some states in the United States require prior approval for the construction, acquisition or expansion of healthcare facilities or expansion of the services they offer. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. In Alabama, Georgia, Tennessee and New York, we are required to obtain certificates of need for capital expenditures exceeding a prescribed amount, changes in bed capacity or services offered and various other matters. Other states in which we now or may in the future operate may adopt similar legislation. Our costs of obtaining a certificate of need have ranged from $250,000 to $500,000. Spain also requires prior approval of the construction or expansion of healthcare facilities. In addition, private surgical hospitals in Spain must obtain a number of licenses, including a license to operate a pharmacy or to perform tests using radioactive materials. Although we have not previously been denied a certificate of need, we may not be able to obtain the certificates of need or other required approvals for additional or expanded facilities or services in the future. In addition, at the time we acquire a facility, we may agree to replace or expand the acquired facility. If we are unable to obtain required approvals, we may not be able to acquire additional surgery centers or private surgical hospitals, expand healthcare services we provide at these facilities or replace or expand acquired facilities.

NEW FEDERAL AND STATE LEGISLATIVE AND REGULATORY INITIATIVES RELATING TO PATIENT PRIVACY COULD REQUIRE US TO EXPEND SUBSTANTIAL SUMS ACQUIRING AND IMPLEMENTING NEW INFORMATION SYSTEMS, WHICH COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

    There are currently numerous legislative and regulatory initiatives at the U.S. state and federal levels addressing patient privacy concerns. In particular, the Health Insurance Portability and Accountability Act of 1996 contains provisions that may require us to acquire and implement expensive new computer systems and to adopt business procedures designed to protect the privacy of each of our patient's individual health information. On December 28, 2000, the Department of Health and Human Services released the final health privacy regulations, which generally require compliance within two years. These regulations are expected to have a financial impact on the healthcare industry because they impose extensive new requirements and restrictions on the use and disclosure of identifiable patient information. Although we estimate the total cost of these systems and procedures to be $175,000, we cannot predict the total financial or other impact of these regulations on our business and compliance with these regulations could require us to spend substantial sums, which could negatively

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impact our financial results. We believe that we are in material compliance with existing state and federal regulations relating to patient privacy. However, if we fail to comply with the newly released regulations, we could suffer civil penalties up to $25,000 per calendar year for each violation and criminal penalties with fines up to $250,000.

IF WE FAIL TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

    We are subject to many laws and regulations at the federal, state and local government levels in the domestic and European jurisdictions in which we operate. These laws and regulations require that our healthcare facilities meet various licensing, certification and other requirements, including those relating to:

    - physician ownership of our domestic facilities;

    - the adequacy of medical care, equipment, personnel, operating policies and procedures;

    - maintenance and protection of records; and

    - environmental protection.

    We believe that we are in material compliance with applicable laws and regulations. However, if we fail or have failed to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored healthcare programs. A number of initiatives have been proposed during the past several years to reform various aspects of the healthcare system, both domestically and in the European jurisdictions in which we operate. In the future, different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. Current or future legislative initiatives or government regulation may have a material adverse effect on our operations or reduce the demand for our services.

    In pursuing our growth strategy, we may expand our presence into new geographic markets, including additional foreign countries. In entering a new geographic market, we will be required to comply with laws and regulations of jurisdictions that may differ from those applicable to our current operations. If we are unable to comply with these legal requirements in a cost-effective manner, we may be unable to enter new geographic markets.

IF A FEDERAL OR STATE AGENCY ASSERTS A DIFFERENT POSITION OR ENACTS NEW LAWS OR REGULATIONS REGARDING ILLEGAL REMUNERATION UNDER THE MEDICARE OR MEDICAID PROGRAMS, WE MAY BE SUBJECT TO CIVIL AND CRIMINAL PENALTIES, EXPERIENCE A SIGNIFICANT REDUCTION IN OUR REVENUES OR BE EXCLUDED FROM PARTICIPATION IN THE MEDICARE AND MEDICAID PROGRAMS.

    The federal Anti-Kickback Statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid, or any other federally funded healthcare program. Additionally, the Anti-Kickback Statute prohibits any form of remuneration in return for purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the Anti-Kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 and civil penalties of up to $50,000 for each violation, plus three times the remuneration involved or the amount claimed and exclusion from participation in the Medicare and Medicaid programs. The exclusion, if applied to our surgery centers or private surgical hospitals, could result in significant reductions in our revenues which could have a material adverse effect on our business.

                                       13
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    In July 1991, the Department of Health and Human Services issued final regulations defining various "safe harbors." Two of the safe harbors issued in 1991 apply to business arrangements similar to those used in connection with our surgery centers and private surgical hospitals: the "investment interest" safe harbor and the "personal services and management contracts" safe harbor. However, the structure of the limited partnerships and limited liability companies operating our surgery centers and private surgical hospitals, as well as our various business arrangements involving physician group practices, do not satisfy all of the requirements of either safe harbor. Therefore, our business arrangements with our surgery centers, private surgical hospitals and physician groups do not qualify for "safe harbor" protection from government review or prosecution under the Anti-Kickback Statute. Since there is no legal requirement that transactions with referral sources fit within a safe harbor, a business arrangement that does not substantially comply with the relevant safe harbor is not necessarily illegal under the Anti-Kickback Statute.

    On November 19, 1999, the Department of Health and Human Services promulgated final regulations creating additional safe harbor provisions, including a safe harbor that applies to physician ownership of or investment interests in surgery centers. The surgery center safe harbor protects four types of investment arrangements: (1) surgeon-owned surgery centers;
(2) single-specialty surgery centers; (3) multi-specialty surgery centers; and
(4) hospital/physician surgery centers. Each category has its own requirements with regard to what type of physician may be an investor in the surgery center. In addition to the physician investor, the categories permit an "unrelated" investor, who is a person or entity that is not in a position to provide items or services related to the surgery center or its investors. Our business arrangements with our surgery centers typically consist of one of our subsidiaries being an investor in each limited partnership or limited liability company that owns the surgery center, in addition to providing management and other services to the surgery center. As a result, these business arrangements do not comply with all the requirements of the surgery center safe harbor, and, therefore, are not immune from government review or prosecution.

    Although we believe that our business arrangements do not violate the Anti-Kickback Statute, a government agency or a private party may assert a contrary position. Additionally, new domestic federal or state laws may be enacted that would cause our relationships with the physician investors to become illegal or result in the imposition of penalties against us or our facilities. If any of our business arrangements with physician investors were deemed to violate the Anti-Kickback Statute or similar laws, or if new domestic federal or state laws were enacted rendering these arrangements illegal, our business could be adversely affected.

IF PHYSICIAN SELF-REFERRAL LAWS ARE INTERPRETED DIFFERENTLY OR IF OTHER LEGISLATIVE RESTRICTIONS ARE ISSUED, WE COULD INCUR A SIGNIFICANT LOSS OF REIMBURSEMENT REVENUES.

    The U.S. federal physician self-referral law, commonly referred to as the Stark Law, prohibits a physician from making a referral for a designated health service to an entity if the physician or a member of the physician's immediate family has a financial relationship with the entity. The original Stark Law, commonly known as Stark I, only addressed referrals involving clinical laboratory services. However, in 1995 additional legislation, commonly known as Stark II, expanded the ban on self-referrals by adding the following services to the definition of "designated health services": physical therapy services; occupational therapy services; radiology services; radiation therapy services and supplies; durable medical equipment and supplies; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics, and prosthetic devices and supplies; home health services; outpatient prescription drugs; and inpatient and outpatient hospital services.

    The Department of Health and Human Services issued a portion of the Stark II final rule, which it called "Phase I," on January 4, 2001. The Phase I regulations, which are generally scheduled to take effect on January 4, 2002, address some of the ownership and investment interest exceptions and compensation arrangement exceptions found in the Stark Law. Phase II of the final rule will address, among other things, any comments made in response to the Phase I final rule, the remaining ownership and investment interest exceptions and compensation arrangement exceptions, the reporting

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requirements, sanctions and the Stark Law's application to the Medicaid program.
Under current regulations interpreting Stark I and under the Phase I regulations, services that would otherwise constitute designated health services, but that are paid by Medicare as part of the surgery center payment rate, are not designated health services for purposes of the Stark Law.

    In addition, we believe that physician ownership of surgery centers is not prohibited by similar self-referral statutes enacted at the state level. However, the Stark Law and similar state statutes are subject to different interpretations with respect to many important provisions. Violations of these self-referral laws may result in substantial civil or criminal penalties, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Exclusion of our surgery centers or private surgical hospitals from these programs through future judicial or agency interpretation of existing laws or additional legislative restrictions on physician ownership or investments in healthcare entities could result in significant loss of reimbursement revenues.

    In Spain, there is legislation which prohibits physicians who have contracted with the Spanish public healthcare system on an exclusive basis from rendering services in a private hospital. Spanish legislation also prohibits physicians rendering services within the Spanish public healthcare system on a non-exclusive basis from rendering services to Spanish public healthcare system patients in private hospitals such as ours. Violations of these laws could result in administrative fines or termination of our alliance with the Spanish public healthcare system. If the physicians who use our Spanish facilities violate these regulations and their or our contracts are terminated with the Spanish public healthcare system, preventing them from continuing to use our facilities, we could experience a significant loss of revenues in Spain.

IF LAWS GOVERNING THE CORPORATE PRACTICE OF MEDICINE CHANGE, WE MAY BE REQUIRED TO RESTRUCTURE SOME OF OUR DOMESTIC RELATIONSHIPS WHICH MAY RESULT IN SIGNIFICANT COSTS TO US AND DIVERT OTHER RESOURCES.

    The laws of various domestic jurisdictions in which we operate or may operate in the future do not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. We are not required to obtain a license to practice medicine in any jurisdiction in which we own or operate a surgery center or private surgical hospital because our facilities are not engaged in the practice of medicine. The physicians who utilize our facilities are individually licensed to practice medicine. In most instances, the physicians and physician group practices performing medical services at our facilities do not have investment or business relationships with us other than through the physicians' ownership interests in the partnerships or limited liability companies that own and operate our facilities and the service agreements we have with some of those physicians.

    As a result of our acquisition of OrthoLink, we provide management services to a number of physicians and physician group practices affiliated with OrthoLink. Although we believe that our arrangements with these and other physicians and physician group practices comply with applicable laws, a government agency charged with enforcement of these laws, or a private party, might assert a contrary position. If our arrangements with these physicians and physician group practices were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws are enacted rendering our arrangements illegal, we may be required to restructure these arrangements, which may result in significant costs to us and divert other resources.

IF OUR DESIGNEES FOR OWNERSHIP AT NEW YORK FACILITIES ARE NOT APPROVED OR IF OUR OPERATIONS IN NEW YORK ARE FOUND TO NOT BE IN COMPLIANCE WITH NEW YORK LAW, WE MAY BE UNABLE TO CONTINUE OR EXPAND OUR OPERATIONS IN NEW YORK.

    New York law requires that corporations have natural persons as stockholders in order to be approved by the New York Department of Health as licensed healthcare facilities. Accordingly, we are not able to own interests in a partnership or limited liability company that owns an interest in a New York healthcare facility and may only operate a facility in New York if our designee for ownership of the facility is approved by the New York Department of Health. The New York Department of Health may determine that our relationship with our designee for ownership of the Day-Op Center of Long Island, Dr. Vincent DiGregorio, is not in compliance with New York law. New York law also prohibits any unauthorized delegation of management authority by a licensed healthcare facility. The law does permit a licensed facility to obtain various services from non-licensed entities; however, it is not clear what types of delegation constitute a violation. New York regulatory authorities may not approve our agreement for a strategic relationship with Mt. Sinai Health System. Although we believe that our operations and relationships in New York are in compliance with these New York laws, if New York regulatory authorities or a third party asserts a contrary position, we may be unable to continue or expand our operations in New York.

IF DOMESTIC REGULATIONS CHANGE, WE MAY BE OBLIGATED TO PURCHASE SOME OR ALL OF THE OWNERSHIP INTERESTS OF THE PHYSICIANS AFFILIATED WITH US.

    Upon the occurrence of various fundamental regulatory changes, we will be obligated to purchase some or all of the ownership interests of the physicians affiliated with us in the limited partnerships or limited liability companies that own and operate our surgery centers and private surgical hospitals. The regulatory changes that could create this obligation include changes that:

    - make illegal the referral of Medicare or other patients to our surgical facilities by physicians affiliated with us;

    - create the substantial likelihood that cash distributions from the limited partnerships or limited liability companies through which we operate our surgical facilities to physicians affiliated with us would be illegal; or

    - make illegal the ownership by the physicians affiliated with us of interests in the partnerships or limited liability companies through which we own and operate our surgical facilities.

At this time, we are not aware of any regulatory amendments or proposed changes that would trigger this obligation. Some of our limited partnership and limited liability company agreements allow us to use shares of our common stock as consideration for the purchase of a physician's ownership interest. The use of shares of our common stock for that purpose would dilute the ownership interests of our common stockholders. In the event that we are required to purchase all of the physicians' ownership interests and our common stock does not maintain a sufficient valuation, we could be required to use our cash resources for the acquisitions, the total cost of which we estimate to be up to $40 million. Our existing capital resources would not be sufficient for us to meet this obligation. The creation of these obligations and the possible termination of our affiliation with these physicians could have a material adverse effect on us.

IF WE BECOME SUBJECT TO SIGNIFICANT LEGAL ACTIONS, WE COULD BE SUBJECT TO SUBSTANTIAL UNINSURED LIABILITIES.

    In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. We do not employ any of the physicians who conduct surgical procedures at our facilities and the governing documents of each of our surgery centers require physicians who conduct surgical procedures at our surgery centers to maintain stated amounts of insurance. Additionally, to protect us from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. Currently, in the United States, we maintain professional liability insurance that provides coverage on a claims made basis of $1.0 million per incident and $3.0 million in annual aggregate amount per facility. We also maintain general liability insurance coverage of $1.0 million per occurrence and $2.0 million in annual aggregate amount per facility, as well as business interruption insurance and property damage insurance. In addition, we maintain umbrella liability insurance in the aggregate amount of $10.0 million. In the

United Kingdom, we maintain general public insurance in the amount of $5.0 million, malpractice insurance in the amount of $3.0 million and property and business interruption insurance. In Spain, we maintain property damage insurance in the amount of $30.0 million and general liability insurance coverage of $550,000 per accident and victim per year per facility and $2.2 million at the group level. However, our insurance coverage may not cover all claims against us or continue to be available at a cost allowing us to maintain adequate levels of insurance. If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, we could be adversely affected.

IF WE ARE UNABLE TO EFFECTIVELY COMPETE FOR PHYSICIANS, STRATEGIC RELATIONSHIPS, ACQUISITIONS AND MANAGED CARE CONTRACTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

    The healthcare business is highly competitive. We compete with other healthcare providers, primarily hospitals, in recruiting physicians and contracting with managed care payors in each of our markets. In Spain and the United Kingdom, we also compete with these countries' national health systems in our recruitment of healthcare professionals. There are major unaffiliated hospitals in each market in which we operate. These hospitals have established relationships with physicians and payors. In addition, other companies either are currently in the same or similar business of developing, acquiring and operating surgery centers and private surgical hospitals or may decide to enter our business. Many of these companies have greater financial, research, marketing and staff resources than we do. We may also compete with some of these companies for entry into strategic relationships with healthcare systems and healthcare professionals. If we are unable to compete effectively with any of these entities, we may be unable to implement our business strategies successfully and our business could be adversely affected.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND OUR SENIOR MANAGEMENT HAS BEEN KEY TO OUR GROWTH, WE MAY BE ADVERSELY AFFECTED IF WE LOSE ANY MEMBER OF OUR SENIOR MANAGEMENT.

    We are highly dependent on our senior management, including Donald E. Steen, our chairman and chief executive officer, William H. Wilcox, our president and chief operating officer, and Gabriel Masfurroll, president of our Spanish operations. Although we have employment agreements with Mr. Steen and Mr. Wilcox, we do not maintain "key man" life insurance policies on any of our officers. Because our senior management has contributed greatly to our growth since inception, the loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on us.

WE MAY HAVE A SPECIAL LEGAL RESPONSIBILITY TO THE HOLDERS OF OWNERSHIP INTERESTS IN THE ENTITIES THROUGH WHICH WE OWN SURGICAL FACILITIES, AND THAT RESPONSIBILITY MAY PREVENT US FROM ACTING SOLELY IN OUR OWN BEST INTERESTS OR THE INTERESTS OF OUR STOCKHOLDERS.

    Our ownership interests in surgery centers and private surgical hospitals generally are held through limited partnerships or limited liability companies. We typically maintain an interest in a limited partnership or limited liability company in which physicians or physician practice groups hold limited partnership or membership interests. As general partner or manager of these entities, we may have a special responsibility, known as a fiduciary duty, to manage these entities in the best interests of the other interest holders. We also have a duty to operate our business for the benefit of our stockholders. As a result, we may encounter conflicts between our responsibility to the other interest holders and our responsibility to our stockholders. For example, we have entered into management agreements to provide management services to all but two of our domestic surgery centers in exchange for a fee. Disputes may arise as to the nature of the services to be provided or the amount of the fee to be paid. In these cases, we are obligated to exercise reasonable, good faith judgment to resolve the disputes and may not be free to act solely in our own best interests or the interests of our stockholders. Disputes may also arise between us and our affiliated physicians with respect to a particular business decision or regarding the interpretation of the provisions of the applicable limited partnership agreement or limited liability company agreement. If we are unable to resolve a dispute on terms favorable or satisfactory to us, our business may be adversely affected.

WE DO NOT HAVE EXCLUSIVE CONTROL OVER THE DISTRIBUTION OF REVENUES FROM SOME OF OUR DOMESTIC OPERATING ENTITIES AND MAY BE UNABLE TO CAUSE ALL OR A PORTION OF THE REVENUES OF THESE ENTITIES TO BE DISTRIBUTED.

    All of the domestic surgery centers in which we have ownership interests are limited partnerships or limited liability companies in which we own, directly or indirectly, general partnership or managing member interests. Our limited partnership and limited liability company agreements, which are typically with the physicians who perform procedures at our surgery centers, usually provide for the quarterly distribution of net revenues from operations, less amounts used for expenses and working capital. We generally control the entities that function as the general partner of the limited partnerships or the managing member of the limited liability companies through which we conduct operations. For 19 of our surgery centers, we share control of these general partner or managing member entities with one of the healthcare systems with which we have a strategic alliance, or, in the case of our strategic relationship with the Baylor Health Care System, an entity that controls the general partner or managing entity. As a result, we do not have exclusive control in these instances over the amount of net revenues distributed from some of our operating entities. If we are unable to cause sufficient revenues to be distributed from one or more of these entities, our relationships with the physicians who have an interest in these entities may be damaged and we could be adversely affected. We may not be able to resolve favorably any dispute regarding revenue distribution or other matters with a healthcare system with which we share control of one of these entities. Further, the failure to resolve a dispute with these healthcare systems could cause the entity we jointly control to be dissolved. In addition, our credit agreements in Europe prohibit the distribution of revenues out of the country in which they were generated.

RISKS RELATING TO THIS OFFERING


BECAUSE AFFILIATED STOCKHOLDERS TOGETHER OWN A LARGE PERCENTAGE OF OUR COMMON STOCK, THEY WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL, REGARDLESS OF THE PREFERENCES OF OUR OTHER STOCKHOLDERS.



    Following the offering, our officers, directors and affiliated entities together will beneficially own approximately 48.5% of our outstanding common stock. Accordingly, these stockholders will be able to exert significant influence over:



    - the election of our board of directors;



    - our management and policies; and



    - the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.



These stockholders will also be able to exert significant influence over a change in control of our company or an amendment to our certificate of incorporation or bylaws. Their interests may conflict with the interests of other holders of common stock and they may take actions affecting us with which you disagree.


OUR STOCK PRICE MAY FLUCTUATE AFTER THIS OFFERING. AS A RESULT, INVESTORS IN OUR COMMON STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    Prior to this offering, there has been no public market for shares of our common stock. An active market may not develop following completion of this offering or, if developed, may not be maintained. We will negotiate the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. Healthcare provider companies with a limited operating history like ours have been especially subject to sharp fluctuations in the market price of their publicly traded securities. The market price of our common stock may also be influenced by other factors, some of which are beyond our control, including:

    - changes in prevailing reimbursement rates;

    - changes in governmental regulations or their interpretations;

    - variations in quarterly operating results;

    - changes in financial estimates by securities analysts;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

    - future sales of our common stock;

    - investor perceptions of us and the healthcare industry; and

    - general economic conditions.

    As a result, investors in our common stock may not be able to resell their shares at or above the initial public offering price. In addition, the stock market in general, and the Nasdaq National Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of healthcare provider companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


    After this offering, we will have outstanding 22,964,621 shares of common stock of which 13,964,621 shares are held by our officers, directors and current stockholders. Sales of a substantial number of these shares of common stock in the public market following this offering, or the perception that these sales may occur, could substantially decrease the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock. All of the shares sold in this offering will be freely tradeable, other than those shares sold in this offering to any of our affiliates. Of the 13,964,621 shares held by existing holders of our common stock, 11,442,456 shares are subject to the lockup agreements described in "Underwriting." Holders of our common stock subject to lockup agreements cannot sell or otherwise dispose of any shares during the 180-day period following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation has advised us that it has no present intention to release any shares subject to the lockup agreements. In considering whether to release any shares, Credit Suisse First Boston Corporation would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the possible impact on the market for our common stock, the reasons for the request and whether the holder of our shares requesting the release is an officer, director or affiliate of ours.


    In addition, Welsh, Carson, Anderson & Stowe and other of our stockholders have the right to require us to register their shares for resale. All of our stockholders with registration rights have agreed not to exercise their registration rights during the 180-day period following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


    The price you pay for shares of our common stock sold in this offering is substantially higher than the per share value of our net assets, after giving effect to this offering. Assuming an initial public offering price for our common stock of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus, investors in this offering will have contributed 47.2% of our total equity, but will own only 39.2% of our outstanding shares. This dilution is due in large part to the fact that prior investors paid an average price of $10.06 per share when they purchased their shares of common stock, which is substantially less than the assumed initial public offering price of $14.00 per share.


BECAUSE WE HAVE NOT PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, YOU SHOULD NOT EXPECT TO RECEIVE DIVIDEND INCOME FROM SHARES OF OUR COMMON STOCK.

    We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, under the terms of our credit agreements, we are restricted from paying cash dividends and making other distributions to our stockholders. In addition, as long as any shares of Series D redeemable preferred stock are outstanding, our certificate of incorporation prohibits us from paying dividends with respect to our common stock without the written consent of the holders of two-thirds of the outstanding Series D redeemable preferred stock. Therefore, you should not rely on dividend income from shares of our common stock.

PROVISIONS OF OUR CHARTER DOCUMENTS, DELAWARE LAW AND OUR STOCKHOLDER RIGHTS PLAN COULD DISCOURAGE A TAKEOVER YOU MAY CONSIDER FAVORABLE OR THE REMOVAL OF OUR CURRENT MANAGEMENT.

    Some provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable or the removal of our current management. These provisions:


    - prohibit, without the prior consent of the holders of two-thirds of our outstanding Series D redeemable preferred stock, our consolidation or merger, the sale of all or substantially all of our assets or the acquisition of voting stock having 50% or more of the outstanding voting power of all outstanding shares of our voting stock by a person or group other than Welsh, Carson, Anderson & Stowe or its affiliates;


    - authorize the issuance of "blank check" preferred stock;

    - provide for a classified board of directors with staggered, three-year terms;

    - prohibit cumulative voting in the election of directors;

    - prohibit our stockholders, at any time after Welsh, Carson, Anderson & Stowe and its affiliates own less than 25% of our common stock, from acting by written consent without the approval of our board of directors;

    - limit the persons who may call special meetings of stockholders; and

    - establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved by stockholders at stockholder meetings.

    In addition, our certificate of incorporation prohibits the amendment of many of these provisions in our certificate of incorporation by our stockholders unless the amendment is approved by the holders of at least 80% of our shares of common stock.

    Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. In addition, purchase rights distributed under our stockholder rights plan will cause substantial dilution to any person or group attempting to acquire us without conditioning the offer on our redemption of the rights. As a result, our stock price may decrease and you might not receive a change of control premium over the then-current market price of the common stock.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

    Our disclosure and analysis in this prospectus include some forward-looking statements. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

    - our ability to attract and retain top quality physicians;

    - our ability to grow through selective acquisitions and development;

    - our ability to pursue strategic relationships with healthcare systems;

    - our ability to expand selectively in Western Europe;

    - our ability to enhance operating efficiencies; and

    - changes in healthcare regulation that adversely affect our business.

    Any or all of our forward-looking statements in this prospectus may turn out to be wrong. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

    Our forward-looking statements speak only as of the date made. Other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


    We expect to receive approximately $115.6 million in net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, or approximately $133.1 million if the underwriters' over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses, which we expect to be approximately $10.4 million, or approximately $11.8 million if the underwriters' over-allotment option is exercised in full.


    We intend to use the net proceeds of this offering to:

    - redeem in full, for an estimated cash payment of $33.4 million, all outstanding shares of our Series A redeemable preferred stock, plus accrued and unpaid dividends;


    - repay approximately $44.1 million of the outstanding principal balance, plus accrued and unpaid interest, under our credit facility with Bank of America, N.A.;



    - repay approximately $35.0 million of the outstanding principal balance, plus accrued and unpaid interest, under our credit facility with Chase Bank of Texas, N.A.; and



    - repay a portion of our other outstanding indebtedness using the balance of the proceeds.


    Our certificate of incorporation establishes the terms of the Series A redeemable preferred stock and provides for mandatory redemption of the Series A redeemable preferred stock upon the consummation of this offering at a redemption price equal to $1,000 per share, plus all accrued and unpaid dividends from the date of issuance of the shares of Series A redeemable preferred stock to the redemption date. Dividends on the Series A redeemable preferred stock are payable at an annual rate of 7.50%.


    Welsh, Carson, Anderson & Stowe and its affiliates collectively own 30,000 of the 31,200 outstanding shares of Series A redeemable preferred stock as well as some of our other securities. Upon completion of the offering, Welsh, Carson, Anderson & Stowe and its affiliates will collectively beneficially own approximately 35.89% of our outstanding common stock.



    Our credit agreement with Bank of America was originally entered into by OrthoLink, which we acquired on February 12, 2001. It is a $45.0 million revolving line of credit bearing interest at fluctuating rates ranging from 2.25% to 3.25% above the London Interbank Offering Rate, or LIBOR, with a maturity date of December 28, 2001. As of April 30, 2001, the interest rate under this credit agreement was 7.29%.



    Our revolving credit agreement with Chase is a $35.0 million revolving line of credit bearing interest at fluctuating rates equal to 1.00% above LIBOR, with a maturity date of June 30, 2002. As of April 30, 2001, the interest rate under this revolving credit agreement was 5.47%.



    We are in negotiations with lenders to enter into a $50.0 million credit facility to replace our Bank of America and Chase credit facilities. Borrowings under our Bank of America and Chase credit facilities will become due upon consummation of this offering.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock, and we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend on:

    - any applicable contractual restrictions limiting our ability to pay dividends;

    - our results of operations;

    - our then current and anticipated cash needs;

    - our financial condition;

    - our plans for expansion;

    - our ability to fund our capital requirements;

    - regulatory considerations; and

    - other factors our board deems relevant.

    Our existing credit agreements prohibit our payment of dividends, and we expect that our new credit facility will also prohibit our payment of dividends. In addition, as long as any shares of Series D redeemable preferred stock are outstanding, our certificate of incorporation prohibits us from paying dividends with respect to our common stock without the written consent of the holders of two-thirds of the outstanding Series D redeemable preferred stock.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.


    Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of common stock then outstanding. Our pro forma net tangible book value at March 31, 2001, would have been $(38.7) million, or $(2.77) per share of common stock, after giving effect to the conversion of our shares of Class A and Class B common stock and Series C convertible preferred stock and of our convertible subordinated note with Baylor into shares of common stock upon completion of this offering. After giving further effect to the sale of the 9,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at March 31, 2001, would have been $76.9 million, or $3.34 per share. This represents an immediate increase in pro forma net tangible book value of $6.11 per share to existing stockholders and an immediate dilution of $10.66 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:



                                                                PER SHARE
                                                           -------------------
Assumed initial public offering price....................              $14.00
    Actual net tangible book value at March 31, 2001.....    (5.29)
    Increase attributable to common and preferred stock
      conversion.........................................     2.52
                                                            ------
    Pro forma net tangible book value before this
      offering...........................................    (2.77)
    Increase attributable to new investors...............     6.11
Pro forma net tangible book value after this offering....                3.34
                                                                       ------
Dilution in pro forma net tangible book value to new
  investors (1)..........................................              $10.66
                                                                       ======


--------------


(1) If the underwriters' over-allotment option is exercised in full, dilution per share to new investors will be $10.12.

    The following table summarizes as of March 31, 2001, on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock from us in this offering at an assumed initial public offering price of $14.00 per share and before deducting underwriting discounts and commissions and estimated offering expenses:


                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                    ---------------------      -------------------   AVERAGE PRICE
                                      NUMBER     PERCENT        AMOUNT    PERCENT      PER SHARE
                                    ----------   --------      --------   --------   -------------
                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Existing common stockholders......  11,753,011     51.1%       $117,282     44.0%       $ 9.98
Existing stockholders --
    conversion of preferred stock
    and subordinated note.........   2,224,965      9.7          23,362      8.8        $10.50
New investors (1).................   9,000,000     39.2         126,000     47.2        $14.00
                                    ----------    -----        --------    -----        ------
Total.............................  22,977,976    100.0%       $266,644    100.0%       $11.60
                                    ==========    =====        ========    =====        ======


--------------


(1) If the underwriters' over-allotment option is exercised in full, we will sell an additional 1,350,000 shares.


    The foregoing discussion and tables assume no exercise of outstanding stock options or warrants. As of March 31, 2001, there were options outstanding to purchase a total of 1,973,414 shares of our common stock at a weighted average exercise price of $10.68 per share, warrants outstanding to purchase a total of 300,000 shares of our common stock at a weighted average exercise price of $1.35 per share and 3,961,253 shares reserved for future grants under our stock option plans and employee stock purchase plan.

    To the extent that any of these stock options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Stock Option and Restricted Stock Purchase Plan," "Management -- 2001 Equity-Based Compensation Plan," "Management -- Employee Stock Purchase Plan" and notes 12 and 16 to our consolidated financial statements included elsewhere in this prospectus.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2001:


    - on an actual basis; and



    - on a pro forma basis to give further effect to:


       - the conversion of all of our Class A and Class B common stock and Series C convertible preferred stock and of our convertible subordinated note with Baylor into shares of common stock upon the completion of this offering;


       - the exchange of our 7% senior subordinated notes for shares of Series D redeemable preferred stock; and



       - the sale of 9,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share and the application of the net proceeds to repay a portion of our outstanding indebtedness and to redeem all outstanding shares of our Series A redeemable preferred stock as set forth under "Use of Proceeds."

    You should read this table together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                                                AS OF MARCH 31, 2001
                                                              ------------------------
                                                               ACTUAL        PRO FORMA
                                                              --------       ---------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $ 10,952       $ 10,952
                                                              ========       ========
Current portion of long-term debt...........................  $ 55,137       $ 11,037
Long-term debt:
  Senior debt...............................................    94,006         56,033
  Subordinated debt.........................................    54,447         31,040
  Other long-term debt......................................    43,758         43,759
                                                              --------       --------
      Total long-term debt..................................   247,348        141,869
                                                              --------       --------
Series A redeemable preferred stock $.01 par value; 31,200
  shares authorized, issued and outstanding, actual; no
  shares authorized, issued or outstanding, pro forma.......    33,404             --
Series D redeemable preferred stock, $.01 par value; no
  shares authorized, issued or outstanding, actual; 40,000
  shares authorized, 20,120 shares issued and outstanding,
  pro forma.................................................        --         20,120
Stockholders' equity:
  Series C convertible preferred stock, $.01 par value;
    20,000 shares authorized, 18,750 shares issued and
    outstanding, actual; no shares authorized, issued or
    outstanding, pro forma..................................    20,075             --
  Class A common stock, $.01 par value; 45,000,000 shares
    authorized, 7,839,844 shares issued actual; no shares
    authorized, issued or outstanding, pro forma............        78             --
  Class B common stock, $.01 par value; 3,000,000 shares
    authorized, 360,948 shares issued and outstanding,
    actual; no shares authorized, issued or outstanding, pro
    forma...................................................         4             --
  Common stock, $.01 par value; 87,000,000 shares
    authorized, 3,606,385 shares issued and outstanding,
    actual; 200,000,000 shares authorized, 22,977,976 shares
    issued and outstanding, pro forma.......................        36            230
  Additional paid-in capital................................   109,042        247,857
  Treasury stock, at cost, 54,166 shares....................      (344)          (344)
  Deferred compensation.....................................      (463)          (463)
  Receivables from sales of common stock....................    (3,288)        (3,288)
  Accumulated other comprehensive loss, net of tax..........   (16,736)       (16,736)
  Accumulated deficit.......................................   (18,414)       (18,414)
                                                              --------       --------
    Total stockholders' equity..............................    89,990        208,842
                                                              --------       --------
      Total capitalization..................................  $370,742       $370,831
                                                              ========       ========

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The selected consolidated statement of operations data set forth below for the period from February 27, 1998 (inception) through December 31, 1998 and the years ended December 31, 1999 and 2000, and the consolidated balance sheet data at December 31, 1999 and 2000, are derived from our consolidated financial statements. These consolidated financial statements, which have been audited by KPMG LLP, are included elsewhere in this prospectus, and are qualified by this reference to them. The selected consolidated statement of operations data for the three months ended March 31, 2001 and 2000, and the consolidated balance sheet data at March 31, 2001 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our consolidated financial position at that date and our consolidated operating results for this period.

    The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the selected financial information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

    EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.


                                                                                                                  PERIOD FROM
                                                                                                                  FEBRUARY 27,
                                                                 THREE MONTHS ENDED           YEARS ENDED       1998 (INCEPTION)
                                                                      MARCH 31,              DECEMBER 31,           THROUGH
                                                              -------------------------   -------------------     DECEMBER 31,
                                                                 2001          2000         2000       1999         1998(B)
                                                              -----------   -----------   --------   --------   ----------------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues..............................................    $53,838       $24,266     $138,408   $70,413        $20,572
Operating expenses excluding depreciation and
  amortization..............................................     40,984        20,565      116,621    65,634         22,788
Depreciation and amortization...............................      5,590         2,253       14,138     7,875          2,015
                                                                -------       -------     --------   -------        -------
Operating income (loss).....................................      7,264         1,448        7,649    (3,097)        (4,231)
Other income (expense):
  Interest income...........................................        263            74          912       329            722
  Interest expense..........................................     (4,794)       (1,313)     (12,540)   (3,144)          (497)
  Other income (expense)....................................        (16)            9         (782)     (362)          (246)
                                                                -------       -------     --------   -------        -------
Income (loss) before minority interest......................      2,717           218       (4,761)   (6,275)        (4,252)
Minority interest in (income) loss of consolidated
  subsidiaries..............................................     (1,436)         (236)      (2,332)     (118)            23
Net income (loss)...........................................    $   521       $  (329)    $ (8,163)  $(6,844)       $(3,928)
Net loss attributable to common stockholders(a).............       (392)       (3,553)     (14,134)   (8,540)        (4,356)
Net loss per share attributable to common stockholders:
  Basic.....................................................    $ (0.04)      $ (0.48)    $  (1.80)  $ (1.17)       $ (1.29)
  Diluted...................................................    $ (0.04)      $ (0.48)       (1.80)    (1.17)         (1.29)
Weighted average number of common shares outstanding and
  common equivalent shares:
  Basic.....................................................     10,130         7,343        7,850     7,308          3,366
  Diluted...................................................     10,130         7,343        7,850     7,308          3,366
OTHER DATA:
EBITDA......................................................    $12,854       $ 3,701     $ 21,787   $ 4,778        $(2,216)
EBITDA as a % of revenue....................................       23.9%         15.3%       15.7%      6.8%          (10.8)%
EBITDA less minority interest...............................    $11,418       $ 3,465     $ 19,455   $ 4,660        $(2,193)


------------------
(a) Includes preferred stock dividends of $913,125, $3,223,950, $5,971,120, $1,695,803 and $428,050 for the three months ended March 31, 2001, the three months ended March 31, 2000, the year ended December 31, 2000, the year ended December 31, 1999 and the period from February 27, 1998 (inception) through December 31, 1998.

(b) In 1998, we made acquisitions in the United States and Spain on April 30, 1998, July 29, 1998, August 3, 1998, October 5, 1998, October 15, 1998,
    November 5, 1998 and December 18, 1998. No single acquisition was a major acquisition that would constitute a predecessor. See additional information on these acquisitions in note 2 to the consolidated financial statements included elsewhere in this prospectus.

                                                                               AS OF DECEMBER 31,
                                                                  AS OF        -------------------
                                                              MARCH 31, 2001     2000       1999
                                                              --------------   --------   --------
                                                               (UNAUDITED)
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................     $(33,155)     $(15,585)  $ 10,461
Total assets................................................      456,301       330,396    176,703
Total long-term debt........................................      247,348       187,766     72,684
Redeemable preferred stock..................................       33,404        32,819     36,040
Total stockholders' equity..................................       89,990        48,797     36,571

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial and Other Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

    We were organized in February 1998 and we operate surgery centers and private surgical hospitals in the United States, Spain and the United Kingdom. We began operations on February 27, 1998, and our first acquisition was of one hospital and a group of clinics located in Barcelona, Spain in April 1998. We have grown through the acquisition of additional facilities in Spain, the United States and the United Kingdom as well as the development of new facilities in the United States. We have ownership interests in 27 surgery centers and one private surgical hospital and manage five additional surgery centers in the United States. Also in the United States, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction and have identified five additional markets for possible acquisition or development projects. In Spain, we own and operate six private surgical hospitals, two surgery centers and a diagnostic facility. In the United Kingdom, we own and operate two private surgical hospitals and are developing a cancer center. For the year ended December 31, 1999, our first full year in operation, we generated $70.4 million of revenues and $4.7 million of EBITDA less minority interest. For the year ended December 31, 2000, our revenues had grown to $138.4 million and our EBITDA less minority interest had grown to $19.5 million.

ACQUISITIONS, EQUITY INVESTMENTS AND DEVELOPMENT PROJECTS


    On February 12, 2001, we completed a merger with OrthoLink Physicians Corporation. The transaction was funded through the issuance of 3,390,939 shares of our common stock to OrthoLink stockholders. OrthoLink was incorporated in 1996 and, as of February 1, 2001, held a direct or indirect ownership interest in eight surgery centers. We also held an ownership interest in and managed one of these centers. OrthoLink managed six of the eight surgery centers in which it held an ownership interest and managed two additional surgery centers in which it had no ownership interest. OrthoLink also provides specialized management services for hospitals. In addition, OrthoLink has service agreements with 14 physician groups in six states. OrthoLink's physician practice management operations are not, and are not expected to be in the future, a material part of our business. For the year ended December 31, 2000, OrthoLink had pro forma revenues of $45.2 million.


    On February 19, 2001, we entered into a non-binding letter of intent to acquire Clinica Esperanza de Triana, S.A., a private surgical hospital in Seville, Spain, for total consideration of approximately $20.0 million, which we expect to pay in cash with borrowings under our credit facilities.


    We are also currently in negotiations to acquire a surgery center that we manage in North Texas for total consideration of approximately $12.0 million, which we expect to pay in cash with borrowings under our new credit facility. We have not yet entered into a letter of intent or any definitive agreement with respect to this proposed acquisition. We can give you no assurances that this proposed acquisition or the proposed acquisition of Clinica Esperanza de Triana will be consummated.


    In April 2000, we acquired 100% of the outstanding common stock of Aspen Healthcare Holdings Limited that owns and operates two private surgical hospitals in England. We paid approximately $89.2 million in cash for that acquisition, approximately $54.0 million of which we borrowed under a credit agreement denominated in British pounds with a commercial lender. Additionally, during 2000, we acquired two hospitals and a radiology center in Madrid, Spain through three separate transactions. We paid approximately $32.2 million for these three acquisitions, approximately $27.3 million of which we borrowed under a credit agreement denominated in Euros with a commercial lender. Also, during

2000, we opened two newly developed surgery centers in the United States. We have management contracts with and a minority ownership interest in each of these two centers.

    During 1999, we acquired interests in seven surgery centers in the United States and opened three additional newly developed surgery centers. We have management agreements with all of these centers and have ownership interests in nine of the ten, ranging from 10% to 100%. Our total investment related to these centers was approximately $42.1 million, $3.3 million of which we financed through convertible subordinated notes issued to a seller and the remaining $38.8 million of which we paid in cash. Additionally during 1999, we acquired a majority interest in a surgery center in Spain for approximately $1.6 million in cash.

    During 1998, we acquired four hospitals and a diagnostic center in Spain for total consideration of approximately $46.3 million, which we paid in cash. Also during 1998, we acquired ownership interests, ranging from 30% to 100%, in nine existing surgery centers in the United States and a surgery center project then under development in the United States, which opened during 1999. We entered into management contracts for these ten centers as well as management contracts with two additional surgery centers in the United States during 1998. Our investment in these United States centers totaled approximately $36.6 million in 1998, $4.5 million of which we funded with our capital stock and the remaining $32.1 million of which we paid in cash.

SOURCES OF REVENUE

    Revenues include:

    - net patient services revenues for the facilities that we consolidate for financial reporting purposes, which are typically those in which we have ownership interests of greater than 50%, and

    - management fees earned from, and our share of net income of, the non-consolidated facilities that we account for under the equity method of accounting. These amounts are included in revenues as these operations are central to our business strategy.

For the three months ended March 31, 2001, revenue from net patient services represented approximately 89% of our total revenues, and management fees from and our share of net income of, the non-consolidated facilities accounted for under the equity method of accounting together with other income represented approximately 11% of our total revenues. For 2000, revenue from net patient services represented approximately 96% of our total revenues, and management fees from and our share of net income of, the non-consolidated facilities accounted for under the equity method of accounting together with other income represented approximately 4% of our total revenues. For 1999, revenue from net patient services represented approximately 91% of our total revenues, and management fees from and our share of net income of, the non-consolidated facilities accounted for under the equity method of accounting together with other income represented approximately 9% of our total revenues. For the 1998 fiscal period, revenue from net patient services represented approximately 93% of our total revenues, and management fees from and our share of net income of, the non-consolidated facilities accounted for under the equity method of accounting together with other income represented approximately 7% of our total revenues.


    For the three months ended March 31, 2001, approximately 45% of our revenues were generated from operations in the United States, 36% from Spain and 19% from the United Kingdom. For the year ended December 31, 2000, approximately 42% of our revenues were generated from operations in Spain, 39% from the United States and 19% from the United Kingdom. For 1999 and 1998, respectively, these percentages were 67% and 91% for Spain and 33% and 9% for the United States. We did not operate in the United Kingdom before April 2000.

RESULTS OF OPERATIONS

    The following table summarizes certain statements of operations items expressed as a percentage of revenues for the periods indicated:

                                                                   THREE MONTHS             YEARS ENDED
                                                                  ENDED MARCH 31,          DECEMBER 31,        FEBRUARY 27, 1998
                                                              -----------------------   -------------------   (INCEPTION) THROUGH
                                                                2001           2000       2000       1999      DECEMBER 31, 1998
                                                              --------       --------   --------   --------   -------------------
Total revenues..............................................   100.0%         100.0%     100.0%     100.0%           100.0%
Total operating expenses, excluding depreciation and
  amortization..............................................    76.1           84.7       84.3       93.2            110.8
                                                               -----          -----      -----      -----            -----
EBITDA......................................................    23.9           15.3       15.7        6.8            (10.8)
Minority interest in (income) loss of consolidated
  subsidiaries..............................................     2.7            1.0       (1.7)      (0.2)             0.1
                                                               -----          -----      -----      -----            -----
EBITDA less minority interest...............................    21.2           14.3       14.0        6.6            (10.7)
Depreciation and amortization...............................    10.4            9.3       10.2       11.2              9.8
Interest and other expense (income), net....................     8.4            5.1        8.9        4.5             (0.1)
                                                               -----          -----      -----      -----            -----
Income (loss) before income taxes...........................     2.4           (0.1)      (5.1)      (9.1)           (20.6)
Income tax (expense) benefit................................    (1.4)          (1.3)      (0.8)      (0.6)             1.5
                                                               -----          -----      -----      -----            -----
Net income (loss)...........................................     1.0%          (1.4)%     (5.9)%     (9.7)%          (19.1)%
                                                               =====          =====      =====      =====            =====

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

    Revenues increased by $29.6 million, or 122%, to $53.8 million for the three months ended March 31, 2001 from $24.3 million for the three months ended
March 31, 2000. Of this increase in revenues, $8.3 million was generated by the operations of OrthoLink, which was acquired in February 2001. Additionally, $15.4 million was contributed by facilities we acquired during 2000, of which $10.2 million was generated by the two hospitals we acquired in the United Kingdom in April 2000, and $5.2 million was generated by two facilities we acquired in Spain in March 2000 and November 2000. The exchange rate of the Euro to the U.S. dollar was lower during the three months ended March 31, 2001 as compared to the comparable period of 2000, resulting in a negative impact of $0.8 million on same store revenues for the facilities in Spain. Excluding this foreign exchange impact, same store facilities in Spain contributed
$13.9 million to consolidated revenues in the three months ended March 31, 2001, an increase of $2.3 million over the comparable period of 2000. The remaining increase in revenues was contributed by same store U.S. facilities, which increased 38% to $16.1 million for the three months ended March 31, 2001 compared to $11.7 million for the three months ended March 31, 2000.

    Operating expenses, excluding depreciation and amortization, increased by $20.4 million, or 99%, to $41.0 million for the three months ended March 31, 2001 from $20.6 million for the three months ended March 31, 2000. Operating expenses, excluding depreciation and amortization, as a percentage of revenues decreased to 76.1% for the three months ended March 31, 2001 from 84.7% for the three months ended March 31, 2000, primarily as a result of improved economies of scale as we expanded.

    EBITDA less minority interest increased $7.9 million, or 227%, to $11.3 million for the three months ended March 31, 2001 from $3.5 million for the three months ended March 31, 2000. EBITDA less minority interest, as a percentage of revenues, increased to 21.2% for the three months ended March 31, 2001 from 14.3% for the three months ended March 31, 2000, primarily as a result of leveraging our operational management and corporate overhead expenses over the increased revenue contributed by our facilities.

    Depreciation and amortization increased to $5.6 million, or 148%, for the three months ended March 31, 2001 from $2.3 million for the three months ended March 31, 2000, as a result of the amortization of goodwill and the depreciation of property and equipment we acquired during 2000 and the first quarter of 2001. Depreciation and amortization, as a percentage of revenues, increased to 10.4% for the three months ended March 31, 2001 from 9.3% for the three months ended March 31, 2000.

    Interest expense, net of interest income, increased 266% to $4.5 million for the three months ended March 31, 2001 from $1.2 million for the three months ended March 31, 2000. Of the $3.3 million increase, approximately $2.4 million related to borrowings to finance acquisitions in Spain and the United Kingdom and the remainder of the increase was incurred in the U.S., primarily as a result of the additional commercial debt assumed in acquisitions.

    Provision for income taxes increased 144% to $0.8 million for the three months ended March 31, 2001 from $0.3 million for the three months ended
March 31, 2000. The $0.5 million increase resulted from taxable income in certain of our subsidiaries. Income tax regulations in Spain do not allow pretax losses from one legal entity to offset pretax income in other entities until certain conditions including common ownership at certain levels exists for a specified period of time are met. Additionally, in some instances, state income tax regulations in the U.S. prevent this type of offsetting for state income tax purposes. Accordingly, we have incurred income tax expense at higher effective rates than would otherwise be the case in applying statutory rates to our consolidated operating income.

    Our net income for the three months ended March 31, 2001 was $0.5 million versus a net loss of $0.3 million for the three months ended March 31, 2000. This $0.8 million improvement primarily results from the increased revenues and improved economies of scale related to expenses discussed above.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Revenues increased by $68.0 million, or 97%, to $138.4 million for the year ended December 31, 2000 from $70.4 million for the year ended December 31, 1999. Of this increase in revenues, $38.1 million was contributed by facilities we acquired during 2000, of which $26.2 million was generated by the two hospitals we acquired in the United Kingdom in April 2000, $11.9 million was generated by two facilities we acquired in Spain in March 2000 and November 2000. The exchange rate of the Euro to the U.S. dollar declined during 2000, resulting in a negative impact of $6.4 million on same store revenues for the facilities in Spain relative to 1999. Excluding this foreign exchange impact, same store facilities in Spain contributed $46.7 million to consolidated revenues in 2000, an increase of $6.1 million over 1999. The remaining increase in revenues was contributed by same store U.S. facilities, which increased 178% to $50.1 million for the year ended December 31, 2000 versus $18.0 million for the year ended December 31, 1999.

    Operating expenses, excluding depreciation and amortization, increased by $51.0 million, or 78%, to $116.6 million for the year ended December 31, 2000 from $65.6 million for the year ended December 31, 1999. Operating expenses as a percentage of revenues decreased to 84.3% for the year ended December 31, 2000 from 93.2% for the year ended December 31, 1999, primarily as a result of leveraging our corporate overhead expenses over the increased revenue contributed by our facilities.

    EBITDA less minority interest increased $14.8 million, or 317%, to $19.5 million for the year ended December 31, 2000 from $4.7 million for the year ended December 31, 1999. EBITDA less minority interest, as a percentage of revenues, increased to 14.1% for the year ended December 31, 2000 from 6.6% for the year ended December 31, 1999, primarily as a result of leveraging our corporate overhead expenses over the increased revenue contributed by our facilities.

    Depreciation and amortization increased to $14.1 million, or 80%, for the year ended December 31, 2000 from $7.9 million for the year ended December 31, 1999, as a result of the amortization of goodwill and the depreciation of property and equipment we acquired during 1999 and 2000. Depreciation and amortization, as a percentage of revenues, decreased to 10.2% for the year ended December 31, 2000 from 11.2% for the year ended December 31, 1999.

    Interest expense, net of interest income, increased 313% to $11.6 million for the year ended December 31, 2000 from $2.8 million for the year ended December 31, 1999. Of the $8.8 million increase, approximately $6.6 million related to borrowings to finance acquisitions in Spain and the

United Kingdom and the remainder of the increase was incurred in the U.S. as a result of the additional subordinated and commercial long-term debt incurred to finance acquisitions.

    Provision for income taxes increased 138% to $1.1 million for the year ended December 31, 2000 from $0.5 million for the year ended December 31, 1999. The $0.6 million increase resulted from taxable income in certain of our subsidiaries. Income tax regulations in Spain do not allow pretax losses from one legal entity to offset pretax income in other entities until common ownership at certain levels exists for a specified period of time. Additionally, in some instances, state income tax regulations in the U.S. prevent this type of offsetting for state income tax purposes. Accordingly, we have incurred income tax expense in spite of our consolidated operating losses.

    Net loss increased by $1.3 million, or 19%, to $8.2 million for the year ended December 31, 2000 from $6.8 million for the year ended December 31, 1999 primarily as a result of the increases in depreciation and amortization and interest expense discussed above.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE PERIOD FROM FEBRUARY 27, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

    We do not believe that our results for the year ended December 31, 1999 are comparable to the period from February 27, 1998 through December 31, 1998, which we refer to as the "1998 fiscal period," because in the 1998 fiscal period we had fifty-seven fewer days of operations than we did in 1999.

    Revenues increased by $49.8 million, or 242%, to $70.4 million for the year ended December 31, 1999 from $20.6 million for the 1998 fiscal period. Our Spanish facilities contributed $28.3 million of this increase in revenues and our U.S. facilities contributed the remaining $21.5 million. We completed our initial acquisition of an operating entity, which owned a hospital and a group of clinics in Barcelona, Spain, in April 1998. We completed our acquisition of our initial U.S. operating entity in July 1998. Accordingly, all of our facilities contributing to our 1999 revenue were not owned or were not operational (in the case of development projects that opened during 1999) for a significant portion of the 1998 fiscal period.

    Operating expenses, excluding depreciation and amortization, increased by $42.8 million, or 188%, to $65.6 million in 1999 from $22.8 million in the 1998 fiscal period. This increase was primarily the result of our acquisitions and the development of facilities in 1998 and 1999 that we did not own or operate for a significant portion of the 1998 fiscal period. Operating expenses as a percentage of revenues decreased to 93.2% in 1999 from 110.8% for the 1998 fiscal period.

    EBITDA less minority interest increased $6.9 million to $4.7 million for the year ended December 31, 1999 from $(2.2) million for the 1998 fiscal period. EBITDA less minority interest, as a percentage of revenues, increased to 6.6% for the year ended December 31, 1999 from (10.7)% for the 1998 fiscal period, as a result of our leveraging of expenses.

    Depreciation and amortization increased 291% to $7.9 million for the year ended December 31, 1999 from $2.0 million for the 1998 fiscal period. The $5.9 million increase was a result of amortization of the goodwill and depreciation of the property and equipment associated with the acquisitions completed during these periods.

    For the year ended December 31, 1999, interest expense, net of interest income, was $2.8 million, as we borrowed funds from commercial lenders and issued subordinated notes to finance acquisitions. Interest income, net of interest expense, was $0.2 million for the 1998 fiscal period as a result of investing proceeds from our initial equity fundings prior to use of those funds for acquisitions.

    Provision for income taxes increased to $0.5 million for the year ended December 31, 1999 from an income tax benefit of $0.3 million for the 1998 fiscal period. The increase was a result of tax regulations restricting the offsetting of taxable income of legal entities with taxable losses at other legal entities. The income tax benefit of $0.3 million recognized for the 1998 fiscal period was a result of net operating loss carryforwards for some of our Spanish subsidiaries that were deemed realizable under U.S. generally accepted accounting principles.

    Net loss increased by $2.9 million, or 74%, to $6.8 million for the year ended December 31, 1999 from $3.9 million for the 1998 fiscal period primarily as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    We have used capital principally to acquire and develop surgery centers and private surgical hospitals. Our cash flows from operations increased by $7.9 million, or 728%, to $9.0 million for the three months ended March 31, 2001 from cash flows from operations of $1.1 million for the three months ended
March 31, 2000. Our cash flows from operations increased by $6.8 million to $11.0 million for the year ended December 31, 2000 from cash flows from operations of $4.2 million for the year ended December 31, 1999. Our cash flows from operations increased by $3.6 million, or 575%, for the year ended
December 31, 1999 to $4.2 million from $0.6 million for the 1998 fiscal period. For the period from inception, February 27, 1998, through December 31, 2000, our cash requirements for acquisitions and purchases of property and equipment totaled $200.6 million, which we funded with a combination of $110.0 million we raised from the issuance of capital stock, $15.8 million of cash flows from operations and net borrowings of $74.8 million.

    At March 31, 2001, we had negative working capital of $33.2 million primarily due to $44.1 million of outstanding borrowings under our Bank of America credit agreement that matures on December 28, 2001, which we plan to repay using a portion of the net proceeds of this offering. We have credit agreements with commercial lenders in each of the three countries in which we operate. Our credit agreement in Spain provides for total borrowings of up to 100 million Euros (approximately $87.9 million as of March 31, 2001) with borrowing availability calculated quarterly based on trailing EBITDA, including historical EBITDA of acquired entities. Borrowings under this agreement may be used for acquisitions of healthcare facilities in Spain or Portugal and working capital purposes, bear interest at rates ranging from 0.75% to 1.75% over Euribor and mature on December 31, 2007. At March 31, 2001, approximately
$22.2 million was outstanding under this agreement, and approximately
$3.9 million was available for borrowing. We expect to borrow the entire amount available for borrowing under this credit agreement to fund a portion of the approximately $20.0 million purchase price for our proposed acquisition of Clinica Esperanza de Triana in Seville, Spain. Based on trailing EBITDA of this potential acquisition and that of our existing facilities, we anticipate that the amount available will be increased to approximately $10.0 million at the time we expect to consummate the acquisition. We expect the remainder of the purchase price to be funded from our new facility.


    The credit agreement in the United Kingdom provides for total borrowings of L42.0 million (approximately $59.6 million as of March 31, 2001) under three separate facilities. In April 2000, we borrowed approximately $44.2 million under the term facility of this agreement to fund a portion of the purchase price of the acquisition of two hospitals in London. At March 31, 2001, total outstanding borrowings under this term facility were approximately
$36.9 million and approximately $22.7 million was available for borrowings. The credit agreement specifies that of this available amount, $10.5 million be used not later than September 30, 2003 to retire demand notes payable to the former owners of the two hospitals. Additionally, we intend to use approximately
$10.0 million to fund a portion of the estimated $13.0 million cost of constructing a cancer center near Parkside Hospital in southwest London and the remaining $2.1 million for working capital purposes in the United Kingdom. See "Business -- Operations in the United Kingdom." Borrowings under this agreement bear interest at rates of 1.50% to 2.00% over LIBOR and mature in April 2010. We pledged the capital stock of our U.K. subsidiaries to secure borrowings under this agreement. We were not in compliance with the cash flow and loan to EBITDA covenants under our term facility at December 31, 2000 and the loan to EBITDA covenant at March 31, 2001. The lender waived our compliance with these covenants as of December 31, 2000 and agreed to amend the loan to EBITDA covenant effective March 31, 2001. We were in compliance with these covenants at March 31, 2001, as amended, and we believe that it is probable that we will be in compliance with these covenants at June 30, 2001 and throughout fiscal year 2001 and beyond.


    Our revolving credit agreement with Chase provides for borrowings of up to $35.0 million to be utilized for general corporate purposes. Borrowings under this agreement bear interest at a rate of 1.00% over LIBOR and mature on June 30, 2002. At March 31, 2001, $35.0 million was outstanding under this agreement, representing the entire amount available for borrowing under this agreement.

    Our Bank of America credit agreement provides for borrowing of up to $45.0 million to be utilized for general corporate purposes. Borrowings under this agreement bear interest at rates of 2.25% to 3.25% over LIBOR and mature on December 28, 2001. As of March 31, 2001, approximately $44.1 million was outstanding under this agreement and we had approximately $0.9 million available borrowing capacity under this agreement.


    We intend to use the net proceeds of this offering and borrowings under a new credit facility to repay in full the outstanding principal balance under our Chase and Bank of America credit facilities, plus accrued and unpaid interest.



    We are in negotiations with lenders to enter into a $50.0 million credit facility to replace our Chase and Bank of America credit facilities. To the extent that our net proceeds from this offering are not sufficient to repay in full all outstanding debt under the credit agreements with Chase and Bank of America, we intend to borrow the additional amounts under our new domestic credit facility. We expect to borrow an additional approximately $22.0 million under this new facility for our proposed acquisition of Clinica Esperanza de Triana in Seville, Spain and our proposed acquisition of a facility in North Texas.



    Currently, we (1) have five surgery centers and one private surgical hospital under construction in the United States, (2) have one cancer center under development in the United Kingdom, (3) have a non-binding letter of intent to purchase a private surgical hospital in Seville, Spain for approximately $20.0 million and (4) are currently in negotiations to acquire a surgery center in North Texas for approximately $12.0 million. A typical surgery center costs from $5.0 to $6.0 million to construct and fit out with equipment. These costs vary depending on the range of specialties that will be undertaken at the facility. We have budgeted amounts ranging from $4.5 million to $6.5 million for each of the five surgery centers that we have under construction in the United States, with an average expected cost of $5.3 million. For the surgery centers where construction has begun, financing has been put in place and no additional financing is needed. We typically fund development costs with approximately 50% debt at the facility level with the remainder provided as equity from the owners of the facility. Our ownership interests range from 10% to 100%, although we anticipate that our ownership interest in future facilities will range from 30% to 60%.



    We expect that cash flows from operations, existing funds and borrowings under our new credit facility will be sufficient to fund our operations and our identified capital requirements, not including any planned acquisitions or development of new facilities, through the one-year period following this offering. However, we will need to increase our borrowings or obtain additional capital, possibly by issuing additional equity or debt securities, to complete future acquisitions. We may also use our securities to complete acquisitions. We cannot assure you that needed capital will be available on terms acceptable to us, if at all. If we are unable to obtain funds when needed or on terms acceptable to us, we will be required to curtail our acquisition and development programs.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We have exposure to interest rate risk related to our financing, investing and cash management activities. Our financing arrangements with banks are based on the spread over LIBOR or Euribor. Our financing arrangements with private equity firms are based on fixed rates. Inflation and changing prices have not significantly affected our operating results or the markets in which we perform services.

    We currently have an interest rate swap transaction agreement for a notional amount of $5.4 million under which we pay a fixed rate of interest hedging against the variable interest rates charged under our financing arrangements with banks. The interest rate swap expires June 28, 2002.

    Our international revenues are a growing portion of our total revenues. We are exposed to risks associated with operating internationally, including:

    - foreign currency exchange risk; and

    - taxes and regulatory changes.

    Historically, we have not held or issued derivative financial instruments. We do not use derivative financial instruments for speculative purposes. Our international operations in some instances operate in a natural hedge because both operating expenses and revenues are denominated in local currency.

NEW ACCOUNTING PRONOUNCEMENTS

    In 2001, we will adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended by SFAS 138. This standard requires us to recognize all derivative financial instruments on our balance sheet at fair value with changes in fair value recorded to the statement of operations or comprehensive income, depending on the nature of the investment. Because our interest rate swap agreement is our only derivative financial instrument, we do not expect the adoption of the standard to have a material effect on our consolidated financial statements.

                                    BUSINESS

OVERVIEW

    We own and operate surgery centers and private surgical hospitals in the United States, Spain and the United Kingdom. We focus on providing high quality surgical facilities that meet the needs of patients, physicians and payors better than hospital-based and other outpatient surgical facilities. We believe that our facilities (1) enhance the quality of care and the healthcare experience of patients, (2) offer significant administrative, clinical and economic benefits to physicians and (3) offer an efficient and low cost alternative to payors. We acquire and develop our facilities through the formation of strategic relationships with physicians and healthcare systems to better access and serve the communities in our markets. Our operating model is efficient, scalable and portable and we have adapted it to each of our national markets. We believe that our acquisition and development strategy and operating model enable us to continue to grow by taking advantage of highly-fragmented markets and an increasing demand for outpatient surgery.

    Since physicians provide and influence the direction of healthcare worldwide, we have developed our operating model to encourage physicians to affiliate with us and to use our facilities. We operate our facilities, structure our strategic relationships and adopt staffing, scheduling and clinical systems and protocols with the goal of increasing physician productivity. We believe that our focus on physician satisfaction, combined with providing high quality healthcare in a friendly and convenient environment for patients, will continue to increase the number of procedures performed at our facilities each year.

    Donald E. Steen, our chairman and chief executive officer, and Welsh, Carson, Anderson & Stowe formed United Surgical Partners International in February 1998. We have ownership interests in 27 surgery centers and one private surgical hospital and manage five additional surgery centers in the United States. Also in the United States, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction and have identified five additional markets for possible acquisition or development projects. In Spain, we own and operate six private surgical hospitals, two surgery centers and a diagnostic facility. In addition, we have a non-binding letter of intent to acquire a private surgical hospital in Seville. In the United Kingdom, we own and operate two private surgical hospitals and are developing a cancer center. Our revenues increased 97% to $138.4 million in 2000 from $70.4 million in 1999. Our EBITDA less minority interest increased 317% to $19.5 million in 2000 from $4.7 million in 1999. Pro forma revenues and EBITDA less minority interest in 2000 were $193.7 million and $28.6 million, respectively.

INDUSTRY BACKGROUND

    We believe many physicians prefer surgery centers and private surgical hospitals to general acute care hospitals. We believe that this is due to the elective nature of the procedures performed at our surgery centers and private surgical hospitals, which allows physicians to schedule their time more efficiently and therefore increase the number of surgeries they can perform in a given amount of time. In addition, these facilities usually provide physicians with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases. While surgery centers and private surgical hospitals generally perform scheduled surgeries, private acute care hospitals and national health service facilities generally provide a broad range of services, including high priority and emergency procedures. Medical emergencies often demand the unplanned use of operating rooms and result in the postponement or delay of scheduled surgeries, disrupting physicians' practices and inconveniencing patients. Surgery centers and private surgical hospitals in the United States, Spain and the United Kingdom are designed to improve physician work environments and improve physician efficiency. In Spain and the United Kingdom, our surgery centers are also designed to provide an opportunity to physicians to supplement their incomes. In addition, many physicians choose to perform surgery in facilities like ours because their patients prefer the comfort of a less institutional atmosphere and the convenience of simplified admissions and discharge procedures.

    UNITED STATES

    According to SMG Marketing Group Inc.'s Freestanding Outpatient Surgery Center Directory, the number of outpatient surgery cases performed in freestanding surgery centers increased 191% from 2.3 million in 1990 to
6.7 million in 2000. Outpatient surgical procedures represented approximately 15% of all surgical procedures performed in the United States in 1980 compared to approximately 70% in 2000. New surgical techniques and technology, as well as advances in anesthesia, have significantly expanded the types of surgical procedures that are being performed in surgery centers and have helped drive the growth in outpatient surgery. Lasers, arthroscopy, enhanced endoscopic techniques and fiber optics have reduced the trauma and recovery time associated with many surgical procedures. Improved anesthesia has shortened recovery time by minimizing post-operative side effects such as nausea and drowsiness, thereby avoiding the need for overnight hospitalization in many cases. In addition, some states in the United States now permit surgery centers to keep a patient for up to 23 hours. This allows more complex surgeries, previously only performed in an inpatient setting, to be performed in a surgery center.

    In addition to these technological and other clinical advancements, a changing payor environment has contributed to the rapid growth in outpatient surgery in recent years. Government programs, private insurance companies, managed care organizations and self-insured employers have implemented cost containment measures to limit increases in healthcare expenditures, including procedure reimbursement. These cost containment measures have greatly contributed to the significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including surgery centers. We believe that surgery performed at a surgery center is generally less expensive than hospital-based outpatient surgery because of lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment.

    Today, large healthcare systems in the United States generally offer both inpatient and outpatient surgery on site. In addition, a number of nonprofit healthcare systems have begun to expand their portfolios of facilities and services by entering into strategic relationships with specialty operators of surgery centers. These strategic relationships enable nonprofit healthcare systems to offer patients, physicians and payors the cost advantages, convenience and other benefits of outpatient surgery in a freestanding facility. Further, these relationships allow the nonprofit healthcare systems to focus their attention and resources on their core business without the challenge of acquiring, developing and operating these facilities. According to SMG Marketing Group, as of June 30, 2000, there were 3,191 freestanding surgery centers in the United States, of which 3% were owned by healthcare systems and 27% were owned by corporate entities. The remaining 70% were independently owned, primarily by physicians.

    WESTERN EUROPE

    Most countries in Western Europe provide their populations with some level of government funded healthcare. Despite the success of these public programs, the practical limitations of these systems have resulted in delays or rationing of elective surgeries and certain other procedures. In many of these countries, funding and capacity constraints of public healthcare systems have created an opportunity for private healthcare systems to develop.

    While Spain's national health service covers substantially all of the country's population, a private healthcare industry has emerged that currently serves the 17.2% of Spain's population that maintains private insurance and another growing portion of the population that pays for elective procedures from personal funds. Total healthcare expenditures in Spain grew from 5.9% of gross domestic product, or GDP, in 1997 to 7.6% in 1998. In addition, Spain's GDP and wages have experienced compound annual growth of 1.9% and 2.6%, respectively, from 1975 to 1998. We believe that these increases support our view that the number of privately insured citizens, the amount of private healthcare expenditures and the resulting demand for private networks such as ours will continue to grow. We also believe that the growth in Spain's private healthcare industry has been driven in large part by an increase in the number of employers offering private insurance as a benefit to their employees. Like their U.S. counterparts, private insurance companies in Spain typically offer comprehensive health coverage. Since only 57 of the 347 private surgical hospitals in Spain are owned by multi-facility systems, we believe an opportunity exists to build a private hospital network that will enable us to negotiate more effectively with the country's large health insurance companies. Our facilities also supplement the national health service as public hospitals sometimes refer overload cases to our facilities.

    We are able to accept or reject these cases based on the available capacity of our facilities and the profitability of the cases. As of December 31, 2000, we derived approximately 67% of our revenues in Spain from private insurance and approximately 22% of our revenues in Spain from private pay.

    The United Kingdom also provides government funded healthcare to all of its residents through a national health service. It, however, is also subject to funding and capacity limitations. Since the demand for healthcare services exceeds the public system's capacity, U.K. residents may encounter waiting lists for elective surgery of up to 18 months as well as delays in obtaining cancer biopsies and other diagnostic procedures. The World Health Organization reports that 25,000 people die unnecessarily of cancer in Britain each year due to underfinanced and poorly managed cancer programs. In response to these shortfalls, private healthcare networks and private insurance companies have developed in the United Kingdom. Approximately 11% of the U.K. population has private insurance to cover elective surgical procedures, and another rapidly growing segment of the population pays for elective procedures from personal funds. As of December 31, 2000, in the United Kingdom, we derived approximately 66% of our revenues from private insurance and approximately 26% of our revenues from private pay patients.

OUR BUSINESS STRATEGY

    Our goal is to steadily increase our revenues and cash flows by becoming a leading operator of surgery centers and private surgical hospitals in the United States and selected nations in Western Europe. The key elements of our business strategy are to:


    - attract and retain top quality surgeons and other physicians;



    - grow through selective acquisitions and development of surgery centers and private surgical hospitals;



    - pursue strategic relationships with healthcare systems;



    - expand selectively in Western Europe; and


    - enhance operating efficiencies.

    ATTRACT AND RETAIN TOP QUALITY SURGEONS AND OTHER PHYSICIANS

    Since physicians provide and influence the direction of healthcare worldwide, we have developed our operating model to encourage physicians to affiliate with us and to use our facilities. We believe we attract physicians because we design our facilities, structure our strategic relationships and adopt staffing, scheduling and clinical systems and protocols to increase physician productivity and promote their professional and financial success. We believe this focus on physicians, combined with providing high quality healthcare in a friendly and convenient environment for patients, will continue to increase case volumes at our facilities. In addition, in the United States, we generally offer physicians the opportunity to purchase equity interests in the facilities they use. We believe this opportunity attracts quality physicians to our facilities and ownership increases the physicians' involvement in facility operations, enhancing quality of patient care, increasing productivity and reducing costs. In addition, we believe our recent acquisition of OrthoLink will strengthen our ability to attract leading physicians in the profitable field of orthopedics.

    GROW THROUGH SELECTIVE ACQUISITIONS AND DEVELOPMENT

    We intend to continue to enter targeted markets by acquiring and developing surgical facilities. In the United States, we expect to do this primarily in conjunction with a local healthcare system or hospital. We typically target the acquisition or development of multi-specialty centers that perform high volume, non-emergency, lower risk procedures requiring lower capital and operating costs than hospitals. In addition, we will also consider the acquisition of multi-facility companies. Since inception, we have successfully acquired and integrated facilities, generating average EBITDA less minority interest growth of 19.0% over the twelve months following acquisition.

    In determining whether to enter a new market, we examine numerous criteria, including:

    - the potential to achieve strong increases in revenues and cash flows;

    - the size of the market;

    - the number of surgical facilities in the market;

    - the number and nature of outpatient surgical procedures performed in the market;

    - the case mix of the facilities to be acquired;

    - whether the physicians, healthcare systems and payors in the market are receptive to surgery centers;

    - whether the facility is well-positioned to negotiate agreements with insurers, other payors and suppliers; and

    - licensing and other regulatory considerations.

    Upon identifying a target facility, we conduct financial, legal, engineering, operational, technology and systems audits of the facility and conduct interviews with the facility's management, affiliated physicians and staff. Once we acquire or develop a facility, we focus on upgrading systems and protocols, including implementing USPI's EDGE, to increase case volume and improve operating efficiencies.

    PURSUE STRATEGIC RELATIONSHIPS WITH HEALTHCARE SYSTEMS

    Through strategic relationships with us, healthcare systems can benefit from our operating expertise and create a new cash flow opportunity with limited capital expenditures. We believe that these relationships also allow nonprofit healthcare systems in particular to attract and retain physicians and improve their hospital operations by focusing on their core business. We also believe that strategic relationships with these healthcare systems help us to develop more quickly relationships with physicians, communities, suppliers and payors. Generally, the healthcare systems with which we develop relationships have strong local market positions and excellent reputations that we use in branding our facilities. In addition, our relationships with healthcare systems enhance our acquisition and development efforts by (1) providing opportunities to acquire facilities the systems may own, (2) providing access to physicians already affiliated with the systems, (3) attracting additional physicians to affiliate with newly developed facilities and (4) encouraging physicians who own facilities to consider a strategic relationship with us.

    EXPAND SELECTIVELY IN WESTERN EUROPE

    We are well-positioned in Western Europe to take advantage of the demand for privately provided surgery and cancer treatment. To this end, we intend to continue to acquire private surgical hospitals in existing markets and selected new countries. We own two private surgical hospitals in the United Kingdom and six private surgical hospitals, two surgery centers and a diagnostic facility in Spain. We enter new national markets through the acquisition of anchor hospitals in or near major cities. In accordance with this acquisition strategy, we established our presence in the United Kingdom and Spain through the acquisitions of Parkside Hospital outside London and Instituto Universitario Dexeus in Barcelona. We intend to continue to execute our acquisition strategy in Western Europe by continuing to develop local networks of private healthcare facilities in major population centers of the United Kingdom and Spain and by entering one or two additional national markets. As we enter a new country, we intend to establish a local management team with in-depth knowledge of the culture and complexities of that country's delivery system. While our operating model is designed to be applied consistently in different countries, it is flexible enough to allow local management to help us capitalize on country-specific opportunities, work more efficiently with local physicians, surgeons, patients and payors and adapt more effectively to local customs. We also seek to establish a brand name in selected markets to heighten awareness of our facilities.

    ENHANCE OPERATING EFFICIENCIES

    Once we acquire a new facility, we integrate it into our existing network by implementing a specific action plan to support the local management team and incorporate the new facility into our group purchasing contracts. We also implement our systems and protocols to improve operating efficiencies and contain costs. Our most important operational tool is our management system "Every Day Giving Excellence," which we refer to as USPI's EDGE. This proprietary measurement system allows us to track our clinical, service and financial performance, best practices and key indicators in each of our facilities. Our goal is to use USPI's EDGE to ensure that we provide each of the patients using our facilities with high quality healthcare, offer physicians a superior work environment and eliminate inefficiencies. Using USPI's EDGE, we track and monitor our performance in clinical care areas such as: (1) providing surgeons the equipment, supplies and surgical support they need; (2) starting cases on time; (3) minimizing turnover time between cases; and (4) providing efficient schedules. USPI's EDGE compiles and organizes the specified information on a daily basis and is easily accessed over the Internet by our facilities on a secure basis. The information provided by USPI's EDGE enables our employees, facility administrators and management to analyze trends over time and share processes and best practices among our facilities. In addition, the information is used as an evaluative tool by our administrators and a budgeting and planning tool by our management. USPI's EDGE is now fully deployed in all our U.S. facilities, except for the facilities we acquired in the OrthoLink transaction. We have begun deployment of USPI's EDGE in the United Kingdom and anticipate introducing it in Spain in the fourth quarter of 2001.

OPERATIONS

    OPERATIONS IN THE UNITED STATES

    Our operations in the United States consist primarily of our ownership and management of surgery centers. We have ownership interests in 27 surgery centers and one private surgical hospital and manage five additional surgery centers. In addition, we own interests in and will operate five surgery centers and one private surgical hospital that are currently under construction, and we have identified five additional markets for possible acquisition or development projects. Over 2,000 physicians have access privileges to use our facilities. Our surgery centers are licensed outpatient surgery centers and are generally equipped and staffed for multiple surgical specialties and located in freestanding buildings or medical office buildings. Our average surgery center has approximately 15,000 square feet of space with four or five operating rooms, as well as ancillary areas for preparation, recovery, reception and administration. Our surgery center facilities range from a 6,700 square foot, two operating room facility to a 17,000 square foot, six operating room facility. Our surgery centers are normally open weekdays from 7:00 a.m. to approximately 5:00 p.m. or until the last patient is discharged. We estimate that a surgery center with four operating rooms can accommodate up to 6,000 procedures per year.

    Our surgery center support staff typically consists of registered nurses, operating room technicians, an administrator who supervises the day-to-day activities of the surgery center, a receptionist and a small number of office staff. Each center also has a medical director, who is typically an anesthesiologist and responsible for and supervises the quality of medical care provided at the center. Use of our surgery centers is limited to licensed physicians, podiatrists and oral surgeons who are also on the medical staff of a local accredited hospital. Each center maintains a peer review committee consisting of physicians who use our facilities and who review the professional credentials of physicians applying for surgical privileges.

    All of our surgery centers eligible for accreditation are accredited by the Joint Commission on Accreditation of Healthcare Organizations or by the Accreditation Association for Ambulatory Healthcare. We believe that accreditation is the quality benchmark for managed care organizations. Many managed care organizations will not contract with a facility until it is accredited. We believe that our historical performance in the accreditation process reflects our commitment to providing high quality care in our surgery centers.

    All of our surgery centers in which we have ownership interests are limited partnerships or limited liability companies in which ownership interests are also held by local physicians who are on the medical staff of the centers. Our ownership interests in the centers range from 10% to 100%. Our partnership and limited liability company agreements typically provide for the quarterly pro rata distribution of net revenues from operations, less amounts held in reserve for expenses and working capital. We also have a management agreement with each of the centers under which we provide day-to-day management services for a management fee that is typically a percentage of the net revenues of the center.

    Our partnership and limited liability company agreements typically provide that if various regulatory changes take place we will be obligated to purchase some or all of the ownership interests of the physicians in the partnerships or limited liability companies that own and operate the applicable surgery centers. The regulatory changes that could trigger such an obligation include changes that:

    - make illegal the referral of Medicare and other patients to our surgery centers by physicians affiliated with us;

    - create the substantial likelihood that cash distributions from the partnership or limited liability company to the physicians associated therewith will be illegal; or

    - cause physician ownership interests in the partnerships or limited liability companies to be illegal.

    Typically, our partnership and limited liability company agreements allow us to use shares of our common stock as consideration for the purchase of a physician's interest should we be required to purchase these interests. In the event we are required to purchase these interests and our common stock does not maintain a sufficient valuation, we may be required to use cash for the acquisition of a physician's interest. As a result, the triggering of these obligations and the possible termination of our affiliation with these physicians could have a material adverse effect on us. See "Risk Factors" and "Business--Government Regulation."

    Our business depends upon the efforts and success of the physicians who provide medical services at our facilities and the strength of our relationships with these physicians. Our business could be adversely affected by the loss of our relationship with, or a reduction in use of our facilities by, a key physician or group of physicians. The physicians that affiliate with us and use our facilities are not our employees. However, we generally offer the physicians the opportunity to purchase equity interests in the facilities they use. The table below sets forth (1) each of the five surgery centers which has a group

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
of physicians that generates the majority of the cases performed at the surgery center, (2) the percentage of revenues at that surgery center attributable to those groups of physicians, (3) the percentage of our overall revenues attributable to those groups of physicians and (4) the ownership interests of each of those groups of physicians in the partnerships or limited liability companies that own and operate the applicable surgery center.

                                                   PERCENTAGE OF                        OWNERSHIP INTEREST
                                                     REVENUES          PERCENTAGE OF       OF GROUP OF
                                                  ATTRIBUTABLE TO     REVENUES OF THE     PHYSICIANS IN
SURGERY CENTER NAME                             GROUP OF PHYSICIANS       COMPANY         SURGERY CENTER
-------------------                             -------------------   ---------------   ------------------
Resurgens Surgery Center, Atlanta, Georgia....          100%              *                     85%
Atlanta East West, Austell, Georgia...........           60              1%                      1
Mountain Empire Surgery Center, Johnson City,
  Tennessee...................................           62               *                     20
Baptist Ambulatory Surgery Center, Nashville,
  Tennessee...................................           65               *                     20
New Mexico Orthopaedic Surgery Center,
  Albuquerque, New Mexico.....................          100               3                     49

--------------

*   Less than one percent.

    STRATEGIC RELATIONSHIPS

    We have entered into strategic relationships with three established healthcare systems and hospitals in the United States, two of which currently operate surgery centers and a third that is awaiting approval from New York regulatory authorities. Our largest joint venture is with the Baylor Health Care System in Dallas, Texas. The Baylor joint venture owns interests in limited liability companies and limited partnerships which own and operate surgery centers. Our alliance agreement with Baylor does not have an expiration date but may be terminated with the mutual consent of both parties, if the joint venture is determined to be illegal due to a change in laws or regulations or upon stated changes in control of our company. In addition, agreements governing the joint venture have provisions governing management power, dissolution events and veto power. This joint venture owns an outpatient surgery network that serves the approximately four million persons located in the Dallas/Fort Worth area. The Baylor joint venture currently has ownership interests, or management agreements with options to purchase an ownership interest, in eleven operational surgery centers. The Baylor joint venture is developing two private surgical hospitals and two surgery centers. We also have a joint venture with the Meridian Health System in Wall, New Jersey. This joint venture currently operates one surgery center and is developing one additional surgery center. All of our joint ventures require both parties to afford the other party the opportunity to participate in any surgery center project prior to the other party participating in the project.

    A key element of our business strategy is to pursue additional strategic relationships with healthcare providers in selected markets. To this end, we have signed an agreement for a strategic relationship with Mt. Sinai Health System in New York City through which we would develop a surgery center in Manhattan. However, this transaction is subject to approval from New York regulatory authorities and may not be consummated. In addition, we have also entered into preliminary discussions and a non-binding letter of intent with Saint Thomas Health Services in Nashville, Tennessee. We intend to structure our future joint ventures with service providers in a manner similar to our joint venture with Baylor.

    OPERATIONS IN SPAIN

    We believe our operations in Spain comprise one of the largest private hospital networks in this highly fragmented market. We own and operate six private surgical hospitals, two surgery centers and a diagnostic facility in Spain and over 700 physicians use our facilities. These facilities, located primarily in Barcelona, Madrid and Seville, range in size from 19 beds to 133 beds with an average of 92 beds. In this market, we focus primarily on five specialties: obstetrics/gynecology; orthopedic surgery; general surgery; internal medicine; and plastic surgery.


    In addition, we are developing our brand name, "USPE," in all of our markets in Spain in an effort to attract top quality physicians and a greater number of patients. We are developing this brand by leveraging the reputation of our more prominent physicians and facilities, particularly Instituto Universitario Dexeus in Barcelona. Dexeus is one of only two private teaching hospitals in Spain. We believe Dexeus' affiliation with the University of Barcelona, which has nationally renowned physicians, makes it one of Spain's most respected private hospitals and greatly enhances the USPE brand image. To this end, we also intend to develop our brand name through future acquisitions of private surgical hospitals. We have entered into a non-binding letter of intent to acquire Clinica Esperanza de Triana in Seville, Spain. Clinica Triana is a 93-bed private surgical hospital located in the center of Seville. We believe that Clinica Triana's location within two miles of Sagrado Corazon, our existing private hospital in Seville, will enable us to enhance the operations of both facilities. Additionally, we believe that we will be able to use our brand image in Seville to attract physicians and patients to Clinica Triana.


    OPERATIONS IN THE UNITED KINGDOM

    We acquired Parkside Hospital in Wimbledon, a suburb southwest of London, and Holly House Hospital in a suburb northeast of London near Essex in April 2000 for approximately $89.2 million in cash, approximately $54.0 million of which we borrowed from a commercial lender. Parkside has 69 registered acute care beds, including four high dependency beds, on three floors. The hospital has four operating theatres, including a dedicated endoscopy suite that opened in 1998. Parkside also has its own on-site pathology laboratory, pharmacy and diagnostic suite with an MRI scanner, two X-ray screening rooms and a color Doppler ultrasound machine. Approximately 270 surgeons and physicians, all of whom have or have held consulting positions in hospitals operated by the United Kingdom's national health service, have admitting privileges to the hospital. Parkside has established practices including orthopedics, gynecology and general surgery, as well as neurosurgery and endoscopic procedures. Parkside also intends to expand its outpatient department from 12 to 15 physicians' offices, which are referred to as consulting rooms.

    We are in the process of developing a comprehensive cancer center, the Parkside Clinic, near Parkside Hospital. Our development of Parkside Clinic has the support of a number of oncologists at Parkside Hospital and the center has already contracted with the BUPA Group, Britain's largest insurance company. We anticipate that the center will provide superior inpatient and outpatient services. We also anticipate that Parkside Clinic will be fully operational in 2002 and will provide radiotherapy, chemotherapy and nuclear medicine facilities on an outpatient basis with inpatient cancer services being provided at Parkside Hospital. Parkside Clinic also will provide additional space for expansion of other specialties and programs at Parkside Hospital.

    Holly House Hospital has been an acute care hospital for 20 years and has 56 registered acute care beds on two floors, including three high dependency beds. The hospital has three operating theatres built in 1988 and its own on-site pathology laboratory and pharmacy with cytotoxic reconstitution facilities to serve its expanding oncology program. A diagnostic suite houses MRI and CT scanners and two X-ray screening rooms together with a color Doppler ultrasound machine. Over 100 surgeons and physicians have admitting privileges at the hospital. The hospital has established orthopedic and general surgery practices and is developing oncology and plastic surgery programs.

    CASE MIX

    The following table sets forth the percentage of our revenues generated in 2000 for our company as a whole and by country from each of the following specialties:

                     SPECIALTY                             TOTAL           U.S.          SPAIN           U.K.
                     ---------                            --------       --------       --------       --------
Orthopedic.........................................          25%            30%            18%            23%
Obstetrics/gynecology..............................          14              5(1)          23(2)          19(3)
General surgery....................................          10              7             10             15
Ear, nose and throat...............................           8             12              3              5
Pain management....................................           8             16             --             --
Gastrointestinal...................................           7              9              7              4
Plastic surgery....................................           6              6              7              4
Ophthalmology......................................           5              9              1              4
Other..............................................          17              6             31             26
                                                            ---            ---            ---            ---
    Total..........................................         100%           100%           100%           100%
                                                            ===            ===            ===            ===

--------------

(1) Includes gynecology only.

(2) Includes obstetrics and gynecology.

(3) Includes gynecology and in vitro fertilization.

    PAYOR MIX

    The following table sets forth the percentage of our revenues generated in 2000 for our company as a whole and by country from each of the following payors:

                       PAYOR                               TOTAL           U.S.          SPAIN           U.K.
                       -----                              --------       --------       --------       --------
Private insurance..................................          69%            72%            67%            66%
Self-pay...........................................          15              3             22             26
Government.........................................          12             18             10              2
Other..............................................           4              7              1              6
                                                            ---            ---            ---            ---
    Total..........................................         100%           100%           100%           100%
                                                            ===            ===            ===            ===

    FACILITIES

    SURGERY CENTERS

    The following table sets forth information relating to the surgery centers that we operate:


                                                                                        PERCENTAGE
                                                                DATE OF                  OWNED BY
                                                              ACQUISITION   NUMBER OF      USPI
                                                                  OR        OPERATING     AS OF
                          FACILITY                            AFFILIATION     ROOMS      2/28/01
                          --------                            -----------   ---------   ----------
UNITED STATES
Decatur Surgery Center, Decatur, Alabama(1).................   7/31/98          2         66%
Warner Park Surgery Center, Chandler, Arizona(1)............    7/1/99          4        100
University Surgical Center, Winter Park, Florida............   10/1/98          3         70
Atlanta East West, Austell, Georgia.........................    9/1/00(4)       3         99
Resurgens Surgery Center, Atlanta, Georgia..................   10/1/98(4)       4         15
Roswell Surgery Center, Roswell, Georgia....................   10/1/00(4)       2         15
Creekwood Surgery Center, Kansas City, Missouri(1)..........   7/31/98          3         75
Parkway Surgery Center, Henderson, Nevada...................   11/1/98          5         50
Shrewsbury Ambulatory Surgery Center, Shrewsbury,
  New Jersey................................................    3/1/00          4         35
New Mexico Orthopaedic Surgery Center, Albuquerque,
  New Mexico................................................   2/29/00(4)       6         51
Las Cruces Surgery Center, Las Cruces, New Mexico(1)........    2/1/01          3         50
Day-Op Center of Long Island, Mineola, New York(5)..........   12/1/98          4          0
Eastside Surgery Center, Columbus, Ohio(2)..................   3/20/00(4)       4          0
Riverside Outpatient Surgery Center, Columbus, Ohio(2)......   3/20/00(4)       6          0
Mountain Empire Surgery Center, Johnson City, Tennessee.....    2/2/00(4)       4         20
Baptist Ambulatory Surgery Center, Nashville, Tennessee.....    3/1/98(4)       6         20
Middle Tennessee Ambulatory Surgery Center, Murfreesboro,
  Tennessee.................................................   7/31/98          4         39
Physicians Pavilion Surgery Center, Nashville,
  Tennessee(1)..............................................   7/31/98          4         72
Arlington Surgery Center, Arlington, Texas(1)...............    2/1/99          3         11
Baylor Surgicare, Dallas, Texas(1)..........................    6/1/99          6         48
Denton Surgicare, Denton, Texas(1)..........................    2/1/99          4         24
Doctors Surgery Center (Houston), Pasadena, Texas(1)........    9/1/99          4         92
Irving Surgery Center, Irving, Texas(1)(3)..................   12/1/98          4          0
Medical Centre Surgicare, Fort Worth, Texas(1)(3)...........   12/1/98          5          0
Metroplex Surgery Center, Bedford, Texas(1).................   12/1/98          4         47
North Texas Surgery Center, Dallas, Texas(1)................   12/1/98          4         46
Physicians Day Surgery Center, Dallas, Texas................  10/15/00          4         45
Premier Ambulatory Surgery Center of Garland, Garland,
  Texas.....................................................    2/1/99          2         15
Texas Surgery Center, Dallas, Texas(1)......................    6/1/99          4         48
United Surgery Center--Southeast, Houston, Texas(1).........    9/1/99          3         95
Valley View Surgery Center, Dallas, Texas(1)................   12/1/98          4         63
Teton Outpatient Services, Jackson Hole, Wyoming............    8/1/98(4)       2         39
SPAIN
Centro de Cirugia Ambulatario, Barcelona....................    3/1/99          3        100
USP Dermoestetica, S.L. Madrid..............................    4/1/99          2         70


                                                   (FOOTNOTES ON FOLLOWING PAGE)

--------------

(1) Licensed and equipped to accommodate 23-hour stays.

(2) Management agreement only.

(3) Management agreement only. We have an option to acquire an ownership interest.

(4) Indicates date of acquisition by OrthoLink. We acquired OrthoLink in February 2001.

(5) Operated through a consulting and administrative agreement.

    PRIVATE SURGICAL HOSPITALS

    The following table sets forth information relating to the private surgical hospitals that we operate:

                                                                                           PERCENTAGE
                                                       DATE OF                              OWNED BY
                                                     ACQUISITION   NUMBER OF                  USPI
                                                         OR        OPERATING   NUMBER OF     AS OF
                     FACILITY                        AFFILIATION     ROOMS       BEDS       2/28/01
                     --------                        -----------   ---------   ---------   ----------
UNITED STATES
TOPS Specialty Hospital, Houston, Texas............      7/1/99        7           20          100%
SPAIN
Instituto Universitario Dexeus, Barcelona..........     4/30/98       12          106           79
Hospital Santa Teresa, La Coruna...................     11/5/98        5          133           96
Hospital Sagrado Corazon, Seville..................    10/16/98        9           95          100
Clinica Nuestra Senora de la Esperanza, Vitoria....     10/5/98        3           19          100
Clinica San Camilo, Madrid.........................     3/15/00        8          130           97
Clinica San Jose, Madrid...........................     11/1/00        7           72          100
Juan XXIII, Madrid(1)..............................      2/1/00       --           --          100

UNITED KINGDOM
Parkside Hospital, Wimbledon.......................      4/6/00        4           69          100
Holly House Hospital, Essex........................      4/6/00        3           59          100

--------------

(1) Imaging center only.

    We own the buildings and property of four of our surgery centers and lease all other facilities where our various surgery centers and private surgical hospitals conduct their operations. Our leases have initial terms ranging from one to twenty years and most of the leases contain options to extend the lease period for up to ten additional years.

    Our corporate headquarters are located in Dallas, Texas. We currently lease approximately 11,000 square feet of space at 17103 Preston Road, Suite 200 North, Dallas, Texas. The lease expires in 2001.

    Our office in the United Kingdom is located in London. We currently lease 1,900 square feet. The lease expires in February 2004.

    Our Spanish offices are located in Madrid and Barcelona. We currently lease 2,600 square feet of space in Madrid. The lease expires in December 2001. Additionally, we lease 2,800 square feet of space in Barcelona. The lease expires in December 2002.

    We also lease 13,504 square feet of space in Brentwood, Tennessee, which serves as headquarters for the operations we acquired from OrthoLink. The lease expires in November 2002.

    DEVELOPMENT

    The following table sets forth information relating to facilities that are currently under construction:

                                                                      EXPECTED      NUMBER OF
                                                                      OPENING    OPERATING ROOMS/
                    FACILITY                             TYPE           DATE           BEDS
                    --------                             ----         --------   ----------------
Lawrenceville Surgery Center, Lawrenceville,       Surgery Center
  Georgia........................................                     3Q 2001         2 ORs
Toms River Surgery Center, Toms River,             Surgery Center
  New Jersey.....................................                     1Q 2002         4 ORs
Knoxville Surgery Center, Knoxville, Tennessee...  Surgery Center     2Q 2001         5 ORs
Frisco Surgical Hospital, Frisco, Texas..........  Surgical Hospital  4Q 2001     6 ORs/8 beds
Grapevine Surgery Center, Grapevine, Texas.......  Surgery Center     4Q 2001         4 ORs
Lewisville Surgicare, Lewisville, Texas..........  Surgery Center     1Q 2002         4 ORs
Cancer Center adjacent to Parkside Hospital,       Cancer Center
  Wimbledon, United Kingdom......................                     1Q 2002          --

    In addition, we have identified the following markets for possible future acquisition and development projects. Any acquisition or development in these or other markets must meet our acquisition and development criteria. We cannot assure you that we will be successful in developing facilities in any of the following markets:

    - Vail, Colorado

    - Manhattan, New York

    - Nashville, Tennessee


    - North Texas


    - Seville, Spain

    ORTHOLINK


    In February 2001, we acquired OrthoLink Physicians Corporation. In total, we acquired ownership interests in seven additional surgery centers, six of which OrthoLink manages. OrthoLink also manages two additional surgery centers in which it has no ownership interests and provides specialized management services for hospitals. Prior to the transaction, OrthoLink managed the practices of 207 physicians in eight markets working at 64 facilities in Colorado, Georgia, New Mexico, Ohio, Tennessee and Wyoming. We did not acquire all of OrthoLink's historical management services obligations. As a condition to our completing the OrthoLink acquisition, we required that the affiliated physician groups assume from OrthoLink various employment obligations, office leases and other agreements previously held by OrthoLink in connection with the performance of its management services. While we may enter into additional management services agreements with physician groups, we do not intend to purchase the assets of any of these groups.


MARKETING

    Our sales and marketing efforts are directed primarily at physicians, which are principally responsible for referring patients to our facilities. We market our facilities to physicians by emphasizing (1) the high level of patient satisfaction with our surgery centers, which is based on patient surveys we take concerning our facilities, (2) the quality and responsiveness of our services and (3) the practice efficiencies provided by our facilities. In those U.S. markets in which we have established a strategic alliance with a healthcare system, we coordinate the marketing effort with the healthcare system and generally benefit from this managed care strategy. We also directly negotiate agreements with third-party payors, which generally focus on the pricing, number of facilities in the market and affiliation with physician groups in a particular market. Maintaining access to physicians and patients through third-party payor contracting is essential for the economic viability of most of our facilities.

COMPETITION

    In all of our markets, we compete with other providers, including major acute care hospitals. Hospitals have various competitive advantages over us, including their established managed care contracts, community position, physician loyalty and geographical convenience for physicians' in-patient and out-patient practices. However, we believe that, in comparison to hospitals with which we compete for managed care contracts, our surgery centers and private surgical hospitals compete favorably on the basis of cost, quality, efficiency and responsiveness to physician needs in a more comfortable environment for the patient.

    We compete with other providers in each of our markets for patients and for contracts with insurers or managed care payors. Competition for managed care contracts with other providers is focused on the pricing, number of facilities in the market and affiliation with key physician groups in a particular market. We also encounter competition with other companies for acquisition and development of facilities and in the U.S. for strategic relationships with healthcare systems and physicians.

    There are several large, publicly-held companies, or divisions or subsidiaries of large publicly-held companies, that acquire and develop freestanding multi-specialty surgery centers and private surgical hospitals. Some of these competitors have greater resources than we do. The principal competitive factors that affect our ability and the ability of our competitors to acquire surgery centers and private surgical hospitals are price, experience and reputation and access to capital. Further, in the U.S. some physician groups develop surgery centers without a corporate partner. It is generally difficult, however, for a single practice to create effectively the efficient operations and marketing programs necessary to compete with other provider networks and companies. As a result, and also due to the financial investment necessary to develop surgery centers and private surgical hospitals, many healthcare systems and physician groups are attracted to corporate partners such as us.

    In the United Kingdom, we face competition from both the national health service and other privately operated hospitals, including hospitals owned by the BUPA Group, our primary competitor in the United Kingdom. Across the United Kingdom, a large number of private hospitals are owned by the four largest hospital operators. In addition, the two largest payors account for over half of the privately insured market. We believe our hospitals can effectively compete in this market due to location and specialty mix of our facilities. Our hospitals also have a higher portion of self pay business than the overall market. Self pay business is not influenced by the private insurers.

    In Spain, we face competition from several privately held independent hospitals and a few networks of hospitals that are owned by insurance companies. Insurance companies that own hospitals have the benefit of a captured market of their insured, including hospitals owned by Adesla, our primary competitor in Spain. These insurance companies compete with us in acquisitions of strategically placed hospitals in major cities. Other hospital networks are attempting to replicate our model and have begun to compete with us in the acquisition of hospitals. The acquisition of hospitals in Spain is greatly affected by price. In our experience, sellers are typically the physicians that have built the hospitals, and most physicians prefer an independent position in a market rather than becoming a provider for an insurance company. We focus our efforts on partnering with physicians and assisting them in growing their business and medical practices by encouraging group rather than individual practices.

    Our hospitals compete with other providers in the Spanish market, including other private hospitals and hospitals operated by Spain's national health service. The national health coverage makes the hospitals operated by Spain's national health service accessible to the entire Spanish population. In contrast, private hospitals such as ours must negotiate agreements with third-party payors, which focus on services available to their members as well as pricing. We believe that the size of our operations in Spain will give us the ability to negotiate effectively with insurance companies.

EMPLOYEES

    We employ approximately 2,400 persons, 2,100 of whom are full-time employees and 300 of whom are part-time employees. Of these employees, we employ approximately 600 in the United States, 600 in the United Kingdom and 1,200 in Spain. The physicians that affiliate with us and use our facilities are not our employees. However, we generally offer the physicians the opportunity to purchase equity interests in the facilities they use.

LEGAL PROCEEDINGS AND INSURANCE

    From time to time, we may be named a party to legal claims and proceedings in the ordinary course of business. We are not aware of any claims or proceedings against us or our partnerships that might have a material impact on us.

    In the United States, we maintain professional liability insurance that provides coverage on a claims made basis of $1.0 million per incident and $3.0 million in annual aggregate amount per location. We also maintain general liability insurance coverage of $1.0 million per occurrence and $2.0 million in annual aggregate amount per location, as well as business interruption insurance and property damage insurance. In addition, we maintain umbrella liability insurance in the aggregate amount of $10.0 million. In the United Kingdom, we maintain general public insurance in the amount of $5.0 million, malpractice insurance in the amount of $3.0 million and property and business interruption insurance. In Spain, we maintain property damage insurance in the amount of $30.0 million and general liability insurance coverage of $550,000 per accident and victim per year, per facility and $2.2 million at the group level. The governing documents of each of our surgery centers require physicians who conduct surgical procedures at our surgery centers to maintain stated amounts of insurance.

GOVERNMENT REGULATION

    UNITED STATES

    The healthcare industry is subject to extensive regulation by federal, state and local governments. Government regulation affects our business by controlling growth, requiring licensing or certification of facilities, regulating how facilities are used, and controlling payment for services provided. Further, the regulatory environment in which we operate may change significantly in the future. While we believe we have structured our agreements and operations in material compliance with applicable law, there can be no assurance that we will be able to successfully address changes in the regulatory environment.

    Every state imposes licensing and other requirements on healthcare facilities. In addition, many states require regulatory approval, including certificates of need, before establishing or expanding various types of healthcare facilities, including surgery centers and private surgical hospitals, offering services or making capital expenditures in excess of statutory thresholds for healthcare equipment, facilities or programs. We may become subject to additional burdensome regulations as we expand our existing operations and enter new markets.

    In addition to extensive existing government healthcare regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. We believe that these healthcare reform initiatives will continue during the foreseeable future. If adopted, some aspects of previously proposed reforms, such as further reductions in Medicare or Medicaid payments, or additional prohibitions on physicians' financial relationships with facilities to which they refer patients, could adversely affect us.

    We believe that our business operations materially comply with applicable law. However, we have not received a legal opinion from counsel or from any federal or state judicial or regulatory authority to this effect, and many aspects of our business operations have not been the subject of state or federal regulatory scrutiny or interpretation. Some of the laws applicable to us are subject to limited or evolving interpretations; therefore, a review of our operations by a court or law enforcement or regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the laws applicable to us may be amended or interpreted in a manner that could have a material adverse effect on us. Our ability to conduct our business and to operate profitably will depend in part upon obtaining and maintaining all necessary licenses, certificates of need and other approvals, and complying with applicable healthcare laws and regulations.

    LICENSURE AND CERTIFICATE OF NEED REGULATIONS

    Capital expenditures for the construction of new facilities, the addition of beds or the acquisition of existing facilities may be reviewable by state regulators under statutory schemes that are sometimes referred to as certificate of need laws. States with certificate of need laws place limits on the construction and acquisition of healthcare facilities and the expansion of existing facilities and services. In these states, approvals are required for capital expenditures exceeding amounts that involve certain facilities or services, including surgery centers and private surgical hospitals.

    State certificate of need laws generally provide that, prior to the addition of new beds, the construction of new facilities or the introduction of new services, a designated state health planning agency must determine that a need exists for those beds, facilities or services. The certificate of need process is intended to promote comprehensive healthcare planning, assist in providing high quality healthcare at the lowest possible cost and avoid unnecessary duplication by ensuring that only those healthcare facilities that are needed will be built.

    Typically, the provider of services submits an application to the appropriate agency with information concerning the area and population to be served, the anticipated demand for the facility or service to be provided, the amount of capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan and the cost per patient day for the type of care contemplated. The issuance of a certificate of need is based upon a finding of need by the agency in accordance with criteria set forth in certificate of need laws and state and regional health facilities plans. If the proposed facility or service is found to be necessary and the applicant to be the appropriate provider, the agency will issue a certificate of need containing a maximum amount of expenditure and a specific time period for the holder of the certificate of need to implement the approved project.

    Our healthcare facilities are also subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. To assure continued compliance with these regulations, governmental and other authorities periodically inspect our facilities. The failure to comply with these regulations could result in the suspension or revocation of a healthcare facility's license.

    Our healthcare facilities receive accreditation from the Joint Commission on Accreditation of Healthcare Organizations or the Accreditation Association for Ambulatory Health Care, Inc., nationwide commissions which establish standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of various types of healthcare facilities. Generally, our healthcare facilities must be in operation for at least six months before they are eligible for accreditation. As of December 31, 2000, all but our four most recently opened healthcare facilities had been accredited by either the Joint Commission on Accreditation of Healthcare Organizations or the

Accreditation Association for Ambulatory Health Care, Inc. Many managed care companies and third-party payors require our facilities to be accredited in order to be considered a participating provider under their health plans.

    MEDICARE AND MEDICAID PARTICIPATION IN SURGERY CENTERS

    Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older or who are disabled. Medicaid is a health insurance program jointly funded by state and federal governments that provides medical assistance to qualifying low income persons. Each state Medicaid program has the option to provide payment for surgery center services. All of the states in which we currently operate cover Medicaid surgery center services; however, these states may not continue to cover surgery center services and states into which we expand our operations may not cover or continue to cover surgery center services.

    Medicare payments for procedures performed at surgery centers are not based on costs or reasonable charges. Instead, Medicare prospectively determines fixed payment amounts for procedures performed at surgery centers. These amounts are adjusted for regional wage variations. The various state Medicaid programs also pay us a fixed payment for our services, which amount varies from state to state. A portion of our revenues are attributable to payments received from the Medicare and Medicaid programs. 19% and 18% of our total revenues for 1999 and 2000, respectively, were attributable to Medicare and Medicaid payments.

    To participate in the Medicare program and receive Medicare payment, our facilities must comply with regulations promulgated by the Department of Health and Human Services. Among other things, these regulations, known as "conditions of participation," relate to the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with state and local laws and regulations. Our surgery centers must also satisfy the conditions of participation in order to be eligible to participate in the Medicaid program. All of our surgery centers and private surgical hospitals in the United States are certified or awaiting certification to participate in the Medicare program. These facilities are subject to annual on-site surveys to maintain their certification. Failure to comply with Medicare's conditions of participation may result in loss of program payment or other governmental sanctions. We have established ongoing quality assurance activities to monitor and ensure our facilities' compliance with these conditions of participation.

    As with most government programs, the Medicare and Medicaid programs are subject to statutory and regulatory changes, possible retroactive and prospective rate adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect the level of payments to our surgery centers. Reductions or changes in Medicare or Medicaid funding could significantly affect our results of operations. We cannot predict at this time whether additional healthcare reform initiatives will be implemented or whether there will be other changes in the administration of government healthcare programs or the interpretation of government policies that would adversely affect our business.

    FEDERAL ANTI-KICKBACK AND PHYSICIAN SELF-REFERRAL LAWS

    State and federal laws regulate relationships among providers of healthcare services, including employment or service contracts and investment relationships. These restrictions include a federal criminal law, referred to in this prospectus as the Anti-Kickback Statute, that prohibits offering, paying, soliciting, or receiving any form of remuneration in return for:

    - referring patients for services or items payable under a federal healthcare program, including Medicare or Medicaid, or

    - purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by a federal healthcare program.

    A violation of the Anti-Kickback Statute constitutes a felony. Potential sanctions include imprisonment of up to five years, criminal fines of up to $25,000, civil money penalties of up to $50,000 per act plus three times the remuneration offered or three times the amount claimed and exclusion from all federally funded healthcare programs, including the Medicare and Medicaid programs. The applicability of these provisions to many business transactions in the healthcare industry has not yet been subject to judicial or regulatory interpretation.

    Pursuant to the Anti-Kickback Statute, and in an effort to reduce potential fraud and abuse relating to federal health care programs, the federal government has announced a policy of increased scrutiny of joint ventures and other transactions among healthcare providers. The Office of the Inspector General of the Department of Health and Human Services closely scrutinizes healthcare joint ventures involving physicians and other referral sources. In 1989, the Office of the Inspector General published a fraud alert that outlined questionable features of "suspect" joint ventures, and the Office of the Inspector General has continued to rely on fraud alerts in later pronouncements. The Office of the Inspector General has published regulations containing numerous "safe harbors" that exempt some practices from enforcement under the Anti-Kickback Statute. These safe harbor regulations, if fully complied with, assure participants in particular types of arrangements that the Office of the Inspector General will not treat their participation as a violation of the Anti-Kickback Statute. The safe harbor regulations do not expand the scope of activities that the Anti-Kickback Statute prohibits, nor do they provide that failure to satisfy the terms of a safe harbor constitutes a violation of the Anti-Kickback Statute. The Office of the Inspector General has, however, indicated that failure to satisfy the terms of a safe harbor may subject an arrangement to increased scrutiny.

    Our partnerships and limited liability companies that are providers of services under the Medicare and Medicaid programs, and their respective limited partners and members, are subject to the Anti-Kickback Statute. A number of the relationships that we have established with physicians and other healthcare providers do not fit within any of the safe harbor regulations issued by the Office of the Inspector General. Of our 33 surgical facilities in the United States, 28 are owned by partnerships or limited liability companies, which include as partners or members physicians who perform surgical or other procedures at the facilities. Our private surgical hospital in the United States does not have any physician owners.

    On November 19, 1999, the Office of the Inspector General promulgated rules setting forth additional safe harbors under the Anti-Kickback Statute. The new safe harbors include a safe harbor applicable to surgery centers, referred to in this prospectus as the "surgery center safe harbor." The surgery center safe harbor generally protects ownership or investment interests in a center by physicians who are in a position to refer patients directly to the center and perform procedures at the center on referred patients, if certain conditions are met. More specifically, the surgery center safe harbor protects any payment that is a return on an ownership or investment interest to an investor if certain standards are met in one of four categories of ambulatory surgery centers:
(1) surgeon-owned surgery centers; (2) single-specialty surgery centers;
(3) multi-specialty surgery centers; and (4) hospital/ physician surgery centers.

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
    For multi-specialty ambulatory surgery centers, for example, the following standards, among others, apply:

    (1) All of the investors must be:

       - physicians who are in a position to refer patients directly to the center and perform procedures on the referred patients,

       - group practices composed exclusively of those physicians, or

       - investors who are not employed by the entity or by any of its investors, are not in a position to provide items or services to the entity or any of its investors, and are not in a position to make or influence referrals directly or indirectly to the entity or any of its investors;

    (2) At least one-third of each physician investor's medical practice income from all sources for the previous fiscal year or twelve-month period must be derived from performing outpatient procedures that require a surgery center or private specialty hospital setting in accordance with Medicare reimbursement rules; and

    (3) At least one third of the Medicare-eligible outpatient surgery procedures performed by each physician investor for the previous fiscal year or previous twelve-month period must be performed at the surgery center in which the investment is made.

    Similar standards apply to each of the remaining three categories of surgery centers set forth in the regulations. In particular, each of the four categories includes a requirement that no ownership interests be held by a non-physician or non-hospital investor if that investor is employed by the center or another investor, is in a position to provide items or services to the center or any of its other investors, or is in a position to make or influence referrals directly or indirectly to the center or any of its investors.

    Since one of our subsidiaries is an investor in each partnership or limited liability company that owns one of our surgery centers, and since this subsidiary provides management and other services to the surgery center, our arrangements with physician investors do not fit within the specific terms of the surgery center safe harbor or any other safe harbor.

    In addition, because we do not control the medical practices of our physician investors or control where they perform surgical procedures, it is possible that the quantitative tests described above will not be met, or that other conditions of the surgery center safe harbor will not be met. Accordingly, while the surgery center safe harbor is helpful in establishing that a physician's investment in a surgery center should be considered an extension of the physician's practice and not as a prohibited financial relationship, we can give you no assurances that these ownership interests will not be challenged under the Anti-Kickback Statute. However, we believe that our arrangements involving physician ownership interests in our surgery centers should not fall within the activities prohibited by the Anti-Kickback Statute.

    While several federal court decisions have aggressively applied the restrictions of the Anti-Kickback Statute, they provide little guidance regarding the application of the Anti-Kickback Statute to our partnerships and limited liability companies. We believe that our operations materially comply with the requirements of both federal and state law. However, a federal or state agency charged with enforcement of the Anti-Kickback Statute or similar laws might assert a contrary position. Further, new federal or state laws, or new interpretations of existing laws, might adversely affect relationships we have established with physicians or other healthcare providers or result in the imposition of penalties on us or some of our facilities. Even the assertion of a violation could have a material adverse effect upon us.

    Section 1877 of the Social Security Act, commonly known as the "Stark Law," prohibits physicians, subject to the exceptions described below, from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician or an immediate family member has an ownership or investment interest or with which the physician or an immediate family member has entered into a compensation arrangement. These prohibitions, contained in the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II," amended prior federal physician self-referral legislation known as "Stark I" by expanding the list of designated health services to a total of ten categories of health services. Persons who violate the Stark Law are subject to potential civil money penalties of up to $15,000 for each bill or claim submitted in violation of the Stark Law and $100,000 for participation in a "circumvention scheme" and exclusion from the Medicare and Medicaid programs. In addition, the Stark Law requires the refund of any Medicare and Medicaid payments received for designated health services that resulted from a prohibited referral.

    Ambulatory surgery is not specifically enumerated as a health service subject to this prohibition; however, some of the ten designated health services under the Stark Law are among the specific services furnished by our surgery facilities. Final regulations interpreting Stark I, often referred to as the "Stark I regulations," were issued on August 14, 1995. On January 4, 2001 the Department of Health and Human Services published "Phase I" of the final regulations interpreting Stark II and modifying the Stark I regulations. The Department of Health and Human Services anticipates publishing "Phase II" of the regulations in the near future. The Phase I regulations, which in general are scheduled to take effect on January 4, 2002, address some of the ownership and investment interest exceptions and compensation arrangement exceptions found in the Stark Law. Under the Stark I regulations, clinical laboratory services provided by a surgery center are excepted from the Stark Law's self-referral prohibition, if these services are included in the surgery center's composite Medicare payment rate. The Phase I regulations take a different approach and exclude from the definition of "designated health services" any designated health services provided by a surgery center, if the services are included in the surgery center's composite Medicare payment rate. Therefore, under the Phase I regulations, the Stark Law's self-referral prohibition does not apply to designated health services provided by a surgery center, unless the surgery center separately bills Medicare for the services. We believe that our operations do not violate the Stark Law, as currently interpreted. However, the Department of Health and Human Services has indicated that it will further address the exception relating to services provided by a surgery center in Phase II of the regulations. Therefore, we cannot assure you, however, that future regulatory changes will not result in us becoming subject to the Stark Law's self-referral prohibition.

    FALSE AND OTHER IMPROPER CLAIMS

    The federal government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs. Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes. While the criminal statutes are generally reserved for instances of fraudulent intent, the government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances. For example, the government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge. The government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care was substandard.

    Over the past several years, the government has accused an increasing number of healthcare providers of violating the federal False Claims Act. The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the United States government. The statute defines "knowingly" to include not only actual knowledge of a claims falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim. Because our facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant civil or criminal penalties.

    Under the "qui tam," or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the federal government. Such private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that a healthcare company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs as a result of an investigation resulting from a whistleblower case. Although we believe that our operations materially comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit, or may otherwise be challenged or scrutinized by governmental authorities. A determination that we have violated these laws could have a material adverse effect on us.

    STATE ANTI-KICKBACK AND PHYSICIAN SELF-REFERRAL LAWS

    Many states, including those in which we do or expect to do business, have laws that prohibit payment of kickbacks or other remuneration in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all healthcare services in the state, regardless of the source of payment for the service. Based on court and administrative interpretations of the federal Anti-Kickback Statute, we believe that the Anti-Kickback Statute prohibits payments only if they are intended to induce referrals. However, the laws in most states regarding kickbacks have been subjected to more limited judicial and regulatory interpretation than federal law. Therefore, we can give you no assurances that our activities will be found to be in compliance with these laws. Noncompliance with these laws could subject us to penalties and sanctions and have a material adverse effect upon us.

    A number of states, including those in which we do or expect to do business, have enacted physician self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician's financial relationship with a healthcare provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals, but require that a patient be informed of the financial relationship before the referral is made. We believe that our operations are in material compliance with the physician self-referral laws of the states in which our facilities are located.

    HEALTH INFORMATION PRACTICES

    The Health Insurance Portability and Accountability Act of 1996 contains, among other measures, provisions that may require many organizations, including us, to implement very significant and potentially expensive new computer systems and business procedures designed to protect each patient's individual healthcare information. The Health Insurance Portability and Accountability Act of 1996 requires the Department of Health and Human Services to issue rules to define and implement patient privacy standards. Among the standards that the Department of Health and Human Services will adopt pursuant to the Health Insurance Portability and Accountability Act of 1996 are standards for the following:

    - electronic transactions and code sets;

    - unique identifiers for providers, employers, health plans and individuals;

    - security and electronic signatures;

    - privacy; and

    - enforcement.

    On August 17, 2000, the Department of Health and Human Services finalized the new transaction standards and we will be required to comply with them by October 16, 2002. The transaction standards will require us to use standard code sets established by the rule when transmitting health information in connection with some transactions, including health claims and health payment and remittance advice.

    On August 12, 1998, the Secretary of the Department of Health and Human Services issued a proposed rule that establishes, in part, standards for the security of health information by health plans, healthcare clearinghouses and healthcare providers that maintain or transmit any health information in electronic form, regardless of format. We would be an affected entity under the proposed rule. These security standards require affected entities to establish and maintain reasonable and appropriate administrative, technical and physical safeguards to ensure integrity, confidentiality and the availability of the information. The security standards were designed to protect the health information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. Although the security standards do not reference or advocate a specific technology, and affected entities have the flexibility to choose their own technical solutions, we expect that the security standards will require us to implement significant systems.

    On December 28, 2000, the Department of Health and Human Services published a final rule establishing standards for the privacy of individually identifiable health information. These privacy standards apply to all health plans, all healthcare clearinghouses and many healthcare providers, including healthcare providers that transmit health information in an electronic form in connection with certain standard transactions. We are a covered entity under the final rule. The privacy standards apply to protect individually identifiable health information held or disclosed by a covered entity in any form, whether communicated electronically, on paper or orally. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business associate to whom such information is disclosed. A violation of the privacy standards could result in civil money penalties of $100 per incident, up to a maximum of $25,000 per person per year per standard. The final rule also provides for criminal penalties of up to $50,000 and one year in prison for knowingly and improperly obtaining or disclosing protected health information, up to $100,000 and five years in prison for obtaining protected health information under false pretenses, and up to $250,000 and ten years in prison for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm.

    The final rule establishing the privacy standards is scheduled to become effective on April 14, 2001, with compliance required by April 14, 2003. The security regulations under the Health Insurance Portability and Accountability Act of 1996 are currently scheduled to be finalized by the Department of Health and Human Services prior to the end of the year 2001. Once the security regulations are issued in final form, we will have approximately two years to become fully compliant.

    We expect that compliance with these standards will require significant commitment and action by us. We have appointed members of our management team to direct our compliance with these standards. Although we and other covered entities generally are not required to be in compliance with these standards until two years following the effective date of the final rules issued or to be issued by the Department of Health and Human Services, implementation will require us to conduct extensive preparation and make significant expenditures. Because the security standards are proposed regulations, we cannot predict the total financial impact of the regulations on our operations.

    EUROPEAN UNION

    The European Commission's Directive on Data Privacy went into effect in October 1998 and prohibits the transfer of personal data to non-European Union countries that do not meet the European "adequacy" standard for privacy protection. The European Union privacy legislation requires, among other things, the creation of government data protection agencies, registration of databases with those agencies, and in some instances prior approval before personal data processing may begin.

    The U.S. Department of Commerce, in consultation with the European Commission, recently developed a "safe harbor" framework to protect data transferred in trans-Atlantic businesses like ours. The safe harbor provides a way for us to avoid experiencing interruptions in our business dealings in the European Union. It also provides a way to avoid prosecution by European authorities under European privacy laws. By certifying to the safe harbor, we will notify the European Union organizations that we provide "adequate" privacy protection, as defined by European privacy laws. To certify to the safe harbor, we must adhere to seven principles. These principles relate to notice, choice, onward transfer or transfers to third parties, access, security, data integrity and enforcement.

    We intend to formulate and execute programs that will satisfy the requirements of the safe harbor. Even if we are able to formulate programs that attempt to meet these objectives, we may not be able to execute them successfully, which could have a material adverse effect on our revenues, profits or results of operations.

    SPAIN

    Under the Spanish General Health Act and related regulations, private hospitals must report periodically to the applicable health authorities. These reports, which describe a hospital's activities, provide a method to identify and control epidemics. Private hospitals in Spain must obtain a number of licenses, permits and authorizations, including those required to begin operating the facility and to dispense drugs. In addition, private hospitals are subject to regular inspections by the health and administrative authorities to ensure compliance with applicable regulations. Private hospitals must register their personal databases with the Data Protection Agency. The Law of Personal Data Protection provides specific protection for the health information portion of this personal data. Private hospitals must adopt the necessary measures to ensure the safety of the personal data. Violations of these regulations could subject the hospital to administrative fines and civil and criminal liability. Administrative fines range from 500,000 Pesetas (approximately $3,000) to 100,000,000 Pesetas (approximately $560,000), or five times the value of the products and services that are the subject of the violation, depending on the seriousness of the violation. Health authorities may also close a private hospital for up to five years for serious violations. A violation that endangers the public health is a criminal offense. We believe that our operations in Spain are in material compliance with the laws referred to in this paragraph.

    UNITED KINGDOM

    While there is no specific anti-kickback legislation in the United Kingdom that is unique to the medical profession, general criminal legislation prohibits bribery and corruption. Our private surgical hospitals in the United Kingdom do not pay commissions to or share profits with referring physicians, who invoice patients or insurers directly for fees relating to the provision of their services. Private surgical hospitals in the United Kingdom are required to register with the local Social Services Authority pursuant to the Registered Homes Act 1984, which provides for regular inspections of the facility by the registering authority. The operation of a private surgical hospital without registration is a criminal offense. Under the Misuse of Drugs Act 1971, the supply, possession or production of controlled drugs without a license from the Secretary of State is a criminal offense. The Data Protection Act 1998 requires private surgical hospitals to register as "data controllers." The processing of personal data, such as patient information and medical records, without prior registration is a criminal offense. We believe that our operations in the United Kingdom are in material compliance with the laws referred to in this paragraph.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to our executive officers and directors:


NAME                                          AGE                           POSITION
----                                        --------                        --------
Donald E. Steen...........................     54      Chief Executive Officer and Chairman of the Board

William H. Wilcox.........................     49      President and Director

Sue H. Shelley............................     46      Executive Vice President

Mark A. Kopser............................     36      Senior Vice President and Chief Financial Officer

Jonathan R. Bond..........................     42      Senior Vice President, Operations

Mark Garvin...............................     36      Senior Vice President, Operations

Brett Brodnax.............................     36      Senior Vice President, Development

Philip J. Parker..........................     41      Vice President and Chief Information Officer

John J. Wellik............................     39      Vice President, Controller, Compliance Officer and
                                                       Secretary

Gabriel Masfurroll........................     47      President of Spanish operations

John M. Wotherspoon.......................     58      Managing Director of United Kingdom operations

Dave A. Alexander, Jr., M.D...............     49      President of OrthoLink and Director

Dale L. Stegall...........................     54      Chief Administrative Officer of OrthoLink

Carlos A. Ferrer(1).......................     47      Director

John C. Garrett, M.D......................     59      Director

D. Scott Mackesy(2).......................     32      Director

Thomas L. Mills(1)........................     53      Director

Boone Powell, Jr.(2)......................     64      Director

Paul B. Queally(2)........................     37      Director

David P. Zarin, M.D.(1)...................     52      Director


--------------

(1) Member of Audit Committee.

(2) Member of Options and Compensation Committee.

    DONALD E. STEEN founded our company in February 1998 and has been our chief executive officer and chairman since that time. Mr. Steen served as president of the International Group of HCA--The Healthcare Company, formerly known as Columbia/HCA Healthcare Corporation, from 1995 until 1997 and as president of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982.
Mr. Steen is also a member of the board of directors of Horizon Health Corporation and Kinetic Concepts, Inc.

    WILLIAM H. WILCOX joined us as our president and a director in September 1998. Mr. Wilcox served as president and chief executive officer of United Dental Care, Inc. from 1996 until joining us. Mr. Wilcox served as president of the Surgery Group of HCA and president and chief executive officer of the Ambulatory Surgery Division of HCA from 1994 until 1996.

    SUE H. SHELLEY is a founder of our company and has been our executive vice president since September 1999. Ms. Shelley served as our senior vice president from February 1998 until September 1999 and as one of our directors from October 1998 until May 1999. Ms. Shelley served as a private healthcare consultant from August 1995 until February 1998. Ms. Shelley also served as vice president, Strategic Operations and Development for the Western Group of HCA from 1994 until 1995.

    MARK A. KOPSER joined us as our senior vice president and chief financial officer in May 2000. Prior to that time, Mr. Kopser served as chief financial officer for the International Division of HCA from 1997 until 2000 and as chief financial officer for the London Division of HCA from 1992 until 1996.

    JONATHAN R. BOND joined us as our senior vice president, operations in April 1999. Prior to that time, Mr. Bond served as senior vice president for the Surgery Division of Physician Resource Group, Inc. from November 1995 until April 1999.

    MARK GARVIN joined us as our senior vice president, operations, in February 2001. Mr. Garvin joined OrthoLink in 1996, serving in various senior management positions until 1999, when he became OrthoLink's senior vice president, surgical operations. From 1992 to 1996, Mr. Garvin was vice president, operations, with the surgery division of HealthSouth Corporation.

    BRETT BRODNAX is our senior vice president, development. Prior to joining us in December 1999, Mr. Brodnax was an assistant vice president for Baylor Healthcare System from May 1990 until December 1999.

    PHILIP J. PARKER joined us as our vice president and chief information officer in February 1999. Prior to that time, Mr. Parker served as director of information services at United Dental Care, Inc. from March 1997 until
January 1999. From March 1996 until March 1997, Mr. Parker was a consultant with Ensemble Systems Consulting. Mr. Parker held various positions with Blue Cross and Blue Shield of Texas, Inc. from July 1992 until March 1996.

    JOHN J. WELLIK is our vice president, controller, chief compliance officer and secretary. Prior to joining us in April 1999, Mr. Wellik served as vice president and controller for Dynamex, Inc., a transportation services company, from November 1997 until February 1999. Mr. Wellik also served as an assistant controller for American Pad & Paper Company from May 1997 until November 1997. Mr. Wellik served in various accounting management positions, including director of financial accounting, for Avnet, Inc., an electronics distributor, from July 1993 until February 1997.

    GABRIEL MASFURROLL has been the president of United Surgical Partners Europe, S.L., our wholly owned Spanish subsidiary through which we conduct our operations in Spain, since April 1998. From 1996 to 1998, Mr. Masfurroll was president and chief executive officer of HCA's Spanish subsidiary. From 1994 to 1996, Mr. Masfurroll served as a director of the hospital division of Sanitas, S.A., the second largest Spanish health insurance company and an affiliate of the BUPA Group, Britain's largest insurance company. From 1991 to 1993,
Mr. Masfurroll was a healthcare consultant with GESGRUP.

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
    JOHN M. WOTHERSPOON is the managing director of Aspen Healthcare Holdings Limited in London and manages our facilities in the United Kingdom. We acquired Aspen in April 2000. Mr. Wotherspoon joined Aspen in 1987 as financial director, a post he held until September 1997 when he was promoted to managing director. In April 1998, Mr. Wotherspoon led the management buyout of Aspen backed by Electra Fleming. Mr. Wotherspoon has been qualified as a chartered accountant since 1966.

    DAVE A. ALEXANDER, JR., M.D. joined us as a director and the president of OrthoLink in February 2001. Prior to joining us, Dr. Alexander was the chairman and a director of OrthoLink since it was founded in July 1996. From 1992 to 1996, Dr. Alexander served as president of Tennessee Orthopedic Alliance.
Dr. Alexander has been in private practice of orthopedics in Nashville, Tennessee since 1982. Dr. Alexander is a Fellow of the American Academy of Orthopedic Surgeons and holds a Surgery Certificate of Added Qualification in Surgery of the Hand.

    DALE L. STEGALL joined us as the chief administrative officer of OrthoLink in February 2001. Mr. Stegall is a founder of OrthoLink and has been serving as OrthoLink's senior vice president, general counsel and secretary since its inception in 1996. From 1973 to 1996, Mr. Stegall was in the private practice of law and a healthcare consultant in Nashville, Tennessee.

    CARLOS A. FERRER has served as one of our directors since October 1998. In 1995, Mr. Ferrer co-founded Ferrer, Freeman, Thompson & Co., which manages private equity funds dedicated exclusively to the healthcare industry, and is a member of Ferrer, Freeman & Thompson & Co., LLC, the general partner of both FFT Partners I, L.P. and FFT Executive Partners I, L.P., which are investment partnerships. Previously he was a managing director at Credit Suisse First Boston Corporation.

    JOHN C. GARRETT, M.D. joined us as a director in February 2001. Mr. Garrett had been a director of OrthoLink since July 1997. Dr. Garrett founded Resurgens, P.C. in 1986, where he continues his specialized orthopedics practice in arthroscopic and reconstructive knee surgery. He is a Fellow of the American Academy of Orthopedic Surgeons.


    D. SCOTT MACKESY has served as one of our directors since our inception in February 1998. Mr. Mackesy has been a principal with Welsh, Carson, Anderson & Stowe since January 1998. Prior to joining Welsh, Carson, Anderson & Stowe,
Mr. Mackesy was senior research analyst and vice president in the Investment Research Department at Morgan Stanley Dean Witter from January 1996 to
January 1998. Mr. Mackesy is also on the board of directors of Pediatrix Medical Group, Inc. and six other private companies.


    THOMAS L. MILLS has served as one of our directors since September 1999. Mr. Mills is the chairman of our audit committee. Mr. Mills has been a partner in the law firm of Winston & Strawn since 1995, specializing in health law.

    BOONE POWELL, JR. has served as one of our directors since June 1999. Mr. Powell is the chairman of Baylor Health Care System and served as its president and chief executive officer from 1980 until 2000.

    PAUL B. QUEALLY has served as one of our directors since our inception in February 1998. Mr. Queally has been a general partner at Welsh, Carson, Anderson & Stowe since January 1996. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Queally was a general partner at The Sprout Group, which was the private equity group of Donaldson, Lufkin & Jenrette Securities Corporation.

    DAVID P. ZARIN, M.D. has served as one of our directors since
February 2000. Dr. Zarin has practiced otolaryngology in Houston, Texas since 1979. Dr. Zarin was a founding partner and serves as vice president of Texas ENT Specialists, PA, formed in 1997. Dr. Zarin was also a founding partner and a director of TOPS Surgical Specialty Hospital, which we acquired in July 1999. Dr. Zarin has served as chairman and president of the medical staff of TOPS Specialty Hospital since 1999.

BOARD OF DIRECTORS


    Upon completion of this offering, our board of directors will be divided into three classes serving staggered three-year terms. Each year, the directors of one class will stand for election as their terms of office expire.
Messrs. Ferrer, Garrett and Wilcox have been designated as Class I directors with their terms of office expiring in 2002; Messrs. Alexander, Mackesy and Zarin have been designated as Class II directors with their terms of office expiring in 2003; and Messrs. Mills, Powell, Queally and Steen have been designated as Class III directors with their terms of office expiring in 2004.


BOARD COMPENSATION

    Directors who are also our officers or employees do not receive compensation for their services as directors. Each non-employee director who has not previously been granted options to purchase our common stock is entitled to an award of stock options to purchase up to 8,333 shares of our common stock when he becomes a non-employee director, at an exercise price equal to the fair market value of our common stock on the date of grant. In each case, the stock options granted to the non-employee directors will have a three-year vesting schedule. Directors who are not affiliates or employees of a stockholder owning five percent or more of our outstanding common stock are entitled to a $1,000 fee for attendance at meetings of the board of directors or committees thereof and all directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    We have entered into agreements to indemnify our directors and executive officers. Under these agreements, we are obligated to indemnify our directors and officers to the fullest extent permitted under the Delaware General Corporate Law for expenses, including attorney's fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are helpful in attracting and retaining qualified directors and officers.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table contains summary information concerning the total compensation paid to or earned for the fiscal year ended December 31, 2000 by our chief executive officer and by our four other most highly compensated executive officers serving in this capacity as of December 31, 2000, whose total annual salary and bonus exceeded $100,000 for that fiscal year. We refer to these persons as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL           LONG-TERM
                                                     COMPENSATION       COMPENSATION
                                                  -------------------   ------------
                                                                         SECURITIES
                                                                         UNDERLYING      ALL OTHER
                                                   SALARY     BONUS       OPTIONS      COMPENSATION
          NAME AND PRINCIPAL POSITION               ($)        ($)          (#)             ($)
          ---------------------------             --------   --------   ------------   -------------
Donald E. Steen.................................  300,000         --       166,666       1,708(1)
  Chief Executive Officer
  and Chairman of the Board
William H. Wilcox...............................  300,000         --        50,000       1,500(1)
  President
Sue H. Shelley..................................  155,000         --            --       1,375(1)
  Executive Vice President
Jonathan R. Bond................................  158,125         --        16,666          --
  Senior Vice President, Operations
Gabriel Masfurroll..............................  228,000     52,000            --       9,600(2)
  President of Spanish Operations

--------------

(1) Consists of contributions to the named executive officer's 401(k) plan account.

(2) Consists of contributions to a defined contribution retirement plan on behalf of the named executive officer.

    The following table provides information regarding stock options granted to our named executive officers in 2000.

                             OPTION GRANTS IN 2000

                                                         INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE VALUES
                                 -----------------------------------------------------------------     AT ASSUMED ANNUAL RATES
                                    NUMBER OF                                                              OF STOCK PRICE
                                   SECURITIES       PERCENT OF TOTAL      EXERCISE                     APPRECIATION FOR OPTION
                                   UNDERLYING      OPTIONS GRANTED TO       PRICE                              TERM(2)
                                 OPTIONS GRANTED      EMPLOYEES IN      OR BASE PRICE   EXPIRATION   ---------------------------
             NAME                      (#)            FISCAL YEAR       ($/SHARE)(1)       DATE           5%            10%
             ----                ---------------   ------------------   -------------   ----------   ------------   ------------
Donald E. Steen................    166,666(3)             34.7%             13.50        12/01/10     1,415,000      3,585,000
William H. Wilcox..............     50,000(3)             10.4%             13.50        12/01/10       424,500      1,075,500
Sue H. Shelley.................     --                 --                  --              --            --             --
Jonathan R. Bond...............      8,333(4)              1.7%             12.00         8/01/10        63,000        159,250
                                     8,333(3)              1.7%             13.50        12/01/10        70,750        179,250
Gabriel Masfurroll.............     --                 --                  --              --            --             --

--------------

(1) The exercise price is based on the fair market value of the underlying common stock on the date of grant, as reasonably determined by the options and compensation committee based on, among other things, available information regarding recent sales of common stock.

(2) In accordance with the rules of the Securities and Exchange Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices.

(3) 25% of the stock options become exercisable on December 1 in each of 2001, 2002, 2003 and 2004.

(4) 25% of the stock options become exercisable on August 1 in each of 2001, 2002, 2003 and 2004.

    The following table provides summary information with respect to stock options held by our named executive officers as of December 31, 2000.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                   SHARES                        AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                  ACQUIRED                               (#)                         ($)(1)
                                     ON           VALUE      ---------------------------   ---------------------------
             NAME                EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   -----------   -----------   -------------   -----------   -------------
Donald E. Steen................      --           --           161,660        291,106       1,068,280       853,853
William H. Wilcox..............      --           --           143,333        173,333         709,163       574,163
Sue H. Shelley.................      --           --            46,666         36,666         298,331       218,331
Jonathan R. Bond...............      --           --             4,166         29,166          14,581        64,583
Gabriel Masfurroll.............      --           --            --             --              --            --

--------------

(1) There was no public market for our common stock at December 31, 2000. Accordingly, these values have been calculated by determining the difference between the exercise price per share and the assumed initial public offering price of $14.00 per share.

COMMITTEES OF THE BOARD

    Our board of directors has established an audit committee and an options and compensation committee.

    AUDIT COMMITTEE. The audit committee is comprised of Messrs. Ferrer, Mills and Zarin. The audit committee reports on its activities to the board of directors and is responsible for reviewing:

    - the recommendation to our board of directors of the appointment of our independent auditors;

    - the independence of our outside auditors;

    - the scope, timing and results of the audit and non-audit services performed by our independent auditors;

    - the audit committee charter on an annual basis;

    - the appropriateness of our accounting policies;

    - the adequacy of our accounting and financial controls;

    - compliance with our accounting policies and accounting and financial controls;

    - the reliability of the financial information that we report to the public; and

    - the proxy statement disclosures required by the audit committee.

    OPTIONS AND COMPENSATION COMMITTEE. The options and compensation committee is comprised of Messrs. Mackesy, Powell and Queally. The primary functions of the options and compensation committee are to:

    - review and recommend the compensation arrangements for our directors and officers; and

    - monitor and administer our stock option plans.

EMPLOYMENT AGREEMENTS

    DONALD E. STEEN. On November 1, 2000, we entered into a four-year employment agreement with Donald E. Steen that provides that he will serve as our chairman and chief executive officer. The employment agreement provides for annual base compensation of $400,000. Mr. Steen is also eligible for a performance bonus of up to 100% of his annual base salary. During any time when Mr. Steen is no longer serving as chief executive officer and, therefore, only serving as chairman, his annual base compensation would be reduced by $100,000. The employment agreement provides that, at any time after November 1, 2002, Mr. Steen is entitled to resign and that our board of directors is entitled to remove Mr. Steen from his position as chief executive officer, but not as chairman of the board of directors. In the event that we terminate the employment agreement other than for cause, Mr. Steen would be entitled to receive his annual base salary plus the average annual bonus, if any, awarded to Mr. Steen for the prior two calendar years until the later of 12 months following termination or the expiration of the initial four-year term of the agreement. The employment agreement further provides that all of Mr. Steen's stock options automatically become fully vested if we terminate the agreement for any reason other than for cause.

    WILLIAM H. WILCOX. On January 1, 2001, we entered into a two-year employment agreement with William H. Wilcox that provides that he will serve as our president. The employment agreement provides for annual base compensation of $350,000. Mr. Wilcox is also eligible for a performance bonus of up to 100% of his base salary. In the event that we terminate the employment agreement other than for cause, Mr. Wilcox would be entitled to receive his annual base salary plus the average annual bonus, if any, awarded to Mr. Wilcox for the prior two calendar years until the later of 12 months following termination or the expiration of the initial two-year term of the agreement. The employment agreement further provides that if we terminate the agreement for any reason other than for cause all of Mr. Wilcox's stock options automatically become fully vested.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

    We adopted our 1998 stock option plan on April 30, 1998. A total of 2,000,000 shares of common stock are authorized for issuance under the plan. We do not intend to grant any additional stock options under this plan after the completion of this offering. The plan provides for grants of incentive stock options to our employees, including officers and employee-directors, and for grants of non-qualified stock options and the right to purchase restricted stock to our officers, other employees, directors and consultants and other key persons. The purposes of the plan are to:

    - promote our interests and the interests of our stockholders by providing an opportunity to selected employees, officers, directors and other persons to purchase our common stock; and

    - attract, retain and motivate our employees and other persons and to encourage our employees and other persons to devote their best efforts to our business and financial success.

    Our options and compensation committee administers the plan. Our options and compensation committee designates the individuals to receive options or stock purchase awards, the number of shares subject to options or stock purchase awards, and the terms and conditions of each option or stock purchase award granted under the plan.

    While our options and compensation committee determines the terms of options or stock purchase awards granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of
Section 422(b)(6) of the Internal Revenue Code of 1986 cannot be exercisable after the expiration of five years from the date of grant.

    The plan is not subject to the Employee Retirement Income Security Act of 1974; however, the plan is designed to allow for awards that constitute performance-based awards as provided for in Section 162(m) of the Internal Revenue Code of 1986. Therefore, awards may be exempt from the limitations on the deductibility of compensation that exceeds $1 million.

    Our options and compensation committee determines the exercise price of options granted under the plan. Incentive stock options must be granted at the fair market value of the underlying stock at the time the option is granted. Further, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986 must be at least 110% of the fair market value of the underlying stock at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by our options and compensation committee.

    Our options and compensation committee determines the purchase price for shares of our common stock sold pursuant to stock purchase awards. The purchase price need not be equal to the fair market value of our common stock. The purchase price is payable in cash or, at the discretion of the committee, with the grantee's promissory note, secured by the stock subject to the award, or any other consideration approved by the committee.

2001 EQUITY-BASED COMPENSATION PLAN

    We adopted our 2001 Equity-Based Compensation Plan on February 13, 2001. At any given time, the number of shares of common stock issued and issuable, upon the exercise of outstanding and future awards or the lapse of forfeiture restrictions for outstanding and future awards, under the plan may not exceed the lesser of 300,000,000 shares or 12.5% of the total number of shares of common stock then outstanding, assuming the exercise of all outstanding options and warrants and the conversion of all securities convertible or exchangeable into our common stock. Shares of common stock relating to forfeited awards will again be available for purposes of these share limitations but not for purposes of share limitations imposed by Section 162(m) of the Internal Revenue Code. The plan provides for grants of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, to our employees, including officers and employee-directors, and for grants of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentive awards to our employees, consultants and nonemployee directors. The purposes of the plan are:

    - to attract and retain the best available personnel for positions of substantial responsibility;

    - to provide additional incentives to our employees and consultants; and

    - to promote the success of our business.

    Our board of directors or our options and compensation committee, to the extent it is directed to do so by our board of directors, administers the plan. Our options and compensation committee will at all times will be comprised of two or more individuals that constitute "outside directors" for purposes of
Section 162(m) of the Internal Revenue Code of 1986 and, in the discretion of our board of directors, "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Our board of directors or our options and compensation committee will designate the individuals to receive awards, the number of shares subject to the awards and the terms and conditions of each award, subject to the terms of the plan.

    While our board of directors or our options and compensation committee determines the terms of awards granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of grant. Further, any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986 cannot be exercisable after the expiration of five years from the date of grant.

    While our options and compensation committee determines the exercise price of options granted under the plan, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of our shares within the meaning of
Section 422(b)(6) of the Internal Revenue Code of 1986 must be at least 110% of the fair market value of the underlying share at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by our options and compensation committee.

    The plan is not subject to the Employee Retirement Income Security Act of 1974; however, the plan is designed to allow for awards that constitute performance-based awards as provided for in Section 162(m) of the Internal Revenue Code of 1986. Therefore, awards may be exempt from the limitations on the deductibility of compensation that exceeds $1 million.

EMPLOYEE STOCK PURCHASE PLAN


    We adopted our Employee Stock Purchase Plan on February 13, 2001. A total of 500,000 shares of common stock are authorized for issuance under the plan. The plan provides for the grant of stock options to selected eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance our interests by providing an opportunity to purchase stock of the company at a favorable price. The plan is administered by our options and compensation committee.


    Any eligible employee may elect to participate in the plan by authorizing our options and compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by our options and compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by us and the designated percentage may not exceed an amount of eligible compensation established by us from which the deduction is made. In no event will an employee be granted an option under the plan that would permit the purchase of stock with a fair market value in excess of $25,000, or to purchase more than 5,000 shares in any six month period.

    There are two six-month offering periods in each calendar year. The date of grant and the date of exercise for the first option period is January 1 and June 30, respectively, and the date of grant and date of exercise for the second option period is July 1 and December 31, respectively. The first offering period of the plan will commence on the date we close this offering, and will conclude on June 30, 2001. The exercise price of options granted under the plan will be an amount equal to the lesser of 85% of the fair market value of our common stock on the date of exercise or on the date of grant.

    The plan is designed to comply with Section 423 of the Internal Revenue Code and thus is eligible for the favorable tax treatment afforded by Section 423.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ISSUANCE OF EQUITY SECURITIES

    COMMON STOCK AND CLASS A COMMON STOCK

    From March 1998 to August 2000, we issued 170,046 shares of our common stock in private placements at prices ranging from $6.00 to $12.00 per share and we issued 7,839,844 shares of our Class A common stock in private placements at prices ranging from $6.00 to $12.00 per share. Some of the purchasers of our common stock and our Class A common stock in these private placements are officers, directors and stockholders owning more than 5% of our outstanding common stock and persons and entities associated with our officers, directors and those stockholders. See "Security Ownership of Principal Stockholders and Management." Each share of Class A common stock will convert into one share of common stock upon completion of this offering.

    SERIES A REDEEMABLE PREFERRED STOCK

    From September 28, 1998 to October 9, 1998, we sold to Welsh, Carson, Anderson & Stowe 30,000 shares of our Series A redeemable preferred stock at a purchase price of $1,000 per share. As of December 31, 2000, we had 31,200 shares of Series A redeemable preferred stock outstanding. We intend to use $32.8 million of the net proceeds of this offering to redeem all outstanding shares of our Series A redeemable preferred stock and pay all accrued and unpaid dividends on those shares.

    SERIES C CONVERTIBLE PREFERRED STOCK


    On March 27, 2000, we sold 18,750 shares of our Series C convertible preferred stock, which represent all of our outstanding shares of Series C convertible preferred stock, at a purchase price of $1,000 per share. We sold 15,000 shares to Welsh, Carson, Anderson & Stowe, a stockholder owning more than 5% of our outstanding common stock, and its affiliates. We sold 3,601 shares to FFT Partners I, L.P., a stockholder owning more than 5% of our outstanding common stock, and 149 shares to FFT Executive Partners I, L.P., which are affiliates of Carlos A. Ferrer, a director. Each share of Series C convertible preferred stock is convertible into the number of shares of our common stock that is equal to $1,000 per share plus an amount equal to 7% on each $1,000 per share amount compounded quarterly divided by $10.50. As of April 30, 2001, each share of Series C convertible preferred stock would have been convertible into 102 shares of our common stock.


    The following table sets forth the aggregate number of shares acquired by, and the aggregate consideration paid by, our executive officers, directors and stockholders owning more than 5% of our outstanding common stock in the private placement transactions described above and in connection with our acquisition of OrthoLink. We sold each share of our Series A redeemable preferred stock and Series C convertible preferred stock for $1,000 per share.

                                                                                                           SERIES A
                                                                                                          REDEEMABLE
                                                                               CLASS A                  PREFERRED STOCK
                                      COMMON STOCK                           COMMON STOCK               ---------------
  EXECUTIVE OFFICERS,     ------------------------------------   ------------------------------------      NUMBER OF
       DIRECTORS             NUMBER OF          AGGREGATE           NUMBER OF          AGGREGATE            SHARES
  AND 5% STOCKHOLDERS     SHARES ACQUIRED   CONSIDERATION PAID   SHARES ACQUIRED   CONSIDERATION PAID      ACQUIRED
------------------------  ---------------   ------------------   ---------------   ------------------   ---------------
FFT Partners I, L.P.....       --                $ --                 548,725          $5,761,620           --
FFT Executive Partners
  I, L.P................       --                  --                  22,703             238,380           --
WCAS Capital Partners
  III, L.P..............       --                  --                 500,000           5,250,000           --
Welsh, Carson, Anderson
  & Stowe VII, L.P......       731,074             (1)              5,271,090          41,246,782           28,050
Donald E. Steen.........       --                  --                 363,000           2,499,000           --
William H. Wilcox.......       --                  --                  92,666             943,000               60
Sue H. Shelley..........       --                  --                  86,666             535,000           --
Jonathan R. Bond........         9,523                 99,999         --                 --                 --
John J. Wellik..........        10,000                105,000         --                 --                 --
Mark A. Kopser..........        41,666                437,500         --                 --                 --
Brett Brodnax...........        17,857                199,999         --                 --                 --
D. Scott Mackesy........       --                  --                   2,251              17,615               12
Paul B. Queally.........         1,573             (1)                  8,666              67,816               48
Dave A. Alexander, Jr.,
  M.D...................        26,375             (1)                --                 --                 --
John C. Garrett, M.D....        71,614             (1)                --                 --                 --
Dale L. Stegall.........         9,833             (1)                --                 --                 --

                             SERIES C
                            CONVERTIBLE
                          PREFERRED STOCK
                          ---------------
  EXECUTIVE OFFICERS,        NUMBER OF
       DIRECTORS              SHARES
  AND 5% STOCKHOLDERS        ACQUIRED
------------------------  ---------------
FFT Partners I, L.P.....       1,200
FFT Executive Partners
  I, L.P................          50
WCAS Capital Partners
  III, L.P..............      --
Welsh, Carson, Anderson
  & Stowe VII, L.P......       4,672
Donald E. Steen.........      --
William H. Wilcox.......      --
Sue H. Shelley..........      --
Jonathan R. Bond........      --
John J. Wellik..........      --
Mark A. Kopser..........      --
Brett Brodnax...........      --
D. Scott Mackesy........           2
Paul B. Queally.........           7
Dave A. Alexander, Jr.,
  M.D...................      --
John C. Garrett, M.D....      --
Dale L. Stegall.........      --


--------------------

(1) These shares of common stock were issued in connection with our acquisition of OrthoLink in February 2001.

WARRANTS

    We issued a warrant, dated March 27, 2000, to Welsh, Carson, Anderson & Stowe VII, L.P., a stockholder owning more than 5% of our outstanding common stock, to purchase 266,666 shares of our Class A common stock at an exercise price of $.03 per share in connection with its purchase of shares of our Series C convertible preferred stock. The warrant will terminate on June 18, 2009.

7% SENIOR SUBORDINATED NOTES

    In November 1998, March 1999 and June 1999, we issued $16.0 million principal amount of our 7% senior subordinated notes due April 30, 2008 to Welsh, Carson, Anderson & Stowe and its affiliates, $3.8 million principal amount of our 7% senior subordinated notes to FFT Partners I, L.P. and $0.2 million principal amount of our 7% senior subordinated notes to FFT Executive Partners I, L.P. We paid to these entities $91,013 in accrued interest on the notes in 1999 and $1,271,811 in accrued interest on the notes in 2000. Under the notes, we are required to repay in full the principal balance of the notes and any accrued and unpaid interest on the notes upon completion of this offering. However, Welsh, Carson, Anderson & Stowe, FFT Partners I, L.P. and FFT Executive Partners I, L.P. have agreed to waive their rights to such mandatory prepayment under the notes and exchange our 7% senior subordinated notes for shares of our Series D redeemable preferred stock upon consummation of this offering.

10% SENIOR SUBORDINATED NOTES

    In March 2000, in connection with the issuance of 500,000 shares of our Class A common stock for an aggregate purchase price of $5,250,000, we issued $36,000,000 principal amount of our 10% senior subordinated notes due March 27, 2010, for a purchase price of $30,750,000 to WCAS Capital Partners III, L.P., an affiliate of Welsh, Carson, Anderson & Stowe. We paid no interest on the notes in 2000. Under the notes, we are required to repay in full the principal balance of the notes and any accrued and unpaid interest on the notes upon completion of this offering. However, WCAS Capital Partners III, L.P. has indicated to us that it will waive its rights to such mandatory prepayment under the notes.

STOCKHOLDERS AGREEMENT

    We are party to a stockholders agreement with:

    - Donald E. Steen;

    - Sue H. Shelley;

    - William H. Wilcox;

    - FFT Partners I, L.P.;

    - FFT Executive Partners I, L.P.;

    - Baylor Health Care System Foundation;

    - Welsh, Carson, Anderson & Stowe VII, L.P.;

    - WCAS Capital Partners III, L.P.;

    - WCAS Healthcare Partners, L.P.; and

    - some other holders of our capital stock.

    The stockholders agreement contains customary transfer restrictions including co-sale and right of first refusal provisions as well as provisions regarding voting for specified director nominees. This agreement will automatically terminate upon the completion of this offering.

REGISTRATION RIGHTS AGREEMENT

    Donald E. Steen, William H. Wilcox, Sue H. Shelley, Paul B. Queally, D. Scott Mackesy, Dave A. Alexander, Jr., M.D., Dale L. Stegall, Mark Garvin, John
C. Garrett, M.D., Baylor Health Services, Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Healthcare Partners, L.P., WCAS Capital Partners III, L.P., FFT Partners I, L.P. and FFT Executive Partners I, L.P. and other holders of our Class A common stock and shares of common stock issuable upon the conversion of our Class A common stock are entitled under a registration rights agreement with us to the following registration rights for the shares of common stock held by them:

    - at any time Welsh, Carson, Anderson & Stowe VII, L.P., on behalf of the holders of registrable securities, may require, on two occasions only, that we use our best efforts to register registrable securities for public resale;

    - holders of registrable securities under the agreement may require us to use our best efforts to register their shares of common stock on a Form S-3 registration statement, provided that we are eligible to use the form and provided further that we shall not be required to effect the registration more than once in any 180 day period; and

    - if we register any common stock at any time, either for our own account or for the account of other security holders, holders of registrable securities under the agreement are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

    We will bear all registration expenses other than underwriting discounts and commissions in connection with any registration under the registration rights agreement. All holders of registrable securities have agreed not to exercise their registration rights during the 180-day period following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

OTHER TRANSACTIONS

    We accepted promissory notes from the following executive officers as partial consideration for the purchase by the executive officer of our common stock as set forth below:

                                       DATE                             OUTSTANDING
                                        OF      PRINCIPAL   INTEREST   BALANCE AS OF
         EXECUTIVE OFFICER             NOTE      AMOUNT       RATE     MARCH 15, 2001
         -----------------           --------   ---------   --------   --------------
Sue H. Shelley.....................   4/30/98   $250,000       7%          $250,000
William H. Wilcox..................  10/31/98    400,000       7            400,000
Jonathan R. Bond...................  11/22/99     75,000       7             75,000
John J. Wellik.....................  11/22/99     26,250       7             26,250
John J. Wellik.....................   8/15/00     52,500       7             52,500
Mark A. Kopser.....................    5/1/00    328,125       7            328,125
Brett Brodnax......................   2/15/00     75,000       7             75,000
Brett Brodnax......................   8/15/00     75,000       7             75,000

    Interest on the outstanding balance of the promissory notes is payable quarterly. The principal amount is due on the fourth anniversary of the note. The maturity date of the notes will be accelerated upon completion of this offering to the six-month anniversary of the completion of this offering. Each promissory note is secured by a pledge of the shares of our common stock or our Class A common stock purchased with the note.


    On June 1, 1999, we issued a convertible subordinated promissory note to Baylor Health Care System Foundation in the principal amount of $3,287,234 in connection with Baylor's contribution of two surgery centers to our joint venture with Baylor. The conversion price of the convertible subordinated promissory note is $10.50 per share of common stock. Our contribution and purchase agreement with Baylor contains an "earn-out" provision under which Baylor could receive additional convertible promissory notes. Under the earn-out provision, if earnings before interest, taxes, depreciation, amortization and management fees of our limited partnership with Baylor exceed stated amounts in the second and third years of the limited partnership, Baylor would be entitled to receive additional convertible subordinated notes in an amount equal to 50% of the excess. The conversion price of any additional convertible promissory notes will be the greater of $10.50 per share or the fair market value of the underlying common stock at the time the additional convertible promissory note is issued. Under the convertible subordinated promissory note, we are required to repay in full the principal balance of the note and any accrued and unpaid interest on the note upon completion of this offering. However, Baylor has indicated to us that they will convert the note into shares of our common stock immediately prior to the consummation of the offering. Boone Powell, Jr., one of our directors, is the chairman of the board of directors of Baylor and served as its president and chief executive officer from 1980 until 2000. We derived approximately 7.9% of our revenues from our joint venture with Baylor in 2000. For more information regarding our joint venture with Baylor, see "Business--Operations--Operations in the United States--Strategic Relationships."


    On July 1, 1999, we acquired the general partner interest of a limited partnership that operates TOPS Specialty Hospital from Pallen Corporation. In connection with the transaction, David P. Zarin, one of our directors and a stockholder of Pallen, received distributions equal to $199,378.44 from Pallen. Additionally, on July 1, 1999, Dr. Zarin purchased 30.6 limited partnership units in TOPS for an aggregate purchase price of $117,500, representing a 3.06% ownership interest in TOPS. On June 30, 2000, we purchased from Dr. Zarin the limited partnership units that he owned in the limited partnership for $117,500. Prior to selling his limited partnership units to us, Dr. Zarin received $17,945 in partner distributions from the partnership in 2000.


    On October 12, 2000, we issued to HDT, S.C. 333,333 shares of our Class B common stock, and on September 26, 2000, we assumed a recourse promissory note in the principal amount of $811,093 from

HDT, S.C., the minority interest holder and successor of HMT, S.C., and received $6,838 in cash, in exchange for the minority interest held by HDT, S.C. in our Spanish subsidiary, USPE. On January 31, 2001, we accepted $45,306 in cash and a recourse promissory note in the principal amount of $244,655 from HDT, S.C., as consideration for the purchase of 27,615 shares of our Class B common stock. HDT is a holding company owned primarily by the management team responsible for our Spanish operations. Gabriel Masfurroll, president of our Spanish operations, beneficially owns approximately 37% of HDT. Both promissory notes bear interest at a rate of 5% per annum, payable at maturity. As of February 28, 2001, the outstanding principal balances of the notes were $811,093 and $244,655, respectively. The notes mature on the earlier of six months following the completion of this offering or September 26, 2004 and January 31, 2005, respectively. The promissory notes are secured by a pledge of the 360,948 shares of our Class B common stock and are guaranteed by the stockholders of HDT. Upon completion of the offering, all shares of our Class B common stock will be converted into shares of common stock based on the factors set forth in our certificate of incorporation. As of April 30, 2001, our 360,948 shares of outstanding Class B common stock would have converted into 336,222 shares of common stock.


    Effective as of February 1, 2001, we granted options to purchase 66,666 shares of our common stock to William H. Wilcox. The exercise price of the options is equal to the initial public offering price. If we meet an earnings per share target in 2001, options with respect to 8,333 shares will vest on December 31 of each of 2003, 2004, 2005 and 2006. If we meet an earnings per share target in 2002, options with respect to 11,111 shares will vest on December 31 of each of 2003, 2004 and 2005. If we do not meet the earnings per share targets in 2001 and 2002, all of the options become exercisable on February 1, 2007.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT


    The following table sets forth information with respect to the beneficial ownership of our common stock as of April 30, 2001, after giving effect to the conversion of all outstanding shares of our Class A common stock, Class B common stock, Series C convertible preferred stock and of our convertible subordinated note with Baylor Health Care System Foundation into shares of our common stock.



    We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of common stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after April 30, 2001. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person.



                                                                                        PERCENT OF COMMON STOCK
                                                                                           BENEFICIALLY OWNED
                                                         SHARES OF COMMON       ----------------------------------------
             NAME OF BENEFICIAL OWNER                STOCK BENEFICIALLY OWNED   BEFORE THE OFFERING   AFTER THE OFFERING
---------------------------------------------------  ------------------------   -------------------   ------------------
FFT Partners I, L.P ...............................            917,909(1)               6.57%                 4.00%
  Ferrer Freeman & Thompson
  10 Glenville Street
  Greenwich, CT 06831
WCAS Capital Partners III, L.P. ...................            500,000(2)               3.58%                 2.18%
  320 Park Avenue, Suite 2500
  New York, NY 10022-9500
Welsh, Carson, Anderson & Stowe VII, L.P ..........          7,705,893(3)              54.15%                33.17%
  320 Park Avenue, Suite 2500
  New York, NY 10022-9500
HDT, S.C. .........................................            336,222(4)               2.41%                 1.46%
  Paseo de la Castellana, numero 40 bis, 4a planta
  28046 Madrid, Spain
Donald E. Steen....................................            561,880(5)               3.97%                 2.43%
William H. Wilcox..................................            235,999(6)               1.67%                 1.02%
Mark A. Kopser.....................................             41,666                     *                     *
Sue H. Shelley.....................................            143,332(7)               1.02%                    *
Jonathan R. Bond...................................             17,856(8)                  *                     *
Brett Brodnax......................................             19,107(9)                  *                     *
Philip J. Parker...................................              5,833(10)                 *                     *
John J. Wellik.....................................             15,416(11)                 *                     *
Gabriel Masfurroll.................................            336,222(12)              2.41%                 1.46%
John Wotherspoon...................................                 --                    --                    --
Dave A. Alexander, Jr., M.D........................             68,224(13)                 *                     *
Dale L. Stegall....................................             49,559(14)                 *                     *
Mark Garvin........................................             24,583(15)                 *                     *
John C. Garrett, M.D...............................             74,760(16)                 *                     *
Carlos A. Ferrer...................................            955,888(17)              6.85%                 4.16%
D. Scott Mackesy...................................              2,866(18)                 *                     *
Thomas L. Mills....................................              2,083(19)                 *                     *
Boone Powell, Jr...................................                 --                    --                    --
Paul B. Queally....................................          8,338,468(20)             58.59%                35.89%
David P. Zarin, M.D................................              2,083(21)                 *                     *
All directors and executive officers as a group (20         10,895,825(22)             73.95%                45.91%
  persons).........................................


------------------

*   Less than one percent (1%).


 (1) Consists of (i) 548,725 shares issuable upon conversion of our Class A common stock and (ii) 369,184 shares issuable upon conversion of our Series C convertible preferred stock.


 (2) Consists of 500,000 shares issuable upon conversion of our Class A common stock.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (3) Includes (i) 5,271,090 shares issuable upon conversion of our Class A common stock, (ii) 1,437,063 shares issuable upon conversion of our Series C convertible preferred stock and (iii) 266,666 shares issuable upon exercise of outstanding warrants.



 (4) Consists of 336,222 shares issuable upon conversion of our Class B common stock.


 (5) Consists of (i) 363,000 shares issuable upon conversion of our Class A common stock and (ii) 198,880 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

 (6) Consists of (i) 92,666 shares issuable upon conversion of our Class A common stock and (ii) 143,333 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

 (7) Consists of (i) 86,666 shares issuable upon conversion of our Class A common stock and (ii) 56,666 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (8) Includes 8,333 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (9) Includes 1,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

 (10) Consists of 5,833 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (11) Includes 5,416 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (12) Consists of the shares held by HDT, S.C. previously described in Note (4). Mr. Masfurroll has shared voting and dispositive power with respect to the shares held by HDT, S.C.

 (13) Includes 41,850 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (14) Includes 12,193 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (15) Includes 22,223 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

 (16) Includes 3,146 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.


 (17) Consists of (i) the shares held by FFT Partners I, L.P. as previously described in Note (1), (ii) 22,703 shares issuable upon conversion of our Class A common stock held of record by FFT Executive Partners I, L.P. and
      (iii) 15,275 shares issuable upon conversion of our Series C convertible preferred stock held of record by FFT Executive Partners I, L.P.
      Mr. Ferrer is a member of Ferrer, Freeman & Thompson & Co., LLC, the general partner of both FFT Partners I, L.P. and FFT Executive Partners I, L.P., and has shared voting and dispositive power with respect to the shares held by FFT Partners, I, L.P.



 (18) Consists of (i) 2,251 shares issuable upon conversion of our Class A common stock and (ii) 615 shares issuable upon conversion of our Series C convertible preferred stock.



 (19) Consists of 2,083 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.



 (20) Includes (i) the shares held by WCAS Capital Partners III, L.P. as previously described in Note (2), (ii) the shares held by Welsh, Carson, Anderson & Stowe VII, L.P. as previously described in Note (3),
      (iii) 19,666 shares held of record by WCAS Healthcare Partners, L.P.,
      (iv) 78,782 shares issuable upon conversion of our Class A common stock held of record by WCAS Healthcare Partners, L.P., (v) 21,529 shares issuable upon conversion of our Series C convertible preferred stock held of record by WCAS Healthcare Partners, L.P., (vi) 8,666 shares issuable upon conversion of our Class A common stock and (vii) 2,358 shares issuable upon conversion of our Series C convertible preferred stock.
      Mr. Queally is a general partner of each of WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Healthcare Partners, L.P., and has shared voting and dispositive power with respect to the shares held by each of WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Healthcare Partners, L.P.



 (21) Consists of 2,083 shares issuable upon exercise of stock options that have already vested or will vest within 60 days.



 (22) Includes (i) 503,294 shares issuable upon exercise of stock options that have already vested or will vest within 60 days and (ii) 266,666 shares issuable upon exercise of outstanding warrants.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.01 per share, and 53,916 shares of preferred stock, par value $0.01 per share. 87,000,000 shares of our common stock are designated as common stock, 45,000,000 shares of common stock are designated as Class A common stock and 3,000,000 shares of common stock are designated as Class B common stock. 31,200 shares of our preferred stock are designated as Series A redeemable preferred stock, 20,000 shares of preferred stock are designated as Series C convertible preferred stock and 40,000 shares of preferred stock are designated as Series D redeemable preferred stock. As of the date of this prospectus,


    - 3,919,929 shares of common stock were issued and outstanding,



    - 7,785,678 shares of Class A common stock were issued and outstanding, excluding an additional 54,166 shares of Class A common stock which were issued but held in treasury,


    - 360,948 shares of Class B common stock were issued and outstanding,

    - 31,200 shares of Series A redeemable preferred stock were issued and outstanding,

    - 18,750 shares of Series C convertible preferred stock were issued and outstanding, and

    - 20,120 shares of Series D redeemable preferred stock were issued and outstanding.

    In addition,

    - 2,000,000 shares of common stock were reserved for issuance under our 1998 stock option plan,


    - 3,117,254 shares, which is equal to 12.5% of the outstanding shares of our common stock, assuming the exercise of all outstanding options and warrants and the conversion of all securities convertible or exchangeable into our common stock, of common stock were reserved for issuance under our 2001 equity-based compensation plan,


    - 500,000 shares of common stock were reserved for issuance under our employee stock purchase plan,

    - 300,000 shares of common stock were reserved for issuance upon exercise of outstanding warrants, and


    - 10,045,292 shares of common stock were reserved for issuance upon conversion of our Class A and Class B common stock and our Series C convertible preferred stock.


    All of our outstanding shares of Class A and Class B common stock and Series C convertible preferred stock will be converted automatically into common stock upon completion of this offering.

    The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries of all of their material terms and provisions and are qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate of incorporation.

COMMON STOCK

    Following this offering, our authorized common stock will consist of 200,000,000 shares. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

    Upon the closing of this offering, (1) all outstanding shares of our Series A redeemable preferred stock will be redeemed, (2) all outstanding shares of our Series C convertible preferred stock will be converted into shares of common stock and (3) all of our 7% senior subordinated notes will be exchanged for 20,120 shares of Series D redeemable preferred stock. Thereafter, our board of directors will have the authority, without further action by the stockholders, to issue up to 9,960,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

    The holders of our Series D redeemable preferred stock are entitled to receive cumulative paid-in-kind dividends, payable quarterly, at the annual rate of 10% of the Series D preferred liquidation value. The Series D preferred liquidation value is an amount equal to $1,000 per share plus accrued and unpaid dividends. As long as any shares of Series D redeemable preferred stock are outstanding, no dividends will be paid with respect to our common stock without the written consent of the holders of two-thirds of the outstanding Series D redeemable preferred stock. We will be required to redeem all outstanding shares of our Series D redeemable preferred stock at a per share price equal to the Series D preferred liquidation value upon the earlier of April 30, 2008 or a public offering of our common stock after this offering. Upon our liquidation, dissolution or winding up, any funds available for distribution will be paid out first to the holders of our Series D redeemable preferred stock in an amount equal to the aggregate Series D preferred liquidation value. Our remaining assets, if any, will then be distributed to our other stockholders ranking junior to our Series D redeemable preferred stock in connection with our liquidation. Except as required by our certificate of incorporation or Delaware law, the holders of our Series D redeemable preferred stock do not have any voting rights.

WARRANTS

    As of the date of this prospectus, there were outstanding warrants to purchase 300,000 shares of our common stock at a weighted average exercise price of $1.35 per share. See "Certain Relationships and Related Transactions."

REGISTRATION RIGHTS

    Some of our stockholders are entitled to registration rights under a registration rights agreement with us for the shares of our common stock held by them. See "Certain Relationships and Related Transactions--Registration Rights Agreement."

DESCRIPTION OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND
  DELAWARE LAW

    A number of provisions in our certificate of incorporation and bylaws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

    - enhance the likelihood of continuity and stability in the composition of our board of directors;

    - discourage some types of transactions that may involve an actual or threatened change in control of us;

    - discourage various tactics that may be used in proxy fights;

    - ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interest of us and our stockholders; and

    - encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

    CLASSIFIED BOARD OF DIRECTORS

    Our certificate of incorporation provides that the board of directors shall be divided into three classes of directors of the same or nearly the same number, with each class elected for three-year terms expiring in successive years. Section 141 of the Delaware General Corporation Law provides that, in the case of a corporation having a staggered board, holders of a majority of the shares then entitled to vote in an election of directors may remove a director only for cause. Our certificate of incorporation defines "cause" as (i) a final conviction of a felony involving moral turpitude or (ii) willful misconduct that is materially and demonstrably injurious economically to us. No act, or failure to act, by a director will be considered "willful" unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of us or any of our affiliates. "Cause" will not exist unless and until we have delivered to the director a written notice of the act or failure to act that constitutes "cause" and the director has not cured the act or omission within 90 days after the delivery of the notice. The effect of this may be to restrict the ability of stockholders to remove directors from our board of directors. Our certificate of incorporation also allows the board of directors to fix the number of directors in the bylaws.

    STOCKHOLDER MEETINGS AND PROPOSALS

    Our bylaws provide that special meetings of stockholders generally can be called only by the chairman of the board, the chief executive officer, the president or our board of directors. There are advance notice procedures for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual stockholder meetings. In general, notice of intent to nominate a director or raise business at annual meetings must be received by us not less than 90 nor more than 120 days before the meeting. The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. These provisions may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed. Furthermore, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company, even if the conduct of the solicitation or attempt might be beneficial to us and our stockholders.

    STOCKHOLDER ACTION

    Our certificate of incorporation does not allow stockholders to act by written consent without a meeting from and after the date that Welsh, Carson, Anderson & Stowe and its affiliates own less than 25% of the outstanding shares of our common stock. The effect of this provision is to restrict stockholders' ability to circumvent the notice requirements relating to an annual or special meeting.

    LIMITATION OF LIABILITY OF DIRECTORS

    Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the directors duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

    - for unlawful payment of a dividend or an unlawful stock purchase or stock redemption; and

    - for any transaction from which the director derived an improper personal benefit.

    The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholder derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

    AMENDMENTS TO BYLAWS

    Our certificate of incorporation provides that our bylaws may be amended, altered or repealed by our board of directors or the affirmative vote of the holders of not less than 80% of our shares entitled to vote in an election of directors. This provision makes it more difficult for our stockholders to make changes in our bylaws.

    AMENDMENTS TO CERTIFICATE OF INCORPORATION

    Our certificate of incorporation requires the affirmative vote of the holders of not less than 80% of our shares entitled to vote in an election of directors to amend, alter or repeal the following provisions in our certificate of incorporation:

    - the classified board provisions;

    - the prohibition on stockholder actions by written consent;

    - the prohibition on the right of stockholders to call special meetings of stockholders;

    - the limitation of the power of our stockholders to amend our bylaws; and

    - the provision requiring the affirmative vote of the holders of not less than 80% of our shares to amend the foregoing provisions.

    This requirement makes it more difficult for our stockholders to make changes to the provisions in our certificate of incorporation that could have anti-takeover effects.

    BUSINESS COMBINATION UNDER DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

STOCKHOLDER RIGHTS PLAN

    We anticipate that, immediately upon completion of this offering, our board of directors will declare, pursuant to a rights agreement, a dividend distribution of one common share purchase right for each outstanding share of our common stock. Each right will entitle the registered holder to purchase from us one thousandth of a share of our Series A junior participating preferred stock, par value $.01 per share, at a price per share to be determined by our board with the advice of our financial advisor about the long-term prospects for our value, subject to adjustment. Each thousandth of a junior preferred share will be economically equivalent to one share of our common stock. The purchase price is expected to be significantly higher than the trading price of our common stock. Therefore, the dividend will have no initial value and no impact on our financial statements. The following summary of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.

    Initially, the rights will be attached to all certificates representing shares of our common stock then outstanding, and no separate certificates representing the rights will be distributed. Subject to extension by a majority of our directors acting on our behalf, the rights will separate from our common stock upon the distribution date, which is defined as the earlier of:

    - ten business days following a public announcement that a person or group of affiliated or associated persons (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, any of the foregoing persons being an acquiring person; or

    - ten business days following the commencement of, or after the date of the first public announcement of, a tender offer or exchange offer that would result in a person or group (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) beneficially owning 15% or more of the outstanding shares of our common stock.

    Until the distribution date or earlier redemption or expiration of the rights:

    - with respect to any shares of our common stock outstanding on the date that we issue the rights, the rights will be evidenced (A) with respect to shares of our common stock that are held in certificated form, by the certificates representing the shares with a copy of a summary of rights attached and (B) with respect to shares of our common stock that are held in book-entry form, by a notation in the records of the rights agent and the records of our transfer agent if different from the rights agent;

    - the rights will be transferred with and only with shares of common stock;

    - new common stock certificates issued after the date we issue the rights, upon transfer or new issuance of shares of the common stock, will contain a notation incorporating the rights agreement by reference; and

    - the surrender for transfer (A) of any certificates for common stock outstanding as of the date that we issue the rights, even without the notation or a copy of a summary of rights being attached thereto, and (B) of any shares of our common stock held in book-entry form, will also constitute the transfer of the rights associated with the common stock represented by the certificate.

    As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock.

    The rights are not exercisable until the distribution date and will expire ten years after consummation of this offering, unless earlier redeemed by us.

    If a person or group (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) were to acquire 15% or more of the then outstanding shares of our common stock, each right then outstanding and not owned by an acquiring person would become a right to buy that number of shares of our common stock, or under specified circumstances, the equivalent number of one one-thousandths of a junior preferred share, that at the time of the acquisition would have a market value of two times the purchase price of the right. For example, at an exercise price of $100.00 per right, each right not owned by an acquiring person following an event described above would entitle its holder to purchase from us $200.00 worth of common stock, or in specified circumstances, the equivalent number of one one-thousandths of a junior preferred share, for $100.00. Assuming that our common stock had a current market price per share of $20.00 at that time, the holder of each valid right would be entitled to purchase ten shares of common stock for $100.00. Notwithstanding the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or, under circumstances specified in the rights agreement were, beneficially owned by an acquiring person will be null and void.

    In the event that, at any time following the date that a person has become an acquiring person, which is referred to as a shares acquisition date,

    - we are acquired in a merger or other combination transaction in which we are not the surviving entity;

    - we consolidate with or merge with or into any other person pursuant to which we are the surviving entity but all or a part of the shares of our common stock are changed into or exchanged for stock of another person or us or cash or other property; or

    - 50% or more of our assets or earning power is sold or transferred;

each holder of a right, except rights that previously have been voided as described above, shall thereafter have the right to receive, upon exercise, common stock or other securities of the surviving entity having a value equal to two times the exercise price of the right.

    At any time after the acquisition by a person or group of affiliated or associated persons (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock) of beneficial ownership of 15% or more of the then outstanding shares of our common stock, and before the acquisition by a person or group (other than Welsh, Carson, Anderson & Stowe, for so long as it and its affiliates and associates own 15% or more of our outstanding common stock), of 50% or more of the outstanding shares of our common stock, our board of directors may, at its option, issue shares of common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable rights, other than rights owned by an acquiring person. The exchange would be made at an exchange ratio of one share of common stock for each two shares of common stock for which each right is then exercisable.

    The purchase price payable and the number of junior preferred shares or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time if we at any time after the date of the rights agreement:

    - declare a dividend on our common stock or the junior preferred shares payable in common stock or junior preferred shares, respectively;

    - subdivide our outstanding common stock or the outstanding junior preferred shares;

    - combine our outstanding common stock or the outstanding junior preferred shares into a smaller number of shares of common stock or junior preferred shares; or

    - issue any shares of our capital stock in a reclassification of our common stock or the junior preferred shares, including any reclassification in connection with a consolidation or merger in which we are the continuing or surviving corporation.

    With several exceptions, no adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least one percent to the purchase price. Upon the exercise of a right, we will not be required to issue fractional junior preferred shares or fractional shares of our common stock, other than fractions in multiples of one one-thousandths of a junior preferred share, and, in lieu thereof, an adjustment in cash may be made based on the market price of the junior preferred shares or our common stock on the last trading date prior to the date of exercise.

    At any time prior to the time any person becomes an acquiring person, our board of directors may redeem all but not less than all the then outstanding rights at a price of $0.00001 per right. The redemption of the rights may be made effective at the time, on the basis and with the conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the $0.00001 redemption price.

    Until a right is exercised, the holder of the right will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that any of the rights are exercised for our common stock, or other consideration, or for common stock or other securities of the acquiring company as set forth above.

    The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to extend the expiration date of the rights, and, provided a distribution date has not occurred, to extend the period during which the rights may be redeemed, except that after any person becomes an acquiring person, no amendment may materially and adversely affect the interests of the holders of the rights.

    The rights have several anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without conditioning the offer on our redemption of the rights. The rights should not interfere with any merger or other business combination approved by our board of directors because the board of directors may, at its option, at any time prior to the time any person becomes an acquiring person or ten years after the adoption of the rights agreement, redeem all, but not less than all, of the then outstanding rights at $.00001 per right.

LISTING

    We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "USPI".

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is First Union National Bank. The transfer agent may act upon the written directions of any of our officers regarding the issuance of certificates for shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult to raise funds through future offerings of common stock.


    After this offering, 22,964,621 shares of common stock will be outstanding, or 24,314,621 shares if the underwriters' exercise their over-allotment option in full. Of these shares,



       - the 9,000,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act; and



       - the remaining 13,964,621 shares of common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144.


    Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our equity-based compensation plan and our stock purchase plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates.

    Restricted securities generally may be sold only if they are registered under the Securities Act or are sold under an exemption from registration, including the exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described in "Underwriting," shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed holding period under Rule 144.


    Our officers, directors and other stockholders who together own 11,442,456 shares of our common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    As a result of these "lock-up" agreements and the rules under the Securities Act, the restricted shares will be available for sale in the public market, subject in most cases to volume and other restrictions, as follows:


                                       NUMBER OF SHARES
DAYS AFTER THE EFFECTIVE DATE          ELIGIBLE FOR SALE              COMMENT
-----------------------------          -----------------   -----------------------------
Upon effectiveness...................         41,724       Shares not locked up and
                                                             eligible for sale under
                                                             Rule 144

180 days.............................     10,139,768       Lock-up released; shares
                                                           eligible for sale under
                                                             Rule 144


At various times thereafter upon the expiration of the applicable holding periods, the remaining restricted securities will become eligible for sale under Rule 144.

    Some of our securityholders have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Transactions--Registration Rights Agreement."

    In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted securities for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:


       - 1% of the then outstanding shares of common stock, which will equal approximately 229,646 shares immediately after this offering; or


       - the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before the date of this prospectus to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are "restricted securities" and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements described in "Underwriting."

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

    The following is a general discussion of the material U.S. federal income and estate tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders. In general, a "Non-U.S. Holder" is any holder of our common stock other than:

    - a citizen or individual resident of the United States,

    - a corporation or other entity created or organized in the United States or under the laws of the United States or of any state or political subdivision of the United States,

    - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

    - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation or any aspects of state, local, or non-U.S. taxation, nor does it consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and U.S. expatriates.

    PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

DIVIDENDS

    In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate of the gross amount, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Dividends that are effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, including IRS Form W-8ECI, or any successor form, with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A corporate Non-U.S. Holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments.

    Under Treasury Regulations generally effective for payments made after December 31, 2000, referred to in this prospectus as the "Final Regulations," a Non-U.S. Holder will be required to satisfy certification requirements, directly or through an intermediary, in order to claim a reduced rate of withholding under an applicable income tax treaty. A Non-U.S. Holder generally certifies entitlement to benefits under a treaty by providing an IRS Form W-8BEN. In addition, under the Final Regulations, in the case of dividends paid to a foreign partnership, the certification requirement would generally be applied to the partners of the partnership, unless the partnership agrees to become a "withholding foreign partnership," and the partnership would be required to provide various information, including a

United States taxpayer identification number. The Final Regulations also provide "look-through" rules for tiered partnerships.

    A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal income tax withholding under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

    In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the holders shares of common stock unless:

    - the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation,

    - the Non-U.S. Holder is an individual who holds shares of common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and various other conditions are met,

    - the Non-U.S. Holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates, or

    - we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such disposition or such holders holding period. We do not believe that we are, and do not anticipate becoming, a U.S. real property holding corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipients country of residence.

    Payments made to a Non-U.S. Holder that is not an exempt recipient generally will be subject to backup withholding at a rate of 31%, rather than withholding at a 30% rate or lower treaty rate discussed above, unless a Non-U.S. Holder certifies as to its foreign status, which certification may be made on IRS
Form W-8 BEN.

    Proceeds from the disposition of common stock by a Non-U.S. Holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless the Non-U.S. Holder certifies to the payor under penalties of perjury as to, among other things, its address and status as a Non-U.S. Holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a United States trade or business, specified U.S. branches of foreign banks or insurance companies, or, a foreign partnership with various connections to the United States, information reporting but not backup withholding will apply unless:

    - the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and other conditions are met; or

    - the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States federal income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

ESTATE TAX

    Our common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be includible in the individuals gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2001, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Lehman
Brothers Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:



                                                              NUMBER OF
                        UNDERWRITER                             SHARES
                        -----------                           ----------
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc.........................................
SG Cowen Securities Corporation.............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                               .............................
                                                              ----------
        Total...............................................
                                                              ==========


    The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $         per share.
The underwriters and selling group members may allow a discount of $         per
share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to brokers/dealers.

    The following table summarizes the compensation and estimated expenses we will pay.

                                             PER SHARE                           TOTAL
                                  -------------------------------   -------------------------------
                                     WITHOUT            WITH           WITHOUT            WITH
                                  OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                  --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us........     $                $                $                $
Expenses payable by us..........     $                $                $                $

    The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except
(1) the filing of a registration statement on Form S-8 under the Securities Act registering securities issuable under any plan in effect on the date of this prospectus, (2) issuances of shares of our common stock upon the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this prospectus, (3) grants of options to purchase shares of common stock under the plans disclosed in this prospectus and existing on the date of this prospectus, (4) issuances of shares of common stock pursuant to the exercise of employee stock options outstanding on the date of this prospectus or (5) issuances of shares of common stock under our employee stock purchase plan disclosed in this prospectus and existing on the date of this prospectus.



    Our officers, directors and other stockholders who together own 11,442,456 shares of our common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. Credit Suisse First Boston Corporation has advised us that it has no present intention to release any shares subject to the lockup agreements. In considering whether to release any shares, Credit Suisse First Boston Corporation would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the possible impact on the market for our common stock, the reasons for the request and whether the holder of our shares requesting the release is an officer, director or affiliate of ours.



    The underwriters have reserved for sale at the initial public offering price up to 450,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

    We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "USPI".


    We are in discussions with affiliates of Credit Suisse First Boston Corporation, Lehman Brothers Inc. and SG Cowen Securities Corporation to provide us with a $50.0 million revolving credit facility to replace our existing domestic credit facilities upon consummation of this offering. If we enter into that credit facility, we will pay them customary fees.


    Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives and may not reflect the market price for our common stock that may prevail following this offering. The principal factors in determining the initial public offering price will include:

    - the information presented in this prospectus and otherwise available to the underwriters;

    - the history of and the prospects for our industry;

    - the ability of our management;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future operational results;

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

    - the general condition of the securities markets at the time of this offering.

    We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, purchasing shares in the open market, or both.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The

Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBDIRECT Inc., an online broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

    - where required by law, the purchaser is purchasing as principal and not as agent; and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuers directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Akin, Gump, Strauss, Hauer & Feld, L.L.P., has acted as counsel for the underwriters with regard to certain legal matters in connection with the offering.

                                    EXPERTS

    The consolidated financial statements and schedule of United Surgical Partners International, Inc. as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999 and the period from February 27, 1998 (inception) through December 31, 1998, and the consolidated financial statements of OrthoLink Physicians Corporation as of and for the year ended December 31, 2000 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Aspen Healthcare Holdings Limited as of March 31, 2000 and for the three-month period then ended have been included herein and in the registration statement in reliance upon the report of KPMG, chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of OrthoLink Physicians Corporation at December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 as set forth in their report. The OrthoLink Physicians Corporation consolidated financial statements are included in this prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements of Aspen Healthcare Holdings Limited as of December 31, 1999 and 1998, and for the year ended December 31, 1999 and the ten-month period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of Arthur Andersen, chartered accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information.

    When we complete this offering, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can obtain our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the public reference facilities.

                     SUMMARY PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma combined condensed statement of operations data presents:

    - our consolidated statement of operations for the year ended December 31, 2000, combined with the consolidated statements of operations of OrthoLink for the year ended December 31, 2000 and Aspen for the three months ended March 31, 2000 prior to its April 2000 acquisition by us; giving effect to our acquisitions of OrthoLink and Aspen as if each had occurred on January 1, 2000.

    - our consolidated statement of operations for the three months ended
      March 31, 2001, combined with the consolidated statements of operations of OrthoLink for the period from January 1, 2001 through February 11, 2001, prior to our acquisition of OrthoLink on February 12, 2001, giving effect to this acquisition as if it had occurred on January 1, 2001.

    The acquisitions of Aspen and OrthoLink were accounted for using the purchase method of accounting.


    The unaudited pro forma combined condensed statements of operations also give effect to the consummation of the offering and the application of the net proceeds, as described in "Use of Proceeds," the conversion of all of our Series C convertible preferred stock and of our convertible subordinated note with Baylor Health Care System Foundation into shares of our common stock and the exchange of our 7% senior subordinated notes for shares of Series D redeemable preferred stock as if each of these events had been completed at January 1, 2000 and at January 1, 2001, respectively.


    The unaudited pro forma combined condensed balance sheet data gives effect to the consummation of the offering and the application of the net proceeds as described in "Use of Proceeds," the conversion of our Series C convertible preferred stock and our convertible subordinated note to Baylor Health Care System Foundation into shares of our common stock and the exchange of our 7% senior subordinated notes for shares of Series D redeemable preferred stock as if each had occurred on March 31, 2001.

    The unaudited pro forma combined condensed information is presented for illustrative purposes. Net income from discontinued operations of $0.3 million recognized by OrthoLink in the year ended December 31, 2000 in connection with the discontinued operations of a subsidiary are not reflected in the unaudited pro forma combined condensed statements of operations for the year ended December 31, 2000. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these unaudited pro forma combined condensed financial statements.

    The unaudited pro forma combined condensed information does not purport to represent what our results actually would have been if the acquisitions and other events had occurred at the dates indicated nor does such information purport to project our results for any future period.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 ASPEN
                                                                 THREE
                                                                MONTHS
                                                                 ENDED
                                        USPI      ORTHOLINK    MARCH 31,    PRO FORMA                 PRO FORMA    PRO FORMA
                                     HISTORICAL   HISTORICAL    2000(A)    ADJUSTMENTS    PRO FORMA   OFFERING    AS ADJUSTED
                                     ----------   ----------   ---------   -----------    ---------   ---------   -----------
Revenues...........................   $138,408     $123,309     $10,079     $(76,184)(b)  $193,651                 $193,651
                                                                              (3,353)(b)
                                                                               1,392 (c)
Operating expenses, excluding
  depreciation and amortization....    116,621      114,285       7,059      (76,184)(b)   162,644                  162,644
                                                                               1,392 (c)
                                                                                (529)(d)
Depreciation and amortization......     14,138        5,542         795          998 (e)    21,594                   21,594
                                                                                 121 (f)
                                      --------     --------     -------     --------      --------     -------     --------
Operating income (loss)............      7,649        3,482       2,225       (3,943)        9,413                    9,413
Interest expense, net..............    (11,628)      (4,127)       (874)      (1,074)(g)   (17,703)      7,560 (i)   (10,143)
Other expense......................       (782)          --          --                       (782)                    (782)
                                      --------     --------     -------     --------      --------     -------     --------
Income (loss) before minority           (4,761)        (645)      1,351       (5,017)       (9,072)      7,560       (1,512)
  interests........................
Minority interests in income of
  consolidated subsidiaries........     (2,332)         (41)         --                     (2,373)                  (2,373)
Income (loss) from operations
  before income taxes..............     (7,093)        (686)      1,351       (5,017)      (11,445)      7,560       (3,885)
Income tax expense (benefit).......      1,070          106         402          (56)(h)     1,522       2,570 (k)     4,092
                                      --------     --------     -------     --------      --------     -------     --------
Income (loss) from operations......     (8,163)        (792)        949       (4,961)      (12,967)      4,990       (7,977)
Preferred stock dividends..........     (5,971)          --          --           --        (5,971)      3,077 (l)    (4,894)
                                                                                                        (2,000)(m)
                                      --------     --------     -------     --------      --------     -------     --------
Net income (loss) attributable to
  common stockholders..............   $(14,134)    $   (792)    $   949     $ (4,961)     $(18,938)    $ 6,067     $(12,871)
                                      ========     ========     =======     ========      ========     =======     ========
Earnings (loss) per common share
  from operations..................   $  (1.80)                                           $  (1.68)                $  (0.57)
Weighted average shares used in
  earnings per common and common
  equivalent share computations
  (in thousands)...................      7,850                                              11,241 (j)               22,476 (n)


                         See accompanying notes to the
         Unaudited Pro Forma Combined Condensed Statement of Operation.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           ORTHOLINK
                                                          PERIOD FROM
                                                          JANUARY 1,
                                                         2001 THROUGH
                                               USPI      FEBRUARY 11,     PRO FORMA                   PRO FORMA    PRO FORMA
                                            HISTORICAL       2001        ADJUSTMENTS      PRO FORMA   OFFERING    AS ADJUSTED
                                            ----------   -------------   -----------      ---------   ---------   -----------
Revenues..................................   $ 53,838       $ 4,701       $               $ 58,539                 $ 58,539
Operating expenses, excluding depreciation
  and amortization........................     40,984         3,193                         44,177                   44,177
Depreciation and amortization.............      5,590           609             35 (e)       6,234                    6,234
                                             --------       -------       --------        --------     ------      --------
Operating income (loss)...................      7,264           899            (35)          8,128                    8,128
Interest expense, net.....................     (4,531)         (415)                        (4,946)     1,706 (i)    (3,240)
Other expense.............................        (16)           --                            (16)                     (16)
                                             --------       -------       --------        --------     ------      --------
Income (loss) before minority interests...      2,717           484            (35)          3,166      1,706         4,872
Minority interests in income of
  consolidated subsidiaries...............     (1,436)          (83)                        (1,519)                  (1,519)
Income (loss) from operations before
  income taxes............................      1,282           401            (35)          1,647      1,706         3,353
Income tax expense (benefit)..............        761           140           (123)(h)         778        580 (k)     1,358
                                             --------       -------       --------        --------     ------      --------
Income from operations....................        521           261             88             869      1,126         1,995
Preferred stock dividends.................       (913)           --             --            (913)       913 (l)      (500)
                                                                                                         (500)(m)
                                             --------       -------       --------        --------     ------      --------
Net income (loss) attributable to common
  stockholders............................   $   (392)      $   261       $     88        $    (44)    $1,539      $  1,495
                                             ========       =======       ========        ========     ======      ========
Earnings (loss) per common share from
  operations:
    Basic.................................   $  (0.04)                                    $  (0.00)                $   0.07
    Diluted...............................   $  (0.04)                                    $  (0.00)                $   0.06
Weighted average shares used in earnings
  per common and common equivalent share
  computations:
  (in thousands)
    Basic.................................     10,130                                       11,712 (j)               22,947 (n)
    Diluted...............................     10,130                                       11,712 (j)               23,776 (n)


                         See accompanying notes to the
         Unaudited Pro Forma Combined Condensed Statement of Operation.

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENTS OF OPERATIONS (DOLLARS AND POUNDS IN THOUSANDS)

    (a) Represents historical Aspen Healthcare Holdings Limited results of operations for the three months ended March 31, 2000 after the following:

       - conversion from U.K. GAAP to U.S. GAAP; and

       - conversion from U.K. pounds to U.S. dollars using the average exchange rate for the year.

       The following table reconciles Aspen income in accordance with U.K. GAAP to U.S. GAAP:

    Income from operations in accordance with U.K. GAAP.....    L 527
    U.S. GAAP adjustments:
    Additional goodwill amortization resulting from deferred
      income tax............................................      (15)
    Pension expense.........................................      (40)
    Capitalization of interest expense......................       51
    Tax effect of above adjustments.........................       (3)
    Deferred income tax.....................................       71
                                                               ------
    Net income in accordance with U.S. GAAP.................    L 591
    Foreign currency exchange rate..........................   1.6068
                                                               ------
    Income from operations in accordance with U.S. GAAP.....   $  949
                                                               ------

    (b) The following adjustments reflect the restructuring of OrthoLink's service agreements with physician practices whereby (i) the service fee is reduced as a percentage of practice earnings, (ii) the remaining term of the agreements are reduced to 15 years, (iii) the physicians' professional corporations hire all direct employees and assume certain leases and operating contracts, and (iv) the physicians' professional corporations assume all clinical facility expenses of the practices:

  Eliminate salary and other clinical facility expenses
    assumed by practices....................................  $76,184
  Reflect approximate 25% reduction in service fee..........  $ 3,353

    (c) Adjustment to reclassify OrthoLink's equity in earnings of unconsolidated entities to revenues as the operations are central to our business strategy.

    (d) Eliminate expenses incurred by OrthoLink that are directly related to its acquisition by USPI.

    (e) Adjust amortization expense for the following intangible related to the OrthoLink merger:

                                                                     THREE MONTHS
                                                  YEAR ENDED       ENDED MARCH 31,
                                              DECEMBER 31, 2000          2001
                                              ------------------   ----------------
Record amortization related to the following
  intangibles:
  Goodwill of $22,334 amortized over 25 year
    period..................................        $   893              $  74
  Value of $17,428 assigned to service
    agreements amortized over their 15 year
    life....................................          1,162                 97
Eliminate historical amortization expense...         (1,057)              (136)
                                                    -------              -----
                                                    $   998              $  35
                                                    =======              =====

    (f) Adjust depreciation and amortization expense to reflect the allocation of the Aspen purchase price to the fair value of assets acquired.

    (g) Increase interest expense to reflect incremental borrowings related to the Aspen acquisition as outstanding for the three months ended
       March 31, 2000:

INSTRUMENT                          AMOUNT    INTEREST RATE   INTEREST EXPENSE
----------                         --------   -------------   ----------------
Senior subordinated notes
  Face amount....................  $36,000        10.0%            $  900
  Discount amortization..........                                     131

Loans from former owners.........    2,867         6.0%                43
                                                                   ------

  Proforma adjustment............                                  $1,074
                                                                   ======

    (h) Eliminate U.S. federal tax on OrthoLink income as a result of the availability of USPI net operating loss carryforwards.


    (i) Adjust interest expense to give effect to each of the following events as if they had occurred on January 1, 2000 and 2001, respectively:



       - the consummation of this public offering and the use of estimated net proceeds to repay a portion of outstanding indebtedness,



       - the conversion of our convertible subordinated note into common stock,



       - the exchange of our 7% senior subordinated notes for Series D redeemable preferred stock:



                                                          INTEREST EXPENSE
                                                        INCREASE/(DECREASE)
                                                 ----------------------------------
                                                                         THREE
                                                                         MONTHS
                                                    YEAR ENDED           ENDED
INSTRUMENT                     INTEREST RATE     DECEMBER 31, 2000   MARCH 31, 2001
----------                   -----------------   -----------------   --------------
Borrowings eliminated:

  Chase revolving credit
  facility.................   LIBOR plus 1%           $(1,475)          $  (489)

  Bank of America revolving
  credit facility..........  LIBOR plus 2.25%          (3,483)             (823)
                                 to 3.25%

  Note payable to financial
    institution............  LIBOR plus 2.25%          (1,026)               --
                                 to 2.75%

  Convertible subordinated
    note to Baylor Health
    Care System assumed
    converted into common
    stock..................       5.07%                  (168)              (42)

  Senior subordinated notes
    assumed converted to
    Series D redeemable
    preferred stock........       7.00%                (1,408)             (352)
                             ----------------         -------           -------

    Proforma adjustment....                           $(7,560)          $(1,706)
                                                      =======           =======



    (j) Includes 3,390,939 shares of USPI common stock used as consideration for the acquisition of OrthoLink as outstanding at the beginning of the period.


    (k) Reflect income tax expenses at anticipated effective tax rate.

    (l) Eliminates dividends on Series A redeemable and Series C convertible preferred stock.

    (m) Reflect dividends on $20,000 of Series D redeemable preferred stock at 10%.


    (n) Includes 9,000,000 shares issued in connection with the offering, 1,911,895 shares issued upon conversion of our Series C convertible preferred stock and 313,070 shares issued upon conversion of our convertible subordinated note to Baylor Health Care System Foundation. Diluted calculation also includes 829,315 common stock equivalents determined using the treasury stock method for dilutive securities.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 2001
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 USPI       PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                              ----------   ------------   ---------
ASSETS:
Current assets:
Cash and cash equivalents...................................   $ 10,952                   $ 10,952
Accounts receivable, net....................................     60,087                     60,087
Inventories.................................................      5,053                      5,053
Other.......................................................     10,940                     10,940
                                                               --------                   --------
  Total current assets......................................     87,032                     87,032
Property and equipment, net.................................    190,348                    190,348
Investments in affiliates...................................     12,796                     12,796
Intangible assets, net......................................    152,106                    152,106
Other.......................................................     14,019                     14,019
                                                               --------                   --------
  Total assets..............................................   $456,301                   $456,301
                                                               ========                   ========
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable............................................   $ 18,535                   $ 18,535
Accrued expenses............................................     46,514    $    (88)(a)     46,426
Current portion of long-term debt...........................     55,137     (44,100)(a)     11,037
                                                               --------    ------------   --------
  Total current liabilities.................................    120,186        (44,188)     75,998
Long-term debt..............................................    192,212     (37,973)(a)    130,832
                                                                             (3,287)(b)
                                                                            (20,120)(c)
Other liabilities...........................................     10,514                     10,514
Minority interests..........................................      9,995                      9,995
Redeemable preferred stock..................................     33,404     (33,404)(a)     20,120
                                                                             20,120 (c)
Convertible preferred stock.................................     20,075     (20,075)(c)         --
Common stockholders' equity.................................     69,915     115,565 (a)    208,842
                                                                             23,362 (b)
                                                               --------                   --------
  Total liabilities and stockholders' equity................   $456,301                   $456,301
                                                               ========                   ========


  See accompanying notes to the Unaudited Pro Forma Combined Condensed Balance
                                     Sheet.

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET (DOLLARS IN THOUSANDS)


    (a) Reflects our sale of 9,000,000 shares of common stock in connection with the offering generating $126,000 in gross proceeds and the use of the estimated proceeds of $115,565 net of the estimated underwriting discount and the offering expenses totaling $10,435, to:


       - redeem in full all outstanding shares of our Series A redeemable preferred stock, including the payment of all accrued dividends; and

       - pay a portion of our senior bank indebtedness including all outstanding balances and the accrued interest under our Chase and Bank of America credit facilities.


    (b) Reflects conversion of our convertible subordinated note to Baylor Health Care System Foundation and Series C convertible preferred stock into common stock.



    (c) Reflects exchange of our 7% senior subordinated notes for shares of Series D redeemable preferred stock.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Independent Auditors' Report of KPMG LLP....................  F-2
Consolidated Balance Sheets as of March 31, 2001
  (unaudited), December 31, 2000 and December 31, 1999......  F-3
Consolidated Statements of Operations for the three months
  ended March 31, 2001 (unaudited) and March 31, 2000
  (unaudited), the years ended December 31, 2000 and 1999
  and the period from February 27, 1998 (inception) through
  December 31, 1998.........................................  F-5
Consolidated Statements of Comprehensive Loss for the three
  months ended March 31, 2001 (unaudited) and March 31, 2000
  (unaudited), the years ended December 31, 2000 and 1999
  and the period from February 27, 1998 (inception) through
  December 31, 1998.........................................  F-6
Consolidated Statements of Stockholders' Equity for the
  three months ended March 31, 2001 (unaudited) and
  March 31, 2000 (unaudited), the years ended December 31,
  2000 and 1999 and the period from February 27, 1998
  (inception) through December 31, 1998.....................  F-7
Consolidated Statements of Cash Flows for the three months
  ended March 31, 2001 (unaudited) and March 31, 2000
  (unaudited), the years ended December 31, 2000 and 1999
  and the period from February 27, 1998 (inception) through
  December 31, 1998.........................................  F-8
Notes to Consolidated Financial Statements..................  F-9

ORTHOLINK PHYSICIANS CORPORATION
Independent Auditors' Report of KPMG LLP....................  F-35
Consolidated Balance Sheet as of December 31, 2000..........  F-36
Consolidated Statement of Operations for the year ended
  December 31, 2000.........................................  F-37
Consolidated Statement of Stockholders' Equity for the year
  ended December 31, 2000...................................  F-38
Consolidated Statement of Cash Flows for the year ended
  December 31, 2000.........................................  F-39
Notes to Consolidated Financial Statements..................  F-40
Report of Independent Auditors, Ernst & Young LLP...........  F-50
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-51
Consolidated Statements of Income for the two years ended
  December 31, 1999.........................................  F-53
Consolidated Statements of Changes in Stockholders' Equity
  for the two years ended December 31, 1999.................  F-54
Consolidated Statements of Cash Flows for the two years
  ended December 31, 1999...................................  F-55
Notes to Consolidated Financial Statements..................  F-56

ASPEN HEALTHCARE HOLDINGS LIMITED
Independent Auditors' Report of KPMG........................  F-66
Consolidated Profit and Loss Account for the three-month
  period ended March 31, 2000...............................  F-67
Consolidated Statement of Total Recognised Gains and Losses
  for the three-month period ended March 31, 2000...........  F-67
Consolidated Balance Sheet as of March 31, 2000.............  F-68
Consolidated Cash Flow Statement for the three-month period
  ended March 31, 2000......................................  F-69
Reconciliation of Net Cash Flow to Movement in Net Debt.....  F-69
Notes to Consolidated Financial Statements..................  F-70
Report of Independent Public Accountants, Arthur Andersen...  F-86
Consolidated Profit and Loss Account for the year ended
  December 31, 1999 and the ten-month period ended
  December 31, 1998.........................................  F-87
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-88
Consolidated Cash Flow Statement for the year ended
  December 31, 1998 and the ten-month period ended
  December 31, 1998.........................................  F-89
Reconciliation of Net Cash Flow to Movement in Net Debt.....  F-89
Statement of Accounting Policies............................  F-90
Notes to Consolidated Financial Statements..................  F-92

WHEN THE TRANSACTION REFERRED TO IN THE LAST PARAGRAPH (REVERSE STOCK SPLIT) OF
NOTE 16 TO THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                                                KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
United Surgical Partners International, Inc.:

We have audited the accompanying consolidated balance sheets of United Surgical Partners International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the years then ended and for the period from February 27, 1998 (inception) through December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Surgical Partners International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended and the period from February 27, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.


Dallas, Texas
March 31, 2001, except as to
the last paragraph of
Note 16, which is as of
April 4, 2001

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                   MARCH 31, 2001, DECEMBER 31, 2000 AND 1999



                                                         MARCH 31
                                                           2001          2000          1999
                                                       ------------   -----------   -----------
                                                       (UNAUDITED)
                                     ASSETS
Cash and cash equivalents............................  $ 10,951,516     3,451,199     3,716,334
Restricted cash (notes 2 and 15).....................            --     1,731,347    13,100,000
Patient receivables, net of allowance for doubtful
  accounts of $4,003,689, $3,665,564, and $2,741,549,
  respectively.......................................    24,192,629    20,794,787    11,801,006
Other receivables....................................    40,488,761     3,173,907     3,331,448
Inventories of supplies..............................     5,053,344     4,667,638     2,620,768
Prepaids and other current assets....................     6,345,641     3,080,446     3,312,494
                                                       ------------   -----------   -----------
      Total current assets...........................    87,031,891    36,899,324    37,882,050
                                                       ------------   -----------   -----------
Property and equipment, net (note 4).................   190,347,882   165,195,298    59,418,082
Investments in affiliates (note 2)...................    12,795,600     7,277,571     7,880,526
Intangible assets, net (note 3)......................   152,105,637   114,424,214    69,876,974
Other assets.........................................    14,019,845     6,599,172     1,645,601
                                                       ------------   -----------   -----------
      Total assets...................................  $456,300,855   330,395,579   176,703,233
                                                       ============   ===========   ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................................  $ 18,534,705    16,350,210     9,822,443
Accrued salaries and benefits........................    10,896,762     4,885,602     1,577,483
Due to affiliates....................................     7,876,055            --            --
Accrued interest.....................................     6,724,680     5,211,295       875,604
Current portion of long-term debt (note 5)...........    55,136,563    11,287,188     9,390,882
Other accrued expenses...............................    15,330,231     8,673,982     5,486,644
Deferred tax liability, net..........................     5,687,406     6,076,273       268,000
                                                       ------------   -----------   -----------
      Total current liabilities......................   120,186,402    52,484,550    27,421,056
                                                       ------------   -----------   -----------
Long-term debt, less current portion (note 5)........   192,211,694   176,479,167    63,292,902
Other long-term liabilities..........................     3,673,116     3,461,292     3,142,449
Deferred tax liability, net..........................     6,841,374     7,580,420     3,317,000
                                                       ------------   -----------   -----------
      Total liabilities..............................   322,912,586   240,005,429    97,173,407
Minority interests (note 2)..........................     9,994,699     8,774,499     6,918,882
Redeemable preferred stock (note 7):
  Series A, $0.01 par value per share; 31,200 shares
    authorized, issued and outstanding...............    33,403,910    32,818,910    33,131,470
  Series B, $0.01 par value per share; 2,716 shares
    authorized and issued, 2,716 shares redeemed in
    2000 and 2,716 shares outstanding at
    December 31, 1999................................            --            --     2,908,383
Commitments and contingencies (note 15)..............


                                                                     (Continued)

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                   MARCH 31, 2001, DECEMBER 31, 2000 AND 1999



                                                         MARCH 31
                                                           2001          2000          1999
                                                       ------------   -----------   -----------
                                                       (UNAUDITED)
Stockholders' equity (notes 9 and 16):
  Series C convertible preferred stock, $0.01 par
    value; 20,000 shares authorized; 18,750 shares
    issued and outstanding at March 31, 2001 and
    December 31, 2000, -0- shares issued and
    outstanding at December 31, 1999.................    20,074,896    19,746,771            --
  Common stock (note 9)
    Class A shares, $0.01 par value;
      45,000,000 shares authorized;
      7,839,844 shares issued at March 31, 2001 and
      December 31, 2000, 7,335,952 shares issued at
      December 31, 1999..............................        78,398        78,398        73,359
    Class B shares, $0.01 par value;
      3,000,000 shares authorized; 360,948 shares
      issued and outstanding at March 31, 2001,
      333,333 shares issued and outstanding at
      December 31, 2000, -0- shares issued and
      outstanding at December 31, 1999...............         3,610         3,333            --
    Other, $0.01 par value; 87,000,000 shares
      authorized; 3,606,385 shares issued and
      outstanding at March 31, 2001, 170,046 shares
      issued and outstanding at December 31, 2000,
      24,523 shares issued and outstanding at
      December 31, 1999..............................        36,064         1,701           246
  Additional paid-in capital.........................   109,042,495    63,739,370    55,983,928
  Treasury stock, at cost, 54,166 shares at
    March 31, 2001, December 31, 2000 and 1999.......      (343,750)     (343,750)     (343,750)
  Deferred compensation..............................      (463,375)     (494,969)           --
  Receivables from sales of common stock.............    (3,287,892)   (2,973,027)   (1,103,887)
  Accumulated other comprehensive loss, net of tax...   (16,736,430)  (12,025,769)   (7,266,717)
  Accumulated deficit................................   (18,414,356)  (18,935,317)  (10,772,088)
                                                       ------------   -----------   -----------
        Total stockholders' equity...................    89,989,660    48,796,741    36,571,091
                                                       ------------   -----------   -----------
        Total liabilities and stockholders' equity...  $456,300,855   330,395,579   176,703,233
                                                       ============   ===========   ===========


          See accompanying notes to consolidated financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                              PERIOD FROM
                                                                                              FEBRUARY 27,
                                         THREE MONTHS ENDED                                 1998 (INCEPTION)
                                             MARCH 31,           YEARS ENDED DECEMBER 31,       THROUGH
                                      ------------------------   ------------------------     DECEMBER 31,
                                         2001          2000         2000          1999            1998
                                      -----------   ----------   -----------   ----------   ----------------
                                            (UNAUDITED)
Net patient service revenue.........  $47,670,028   23,282,257   133,487,813   63,769,768      19,116,092
Management and administrative
  services revenue..................    1,325,716      476,990     2,157,525    5,111,496         223,011
Equity in earnings (loss) of
  unconsolidated affiliates.........    1,109,207       53,696       844,170     (236,874)        (39,822)
Other income........................    3,733,066      452,746     1,918,748    1,768,194       1,272,790
                                      -----------   ----------   -----------   ----------      ----------
        Total revenues..............   53,838,017   24,265,689   138,408,256   70,412,584      20,572,071
                                      -----------   ----------   -----------   ----------      ----------
Salaries, benefits and other
  employee costs....................   14,200,365    6,933,305    44,246,309   21,643,193      10,020,124
Medical services and supplies.......   11,677,783    5,698,219    34,882,932   22,867,747       7,605,566
Other operating expenses............    9,333,871    5,069,696    22,922,408    9,450,385       2,893,838
General and administrative
  expenses..........................    5,210,702    2,455,467    12,102,779   10,441,552       2,032,413
Provision for doubtful accounts.....      561,928      407,545     2,466,798    1,231,396         235,725
Depreciation and amortization.......    5,589,623    2,253,295    14,137,684    7,875,448       2,015,123
                                      -----------   ----------   -----------   ----------      ----------
        Total operating expenses....   46,574,272   22,817,527   130,758,910   73,509,721      24,802,789
                                      -----------   ----------   -----------   ----------      ----------
        Operating income (loss).....    7,263,745    1,448,162     7,649,346   (3,097,137)     (4,230,718)
Interest income.....................      263,116       73,889       911,617      328,769         721,530
Interest expense....................   (4,793,780)  (1,313,233)  (12,539,722)  (3,144,479)       (496,874)
Other...............................      (16,061)       9,531      (781,979)    (361,953)       (246,378)
                                      -----------   ----------   -----------   ----------      ----------
        Total other expense, net....   (4,546,725)  (1,229,813)  (12,410,084)  (3,177,663)        (21,722)
        Income (loss) before
          minority interest.........    2,717,020      218,349    (4,760,738)  (6,274,800)     (4,252,440)
Minority interest in (income) loss
  of consolidated subsidiaries......   (1,435,507)    (235,769)   (2,332,440)    (118,453)         23,030
                                      -----------   ----------   -----------   ----------      ----------
        Income (loss) before income
          taxes.....................    1,281,513      (17,420)   (7,093,178)  (6,393,253)     (4,229,410)
Income tax (expense) benefit (note
  11)...............................     (760,552)    (311,338)   (1,070,051)    (450,537)        301,112
                                      -----------   ----------   -----------   ----------      ----------
        Net income (loss)...........      520,961     (328,758)   (8,163,229)  (6,843,790)     (3,928,298)
Preferred stock dividends...........     (913,125)  (3,223,950)   (5,971,120)  (1,695,803)       (428,050)
                                      -----------   ----------   -----------   ----------      ----------
        Net loss attributable to
          common stockholders.......  $  (392,164)  (3,552,708)  (14,134,349)  (8,539,593)     (4,356,348)
                                      ===========   ==========   ===========   ==========      ==========
Net loss per share attributable to
  common stockholders (note 13).....  $     (0.04)       (0.48)        (1.80)       (1.17)          (1.29)
Weighted average number of common
  shares
      Basic.........................   10,129,540    7,342,785     7,850,370    7,307,882       3,366,427
      Diluted.......................   10,129,540    7,342,785     7,850,370    7,307,882       3,366,427


          See accompanying notes to consolidated financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                                         PERIOD FROM
                                                                                         FEBRUARY 27,
                                  THREE MONTHS ENDED                                   1998 (INCEPTION)
                                      MARCH 31,            YEARS ENDED DECEMBER 31,        THROUGH
                               ------------------------   --------------------------     DECEMBER 31,
                                  2001          2000         2000           1999             1998
                               -----------   ----------   -----------   ------------   ----------------
                                     (UNAUDITED)
Net income (loss)............  $   520,961     (328,758)   (8,163,229)    (6,843,790)     (3,928,298)
Other comprehensive loss,
  before taxes:
  Foreign currency
    translation
    adjustments..............   (7,247,171)  (2,576,342)   (7,321,618)   (11,019,126)       (160,438)
  Income tax benefit related
  to other comprehensive
  loss.......................    2,536,510      901,720     2,562,566      3,856,694          56,153
                               -----------   ----------   -----------   ------------      ----------
      Other comprehensive
        loss.................   (4,710,661)  (1,674,622)   (4,759,052)    (7,162,432)       (104,285)
      Comprehensive loss.....   (4,189,700)  (2,003,380)  (12,922,281)   (14,006,222)     (4,032,583)
                               ===========   ==========   ===========   ============      ==========

          See accompanying notes to consolidated financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED), THE YEARS ENDED DECEMBER
                                    31, 2000
AND 1999 AND THE PERIOD FROM FEBRUARY 27, 1998 (INCEPTION) THROUGH DECEMBER 31,
                                      1998

                                          SERIES C
                                       PREFERRED STOCK             COMMON STOCK
                                  -------------------------   ----------------------   ADDITIONAL
                                  OUTSTANDING   LIQUIDATION   OUTSTANDING     PAR        PAID-IN     TREASURY     DEFERRED
                                    SHARES         VALUE        SHARES       VALUE       CAPITAL      STOCK     COMPENSATION
                                  -----------   -----------   -----------   --------   -----------   --------   ------------
Balance, February 27, 1998
  (inception)...................        --      $        --           --    $     --            --         --           --
Issuance of common stock........        --               --    7,312,976      73,130    57,540,763         --           --
Accrued dividends on preferred
  stock.........................        --               --           --          --      (428,050)        --           --
Net loss........................        --               --           --          --            --         --           --
Foreign currency translation
  adjustments, net of taxes.....        --               --           --          --            --         --           --
                                    ------      -----------   ----------    --------   -----------   --------     --------
Balance, December 31, 1998......        --               --    7,312,976      73,130    57,112,713         --           --
Issuance of common stock........        --               --       47,499         475       522,018         --           --
Issuance of warrants for
  noncompete agreement..........        --               --           --          --        45,000         --           --
Repurchases of common stock.....        --               --      (54,166)         --            --   (343,750)          --
Accrued dividends on preferred
  stock.........................        --               --           --          --    (1,695,803)        --           --
Net loss........................        --               --           --          --            --         --           --
Foreign currency translation
  adjustments, net of taxes.....        --               --           --          --            --         --           --
                                    ------      -----------   ----------    --------   -----------   --------     --------
Balance, December 31, 1999......        --               --    7,306,309      73,605    55,983,928   (343,750)          --
Issuance of common stock and
  exercise of stock options.....        --               --      982,748       9,827    10,428,514         --           --
Issuance of Series C preferred
  stock.........................    18,750       15,950,000           --          --        (7,452)        --           --
Issuance of warrants............        --               --           --          --     2,800,000         --           --
Issuance of stock options.......        --               --           --          --       505,500         --     (505,500)
Amortization of deferred
  compensation..................        --               --           --          --            --         --       10,531
Accrued dividends on preferred
  stock.........................        --        3,796,771           --          --    (5,971,120)        --           --
Net loss........................        --               --           --          --            --         --           --
Foreign currency translation
  adjustments, net of taxes.....        --               --           --          --            --         --           --
                                    ------      -----------   ----------    --------   -----------   --------     --------
Balance, December 31, 2000......    18,750       19,746,771    8,289,057      83,432    63,739,370   (343,750)    (494,969)
Issuance of common stock and
  exercise of stock options
  (unaudited)...................        --               --    3,463,954      34,640    46,216,250         --           --
Amortization of deferred
  compensation (unaudited)......        --               --           --          --            --         --       31,594
Accrued dividends on preferred
  stock (unaudited).............        --          328,125           --          --      (913,125)        --           --
Net income (unaudited)..........        --               --           --          --            --         --           --
Foreign currency translation
  adjustments, net of taxes
  (unaudited)...................        --               --           --          --            --         --           --
                                    ------      -----------   ----------    --------   -----------   --------     --------
Balance, March 31, 2001
  (unaudited)...................    18,750      $20,074,896   11,753,011    $118,072   109,042,495   (343,750)    (463,375)
                                    ======      ===========   ==========    ========   ===========   ========     ========

                                See accompanying notes to consolidated financial statements.


                                   RECEIVABLES     ACCUMULATED
                                  FROM SALES OF       OTHER
                                     COMMON       COMPREHENSIVE   ACCUMULATED
                                      STOCK           LOSS          DEFICIT       TOTAL
                                  -------------   -------------   -----------   ----------
Balance, February 27, 1998
  (inception)...................            --              --            --            --
Issuance of common stock........    (1,050,000)             --            --    56,563,893
Accrued dividends on preferred
  stock.........................            --              --            --      (428,050)
Net loss........................            --              --    (3,928,298)   (3,928,298)
Foreign currency translation
  adjustments, net of taxes.....            --        (104,285)           --      (104,285)
                                    ----------     -----------    -----------   ----------
Balance, December 31, 1998......    (1,050,000)       (104,285)   (3,928,298)   52,103,260
Issuance of common stock........      (253,887)             --            --       268,606
Issuance of warrants for
  noncompete agreement..........            --              --            --        45,000
Repurchases of common stock.....       200,000              --            --      (143,750)
Accrued dividends on preferred
  stock.........................            --              --            --    (1,695,803)
Net loss........................            --              --    (6,843,790)   (6,843,790)
Foreign currency translation
  adjustments, net of taxes.....            --      (7,162,432)           --    (7,162,432)
                                    ----------     -----------    -----------   ----------
Balance, December 31, 1999......    (1,103,887)     (7,266,717)   (10,772,088)  36,571,091
Issuance of common stock and
  exercise of stock options.....    (1,869,140)             --            --     8,569,201
Issuance of Series C preferred
  stock.........................            --              --            --    15,942,548
Issuance of warrants............            --              --            --     2,800,000
Issuance of stock options.......            --              --            --            --
Amortization of deferred
  compensation..................            --              --                      10,531
Accrued dividends on preferred
  stock.........................            --              --            --    (2,174,349)
Net loss........................            --              --    (8,163,229)   (8,163,229)
Foreign currency translation
  adjustments, net of taxes.....            --      (4,759,052)           --    (4,759,052)
                                    ----------     -----------    -----------   ----------
Balance, December 31, 2000......    (2,973,027)    (12,025,769)   (18,935,317)  48,796,741
Issuance of common stock and
  exercise of stock options
  (unaudited)...................      (314,865)             --            --    45,936,025
Amortization of deferred
  compensation (unaudited)......            --              --            --        31,594
Accrued dividends on preferred
  stock (unaudited).............            --              --            --      (585,000)
Net income (unaudited)..........            --              --       520,961       520,961
Foreign currency translation
  adjustments, net of taxes
  (unaudited)...................            --      (4,710,661)           --    (4,710,661)
                                    ----------     -----------    -----------   ----------
Balance, March 31, 2001
  (unaudited)...................    (3,287,892)    (16,736,430)   (18,414,356)  89,989,660
                                    ==========     ===========    ===========   ==========
                                    See accompanying notes to consolidated
                                              financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                   PERIOD FROM
                                                                                                                   FEBRUARY 27,
                                                          THREE MONTHS ENDED                                     1998 (INCEPTION)
                                                               MARCH 31,            YEARS ENDED DECEMBER 31,         THROUGH
                                                       -------------------------   ---------------------------     DECEMBER 31,
                                                          2001          2000           2000           1999             1998
                                                       -----------   -----------   ------------   ------------   ----------------
                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................  $   520,961      (328,758)    (8,163,229)    (6,843,790)     (3,928,298)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Provision for doubtful accounts..................      561,928       407,545      2,466,798      1,231,396         235,725
    Depreciation and amortization....................    5,589,623     2,253,295     14,137,684      7,875,448       2,015,123
    Amortization of discount on debt.................       78,122            --        211,555             --              --
    Deferred income taxes............................           --            --       (837,368)        98,112        (301,112)
    Equity in (earnings) loss of unconsolidated
      affiliates.....................................   (1,109,207)      (53,696)      (844,170)       236,874          39,822
    Minority interest in income (loss) of
      consolidated subsidiaries......................    1,435,507       235,769      2,332,440        118,453         (23,030)
    Amortization of deferred compensation............       31,594            --         10,531             --              --
    Increases (decreases) in cash from changes in
      operating assets and liabilities, net of
      effects from purchases of new businesses:
        Patient receivables..........................   (2,836,050)   (1,315,890)    (4,610,584)    (2,212,918)        118,590
        Other receivables............................    2,746,305      (572,358)      (571,218)    (3,548,344)     (1,046,467)
        Inventories of supplies, prepaids and other
          current assets.............................     (535,069)     (423,480)     1,362,827       (132,965)        603,553
        Accounts payable and accrued expenses........      672,606       544,573      1,709,849      9,121,603       1,001,133
        Other long-term liabilities..................    1,882,138       344,219      3,797,316     (1,753,915)      1,906,083
                                                       -----------   -----------   ------------   ------------     -----------
          Net cash provided by operating
            activities...............................    9,038,458     1,091,219     11,002,431      4,189,954         621,122
                                                       -----------   -----------   ------------   ------------     -----------
Cash flows from investing activities:
  Purchases of new businesses, net of cash
    received.........................................   (3,386,063)  (30,379,702)   (83,283,580)   (35,863,123)    (66,216,330)
  Purchases of property and equipment................   (5,933,695)   (3,117,112)   (16,892,860)   (11,323,363)     (3,948,751)
  Sale of property...................................           --            --     17,379,214             --              --
  Proceeds from sales of investments.................           --            --             --      1,156,883         424,659
  Increase in deposits...............................           --            --     (3,703,789)            --              --
  Cash (placed in) released from escrow..............    1,664,276    11,235,724     11,435,724             --     (13,100,000)
                                                       -----------   -----------   ------------   ------------     -----------
          Net cash used in investing activities......   (7,655,482)  (22,261,090)   (75,065,291)   (46,029,603)    (82,840,422)
                                                       -----------   -----------   ------------   ------------     -----------
Cash flows from financing activities:
  Proceeds from long-term debt.......................   13,092,801    56,489,958     85,941,179     66,339,633       1,493,337
  Payments on long-term debt.........................   (6,625,954)   (3,171,265)   (42,169,174)   (26,176,060)       (245,673)
  Proceeds from issuance of common stock.............      120,350     4,542,172      5,069,201        268,606      54,750,747
  Payments to repurchase common stock................           --            --             --       (143,750)             --
  Proceeds from issuance of preferred stock and
    warrants.........................................           --    15,000,000     18,742,548             --      31,200,000
  Payments of dividends and redemption of redeemable
    preferred stock..................................           --            --     (5,234,593)            --              --
  Distributions on investments in affiliates.........     (428,785)    1,412,029        842,105        506,407         (50,000)
                                                       -----------   -----------   ------------   ------------     -----------
          Net cash provided by financing
            activities...............................    6,158,412    74,272,894     63,191,266     40,794,836      87,148,411
                                                       -----------   -----------   ------------   ------------     -----------
Effect of exchange rate changes on cash..............      (41,071)      176,045        606,459       (203,604)         35,640
                                                       -----------   -----------   ------------   ------------     -----------
Net increase (decrease) in cash and cash
  equivalents........................................    7,500,317    53,279,068       (265,135)    (1,248,417)      4,964,751
Cash and cash equivalents at beginning of year.......    3,451,199     3,716,334      3,716,334      4,964,751              --
                                                       -----------   -----------   ------------   ------------     -----------
Cash and cash equivalents at end of year.............  $10,951,516    56,995,402      3,451,199      3,716,334       4,964,751
                                                       ===========   ===========   ============   ============     ===========
Supplemental information:
  Interest paid......................................  $ 3,144,955       755,526      8,204,031      2,263,328         473,046
  Non-cash transactions:
    Debt issued for purchases of new business........  $        --            --     54,012,058             --              --
    Subordinated debt issued for purchases of new
      business.......................................           --            --             --      3,287,234              --
    Sale of common stock for notes receivable from
      employees, net.................................      314,865       106,737      1,075,547         53,887       1,050,000
    Common stock issued for purchases of new
      businesses.....................................   45,777,677            --      3,500,000             --       1,813,146
    Preferred stock issued for purchase of new
      business.......................................           --            --   $         --             --       2,716,000
    Conversion of Class B redeemable preferred stock
      to Class A common..............................           --            --         70,000             --              --
    Accrued dividends on preferred stock.............      913,125     3,223,950      5,971,120      1,695,803         428,050
    Warrants issued for noncompete agreement.........           --            --             --         45,000              --
    Assets acquired under capital lease
      obligations....................................           --       610,125     18,913,203      1,482,329              --

          See accompanying notes to consolidated financial statements.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

    (A) DESCRIPTION OF BUSINESS

       United Surgical Partners International, Inc. and subsidiaries (USPI or the Company), a Delaware Company, majority-owned by Welsh, Carson, Anderson & Stowe and certain of its affiliates (WCAS) was formed in February 1998 for the primary purpose of ownership and operation of surgery centers, private surgical hospitals and related businesses in the United States and Europe. At December 31, 2000, USPI, headquartered in Dallas, Texas, operated twenty-four surgical facilities in the United States. Of these twenty-four facilities, USPI consolidates the results of twelve and owns a minority equity interest in nine which are accounted for under the equity method and holds no ownership interest in the remaining three centers which are operated by USPI under management contracts. In addition, United Surgical Partners Europe, S.L. (USPE), a company incorporated in Spain and wholly-owned by USPI, managed and owned a majority interest in six private surgical hospitals, two surgery centers, and one diagnostic facility in Spain at December 31, 2000. Global Healthcare Partners Limited (Global), a company incorporated in England and wholly owned by USPI, managed and wholly-owned two private surgical hospitals in the United Kingdom at December 31, 2000.

       USPI is subject to changes in government legislation that could impact Medicare, Medicaid and foreign government reimbursement levels and is also subject to increased levels of managed care penetration and changes in payor patterns that may impact the level and timing of payments for services rendered.

       USPI maintains its books and records on the accrual basis of accounting and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

    (B) UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

       The accompanying unaudited consolidated balance sheet as of March 31, 2001 and the related unaudited consolidated statements of operations, comprehensive loss, and cash flows for the three months ended March 31, 2001 and March 31, 2000, and the statement of stockholders' equity for the three months ended March 31, 2001 (interim financial statements) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to
       Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

       The unaudited interim consolidated financial statements should be read in conjunction with the audited December 31, 2000 and 1999 consolidated financial statements appearing herein. The results of the three months ended March 31, 2001 may not be indicative of operating results for the full year.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    (C) TRANSLATION OF FOREIGN CURRENCIES

       The financial statements of foreign subsidiaries are measured in local currency and then translated into U.S. dollars. All assets and liabilities have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in the exchange rates are accumulated in a separate component of stockholders' equity.

    (D) PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the financial statements of USPI and its wholly-owned and majority-owned subsidiaries. Significant investments in other affiliated companies are generally accounted for using the equity method. In addition, the accounts of certain surgery centers have been consolidated where the Company maintains effective control over the surgery centers' assets and operations, not withstanding a lack of technical majority ownership of the surgery centers. All significant intercompany balances and transactions have been eliminated in consolidation.

    (E) USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (F) RECLASSIFICATIONS

       Certain prior year amounts have been reclassified to be consistent with the current year presentation.

    (G) CASH EQUIVALENTS AND INVESTMENTS

       For purposes of the statements of cash flows, USPI considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

       Investments in unconsolidated companies, whether held directly by the Company or indirectly through its investments in joint ventures, are accounted for using the equity method in situations where the company exerts significant influence over the investee. The Company owns between 20% and 50% of most of its investees accounted for using the equity method.

       In some cases, the Company ultimately owns, through joint ventures, less than 20% of an investee accounted for using the equity method. In these cases, the Company exerts significant influence through board of director representation and a management agreement to manage the investee. The management agreements provide the Company a significant role in the operational and financial decision making process and in establishing policies and procedures of the investees including operating and capital budget approval and hiring and firing of management. Additionally, a consolidated subsidiary of the Company is the general partner in its equity method investees that are structured as limited partnerships.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

       Investments in companies in which the Company does not exert significant influence, indicated by ownership less than 20% and the absence of board representation and a management agreement, are carried at cost.

    (H) INVENTORIES OF SUPPLIES

       Inventories of supplies are stated at cost which approximates market.

    (I) PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Upon retirement or disposal of assets, the asset and accumulated depreciation accounts are adjusted accordingly, and any gain or loss is reflected in earnings or loss of the respective period. Maintenance costs and repairs are expensed as incurred; significant renewals and betterments are capitalized. Certain facilities and equipment held under capital leases are classified as property and equipment and amortized using the straight-line method over the lease terms and the related obligations are recorded as liabilities. Lease amortization is included in depreciation expense.

    (J) INTANGIBLE ASSETS

       Intangible assets consist of costs in excess of net assets acquired (goodwill), costs associated with the purchase of management contracts and other intangibles, which consist primarily of non-compete contracts. Intangibles, except goodwill, are amortized over the life of the associated contracts. Goodwill is amortized on a straight-line basis over the expected periods to be benefited, generally 25 years.

    (K) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       Long-lived assets, certain identifiable intangibles, and goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset, or related groups of assets, may not be fully recoverable from estimated future cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. In the event of impairment, measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows resulting from use and ultimate disposition of the asset.

    (L) FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, current portion of long-term debt and accounts payable approximate fair value because of the short maturity of these instruments. The carrying values of long-term debt are based on quoted market prices and are not materially different from the estimated fair values of these instruments.

    (M) REVENUE RECOGNITION

       Revenue consists primarily of net patient service revenues which is based on the facilities' established billing rates less allowances and discounts, principally for patients covered under contractual programs. USPI has entered into agreements with certain majority and minority owned surgery centers to provide management services. As compensation for these services,

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

       USPI charges the surgery centers management fees which are either fixed in amount or represent a fixed percentage of each center's net revenue less a provision for doubtful accounts. Amounts are recognized as services are provided.

    (N) EQUITY IN EARNINGS (LOSS) OF UNCONSOLIDATED AFFILIATES

       Equity in earnings (loss) of unconsolidated affiliates consists of USPI's share of the profits or losses generated from its equity investment in eight ambulatory surgery centers. Because these operations are central to USPI's business strategy, equity in earnings (loss) of unconsolidated affiliates is classified as revenue in the accompanying statements of operations.

    (O) INTEREST RATE SWAPS

       USPI uses interest rate swap agreements to modify its variable rate debt obligations to fixed rate obligations, thereby reducing the exposure to market rate risk. Net amounts to be received or paid under the swap agreements are reflected as adjustments to interest expense in the period in which they accrue.

    (P) INCOME TAXES

       USPI accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized.

    (Q) STOCK OPTION PLAN

       USPI applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its stock option grants to employees. As such, USPI does not record compensation expense because USPI issues options whereby the option exercise price equals the current market price of the underlying stock on the date of grant. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

       The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Task Force
       (EITF) Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    (R) COMMITMENTS AND CONTINGENCIES

       Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(2) ACQUISITIONS AND EQUITY INVESTMENTS

    On April 30, 1998, USPI purchased 100% of the issued and outstanding stock of Columbia International Holdings, Inc. (CIH), an unrelated Delaware corporation, for approximately $7.3 million in cash. As a result of the purchase of CIH, USPI obtained ownership of 79% and 71%, respectively, of the issued and outstanding stock of Instituto Dexeus, S.A., the owner of a private hospital in Spain, and Diagnosticos y Tratamientos Medicos, S.A., the owner of a group of clinics in Spain, both Spanish corporations. The total purchase price for the acquisitions was allocated to the purchased assets and liabilities based on their estimated fair values and approximated the fair value of the net assets acquired. Through this acquisition, USPI also obtained equity interests, which are carried at cost, ranging from 7% to 15% in five additional Spanish corporations which own healthcare related operations in Spain. During 2000 USPE paid an additional $363,000 of purchase price to the hospital for achieving financial targets specified in the purchase agreement.

    In 1998, USPI contributed the Instituto Dexeus hospital plus $250,000 in cash for a majority ownership stake in USPE. At December 31, 1999 and 1998, USPI owned approximately 89% and 86%, respectively, of USPE. The remaining approximate 11% and 14%, respectively, was held by Hospital Management Team
    (HMT), a hospital management company incorporated in Spain. In October 2000 USPI paid cash of $811,093 and issued 333,333 shares of Class B common stock in exchange for HMT's interest in USPE and a note receivable in the principal amount of $811,093 from HDT, S.C., the successor of HMT. The note bears interest at 5% per annum, payable at maturity, and matures on the earlier of six months following the completion of an initial public offering of USPI's stock or September 26, 2004.

    On July 29, 1998, USPI acquired 100% of the stock of Health Horizons, Inc.
    (HHI), an unrelated Delaware corporation, for approximately $7.5 million consisting of $3 million in cash, $2.7 million in USPI Series B preferred stock and $1.8 million in USPI Class A common stock. As a result of the acquisition, USPI acquired a 66% interest in a surgery center joint venture located in Decatur, Alabama, which is consolidated by the Company, and interests ranging from 35% to 50% in three additional surgery center joint ventures located in Nashville, Tennessee; Kansas City, Missouri; and Murfreesboro, Tennessee, which have been accounted for using the equity method except as noted below. The total purchase price was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately
    $7.3 million. On June 30, 1999, USPI acquired an additional 36% interest in the surgery center joint venture in Nashville for $550,000 in cash, bringing its total ownership in the venture to 72%, and resulting in the consolidation of this venture. On March 1, 2000, USPI acquired an additional 25% interest in the surgery center joint venture in Kansas City for $200,000 in cash, bringing its total ownership in the venture to 75%, and resulting in the consolidation of this venture. During 2000, due to one of the surgery centers not meeting the target specified in the purchase agreement, USPI received approximately $700,000, which was settled through the redemption of an equivalent dollar value of Series B preferred stock shares and accrued but unpaid dividends.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    On August 3, 1998, USPI and St. Rose Dominican Hospital, a not-for-profit hospital located in Henderson, Nevada entered into an operating agreement to organize a Nevada limited liability company, Parkway Surgery Center, LLC. Each party contributed assets totaling approximately $1.9 million for a 50% ownership interest, accounted for using the equity method, in the Parkway Surgery Center.

    On October 5, 1998, USPE purchased 80% of the issued and outstanding stock of Clinica Maternal Nuestra Senora de la Esperanza, S.A., a Spanish corporation, for approximately $2.4 million in cash. The total purchase price was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately $1.7 million (using the exchange rate in effect at the date of purchase).

    On October 15, 1998, USPI purchased a 70% interest in the assets used to operate the University Surgical Center in Winter Park, Florida (Assets) for approximately $5.7 million in cash and assumed approximately $200,000 of liabilities of University Surgical Center, Inc. (Seller), an unrelated Florida corporation. The Assets were then contributed to a newly formed Florida limited partnership, University Surgery Center, Ltd. (limited partnership) in exchange for general and limited partnership interests. The Seller contributed the remaining 30% of assets to the Limited Partnership in exchange for its 30% limited partnership interest. The total purchase price was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately $5.2 million.

    On October 16, 1998, USPI purchased, through USPE, 100% of the issued and outstanding stock of Clinica Sagrado Corazon, S.A., a hospital and Spanish corporation, and interests ranging from 55% to 100% in ten related companies providing a variety of medical services, for approximately $27.5 million in cash. The total purchase price was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately $17.8 million (using the exchange rate in effect at the date of purchase).

    During November and December 1998, USPI purchased, through USPE, a total of 70% of the issued and outstanding stock of Instituto Policlinico Santa Teresa, S.A., a private hospital and Spanish corporation, which also owns 60% of Resonancia Nuclear Magnetica, S.A., a Spanish corporation that provides magnetic resonance imaging services. The total purchase price of approximately $8.8 million was allocated to the purchased assets and liabilities based on their estimated fair values and exceeded the fair value of the net assets acquired by approximately $5.3 million (using the exchange rate in effect at the date of purchase). During April 1999 and May 1999, USPI made stock purchases totaling $1.9 million in cash for an additional 26% interest in Instituto Policlinico Santa Teresa, S.A. During 2000, USPE paid an additional $553,000 in cash as contingent purchase price to the sellers based on the acquired facilities achieving financial targets specified in the purchase agreement.

    On December 4, 1998, a newly created subsidiary of USPI (Day-Op Consulting) entered into certain agreements (Day-Op Agreements) with the shareholders of Day-Op Surgery Center of Long Island, Inc. (Day-Op Center) and Day-Op Management Company, Inc. (Day-Op Management). As defined in the Day-Op Agreements, Day-Op Consulting acquired 100% of the outstanding common stock of Day-Op Management for $300,000 and certain long-lived tangible net assets of Day-Op Center for $1.4 million (the Asset and Stock Purchase). In addition, Day-Op Consulting and the shareholders of Day-Op Center entered into a Consulting and Administrative

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    Agreement whereby Day-Op Consulting provides certain administrative and consulting services to Day-Op Center in exchange for a monthly service fee. The State of New York did not approve the Day-Op Agreements until December 1999. However, the Day-Op Agreements provided that they become effective, upon state approval, retroactive to December 4, 1998. Because of the uncertainty regarding the state of New York approval process, no amounts or activity with respect to the Agreements was recognized in the 1998 consolidated financial statements. As a result, the service fees of $3,607,500 under the Consulting and Administrative Agreement recognized in the accompanying 1999 consolidated statement of operations include service fees of $348,333 for the period from December 4, 1998 through December 31, 1998. The 1999 accompanying consolidated balance sheet includes the acquired assets of Day-Op Center, the net assets of Day-Op Management, and short-term debt of $1.7 million representing the cost of the Asset and Stock Purchase.

    Due to the fact that the state of New York requires that natural persons be the shareholders of corporations licensed to operate surgery centers, a physician shareholder of DayOp Center who is also an employee of the Company (Physician Shareholder) formed a new corporation, DayOp Acquisition Corporation (Acquisition Corp) in which the Physician Shareholder is the sole shareholder. On January 4, 2000, Acquisition Corp purchased the interests in DayOp Center from the remaining shareholders (Sellers). Acquisition Corp and DayOp Center subsequently merged with DayOp Center the surviving corporation, leaving Physician Shareholder the sole shareholder of DayOp Center. The Company, through the Consulting and Administrative Agreement, operates the DayOp Center. In addition, the Physician Shareholder has agreed to transfer his ownership interests in the DayOp Center at a nominal value to another individual designated by the Company in the event that the Physician Shareholder ceases to be an employee of the Company.

    In 1998, the Company originally escrowed $13.1 million of cash related to the DayOp Agreements and related transactions and reported this amount as restricted cash in the accompanying 1999 consolidated balance sheet. On January 4, 2000, the Company released $1.7 million to DayOp Center to fund the Asset and Stock Purchase and $9.5 million to finance the buyout of the remaining shareholders of DayOp Center. Of the $1.9 million remaining in escrow, $200,000 was returned to USPI during 2000 by agreement with the former shareholders of Day-Op Center, and the remaining $1.7 million, which is reflected as restricted cash in the accompanying 2000 consolidated balance sheet, was released to the sellers in March 2001.

    On December 18, 1998, USPI entered into an asset purchase agreement to purchase certain management agreements related to the operations of five surgery centers located in the Dallas and Ft. Worth, Texas metropolitan area (HealthFirst Transaction). In addition, USPI acquired a 20% interest in two of the five surgery centers (Equity Centers). The Equity Centers were accounted for using the equity method until additional interests were purchased through THVG discussed below, resulting in the consolidation of the Equity Centers. The total cost of $8.2 million, all paid to unrelated parties, exceeded the fair value of the identifiable net assets acquired by $7.6 million of which $5.5 million was allocated to the management agreements and $2.1 million was allocated to goodwill. USPI is also obligated to offer to purchase existing and newly issued partnership units (the Buyup) that would increase USPI's ownership interest by 40% in each of the Equity Centers at a price based upon the financial performance of the centers. Successful completion of any or all of the Buyup further obligates USPI to make additional payments to the parties who sold USPI

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    the equity interests. USPI was not obligated to buy any partnership units under the Buyup at December 31, 2000.

    On February 1, 1999, USPI acquired, for $400,000 in cash, a 50% interest in Texas Health Ventures Group, L.L.C. (THVG 1), which held ownership interests in one operational surgery center and three surgery centers under development in the Dallas/Fort Worth, Texas metropolitan area. This investment is accounted for using the equity method. THVG is a limited liability company which facilitates the joint management and development by USPI and Baylor Health System (Baylor) of surgery centers. During 2000 USPI paid in cash additional purchase price of $715,000 as a result of the performance of one of the surgery centers exceeding the target specified in the purchase agreement.

    In May 1999, USPI purchased through USPE, a 70% interest in USP Dermoestetica, S.L. for $1.6 million in cash. The total purchase price was allocated to the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $1.1 million.

    On June 1, 1999, USPI entered into an additional surgery center joint venture with Baylor by contributing its equity investments and management agreements acquired in the December 1998 HealthFirst Transaction to a newly created limited liability company, THVG/HealthFirst, L.L.C. (THVG 2). In exchange for its contribution to THVG 2, USPI received a 51% ownership interest in THVG 2. Baylor contributed 100% of the assets of two operational surgery centers to THVG 1, in exchange for receiving a 49% ownership in THVG 2 as well as convertible subordinated notes payable from USPI in the amount of $3.3 million. The joint venture agreements for THVG 1 and THVG 2 have non-compete clauses and provide for shared management services and fees. During 1999 and 2000, USPI invested additional cash totaling
    $5.3 million in THVG 2, which acquired additional ownership interests in the two operational surgery centers in which it had previously invested, increasing THVG 2's ownership in each of the two centers from 20% to 57%, resulting in the consolidation of these surgery centers.

    On July 1, 1999, USPI acquired 100% of the stock of Texas Outpatient Surgicare Center, Inc. (TOPS GP), a Texas corporation that is the general partner with a 63% ownership interest in TOPS Specialty Hospital, Ltd.
    (TOPS), a Limited Partnership that operates a surgical hospital in Houston, Texas. Concurrent with its acquisition of TOPS GP, USPI also facilitated the acquisition by TOPS GP of an additional 31% interest in TOPS. In connection with the acquisition of the additional limited partner interests, USPI issued warrants for the purchase of 33,333 shares of its common stock at an exercise price of $12.00 per share in exchange for non-compete agreements with the selling limited partners. Subsequent to these transactions, TOPS borrowed $15 million, guaranteed by USPI. TOPS GP subsequently sold limited partner interests representing approximately 25% ownership of TOPS. Total net cash consideration paid by USPI for these acquisition transactions was approximately $11 million. As a result of these transactions, USPI owns 100% of TOPS GP, which in turn owns approximately 69% of TOPS. The total purchase price was allocated to the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $12.2 million. During 2000, USPI purchased the remaining 31% of TOPS for approximately $1.7 million in cash.

    On July 1, 1999, USPI acquired 100% of the assets used to operate Warner Park Surgery Center in Chandler, Arizona for approximately $5.1 million in cash. The total purchase price was allocated to

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $4.2 million.

    On September 1, 1999, USPI acquired 100% of the assets used to operate two ambulatory surgery centers in the Houston metropolitan area, for approximately $12 million in cash. The total purchase price was allocated to the purchased assets and liabilities and exceeded the fair value of the net assets by approximately $9.2 million.

    USPI acquired, through USPE, controlling interests in three facilities in Madrid, Spain during 2000. In March 2000, USPE acquired a 72% interest in Clinica San Camilo, S.A., a private hospital, for $17.9 million in cash, and acquired 100% of Centro Radiologico, S.L., a radiology center, for $1.7 million in cash. USPE subsequently acquired, at a cost of $5.5 million, additional shares in Clinica San Camilo, increasing USPE's ownership to approximately 97% by December 31, 2000. During November 2000, USPE acquired 100% of the assets of Clinica San Jose, a private hospital, for $7.1 million in cash which was allocated to the purchased assets and liabilities based on their estimated fair values and approximated the fair value of the net assets acquired. The purchase price exceeded the fair value of the net assets by $11.1 million and $1.5 million for the Clinica San Camilo and Centro Radiologico acquisitions, respectively. USPE subsequently sold the land and buildings of Clinica San Camilo for $17.4 million and leased them back from the purchaser during 2000 under a 20 year lease at a rate of 7.22%. Under the agreements, USPE has deposited, as a guarantee, $3.7 million, which is equivalent to 36 monthly payments of rent. USPE has the option to purchase the hospital, land and building in 2010 at the fair value plus 6%. This transaction has been accounted for as a direct financing lease. There was no gain recognized in connection with the above transaction.

    USPI acquired, through Global, 100% of the outstanding common stock of Aspen Healthcare Holdings Limited (Aspen) for approximately $35 million in cash and incurring $54 million of indebtedness. Aspen owns and operates two private hospitals in England. The purchase price exceeded the fair value of the net assets by $19.8 million.

    The terms of certain of USPI's acquisition agreements provide for additional consideration to be paid to or received from the seller based on certain financial targets for the acquired facilities. Such additional consideration, which amounted to a net payment by USPI of approximately
    $2.3 million in 2000, was recorded as an increase or decrease to goodwill at the time of payment or receipt. There were no such payments or receipts in 1999 or 1998. The additional potential consideration that may be paid in future years is estimated not to exceed $9.4 million.

    The acquisitions referred to above resulted in the Company consolidating the investee except where noted. The acquisitions of majority interests and step acquisitions referred to above were accounted for under the purchase method of accounting, and accordingly, the accompanying statements of operations do not include any revenues or expenses related to these acquisitions prior to the respective closing dates. The unconsolidated ownership interests acquired are accounted for under the equity method of accounting or carried at cost, depending on the Company's ability to exert significant influence. Step acquisitions resulted in the recording of additional goodwill in the aggregate amount of $6.2 million in 2000. Following are the unaudited pro forma results for the years ended December 31, 2000 and 1999 and from February 27, 1998

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    (inception) through December 31, 1998 as if the consolidated acquisitions occurred at the beginning of the preceding period:

                                                                   PERIOD FROM
                                                                   FEBRUARY 27,
                                                                       1998
                                                                   (INCEPTION)
                                      YEARS ENDED DECEMBER 31,       THROUGH
                                     ---------------------------   DECEMBER 31
                                         2000           1999           1998
                                     ------------   ------------   ------------
Net operating revenues.............  $156,994,256   $145,819,584   $ 67,590,931
Income (loss) before income
  taxes............................    (7,215,178)    (6,691,259)       648,967

    These unaudited pro forma results have been prepared for comparative purposes only. The pro forma results do not purport to be indicative of the results of operations which would have actually resulted had the acquisitions been in effect on February 27, 1998, nor are they necessarily indicative of the results of operations that may be achieved in the future.

(3) INTANGIBLE ASSETS

    At December 31, intangible assets consisted of the following:

                                          ESTIMATED
                                         USEFUL LIVES       2000          1999
                                         ------------   ------------   -----------
Goodwill...............................  25 years       $114,633,146   $65,601,492
Management contracts...................  5-17 years        6,317,990     6,317,990
Other..................................  5 years           1,262,449     1,044,783
                                                        ------------   -----------
                                                         122,213,585    72,964,265
Less accumulated amortization..........                   (7,789,371)   (3,087,291)
                                                        ------------   -----------
    Net intangible assets..............                 $114,424,214   $69,876,974
                                                        ============   ===========

(4) PROPERTY AND EQUIPMENT

    At December 31, property and equipment consisted of the following:

                                         ESTIMATED
                                        USEFUL LIVES       2000           1999
                                        ------------   ------------   ------------
Land and land improvements............      --         $ 22,041,048   $  2,418,669
Buildings and leasehold
  improvements........................  7-50 years      121,419,584     44,205,265
Equipment.............................  3-12 years       55,336,341     34,095,622
Furniture and fixtures................  4-20 years       10,879,781      9,401,819
Construction in progress..............                    6,725,301      1,646,279
                                                       ------------   ------------
                                                        216,402,055     91,767,654
Less accumulated depreciation.........                  (51,206,757)   (32,349,572)
                                                       ------------   ------------
    Net property and equipment........                 $165,195,298   $ 59,418,082
                                                       ============   ============

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    Assets recorded under capital lease arrangements included in property and equipment consist of the following:

                                                          2000         1999
                                                       ----------   ----------
Land and buildings...................................  20,790,995    1,681,834
Equipment and furniture..............................   9,677,725    5,386,576
                                                       ----------   ----------
                                                       30,468,720    7,068,410
Less accumulated depreciation........................  (6,669,949)  (2,390,740)
                                                       ----------   ----------
  Net property and equipment under capital leases....  23,798,771    4,677,670
                                                       ==========   ==========

(5) LONG-TERM DEBT

    At December 31, long-term debt consisted of the following:

                                                        2000          1999
                                                    ------------   -----------
Lines of credit...................................  $ 90,148,927   $25,029,151
Senior subordinated notes.........................    54,368,789    23,407,234
Notes payable to financial institution............     9,968,556    14,623,907
Mortgage notes....................................            --     1,584,447
Loans from former owners of subsidiaries..........    10,776,874     1,116,155
Capital lease obligations.........................    22,503,209     4,873,743
Other.............................................            --     2,049,147
                                                    ------------   -----------
    Total long-term debt..........................   187,766,355    72,683,784
Less current portion..............................   (11,287,188)   (9,390,882)
                                                    ------------   -----------
    Long-term debt, less current portion..........  $176,479,167   $63,292,902
                                                    ============   ===========

    (A) LINES OF CREDIT

       Total borrowings under lines of credit were approximately $90.1 million at December 31, 2000. USPI has a credit agreement with a commercial bank dated June 29, 1999 which allows the Company, as of December 31, 2000, to borrow up to $25.0 million at an interest rate of LIBOR plus 1%, all of which was outstanding at December 31, 2000. In February 2001, the agreement was amended, increasing the amount available for borrowing from $25 million to $35 million and extending the maturity date to June 30, 2002. Interest payments are due quarterly. Borrowings under this agreement become due in the event of a change in control or the completion of an initial public offering of the Company's Stock (IPO). Repayment of amounts borrowed under the agreement is guaranteed by WCAS.

       USPE, the Company's wholly-owned Spanish subsidiary, reached an agreement in March 2000 with a commercial bank that provides USPE with the potential to borrow up to 100 million Euros (approximately $93.9 million at December 31, 2000). The amount available to borrow depends on the level of USPE's operating performance and acquisition activity. Borrowings under this agreement are secured by certain assets of USPE and its subsidiaries, bear interest ranging from 1.75% to 2.25% over Euribor, and mature December 31, 2007. At December 31, 2000, approximately
       $23.6 million was outstanding under this agreement at a weighted average rate of 7.09%, and $2.2 million was available for borrowing.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999


       Global, the Company's wholly-owned U.K. subsidiary, has a credit agreement with a commercial lender that provides for total borrowings of L42.0 million (approximately $62.8 million at December 31, 2000). At December 31, 2000, $40.2 million had been drawn and $22.6 million was available. The credit agreement specifies that of this available amount, $10.5 million will be used not later than September 30, 2003 to retire demand notes payable to the former owners of Aspen. Borrowings under this agreement, are secured by certain assets and the capital stock of Global and its subsidiaries, bear interest ranging from 1.50% to 2.00% over LIBOR, and mature in April 2010. At December 31, 2000, the weighted average rate applicable to the outstanding balance was 7.88%. Global was not in compliance with the cash flow and loan to EBITDA covenants at December 31, 2000 and the loan to EBITDA covenant at March 31, 2001. The lender waived Global's compliance with such covenants as of December 31, 2000 and agreed to amend the loan to EBITDA covenant effective March 31, 2001. As a result, Global was in compliance with its covenants related to this debt (as amended) at March 31, 2001 and believes it is probable that it will be in compliance with these covenants at June 30, 2001 and throughout fiscal 2001 and beyond.


       The remaining lines of credit are held by several of the Company's subsidiaries, mature throughout 2001, and have variable rates of interest which ranged from 4.55% to 11.00% at December 31, 2000.

       Fees paid for unused portions of the lines of credit were approximately $301,000, $16,000, and $-0- in 2000, 1999 and 1998, respectively.

    (B) SUBORDINATED DEBT

       The Company issued notes in an aggregate principal amount of $56,120,000 which are subordinated to all senior indebtedness (the Senior Subordinated Notes). Of this amount, $20,120,000 bears interest at 7% which is payable annually beginning April 30, 2000 and matures April 30, 2008, and $36,000,000 bears interest at 10% which is payable each September 27 and March 27 beginning in 2000, and matures March 27, 2010. The holders of Senior Subordinated Notes may require the principal and any accrued but unpaid interest to be repaid in the event of a change in control, including the completion of an IPO. However, WCAS and another significant investor, which collectively hold Senior Subordinated Notes in the aggregate principal amount of $56,000,000, have advised the Company of their intent to waive their rights to such mandatory prepayment of the notes and exchange the 7% Senior Subordinated Notes for 20,120 shares of the Company's Series D redeemable preferred stock in the event of an IPO. The Series D redeemable preferred stock provides holders the right to receive cumulative paid-in-kind dividends, payable quarterly, at the annual rate of 10% of the Series D preferred liquidation value. The Series D preferred liquidation value is an amount equal to $1,000 per share plus accrued and unpaid dividends. The Company will be required to redeem all outstanding shares of its Series D redeemable preferred stock at a per share price equal to the common stock after an IPO. The $36,000,000 Senior Subordinated note was issued at a discount of $5,250,000 which yields an effective interest rate of 12.61%. At December 31, 2000 the unamortized discount was $5,038,443.

       In addition, the Company issued a convertible subordinated note payable in the amount of $3,287,234 to Baylor in forming its joint ventures with Baylor, THVG 1 and THVG 2, in 1999. Interest at a rate of 5.07% is payable quarterly on the Baylor note, with all principal due on

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

       the maturity date of June 1, 2007. Baylor may require the principal and any accrued but unpaid interest to be repaid in the event of a change in control, including the completion of an IPO. The conversion price of the Baylor note is $10.50 per share of common stock. Baylor has advised the Company of its intention to convert the note into shares of the Company's stock immediately prior to its IPO.

    (C) OTHER LONG-TERM DEBT

       The Company and its subsidiaries have notes payable to financial institutions, former owners of acquired businesses, and other parties which mature at various date through 2009 and accrue interest at fixed and variable rates ranging from 6.18% to 9.78%. At December 31, 2000, one of the Company's subsidiaries was not in compliance with two covenants related to notes payable to a financial institution totaling
       $8.3 million. In connection with an amendment to the note agreement in February 2001, the lender waived the subsidiary's compliance with such covenants as of December 31, 2000 and restructured the payment terms and covenants. The Company was in compliance with its covenants related to this debt at March 30, 2001 and believes it is probable that it will be in compliance with these covenants throughout fiscal 2001 and beyond. At December 31, 2000, this subsidiary had two interest rate swap agreements related to the notes with a fixed rate of 6.59% on notional amounts of $3,000,000 and $2,413,000. The interest rate swap agreements expire
       June 28, 2002.

       Capital lease obligations totaling $22.5 million are secured by underlying real estate and equipment and have interest rates ranging from 4.74% to 13.19%.

       The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2000 are as follows: 2001, $11,287,188; 2002, $29,519,200, 2003, $7,212,417; 2004, $7,335,491, 2005, $8,545,453;
       thereafter, $128,905,049.

(6) LEASES

    USPI leases various office equipment and office space under a number of operating lease agreements, which expire at various times through the year 2020. Such leases do not involve contingent rentals, nor do they contain significant renewal or escalation clauses. Office leases generally require USPI to pay all executory costs (such as property taxes, maintenance and insurance).

    Minimum future payments under noncancelable leases, with remaining terms in excess of one year as of December 31, 2000 are as follows:

YEAR ENDING                                           CAPITAL       OPERATING
DECEMBER 31,                                           LEASES        LEASES
------------                                        ------------   -----------
2001..............................................  $  3,939,245   $ 2,569,937
2002..............................................     3,476,151     2,123,681
2003..............................................     2,989,758     1,933,682
2004..............................................     2,182,525     1,847,589
2005..............................................     2,022,145     1,553,248
Thereafter........................................    25,482,598     7,198,589
                                                    ------------   -----------
  Total minimum lease payments....................  $ 40,092,422   $17,226,726
                                                    ============   ===========
Amount representing interest......................   (17,589,213)
                                                    ------------
  Present value of minimum lease payments.........  $ 22,503,209
                                                    ============

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    Total rent expense under operating leases was $4,174,190, $1,815,529 and $538,792 for the years ended December 31, 2000, 1999 and 1998, respectively.

(7) REDEEMABLE PREFERRED STOCK, SERIES A AND SERIES B

    USPI has authorized 31,200 shares of Series A redeemable preferred stock with a $.01 par value and authorized 2,716 shares of Series B redeemable preferred stock with a $.01 par value. USPI may redeem some or all of the outstanding shares of preferred stock at any time for $1,000 per share plus accrued dividends. USPI has a mandatory requirement to redeem all redeemable preferred stock on the earlier of April 30, 2008 or upon an initial public offering of its common stock registered under the Securities Act of 1933, as amended. Additionally, holders of redeemable preferred stock may choose to have their shares redeemed in the case of a change in control, as defined. Shares of redeemed Preferred Stock are deemed retired. Redeemable preferred stock has a stated liquidation preference of $1,000 per share plus accrued dividends and is senior to all common shares. Dividends are cumulative and accrue at an annual rate of $50 per share through April 30, 2000 and $75 per share thereafter. Accumulated dividends are non-interest bearing and accrue whether or not declared and whether or not funds are legally available for payment. As of December 31, 2000 and 1999, USPI had issued 31,200 shares of Series A redeemable preferred stock for $31,200,000 and 2,716 shares of Series B redeemable preferred stock for $2,716,000. During 2000 all Series B shares were either converted to Class A common stock or redeemed for cash. Accrued dividends for Series A and Series B were $1,618,910 and -0-, respectively, at December 31, 2000 and $1,931,470 and $192,383,
    respectively, at December 31, 1999.

(8) CONVERTIBLE PREFERRED STOCK, SERIES C

    During 2000 USPI authorized 20,000 shares of Series C convertible preferred stock with a $.01 par value, of which 18,750 were issued and outstanding at December 31, 2000. The shares were issued with 266,667 detachable warrants to purchase Class A common stock. The Series C convertible preferred stock per share liquidation value is determined by adding $1,000 per share plus an amount equal to 7% on each $1,000 per share amount compounded quarterly. Series C shares are converted to common stock by dividing the liquidation value by $10.50 which amounted to 1,880,644 shares at December 31, 2000. The detachable warrants are exercisable at issuance at $.03 per warrant into common stock at $10.50 per share. In connection with the Series C shares and detachable warrants, the $18,750,000 in proceeds was allocated $15,950,000 to the Series C Convertible Preferred Stock and $2,800,000 to the warrants. The $2,800,000 was calculated based on a Black Scholes valuation model using the following assumptions: expected life of two years, interest rate 5.12%, dividend yield 0% and volatility 40%.

(9) STOCKHOLDERS' EQUITY

    Employees and certain independent contractors holding common stock in USPI are bound by a Stockholders Agreement (Agreement), which restricts the ability to transfer or assign Company common stock under certain circumstances and also contains certain repurchase rights.

    The Agreement terminates at the earlier of April 30, 2008, an initial public offering, the consummation of any sale, transfer or other disposition of substantially all the capital stock or assets of USPI for cash, or with respect to any stockholder, the date on which such stockholder no longer owns any shares of capital stock.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    Receivables from sales of stock, primarily resulting from purchases of common stock by employees, are presented in the consolidated balance sheets as a deduction from stockholders' equity. Interest of 7% is due quarterly and principal payments are due four years from the date of issuance at various dates from May 1, 2002 to August 15, 2004. Payment of the principal shall accelerate in the event of termination of employment, an initial public offering of common stock by USPI, or a change in control of USPI, as defined.

    REGISTRATION RIGHTS AGREEMENT

    Donald E. Steen, William H. Wilcox, Sue H. Shelley. Paul B. Queally, D. Scott Mackesy, Dave A. Alexander, Jr., M.D., Dale L. Stegall, Mark Garvin, John C. Garrett, M.D., Baylor Health Services, Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Healthcare Partners, L.P., WCAS Capital
    Partners III, L.P., FFT Partners I, L.P. and FFT Executive
    Partners I, L.P. and other holders of the Company's Class A common stock and shares of common stock issuable upon the conversion of the Company's
    Class A common stock are entitled under a registration rights agreement with the Company to the following registration rights for the shares of Class A common stock and shares of common stock issuable upon conversion of Class A common stock held by them:

       - at any time Welsh, Carson, Anderson & Stowe VII, L.P., on behalf of the holders of registrable securities, may require, on two occasions only, that the Company use its best efforts to register registrable securities for public resale;

       - holders of registrable securities under this agreement may require the Company to use its best efforts to register their shares of common stock on a Form S-3 registration statement, provided that the Company is eligible to use the form and provided further that the Company shall not be required to effect the registration more than once in any 180 day period; and

       - if the Company registers any common stock at any time, either for its own account or for the account of other security holders, holders of restorable securities under the agreement are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

    The Company will bear all registration expenses other than underwriting discounts and commissions in connection with any registration under this registration rights agreement.

(10) RELATED PARTY TRANSACTIONS

    During 1998, the Company sold to WCAS 30,000 shares of Series A redeemable preferred stock at a purchase price of $1,000 per share. In November 1998, March 1999 and June 1999, the Company issued a total of $16.0 million principal amount of 7% senior subordinated notes due April 30, 2008 to WCAS and a total of $4.0 million principal amount of 7% senior subordinated notes to FFT Partners I, L.P., a stockholder owning more than 5% of our outstanding common stock, and affiliates. In March 2000, the Company sold 15,000 shares of Series C Convertible Preferred Stock to WCAS at a purchase price of $1,000 per share and issued a warrant to WCAS, in connection with this sale, to purchase 266,666 shares of the Company's Class A Common Stock at an exercise price of $.03 per share. The warrant will terminate in June 2009. Also in March 2000, in connection with the issuance of 500,000 shares of our Class A Common Stock for an aggregate purchase price of $5,250,000, the Company issued $36,000,000 principal amount of 10% senior

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    subordinated notes due March 27, 2010, for a purchase price of $30,750,000 to WCAS. Additionally, in March 2000, the Company sold 3,750 shares of Series C Convertible Preferred Stock to FFT Partners I, L.P. and affiliates at a purchase price of $1,000 per share.

    Several partners in a law firm that provides legal services to USPI are also partners in an entity that owns shares of USPI's stock. Legal fees related to those services were approximately $356,000, $326,000 and $152,000 in 2000, 1999 and 1998, respectively.

    A minority interest owner of HMT provided financial advisory services to USPE related to acquisitions. Fees related to these services were approximately -0-, $50,000 and $413,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

    USPI has entered into agreements with certain majority and minority owned surgery centers to provide management services. As compensation for these services, USPI charges the surgery centers management fees which are either fixed in amount or represent a fixed percentage of each center's net revenue less bad debt. The percentages range from 3.8% to 7.0%. Amounts recognized under these agreements, after eliminations of amounts from majority-owned, consolidated surgery centers, totaled approximately $2,157,000, $5,111,000 and $223,000 in 2000, 1999 and 1998, respectively and are included in management and administrative services revenue in the accompanying consolidated statements of operations.

    USPI has an agreement with HMT to manage its hospitals in Spain. In initiating this arrangement in 1998, USPI incurred costs of $2,180,874.

(11) INCOME TAXES

    The components of income (loss) before income taxes were as follows:

                                                                     PERIOD FROM
                                                                  FEBRUARY 27, 1998
                                                                 (INCEPTION) THROUGH
                                                                    DECEMBER 31,
                                        2000          1999              1998
                                     -----------   -----------   -------------------
Domestic...........................  $(4,960,264)  $(4,948,301)      $(1,333,265)
Foreign............................   (2,132,914)   (1,444,952)       (2,896,145)
                                     -----------   -----------       -----------
                                     $(7,093,178)  $(6,393,253)      $(4,229,410)
                                     ===========   ===========       ===========

    Income tax expense (benefit) attributable to income consists of:

                                             CURRENT     DEFERRED      TOTAL
                                            ----------   ---------   ----------
Year ended December 31, 2000:
  U.S. federal............................  $       --   $      --   $       --
  State and local.........................     248,364          --      248,364
  Foreign.................................   1,659,055    (837,368)     821,687
                                            ----------   ---------   ----------
    Total tax expense.....................  $1,907,419   $(837,368)  $1,070,051
                                            ==========   =========   ==========

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

                                                  CURRENT    DEFERRED      TOTAL
                                                  --------   ---------   ----------
Year ended December 31, 1999:
  U.S. federal..................................  $     --   $      --   $       --
  State and local...............................        --          --           --
  Foreign.......................................   352,425      98,112      450,537
                                                  --------   ---------   ----------
    Total tax expense...........................  $352,425   $  98,112   $  450,537
                                                  ========   =========   ==========

                                              CURRENT    DEFERRED      TOTAL
                                              --------   ---------   ---------
Period from February 27, 1998 (inception)
  through December 31, 1998:
  U.S. federal..............................  $     --   $      --   $      --
  State and local...........................        --          --          --
  Foreign...................................        --    (301,112)   (301,112)
                                              --------   ---------   ---------
    Net tax benefit.........................  $     --   $(301,112)  $(301,112)
                                              ========   =========   =========

    Income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax loss in fiscal years ended December 31, 2000, 1999 and 1998 as follows:

                                                                        PERIOD FROM
                                                                     FEBRUARY 27, 1998
                                                                        (INCEPTION)
                                         YEARS ENDED DECEMBER 31,         THROUGH
                                         -------------------------      DECEMBER 31,
                                            2000          1999              1998
                                         -----------   -----------   ------------------
Computed "expected" tax benefit........  $(2,411,681)  $(2,173,706)      $(1,437,999)
Increase (reduction) in income taxes
  resulting from:
    Net operating loss carryforwards...    2,660,579            --            20,944
    Differences between US financial
      reporting and foreign statutory
      reporting........................     (949,559)      664,020                --
    State tax expense..................     (249,609)           --                --
    Removal of 1% tax rate differential
      between foreign and US...........          139       (59,830)          (17,022)
    Capitalized professional fees......           --            --            47,250
    Goodwill...........................      240,054      (106,839)           47,131
    Increase in valuation allowance....    2,078,329     1,743,838           362,166
    Equity investment in foreign
    subsidiary.........................     (194,927)      306,189           665,557
    Other..............................     (103,274)       76,865            10,861
                                         -----------   -----------       -----------
      Total............................  $ 1,070,051   $   450,537       $  (301,112)
                                         ===========   ===========       ===========

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below.

                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                        2000          1999
                                                     -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards.................  $ 3,984,916   $ 2,320,529
  Organization costs due to difference in
    amortization lives.............................    1,483,947     1,709,000
  Basis difference in start-up costs...............      384,488       148,264
  Spanish tax credit...............................      620,141       669,000
  Other accruals...................................      982,733        95,410
                                                     -----------   -----------
    Total deferred tax assets......................    7,456,225     4,942,203
Less valuation allowance...........................   (4,398,557)   (2,320,228)
                                                     -----------   -----------
    Net deferred tax assets........................  $ 3,057,668   $ 2,621,975
                                                     ===========   ===========
Deferred tax liabilities:
  Basis difference of acquisitions.................  $15,730,537   $ 6,018,000
  Capital leases...................................       55,040        74,000
  Accelerated depreciation.........................      661,944        98,975
  Accrued pension obligation.......................      195,836            --
  Other............................................       71,004        16,000
                                                     -----------   -----------
    Total deferred tax liabilities.................  $16,714,361   $ 6,206,975
                                                     ===========   ===========

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. At
    December 31, 2000, USPI had net operating loss carryforwards for federal income tax purposes of $10,486,619, which are available to offset future federal taxable income, if any, through 2018. In addition, USPI has $578,289 of net operating loss carryforwards, which are only available to reduce future federal taxable income related to the Health Horizons, Inc. acquisition. The valuation allowance which primarily reserves the net operating loss carryforwards, was increased by $2,078,329 during the period.

(12) STOCK OPTION PLAN

    On April 30, 1998, USPI adopted a stock option plan (the Plan) pursuant to which USPI's Board of Directors may grant non-qualified or incentive stock options to selected employees, officers, and directors of USPI. The Plan authorizes grants of options to purchase up to 6,000,000 shares of par value $.01 common stock. The Board of Directors or a designated committee shall have the sole authority to determine which employees receive grants, the type of grant to be received, vesting period and all other option terms. Incentive stock options granted generally have an option price no less than 100% of the fair market value of the common stock on the date of grant with the term not to exceed ten years.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    In December 2000, the Company granted approximately 333,333 options to employees. In connection with this option grant, the Company recorded a compensation charge in December 2000 for approximately $10,000, representing the difference between the option exercise price of $13.50 and the estimated fair value of the options based on the underwriter's share valuation of $15.00, multiplied by the options granted and considering the four-year vesting period. Amounts recognized as deferred compensation for this grant at December 31, 2000 totaled $494,969.

    At December 31, 2000, there were 500,187 shares available for grant under the Plan. The per share weighted-average fair values at date of grant for stock options granted during 2000, 1999 and 1998 were $5.52, $3.09 and $2.55, respectively and were estimated based on a Black Scholes valuation model, using the following assumptions:

                                                                            PERIOD FROM
                                                       YEARS ENDED       FEBRUARY 27, 1998
                                                        DECEMBER            (INCEPTION)
                                                           31,                   TO
                                                   -------------------      DECEMBER 31,
                                                     2000       1999            1998
                                                   --------   --------   ------------------
Expected life in years...........................     5.0       5.0              5.0
Interest rate....................................     5.0%      6.3%             6.0%
Dividend yield...................................     0.0%      0.0%             0.0%
Volatility.......................................    40.0%      0.0%             0.0%

    USPI applies APB Opinion No. 25 in accounting for its Plan whereby no compensation expense is recognized when options are granted at a price equal to the fair market value of the underlying stock on the date of grant. Had USPI determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, USPI's net loss would have resulted in the pro forma amounts indicated below:

                                                                     PERIOD FROM
                                                                  FEBRUARY 27, 1998
                                                                     (INCEPTION)
                                      YEARS ENDED DECEMBER 31,            TO
                                      -------------------------      DECEMBER 31,
                                         2000          1999              1998
                                      -----------   -----------   ------------------
Net loss
  As reported.......................  $(8,163,229)  $(6,843,790)     $(3,928,298)
  Pro forma.........................   (8,644,080)   (7,214,503)      (4,129,306)
Basic and diluted loss per share
  As reported.......................        (1.80)        (1.17)           (1.29)
  Pro forma.........................        (1.86)        (1.22)           (1.35)

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    Stock option activity during 2000, 1999 and 1998 was as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                            NUMBER     EXERCISE
                                                           OF SHARES    PRICE
                                                           ---------   --------
Balance at February 27, 1998.............................         --    $   --
  Granted................................................    761,100      8.40
  Exercised..............................................         --        --
  Forfeited..............................................         --        --
  Expired................................................         --        --
                                                           ---------    ------
Balance at December 31, 1998.............................    761,100      8.40
  Granted................................................    219,166     11.10
  Exercised..............................................         --        --
  Forfeited..............................................   (123,333)     9.75
  Expired................................................         --        --
                                                           ---------    ------
Balance at December 31, 1999.............................    856,933      9.00
  Granted................................................    506,000     12.90
  Exercised..............................................     (5,000)     6.00
  Forfeited..............................................    (28,167)    10.68
  Expired................................................         --        --
                                                           ---------    ------
Balance at December 31, 2000.............................  1,329,766    $10.47
                                                           =========    ======
Shares exercisable at December 31, 1998..................     78,553    $ 6.00
Shares exercisable at December 31, 1999..................    236,273    $ 7.95
Shares exercisable at December 31, 2000..................    422,368    $ 8.55

    Exercise prices for options outstanding as of December 31, 2000, ranged from $6.00 to $15.00. The following table provides certain information with respect to stock options outstanding at December 31, 2000:

                                                                          WEIGHTED
                                                              WEIGHTED     AVERAGE
                                                   STOCK      AVERAGE     REMAINING
RANGE OF                                          OPTIONS     EXERCISE   CONTRACTUAL
EXERCISE PRICES                                 OUTSTANDING    PRICE        LIFE
---------------                                 -----------   --------   -----------
Under $10.50..................................     387,766     $ 6.00        7.43
$10.50-$15.00.................................     942,000     $12.30        8.91
                                                 ---------     ------        ----
                                                 1,329,766     $10.47        8.48
                                                 =========     ======        ====

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    The following table provides certain information with respect to stock options exercisable at December 31, 2000:

RANGE OF                                           STOCK OPTIONS   WEIGHTED AVERAGE
EXERCISE PRICES                                     EXERCISABLE     EXERCISE PRICE
---------------                                    -------------   ----------------
Under $10.50.....................................     230,660           $ 6.00
$10.50-$15.00....................................     191,708           $11.64
                                                      -------           ------
                                                      422,368           $ 8.55
                                                      =======           ======

(13) LOSS PER SHARE

    Basic and diluted loss per common share are based on the weighted average number of common shares outstanding. Convertible preferred stock, convertible debt and outstanding options and warrants to purchase shares have not been included in the computation of loss per common share because the effect would be anti-dilutive. Net loss attributable to common stockholders and net loss per common share include preferred stock dividends for purposes of this computation.

    The potential common stock amounts listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

                                                                                         PERIOD FROM
                                                                                        FEBRUARY 27,
                                                                                            1998
                                   THREE MONTHS ENDED                                    (INCEPTION)
                                        MARCH 31,           YEARS ENDED DECEMBER 31,       THROUGH
                                -------------------------   -------------------------   DECEMBER 31,
                                   2001          2000          2000          1999           1998
                                -----------   -----------   -----------   -----------   -------------
                                (UNAUDITED)   (UNAUDITED)
Stock options.................   2,007,454       914,433     1,329,766       856,933        761,100
Warrants......................     300,000       300,000       300,000        33,333             --
Convertible subordinated
  debt........................     313,070       313,070       313,070       313,070             --
Series C preferred stock......   1,911,895     1,785,714     1,880,644            --             --

(14) SEGMENT DISCLOSURES

    USPI has adopted Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED
    INFORMATION(SFAS 131). SFAS 131 establishes standards for reporting information about operating segments in annual financial statements. USPI's business is the operation of surgery centers, private surgical hospitals and related businesses in the United States, Spain and the United Kingdom. USPI's chief operating decision maker, as that term is defined in the accounting standard, regularly reviews financial information about its surgery centers and private surgical hospitals for assessing performance and allocating resources both domestically and abroad. Accordingly, USPI's reportable segments consist of (1) U.S. based facilities, (2) Spain based facilities, and (3) U.K. based facilities (beginning with USPI's acquisition of Aspen in April 2000, as discussed in Note 2).

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

          THREE MONTHS ENDED
            MARCH 31, 2001                                               UNITED
             (UNAUDITED)                    U.S.          SPAIN         KINGDOM         TOTAL
          ------------------            ------------   ------------   ------------   ------------
Net patient service revenue...........  $ 18,675,244   $ 18,744,905   $ 10,249,879   $ 47,670,028
Other revenue.........................     5,686,227        481,762             --      6,167,989
                                        ------------   ------------   ------------   ------------
    Total revenues....................  $ 24,361,471   $ 19,226,667   $ 10,249,879   $ 53,838,017
                                        ============   ============   ============   ============
Depreciation and amortization.........  $  2,829,229   $  1,931,311   $    829,083   $  5,589,623
Operating income (loss)...............     3,638,121      1,395,456      2,230,168      7,263,745
Net interest income (expense).........    (2,936,846)      (690,895)      (902,923)    (4,530,664)
Total assets..........................   244,233,253    116,547,698     95,519,904    456,300,855
Capital expenditures..................     3,096,781        981,460      1,855,454      5,933,695

                 THREE MONTHS ENDED
                   MARCH 31, 2000
                    (UNAUDITED)                           U.S.          SPAIN         TOTAL
                 ------------------                   ------------   -----------   ------------
Net patient service revenue.........................  $ 11,026,814   $12,255,443   $ 23,282,257
Other revenue.......................................       638,787       344,645        983,432
                                                      ------------   -----------   ------------
    Total revenues..................................  $ 11,665,601   $12,600,088   $ 24,265,689
                                                      ============   ===========   ============
Depreciation and amortization.......................  $  1,160,909   $ 1,092,386   $  2,253,295
Operating income (loss).............................       603,828       844,334      1,448,162
Net interest income (expense).......................      (754,674)     (484,670)    (1,239,344)
Total assets........................................   152,983,397    89,759,971    242,743,368
Capital expenditures................................     1,500,268     2,226,969      3,727,237

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

                                                                        UNITED
2000                                       U.S.          SPAIN         KINGDOM          TOTAL
----                                   ------------   ------------   ------------   -------------
Net patient service revenue..........  $ 50,143,152   $ 57,115,904   $ 26,228,757   $ 133,487,813
Other revenue........................     3,366,479      1,553,964             --       4,920,443
                                       ------------   ------------   ------------   -------------
    Total revenues...................  $ 53,509,631   $ 58,669,868   $ 26,228,757   $ 138,408,256
                                       ============   ============   ============   =============
Depreciation and amortization........  $  5,316,657   $  6,334,580   $  2,486,447   $  14,137,684
Operating income.....................     3,835,160        446,052      3,368,134       7,649,346
Net interest income (expense)........    (7,335,217)    (1,421,276)    (2,871,612)    (11,628,105)
Total assets.........................   111,549,421    121,727,360     97,118,798     330,395,579
Capital expenditures.................     5,614,392     10,340,540      2,471,917      18,426,849

1999                                                      U.S.          SPAIN         TOTAL
----                                                  ------------   -----------   ------------
Net patient service revenue.........................  $ 18,050,768   $45,719,000   $ 63,769,768
Other revenue.......................................     5,322,816     1,320,000      6,642,816
                                                      ------------   -----------   ------------
    Total revenues..................................  $ 23,373,584   $47,039,000   $ 70,412,584
                                                      ============   ===========   ============
Depreciation and amortization.......................  $  2,701,448   $ 5,174,000   $  7,875,448
Operating income (loss).............................    (3,545,137)      448,000     (3,097,137)
Net interest income (expense).......................      (606,710)   (2,209,000)    (2,815,710)
Total assets........................................   100,268,233    76,435,000    176,703,233
Capital expenditures................................     2,913,901     9,891,791     12,805,692

1998                                                       U.S.          SPAIN         TOTAL
----                                                    -----------   -----------   ------------
Net patient service revenue...........................  $ 1,719,092   $17,397,000   $ 19,116,092
Other revenue.........................................      200,979     1,255,000      1,455,979
                                                        -----------   -----------   ------------
    Total revenues....................................  $ 1,920,071   $18,652,000   $ 20,572,071
                                                        ===========   ===========   ============
Depreciation and amortization.........................  $   315,123   $ 1,700,000   $  2,015,123
Operating loss........................................   (1,849,844)   (2,380,874)    (4,230,718)
Net interest income (expense).........................      696,656      (472,000)       224,656
Total assets..........................................   43,142,402    81,650,000    124,792,402
Capital expenditures..................................      405,055     3,543,696      3,948,751

(15) COMMITMENTS AND CONTINGENCIES

    (A) RESTRICTED CASH

       As discussed in Note 2, approximately $1.7 million and $13.1 million in cash remained in escrow at December 31, 2000 and 1999, respectively, related to the Day-Op transactions. These amounts are reported as restricted cash in the accompanying balance sheets.

    (B) FINANCIAL GUARANTEES

       As of December 31, 2000, USPI had issued guarantees aggregating $700,000 on borrowings of unconsolidated affiliated companies. No amount has been accrued for USPI's obligation under these guaranty arrangements.

       As of December 31, 2000, USPE had issued guarantees on certain acquisitions in the amount of $3.7 million. Long-term investments of approximately $3.7 million at December 31, 2000

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

       have been pledged as security for these guarantees. USPE has also received guarantees in the amount of $2.9 million from the sellers of certain acquisitions regarding potential liabilities at the date of acquisition. Approximately $1.5 million of these guarantees received by USPE remained outstanding at December 31, 2000.

    (C) GENERAL AND PROFESSIONAL LIABILITY

       In its normal course of business, USPI is subject to claims and lawsuits relating to patient treatment. USPI believes that its liability for damages resulting from such claims and lawsuits is adequately covered by insurance or is adequately provided for in its consolidated financial statements.

    (D) SELF INSURANCE

       The Company is self-insured for healthcare for its U.S. employees up to predetermined amounts above which third party insurance applies. We believe that the accruals established at December 31, 2000, which were estimated based on actual employee health claim patterns, adequately provide for our exposure under this arrangement.

    (E) EMPLOYMENT AGREEMENTS

       On November 1, 2000, the Company entered into a four-year employment agreement with Donald E. Steen that provides that he will serve as the Company's chairman and chief executive officer. The employment agreement provides for annual base compensation of $400,000. Mr. Steen is also eligible for a performance bonus of up to 100% of his annual base salary. During any time when Mr. Steen is no longer serving as chief executive officer and therefore, only serving as chairman, his annual base salary will be reduced by $100,000. The employment agreement provides that, at any time after November 1, 2002, Mr. Steen is entitled to resign and that the Company's board of directors is entitled to remove Mr. Steen from his position as chief executive officer, but not as chairman of the board of directors. In the event that the Company terminates the employment agreement other than for cause, Mr. Steen would be entitled to receive his annual base salary for the balance of the term of the employment agreement plus the average annual bonus, if any, awarded to Mr. Steen for the prior two calendar years until the later of 12 months following termination or the expiration of the initial four-year term of the agreement. The employment agreement further provides that all of Mr. Steen's stock options automatically become fully vested if the Company terminates the agreement for any reason other than for cause.

       On January 1, 2001, the Company entered into a two-year employment agreement, which renews for successive one year terms unless terminated by either party, with William H. Wilcox that provides that he will serve as the Company's president. The employment agreement provides for annual base compensation of $350,000. Mr. Wilcox is also eligible for a performance bonus of up to 100% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Wilcox would be entitled to receive his annual base salary for the balance of the term of the employment agreement plus the average annual bonus, if any, awarded to Mr. Wilcox for the prior two calendar years until the later of 12 months following termination or the expiration of the initial two-year term of the agreement. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause all of Mr. Wilcox's stock options automatically become fully vested.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999

    (F) LETTER OF CREDIT

       In connection with a lease agreement the Company funded a Letter of Credit in the amount of $619,000 during 1999 which the lessor may draw down in accordance with the terms of the lease agreement. Draws totaling $300,000 were made during 2000. Amounts of $319,000 and $619,000 were included in other assets in the accompanying 2000 and 1999 balance sheets, respectively.

(16) SUBSEQUENT EVENTS


    In February 2001, the Company acquired OrthoLink Physicians Corporation (OrthoLink) by issuing 3,390,939 shares of the Company's common stock for all of the outstanding capital stock of OrthoLink. In connection with this acquisition, the Company assumed approximately $46 million of notes payable and $10 million in capital lease obligations. In addition, the Company assumed options to purchase shares of OrthoLink common stock that the Company converted into options for the right to purchase 604,663 shares of USPI common stock. This acquisition was accounted for as a purchase and resulted in goodwill of approximately $8,000,000.


    Effective February 1, 2001, the Company invested additional cash in THVG 2, which acquired a 79.4% interest in Valley View Surgery Center, an outpatient surgery center the Company had managed since 1998, for $5.6 million in cash.

    2001 EQUITY-BASED COMPENSATION PLAN

    USPI adopted a 2001 Equity-Based Compensation Plan on February 13, 2001. At any given time in the number of shares of common stock issued under the plan plus the number of shares of common stock issuable upon the exercise of all outstanding awards under the plan and USPI's 1998 stock option plan may not exceed the lesser of 300,000,000 shares or 12.5% of the total number of shares of common stock then outstanding, assuming the exercise of all outstanding options and warrants.

    The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to USPI employees, including officers and employee-directors, and for grants of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentive awards to USPI employees, consultants and nonemployee directors.

    EMPLOYEE STOCK PURCHASE PLAN

    USPI adopted an Employee Stock Purchase Plan on February 13, 2001. The plan provides for the grant of stock options to selected eligible employees. Any eligible employee may elect to participate in the plan by authorizing USPI's options and compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by USPI's options and compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by the Company and the designated percentage may not exceed an amount eligible compensation established by the Company from which the deduction is made. The Company has reserved 1,500,000 shares of common stock for this plan.

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           DECEMBER 31, 2000 AND 1999


    PROPOSED ACQUISITIONS


    USPE has a nonbinding letter of intent to acquire Clinica Esperanza de Triana, S.A., a private hospital in Seville, Spain for approximately
    $20 million. Negotiations are ongoing and USPE is currently performing due diligence. Management anticipates a decision on this acquisition by May 2001.

    STOCK OPTIONS

    Effective as of February 1, 2001, the Company granted options to purchase 66,666 shares of common stock to William H. Wilcox. The exercise price of the options is equal to the initial public offering price. If an earnings per share target is met by the Company in 2001, options with respect to 8,333 shares will vest on December 31 of each of 2003, 2004, 2005 and 2006. If an earnings per share target is met by the Company in 2002, options with respect to 11,111 shares will vest on December 31 of each of 2003, 2004 and 2005. If the earnings per share targets are not met by the Company in 2001 and 2002, all of the options become exercisable on February 1, 2007.

    REVERSE STOCK SPLIT

    On February 13, 2001, the Board of Directors authorized a stock split to be determined based upon the recommendation of the Company's underwriters in connection with the Company's IPO. On April 4, 2001, the Company's underwriters recommended a one-for-three reverse stock split to be effected upon the effective date of the registration statement of the Company's IPO. Accordingly, the effect of the reverse stock split has been retroactively reflected in the consolidated financial statements and notes thereto including weighted average share and per share amounts.

(17) LIQUIDITY

    The Company has reached the limits of its current financing arrangements. Additionally, Global defaulted on certain of its debt covenants at December 31, 2000 with its commercial lender. The Company's actions and plans to address its liquidity are as follows:


       - Global received a waiver from its commercial lender as of December 31, 2000 as a result of USPI and WCAS agreeing to support the operations of Global. The lender agreed to amend a covenant effective March 31, 2001 whereby Global was in compliance with its covenants at March 31, 2001 (as amended). Global believes it is probable that it will be in compliance with its covenants at June 30, 2001 and throughout fiscal 2001 and beyond.


       - Finalized a $10,000,000 increase in the revolving line of credit that originated June 29, 1999, which amount is guaranteed by WCAS.


       - Initiated negotiations for a $50 million credit facility.



       - Finalize its IPO for net proceeds of $115.6 million.



    In the event the $50 million credit facility and the IPO are not consummated, the Company has received representation from WCAS that WCAS has the ability and intent to support the financing requirements of the Company and its subsidiaries through June 30, 2002 to the extent required.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
OrthoLink Physicians Corporation:

We have audited the accompanying consolidated balance sheet of OrthoLink Physicians Corporation and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OrthoLink Physicians Corporation and subsidiaries as of December 31, 2000 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

March 30, 2001
Dallas, Texas

                        ORTHOLINK PHYSICIANS CORPORATION

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,085
  Accounts receivable, less allowances of $3,668............    38,208
  Deferred taxes............................................     1,729
  Other current assets......................................     3,732
                                                              --------
    Total current assets....................................    48,754
Leasehold improvements......................................     4,833
Leased equipment............................................     7,489
Furniture and equipment.....................................    17,339
Computer equipment and software.............................     7,993
                                                              --------
Total leasehold improvements and equipment..................    37,654
    Less accumulated depreciation and amortization..........    (8,454)
                                                              --------
Leasehold improvements and equipment, net...................    29,200
Service agreements, net.....................................    19,145
Goodwill, net...............................................    10,725
Investments in joint ventures...............................     5,137
Other assets................................................     1,433
Joint venture project costs.................................     6,439
                                                              --------
    Total assets............................................  $120,833
                                                              ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,219
  Salaries and benefits payable.............................     7,656
  Due to physician groups...................................     4,030
  Current portion of capital lease obligations..............     2,223
  Current portion of notes payable..........................    44,339
  Other accrued expenses....................................     5,905
                                                              --------
    Total current liabilities...............................    67,372
Notes payable...............................................     1,964
Capital lease obligations, less current portion.............     7,975
                                                              --------
    Total liabilities.......................................    77,311
                                                              --------
Minority interest...........................................       794

Stockholders' equity:
  Common stock, $.01 par value, 30,000 authorized; 10,221
    shares, issued and outstanding..........................       102
  Class A common stock, convertible, $.01 par value, 10,000
    shares authorized; 5,891 issued and outstanding.........        59
  Class B common stock, convertible, $.01 par value, 1,000
    shares authorized, issued and outstanding...............        10
  Additional paid-in capital................................    41,420
  Retained earnings.........................................     1,137
                                                              --------
    Total stockholders' equity..............................    42,728
                                                              --------
    Total liabilities and stockholders' equity..............  $120,833
                                                              ========

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000

                                 (IN THOUSANDS)

Net service agreement revenue...............................  $103,714
Contract revenue............................................    15,400
Other income................................................     4,195
                                                              --------
    Total income............................................   123,309

Operating expenses:
  Clinic expenses...........................................    76,184
  Contract expenses.........................................    12,566
  General and administrative................................    10,232
  Personnel costs...........................................     7,080
  Depreciation and amortization.............................     5,542
  Rent and lease expense....................................     9,615
  Interest expense..........................................     4,127
  Equity in earnings of unconsolidated entities.............    (1,392)
  Minority interest in income of consolidated
    subsidiaries............................................        41
                                                              --------
                                                               123,995
                                                              --------
Loss from continuing operations before income taxes.........      (686)
Provision for income taxes..................................      (106)
                                                              --------
    Loss from continuing operations.........................      (792)
                                                              --------
Discontinued operations:
  Income from operations of OMS, less applicable income tax
    provision of $67........................................       110
  Gain on disposal of OMS less applicable income tax
    provision of $120.......................................       195
                                                              --------
  Net loss..................................................  $   (487)
                                                              ========

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 2000

                                 (IN THOUSANDS)

                                                           CLASS A               CLASS B
                                  COMMON STOCK          COMMON STOCK          COMMON STOCK       ADDITIONAL
                               -------------------   -------------------   -------------------    PAID-IN     RETAINED
                                SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     EARNINGS    TOTAL
                               --------   --------   --------   --------   --------   --------   ----------   --------   --------
Balance at December 31,
  1999.......................    9,907      $ 99      5,898       $59       1,000       $10       $40,780      $1,624    $42,572
Stock issued for
  acquisitions...............      122         1                                                      569                    570
Stock reacquired.............                            (7)       --                                 (36)                   (36)
Exercise of stock options....      192         2                                                      107                    109
Net loss.....................                                                                                    (487)      (487)
                                ------      ----      -----       ---       -----       ---       -------      ------    -------
Balance at December 31,
  2000.......................   10,221      $102      5,891       $59       1,000       $10       $41,420      $1,137    $42,728
                                ======      ====      =====       ===       =====       ===       =======      ======    =======

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 2000

                                 (IN THOUSANDS)

Operating activities:
  Net loss..................................................  $   (487)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Equity in earnings of unconsolidated entities...........    (1,392)
    Depreciation and amortization...........................     5,542
    Deferred taxes..........................................      (411)
    Gain on disposal of discontinued operations.............      (195)
    Minority interests in income of consolidated
     subsidiaries...........................................        41
  Changes in operating assets and liabilities, net of
    effects of acquisitions:
    Accounts receivable.....................................     5,765
    Other current assets....................................    (2,208)
    Accounts payable, salaries and benefits payable and
     other accrued liabilities..............................       (80)
    Due to physician groups.................................       596
    Deferred revenue........................................    (1,954)
                                                              --------
      Net cash provided by operating activities.............     5,217
                                                              --------
Investing activities:
  Cash paid for acquisitions, net of cash acquired..........    (5,087)
  Purchases of leasehold improvements and equipment.........    (3,341)
  Distributions from joint venture partners.................     1,149
  Investments in joint ventures.............................      (379)
  Increase in joint venture project costs...................      (460)
                                                              --------
      Net cash used in investing activities.................    (8,118)
                                                              --------
Financing activities:
  Cash paid to reacquire stock..............................       (36)
  Proceeds from stock option exercises......................       109
  Proceeds from line of credit..............................    12,000
  Payments on line of credit................................    (5,500)
  Proceeds on notes payable.................................     2,880
  Payments on notes payable.................................       (77)
  Payments on capital lease obligations.....................    (1,436)
                                                              --------
      Net cash provided by financing activities.............     7,940
                                                              --------
Net change in cash and cash equivalents.....................     5,039
Cash and cash equivalents at beginning of year..............        46
                                                              --------
Cash and cash equivalents at end of year....................  $  5,085
                                                              ========
Supplemental cash flow information:
Stock issued for acquisitions...............................      (570)
                                                              --------
Income taxes paid...........................................  $  1,106
                                                              ========
Interest paid...............................................  $  3,695
                                                              ========
Assets acquired under capital lease obligations.............  $  9,854
                                                              ========

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

       OrthoLink Physicians Corporation (the Company or OrthoLink) is a management company that develops, in selected geographic markets, comprehensive and integrated networks of musculoskeletal care systems that provide high-quality care in a cost-effective manner. As of December 31, 2000, the Company operated 14 clinics with approximately 200 physicians in six states and manages the orthopaedic services of five hospitals. In addition, the Company has minority interests in joint ventures that provide orthopaedic outpatient services.

    (B) PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

    (C) CASH AND CASH EQUIVALENTS

       Cash equivalents consist of highly-liquid investments with an original maturity of three months or less when purchased. The Company has no cash equivalents as of December 31, 2000.

    (D) ACCOUNTS RECEIVABLE

       Accounts receivable consist of advances to physician groups based on the groups' cash collections for the previous month on receivables from patients for medical services provided by the physician groups. Physician group patient receivables available as the underlying basis for repaying these advances are considered net of contractual allowances and estimated bad debts. The Company analyzes aging reports provided by the physician groups and historical cash collections in assessing the allowance for doubtful accounts. In addition, the Company had approximately $324 of receivables due from hospitals as of December 31, 2000 with which the Company has service agreements. Concentration of credit risk relating to physician group accounts receivable is limited to some extent by the diversity of the number of patients and payors and the geographic dispersion of the Company's operations.

    (E) LEASEHOLD IMPROVEMENTS AND EQUIPMENT

       Leasehold improvements and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The useful lives are generally ten years for equipment, furniture and leasehold improvements and five years for computer equipment and software.

    (F) JOINT VENTURES

       The Company has entered into joint venture agreements with certain of its affiliated physicians obtaining ownership interests ranging from 2% to 98%. Earnings from investments in joint ventures, which are accounted for under the equity method, are included in other income in the consolidated statements of operations. The joint ventures generally provide ancillary services which complement the services provided by the Company and its affiliated physicians. The Company has entered into management agreements with some of the joint

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

       ventures for the provision of non-medical related services in exchange for a fee. Such agreements are for terms consistent with the terms of the joint venture agreements and range from 5 to 25 years.

    (G) INTANGIBLE ASSETS

       - SERVICE AGREEMENTS

           The Company enters into service agreements with each acquired practicing physician group for a period of 40 years. Upon acquisition of clinic assets by OrthoLink, the physician groups maintain their separate corporate entities and enter into employment and noncompete agreements with the practicing physicians. Costs of obtaining clinic service agreements are amortized using the straight-line method over a period of 25 years. Clinic service agreements represent the exclusive right to operate the Company's clinics in affiliation with the related physician groups during the term of the agreements. Accumulated amortization of clinic service agreements amounted to $2,029 at December 31, 2000.

           As part of the service agreement, physician groups are required to maintain medical malpractice insurance which names the Company as an additional insured. The Company is also required to maintain professional liability insurance naming the physician groups as additional insureds.

       - GOODWILL

           Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is amortized over 25 years. Accumulated amortization on goodwill was $930 at December 31, 2000.

           The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The measurement of possible impairment is based upon determining whether projected undiscounted future cash flows of the acquired business, or from the use of the asset, over the remaining amortization period is less than the carrying amount of the asset. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

    (H) JOINT VENTURE PROJECT COSTS

       The Company capitalizes costs associated with acquiring or constructing long-lived assets and preparing them for their intended use. Joint venture project costs associated with the build out of surgery centers and physician clinics are capitalized. The treatment for these costs after capitalization is to transfer them to the appropriate asset classification and amortize them over their estimated useful lives. Costs capitalized to fund projects in progress were $6,193 as of December 31, 2000. If a project is discontinued any deferred costs are charged to expense.

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    (I) SELF-INSURANCE

       The Company is self-insured with respect to employee health insurance and maintains commercial stop-loss insurance for individual claims in excess of $100. The Company has accrued self-insurance reserves of $1,657 at December 31, 2000.

    (J) USE OF ESTIMATES

       Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

    (K) FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, accounts payable and due to physician groups approximate fair value. The Company's debt bears interest at variable market rates and approximates fair value.

(2) REVENUES AND EXPENSES

    (A) NET SERVICE AGREEMENT REVENUE

       Net medical service revenue for orthopaedic clinics is recorded at established rates, reduced by allowances for doubtful accounts and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Physician expenses consist primarily of salaries and benefits for physicians and other professional services.

       The allowance for doubtful accounts represents management's estimate of potential credit issues associated with amounts due from patients, commercial insurers, and other third-party payors.

       Net service agreement revenue consists of the following amounts:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              2000
                                                          -------------
Medical service revenue.................................    $ 399,724
Contractual and bad debt allowances.....................     (221,628)
                                                            ---------
    Net medical service revenue.........................      178,096
Physician expenses......................................      (74,382)
                                                            ---------
    Net service agreement revenue.......................    $ 103,714
                                                            =========

       The Company's affiliated physician groups derived approximately 19.7% of their net medical service revenue from services provided under the Medicare program for the year ended December 31, 2000. Other than the Medicare program, the physician groups have no customers which individually represent more than 10% of net medical service revenue.

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

       The following sets forth the net service agreement revenue generated under management service agreements by clinics who accounted for more than 10% of the Company's net service agreement revenue:

                                                           YEAR ENDED
                                                          DECEMBER 31,
CLINIC                                                        2000
------                                                    -------------
Resurgens Orthopaedic, P.C..............................      27.3
Tennessee Orthopaedic Alliance, Inc.....................      22.4
New Mexico Orthopaedics Associates, P.C.................      11.5
Tennessee Orthopaedic Clinic, P.C.......................      11.1

    (B) CONTRACT REVENUE AND EXPENSES

       The Company manages the orthopaedic services of five hospitals with which it has service agreements. The service agreements are generally for terms of one year and require the respective hospital to pay the Company a fixed fee on a monthly basis. The Company is then responsible for the costs of certain overhead, supplies and personnel required by the service agreement. The excess of fees received less expenses incurred by the Company is retained by the Company up to a predetermined limit, at which point such excess is generally shared in equal proportion between the respective hospital and the Company. The Company is responsible for any expenses which exceed fees received. Upon termination of a service agreement, any amounts payable to a hospital are generally due within 30 days.

(3) ACQUISITIONS

    (A) ACQUIRED CLINICS

       The Company acquired five clinics with 10 physicians in 2000. Consideration for the clinic acquisitions, including cash, common stock and notes payable, was $2,793. The Company also entered into long-term service agreements with each of the clinic's physician groups. Intangible assets of approximately $2,563, were recorded related to the underlying service agreement rights. The acquisitions were accounted for as purchases, and the accompanying consolidated financial statements include the results of their operations, as defined in the service agreements, from the dates of acquisition.

    (B) ACQUIRED BUSINESSES

       Effective February 1, 2000, The Georgia Musculoskeletal Network, a wholly-owned subsidiary of OrthoLink Physicians Corporation, acquired RAO-MT, Inc and RAO-CHP, Inc. This entity performs the third party administrator function for various capitation contracts. The total purchase price included $500 in cash, future consideration of 1.5% of net captitation revenue for three years and 25% of any annual surplus dollars related to the contracts each year. The transaction was accounted for as a purchase and resulted in goodwill of $1,598.

       Effective September 1, 2000, the Company acquired a majority equity interest in the East West Surgery Center L.P. The purchase price consisted of $3,998 in cash and resulted in $1,000 in goodwill. The acquisition was accounted for as a purchase and the accompanying

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

       financial statements include the results of the surgical center's operations from the date of acquisition.

(4) DISCONTINUED OPERATIONS

    On March 14, 2000, the Company entered into a formal plan to dispose of OMS. The Company completed the disposal in June 2000. The operations of OMS are reflected in the consolidated statement of income as discontinued operations for 2000. In fiscal 1999 the Company recorded a loss on disposal of $2,432 related to the write-off of OMS assets expected to be disposed and losses expected to be incurred during the phase-out period.

(5) LEASES

    The Company has entered into operating and capital leases for office space, office equipment and computer equipment. At December 31, 2000, future minimum lease payments under noncancelable operating leases and capital lease obligations are as follows:

                                         ORTHOLINK      CLINIC
                                         OPERATING     OPERATING      CAPITAL
                                           LEASE         LEASE         LEASE
                                        OBLIGATIONS   OBLIGATIONS   OBLIGATIONS    TOTAL
                                        -----------   -----------   -----------   --------
2001..................................      $371          6,415         3,110       9,896
2002..................................       313          3,867         3,027       7,207
2003..................................        60          3,405         2,539       6,004
2004..................................        60          2,959         1,959       4,978
2005..................................        60          2,529         1,664       4,253
Thereafter............................                   10,361           316      10,677
                                            ----         ------       -------      ------
                                            $864         29,536        12,615      43,015
                                            ====         ======                    ======
Less amounts representing interest....                                 (2,417)
                                                                      -------
                                                                       10,198
Less current portion..................                                 (2,223)
                                                                      -------
                                                                      $ 7,975
                                                                      =======

    Total rental expense for operating leases (excluding amounts paid to related parties) was approximately $9,153 for the year ended December 31, 2000. The Company leases certain office space and equipment from related parties. Expense incurred related to transactions under agreements with related parties was $462 for the year ended December 31, 2000. The capital lease obligations were incurred to purchase equipment for use in clinics with which the Company has service agreements. Future payments under capital lease obligations are reimbursable under the service agreements. Accumulated amortization of equipment under capital lease obligations was $1,483 at December 31, 2000.

(6) LONG-TERM DEBT

    On December 18, 1998, the Company amended its line of credit agreement to increase the aggregate principal available thereunder to $45,000 and to extend the maturity date to December 28, 2001. The line is collateralized by the Company's assets and bears interest at the

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    bank's prime interest rate or LIBOR, plus 2.25% to 3.25% (8.25% at December 31, 2000), depending upon the borrowing capacity of the Company as defined in the line of credit agreement. At December 31, 2000, the Company had $43,500 of outstanding borrowings and $875 of letters of credit under the line of credit and had available borrowings of $625.

    Effective December 31, 1999, the Company amended its line of credit agreement changing the definitions of certain debt covenant ratio terms. Borrowings available under the Agreement are subject to certain financial and operating covenants, all of which the Company was in compliance with at December 31, 2000.

(7) STOCKHOLDERS' EQUITY

    The Company has authorized common stock, Class A common stock and Class B common stock. Holders of common stock and Class A common stock are both entitled to one vote per share. Class B common stock does not carry any voting privileges but is entitled to a liquidation preference of $5.00 per share and may be converted to common stock upon the occurrence of certain events. Class A common stock is convertible into common stock at any time at the option of the holder and is entitled to a liquidation preference of $5.00 per share.

    The Company also has authorized 150 shares of Series A redeemable preferred stock. At December 31, 2000, there were no such outstanding shares.

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(8) INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
Deferred tax assets:
  Bad debts.................................................     $  785
  Accrued vacation..........................................        795
  Reserve balances..........................................      1,256
  Net operating loss carryforwards..........................      2,924
  AMT credit................................................        782
                                                                 ------
Total gross deferred tax asset..............................      6,542
Less valuation allowance....................................     (2,043)
                                                                 ------
Net deferred tax asset......................................      4,499
                                                                 ------
Deferred tax liabilities:
  Book over tax basis of partnership investments............       (233)
  Amortization..............................................       (400)
  Depreciation..............................................     (2,137)
                                                                 ------
Total gross deferred tax liability..........................     (2,770)
                                                                 ------
Net deferred tax asset......................................     $1,729
                                                                 ======

    The valuation allowance of $2,043 is equal to the amount of federal net operating losses that the Company may lose due to IRC Section 382 limitation on net operating losses. If these deferred tax assets are subsequently recognized, the related tax benefit will be allocated to reduce intangible assets acquired in the acquisition of the Company's OrthoExcel subsidiary.

    As of December 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $9 million expiring from 2012 to 2019.

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    Significant components of federal income tax expense (benefit) were as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
Current:
  Federal...................................................     $  105
  State.....................................................         50
Deferred:
  Federal...................................................        (49)
  State.....................................................         --
                                                                 ------
Income tax expense..........................................     $  106
                                                                 ======

    The reconciliation of income tax expense (benefit) computed at the federal statutory tax rate to income tax expense is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
Federal income tax benefit..................................     $  (233)
State income tax, net of federal impact.....................          27
Merger costs................................................         177
Goodwill amortization.......................................         126
Other.......................................................           9
                                                                 -------
Total income tax expense....................................     $   106
                                                                 =======

(9) STOCK OPTION PLANS

    The Company has three stock option plans: (1) the 1996 Management Stock Option Plan (the Management Plan), (2) the 1996 Physician's Stock Option Plan (the Physician's Plan) and (3) the 1996 Director's Stock Option Plan (the Director's Plan).

    The Company has elected to follow Accounting Principles Board Opinion
    No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options using the fair value method under FAS 123. The fair value of options granted during 2000 was estimated at $1.09 per share on the date of grant using a Black Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.0%, dividend yields of 0%, a volatility factor of 40%, and a weighted average expected life of the options of approximately five years.

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
Net loss....................................................      $(487)
Pro forma compensation expense from stock options, net of
  taxes.....................................................        (44)
                                                                  -----
Pro forma net loss..........................................      $(531)
                                                                  =====

    Stock option activity is as follows:

                                     AVERAGE                  AVERAGE                 AVERAGE
                        MANAGEMENT   EXERCISE   PHYSICIAN'S   EXERCISE   DIRECTOR'S   EXERCISE
                           PLAN       PRICE        PLAN        PRICE        PLAN       PRICE      TOTAL
                        ----------   --------   -----------   --------   ----------   --------   --------
December 31, 1999.....    2,411        1.45          486        2.37          160        .78      3,057
  Granted.............      231        5.00          324        5.00           --         --        555
  Exercised...........      (72)        .94            0          --         (120)       .50       (192)
  Forfeited...........     (189)       1.57          (15)       5.00           --         --       (204)
                          -----       -----        -----       -----        -----      -----      -----
December 31, 2000.....    2,381       $1.81          795       $3.29           40      $1.63      3,216
                          =====       =====        =====       =====        =====      =====      =====
Available for grant...      358                      116                       90                   564
Options exercisable...    1,261         .97          254        1.46            2       5.00      1,517
Option price range....    $0.50                    $0.50                    $0.50
                           5.00                     5.00                     5.00

    At December 31, 2000, the weighted-average remaining contractual life of outstanding options was 8.1 years.

(10) EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution retirement plan (the OrthoLink Plan) which covers substantially all employees and is designed to qualify under
    Section 401(k) of the Internal Revenue Code of 1986. The OrthoLink Plan includes a Company matching contribution not to exceed 6% of eligible employee compensation and a discretionary profit sharing contribution not to exceed 6% of total compensation. Employer contributions amounted to $3,291 for the year ended December 31, 2000.

(11) COMMITMENTS AND CONTINGENCIES

    The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company has professional liability insurance to protect against such claims or legal actions. In the opinion of management, the ultimate resolution of such matters will be adequately

                        ORTHOLINK PHYSICIANS CORPORATION

                               DECEMBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    covered by insurance and will not have a material adverse effect on the Company's financial position or results of operations.

    The Company and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. Management is not aware of any claims against it or its affiliated physician groups which might have a material impact on the Company's financial position.

    Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties and exclusion from the Medicare and Medicaid programs.

    The Company has acquired and will likely continue to acquire entities with prior operating histories. Acquired entities may have unknown or contingent liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

(12) SUBSEQUENT EVENTS

    On February 12, 2001, the Company was acquired by United Surgical Partners International, Inc. (USPI) by USPI issuing 10,172,817 shares, prior to the effect of any reverse stock split, of its common stock for all outstanding capital stock of OrthoLink. In addition, USPI assumed the options to purchase shares of OrthoLink's common stock that USPI converted into options for the right to purchase of 1,813,991 shares, prior to the effect of any reverse stock split, of USPI common stock. This acquisition was accounted for as a purchase.

    The Company entered into a newly restructured and restated credit agreement with Bank of America due to the acquisition of the Company by USPI in February 2001. The new credit facility is due on the earlier of December 28, 2001 or upon USPI's Initial Public Offering. The refinancing amended certain financial and operating debt covenants, in which the Company expects to meet in the subsequent year.

    Also, the Company has amended its clinic service agreements (CSA) by reducing the terms to 15 years; reducing the CSA's management fee percentage charged to the physician practices; placing operating agreements, assets and employees back with the physician groups; and negotiating the assumption by the physician groups of all clinical facility expenses.

    In December 2000, the Atlanta Knee & Shoulder physician group notified the Company of its intentions to terminate its CSA due to the impending USPI acquisition. Atlanta Knee & Shoulder and the Company are negotiating the terms of the termination in the year 2001.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
OrthoLink Physicians Corporation

    We have audited the accompanying consolidated balance sheets of OrthoLink Physicians Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OrthoLink Physicians Corporation as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Nashville, Tennessee
March 14, 2000

                        ORTHOLINK PHYSICIANS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $     46   $ 2,704
  Accounts receivable, less allowances of $236 and $170 at
    December 31, 1999 and 1998, respectively................    42,607    32,225
  Related party receivable..................................       625       625
  Deferred taxes............................................     1,654       278
  Other current assets......................................     1,092       788
                                                              --------   -------
Total current assets........................................    46,024    36,620
Leasehold improvements......................................     2,754     2,115
Leased equipment............................................     2,588     1,783
Furniture and equipment.....................................     8,965     7,408
Computer equipment and software.............................     5,274     4,004
Construction in progress....................................        --       312
                                                              --------   -------
                                                                19,581    15,622
Less accumulated depreciation and amortization..............    (4,476)   (2,049)
                                                              --------   -------
Leasehold improvements and equipment, net...................    15,105    13,573
Service agreements, net.....................................    18,059    15,542
Goodwill, net...............................................     7,393    11,295
Investments in joint ventures...............................     4,516     3,927
Other assets................................................       839       600
Joint venture project costs.................................     8,977       701
                                                              --------   -------
  Total assets..............................................  $100,913   $82,258
                                                              ========   =======

                        ORTHOLINK PHYSICIANS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,427   $ 1,009
  Salaries and benefits payable.............................     4,811     3,765
  Due to physician groups...................................     3,434     4,746
  Deferred revenue..........................................     1,954     2,254
  Current portion of capital lease obligations..............       702       403
  Other accrued expenses....................................     3,817     2,254
  Net liabilities of discontinued operations................       782        --
                                                              --------   -------
Total current liabilities...................................    19,927    14,431
Line of credit..............................................    37,000    24,000
Notes payable...............................................        --        --
Deferred taxes..............................................       336       770
Capital lease obligations, less current portion.............     1,078     1,166
                                                              --------   -------
    Total liabilities.......................................    58,341    40,367
Minority interests..........................................
Series A Redeemable Preferred Stock, $.01 par value, 150
  authorized................................................        --        --
Stockholders' equity:
  Common stock, $.01 par value, 30,000 authorized; 9,907 and
    9,752 issued and outstanding at December 31, 1999 and
    1998, respectively......................................        99        98
  Class A common stock, convertible, $.01 par value, 10,000
    authorized; 5,898 issued and outstanding at December 31,
    1999 and 1998...........................................        59        59
  Class B common stock, convertible, $.01 par value; 1,000
    authorized and issued at December 31, 1999 and 1998,
    respectively............................................        10        10
  Additional paid-in capital................................    40,780    40,470
  Retained earnings.........................................     1,624     1,254
                                                              --------   -------
Total stockholders' equity..................................    42,572    41,891
                                                              --------   -------
Total liabilities and stockholders' equity..................  $100,913   $82,258
                                                              ========   =======

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
Net service agreement revenue...............................  $ 80,341       $60,709
Contract revenue............................................    32,091        12,405
Other income................................................     2,134         1,497
                                                              --------       -------
Total income................................................   114,566        74,611
Operating expenses:
  Clinic expenses...........................................    58,749        43,371
  Contract expenses.........................................    29,567        11,896
  General and administrative................................     1,706         1,215
  Personnel costs...........................................     6,336         5,090
  Depreciation and amortization.............................     3,149         1,871
  Rent and lease expense....................................     7,614         6,339
  Interest expense..........................................     2,798         1,151
  Loss on disposal of software..............................     1,093         --
  Equity in earnings of joint ventures......................      (820)         (203)
                                                              --------       -------
                                                               110,192        70,730
Income from continuing operations before income taxes.......     4,374         3,881
Provision for income taxes..................................    (1,906)       (1,061)
                                                              --------       -------
Income from continuing operations...........................     2,468         2,820
Discontinued operations:
Loss from operations of OMS, less applicable income tax
  benefit of $361 and
    $333 at December 31, 1999 and 1998, respectively........       590           544
Loss on disposal of OMS, including provision of $782 for
  operating losses
    during phase-out period, less applicable income tax
  benefit of $924...........................................     1,508         --
                                                              --------       -------
Net income..................................................  $    370       $ 2,276
                                                              ========       =======

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                 (IN THOUSANDS)

                                                         CLASS A               CLASS B
                                COMMON STOCK          COMMON STOCK           COMMON STOCK       ADDITIONAL   RETAINED
                             -------------------   -------------------   --------------------    PAID-IN     EARNINGS
                              SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL     (DEFICIT)    TOTAL
                             --------   --------   --------   --------   --------   ---------   ----------   ---------   --------
Balance at
  January 1, 1998..........    8,805      $ 88      5,898       $59        --       $  --         $33,530     $(1,022)   $32,655
  Sale of stock............    --         --         --        --         1,000           10        4,990       --         5,000
  Stock issued for
    acquisitions...........      909         9       --        --          --          --           1,932       --         1,941
  Stock reacquired.........      (12)     --         --        --          --          --              (7)      --            (7)
  Exercise of stock
    options................       50         1       --        --          --          --              25       --            26
  Net income...............    --         --         --        --          --          --          --           2,276      2,276
                              ------      ----      -----       ---       -----     ---------     -------     -------    -------
Balance at
  December 31, 1998........    9,752        98      5,898        59       1,000           10       40,470       1,254     41,891
  Stock issued for
    acquisitions...........      151         1       --        --          --          --             397       --           398
  Stock reacquired.........      (22)     --         --        --          --          --            (100)      --          (100)
  Exercise of stock
    options................       26      --         --        --          --          --              13       --            13
  Net income...............    --         --         --        --          --          --          --             370        370
                              ------      ----      -----       ---       -----     ---------     -------     -------    -------
Balance at
  December 31, 1999........    9,907      $ 99      5,898       $59       1,000     $     10      $40,780     $ 1,624    $42,572
                              ======      ====      =====       ===       =====     =========     =======     =======    =======

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
OPERATING ACTIVITIES
Income from continuing operations...........................  $  2,468       $  2,820
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
    Equity in earnings of joint ventures....................      (820)          (203)
    Loss on disposal of software............................     1,093          --
    Depreciation and amortization...........................     3,149          1,871
    Deferred taxes..........................................    (1,810)           492
    Changes in operating assets and liabilities, net of
     effects of acquisitions:
        Accounts receivable.................................   (10,157)       (13,636)
        Other current assets................................      (338)          (202)
        Accounts payable, salaries and benefits payable and
          other accrued liabilities.........................     8,629           (847)
        Due to physician groups.............................    (1,312)         1,690
        Deferred revenue....................................      (300)         2,254
                                                              --------       --------
  Net cash provided by (used in) operating activities.......       602         (5,761)
INVESTING ACTIVITIES
Cash paid for acquisitions..................................    (3,363)       (13,761)
Purchases of leasehold improvements and equipment...........    (3,375)        (3,261)
Related party receivable....................................     --              (625)
Distributions from joint venture partners...................       459            (78)
Investments in joint ventures...............................      (440)        (3,271)
Decrease (increase) in joint venture project costs..........    (8,276)          (701)
Distributable minority interest.............................     --             --
Other assets................................................       (72)            (5)
                                                              --------       --------
  Net cash used in investing activities.....................   (15,067)       (21,702)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of stock reacquired....     --             4,994
Cash paid to repurchase stock...............................      (100)         --
Proceeds from stock option exercises........................        13             25
Proceeds from line of credit................................    13,000         24,000
Payments on notes payable...................................     --            (3,455)
Payments on capital lease obligations.......................      (603)          (213)
Deferred financing costs....................................       (55)          (162)
                                                              --------       --------
  Net cash provided by financing activities.................    12,255         25,189
DISCONTINUED OPERATIONS
Loss from discontinued operations...........................      (448)          (544)
                                                              --------       --------
  Net cash used in discontinued operations..................      (448)          (544)
Net change in cash and cash equivalents.....................    (2,658)        (2,818)
Cash and cash equivalents at beginning of period............     2,704          5,522
                                                              --------       --------
Cash and cash equivalents at end of period..................  $     46       $  2,704
                                                              ========       ========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Effects of acquisitions:
  Fair value of assets acquired.............................  $  3,792       $ 20,876
  Fair value of liabilities assumed.........................       (31)        (5,174)
  Stock issued for acquisitions.............................      (398)        (1,941)
                                                              --------       --------
Cash paid for acquisitions..................................  $  3,363       $ 13,761
                                                              ========       ========
Income taxes paid...........................................  $    333       $    241
                                                              ========       ========
Interest paid...............................................  $  1,977       $    547
                                                              ========       ========
Assets acquired under capital lease obligations.............  $    814       $  1,783
                                                              ========       ========

          See accompanying notes to consolidated financial statements.

                        ORTHOLINK PHYSICIANS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    OrthoLink Physicians Corporation (the "Company" or "OrthoLink") is a management company that develops, in selected geographic markets, comprehensive and integrated networks of musculoskeletal care systems that provide high quality care in a cost-effective manner. As of December 31, 1999, the Company operated 16 clinics with 196 physicians in six states and manages the orthopaedic services of five hospitals. In addition, the Company has minority interests in joint ventures that provide orthopaedic outpatient services.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly-liquid investments with an original maturity of three months or less when purchased.

ACCOUNTS RECEIVABLE

    Accounts receivable consist of receivables from patients for medical services which the Company has purchased from physician groups. Such amounts are purchased net of contractual allowances and estimated bad debts. In addition, the Company had approximately $1,227 and $1,257 of receivables due from hospitals as of December 31, 1999 and 1998, respectively, with which the Company has service agreements. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity of the number of patients and payors and the geographic dispersion of the Company's operations.

LEASEHOLD IMPROVEMENTS AND EQUIPMENT

    Leasehold improvements and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The general range of useful lives is 10 years for equipment, furniture, and leasehold improvements and 5 years for computer equipment and software.

JOINT VENTURES

    The Company has entered into joint venture agreements with certain of its affiliated physicians obtaining ownership interests ranging from 15% to 39%. Earnings from investments in joint ventures, are accounted for under the equity method. The joint ventures generally provide ancillary services which compliment the services provided by the Company and its affiliated physicians. The Company has entered into management agreements with some of the joint ventures for the provision of non-medical related services in exchange for a fee. Such agreements are for terms consistent with the term of the joint venture agreements and range from 5 to 25 years.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INTANGIBLE ASSETS

SERVICE AGREEMENTS

    The Company enters into service agreements with each acquired practicing physician group for a period of 40 years. Upon acquisition of clinic assets by OrthoLink, the physician groups maintain their separate corporate entities and enter into employment and noncompete agreements with the practicing physicians. Costs of obtaining clinic service agreements are amortized using the straight-line method over a period of 25 years. Clinic service agreements represent the exclusive right to operate the Company's clinics in affiliation with the related physician groups during the term of the agreements. Accumulated amortization of clinic service agreements amounted to $1,271 and $549 at December 31, 1999 and 1998, respectively.

    As part of the service agreement, physician groups are required to maintain medical malpractice insurance which names the Company as an additional insured. The Company is also required to maintain professional liability insurance naming the physician groups as additional insureds.

GOODWILL

    Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is amortized over 25 years. Accumulated amortization on goodwill was $631 and $175 at December 31, 1999 and 1998, respectively.

    The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The measurement of possible impairment is based upon determining whether projected undiscounted future cash flows of the acquired business, or from the use of the asset, over the remaining amortization period is less than the carrying amount of the asset. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. As of December 31, 1999, in the opinion of management, there has been no such impairment, other than described in Note 4.

JOINT VENTURE PROJECT COSTS

    Joint venture costs associated with the acquisition, development and construction of surgery center projects are capitalized as a cost of that project. Costs to fund these projects were $8,977 and $701 as of December 31, 1999 and 1998, respectively.

SELF-INSURANCE

    The Company is self-insured with respect to employee health insurance for claims up to $15 on an individual basis and maintains commercial stop-loss insurance for individual claims in excess of $100, up to an individual maximum of $2,000 per participant. The Company has accrued self-insurance reserves of $482 and $678 at December 31, 1999 and 1998, respectively.

DEFERRED REVENUE

    The Company receives payment for certain of its hospital contracts one month in advance. Revenue is recognized on such amounts as services are performed, which is generally within 30 days of receipt of payment.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

USE OF ESTIMATES

    Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and due to physician groups approximate fair value. The Company's debt bears interest at variable market rates and approximates fair value.

RECLASSIFICATIONS

    Certain reclassifications have been made in the 1998 financial statements to conform to the 1999 presentation. These reclassifications had no effect on the net results of operations as previously reported.

2.  REVENUES AND EXPENSES

NET SERVICE AGREEMENT REVENUE

    Net medical service revenue for orthopaedic clinics is recorded at established rates, reduced by allowances for doubtful accounts and contractual adjustments and physician expenses. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Physician expenses consist primarily of salaries and benefits for physicians and other professional services.

    The allowance for doubtful accounts represents management's estimate of potential credit issues associated with amounts due from patients, commercial insurers, and other third-party payors.

    Net service agreement revenue consists of the following amounts:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                1999            1998
                                                              ---------       ---------
Medical service revenue.....................................  $ 314,106       $ 239,411
Contractual and bad debt allowances.........................   (162,915)       (114,176)
                                                              ---------       ---------
    Net medical service revenue.............................    151,191         125,235
Physician expenses..........................................    (70,850)        (64,526)
                                                              ---------       ---------
    Net service agreement revenue...........................  $  80,341       $  60,709
                                                              =========       =========

    The Company's affiliated physician groups derived approximately 20% and 16% of their net medical service revenue from services provided under the Medicare program for the years ended December 31, 1999 and 1998, respectively. Other than the Medicare program, the physician groups have no customers which individually represent more than 10% of net medical service revenue.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The following sets forth the net service agreement revenue generated under management service agreements by clinics who accounted for more than 10% of the Company's net service agreement revenue:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                           CLINIC                               1999             1998
                           ------                             --------         --------
Tennessee Orthopaedic Alliance, Inc.........................    21.8%            19.7%
Resurgens Orthopaedic, P.C..................................    18.6             16.2
New Mexico Orthopaedics Associates, P.C.....................    10.6             10.3
Tennessee Orthopaedic Clinic, P.C...........................    11.2             11.5

CONTRACT REVENUE AND EXPENSE

    The Company manages the orthopaedic services of five hospitals with which it has service agreements. The service agreements are generally for terms of one year and require the respective hospital to pay the Company a fixed fee on a monthly basis. The Company is then responsible for the costs of certain overhead, supplies and personnel required by the service agreement. The excess of fees received less expenses incurred by the Company is retained by the Company up to a predetermined limit, at which point such excess is generally shared in equal proportion between the respective hospital and the Company. The Company is responsible for any expenses which exceed fees received. Upon termination of a service agreement, any amounts payable to a hospital are generally due within 30 days.

3.  ACQUISITIONS

ACQUIRED CLINICS

    The Company acquired four clinics with 14 physicians in 1999 and seven clinics with 32 physicians in 1998. Consideration for the clinic acquisitions, including cash, common stock, and notes payable, was $3,792 in 1999 and $8,667 in 1998. The Company exchanged a total of 151 and 909 shares of Common Stock in 1999 and 1998, respectively. The Company also entered into long-term service agreements with each of the clinics physician groups. Intangible assets of approximately $3,298 and $7,850 in 1999 and 1998, respectively, were recorded related to the underlying service agreement rights. The acquisitions were accounted for as purchases and the accompanying consolidated financial statements include the results of their operations, as defined in the service agreements, from the dates of acquisition.

ACQUIRED BUSINESSES

    Effective September 1, 1998, the Company acquired the outstanding common stock of OrthoExcel, Inc. and related entities ("OrthoExcel") in exchange for 200 shares of the Company's common stock plus $5,100 in cash. OrthoExcel manages the orthopaedic services of hospitals with which it has contracts. The transaction was accounted for as a purchase and resulted in goodwill of $10,250.

    Effective January 1, 1998, the Company acquired Occupational Medicine Services, Inc. and related entities ("OMS"). OMS performs workers compensation medical case management services and was acquired by the Company for $1,102 in cash. In addition, the Company issued warrants to purchase 225 shares of Company Common Stock for $5.00 per share contingent on OMS meeting certain income levels, which were not achieved. The transaction was accounted for as a purchase and resulted in goodwill of $1,402. See Note 4.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The consolidated financial statements of the Company include the results of operations for OrthoExcel and OMS from their respective dates of acquisition.

4.  DISCONTINUED OPERATIONS

    On March 14, 2000, the Company entered into a formal plan to dispose of OMS. The Company expects to complete the disposal by June 2000. The operations of OMS are reflected in the consolidated statements of income as discontinued operations for both 1999 and 1998. Also, the Company recorded a loss on disposal of $2,432 related to the write-off of assets expected to be disposed and losses expected to be incurred during the phase-out period. Based on the allocated debt balance attributable to those operations, the Company allocated interest expense of $78. Income taxes have been allocated using the same overall rate incurred by the Company in each of the years presented.

5.  LEASES

    The Company has entered into operating and capital leases for office space, office equipment and computer equipment. At December 31, 1999, future minimum lease payments under noncancelable operating leases and capital lease obligations are as follows:

                                              ORTHOLINK      CLINIC
                                              OPERATING     OPERATING      CAPITAL
                                                LEASE         LEASE         LEASE
                                             OBLIGATIONS   OBLIGATIONS   OBLIGATIONS    TOTAL
                                             -----------   -----------   -----------   --------
2000.......................................      $358        $ 7,330        $  821       8,509
2001.......................................       307          4,857           633       5,797
2002.......................................       310          2,637           397       3,344
2003.......................................        --          2,148           158       2,306
2004.......................................        --          1,455            29       1,484
Thereafter.................................        --          3,423            --       3,423
                                                 ----        -------        ------     -------
                                                 $975        $21,850        $2,038     $24,863
                                                 ====        =======        ======     =======
Less amounts representing interest.........                                   (258)
                                                                            ------
                                                                             1,780
Less current portion.......................                                   (702)
                                                                            ------
                                                                            $1,078
                                                                            ======

    Total rental expense for operating leases (excluding amounts paid to related parties) was approximately $7,312 and $5,117 for the years ended December 31, 1999 and 1998, respectively. The Company leases certain office space and equipment from related parties. Expense incurred related to transactions under agreements with related parties was $303 and $270 for the years ended
December 31, 1999 and 1998, respectively. The capital lease obligations were incurred to purchase equipment for use in clinics with which the Company has service agreements. Future payments under capital lease obligations are reimbursable under the service agreements. Accumulated amortization of equipment under capital lease obligations was $731 and $172 at December 31, 1999 and 1998, respectively.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG-TERM DEBT

    On December 18, 1998, the Company amended its line of credit agreement to increase the aggregate principal available thereunder to $45,000 and to extend the maturity date to December 28, 2001. The line is collateralized by the Company's assets and bears interest at the bank's prime interest rate or LIBOR, plus 1%-2.25% depending upon the borrowing capacity of the Company as defined in the line of credit agreement. At December 31, 1999, the Company had $37,000 of outstanding borrowings under the line of credit, and had available borrowings of $8,000.

    Effective December 31, 1999, the Company amended its line of credit agreement that changed the definitions of certain debt covenant ratio terms. Borrowings available under the agreement are subject to certain financial and operating convenants, all of which the Company was in compliance with at December 31, 1999.

7.  STOCKHOLDERS' EQUITY

    The Company has authorized Common Stock, Class A Common Stock and Class B Common Stock. Holders of Common Stock and Class A Common Stock are both entitled to one vote per share. Class B Common Stock does not carry with it any voting privileges but is entitled to a liquidation preference of $5.00 per share and may be converted to common stock upon the occurrence of certain events. Class A Common Stock is convertible into Common Stock at any time at the option of the holder and is entitled to a liquidation preference of $5.00 per share.

    The Company also has authorized 150 shares of Series A Redeemable Preferred Stock. At December 31, 1999 and 1998 there were no such outstanding shares.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Deferred tax assets:
Amortization................................................  $ --       $   112
  Accrued vacation..........................................      713        411
  AMT credit................................................      439        259
  Disposal of OMS...........................................      924      --
  Net operating loss carryforward...........................    3,952      1,397
  Other.....................................................       17         17
                                                              -------    -------
Total gross deferred tax asset..............................    6,045      2,196
Less valuation allowance....................................   (2,043)    (1,098)
                                                              -------    -------
Net deferred tax asset......................................    4,002      1,098
Deferred tax liabilities:
  Tax over book basis of partnership
  investments...............................................     (155)     --
  Amortization..............................................     (142)     --
  Depreciation..............................................   (2,387)    (1,590)
                                                              -------    -------
Total gross deferred tax liability..........................   (2,684)    (1,590)
                                                              =======    =======
Net deferred tax asset (liability)..........................  $ 1,318    $  (492)
                                                              =======    =======

    At January 1, 1998, the Company had a valuation allowance for its deferred tax assets in the amount of $398. The allowance related to these assets was removed during 1998 with a corresponding decrease in the provision for income taxes. The purchase of OrthoExcel during 1998 included deferred tax assets subject to a valuation allowance in the amount of $1,098, which remained on the Company's books at December 31, 1998. In 1999, the valuation allowance increased to $2,043, the amount of federal net operating losses that the Company may lose due to the IRC ss382 limitation on net operating losses. If these deferred tax assets are subsequently recognized, the related tax benefit will be allocated to reduce intangible assets acquired in the transaction.

    As of December 31, 1999, the Company had federal and state net operating loss carry-forwards of approximately $17.8 million expiring from 2012 to 2019.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Significant components of federal income tax expense were as follows:

                                                                     YEAR ENDED
                                                                     DECEMBER 31
                                                              -------------------------
                                                                1999             1998
                                                              --------         --------
Current:
  Federal...................................................   $--              $  236
  State.....................................................       59            --
Deferred
  Federal...................................................    1,555              696
  State.....................................................      292              129
                                                               ------           ------
Income tax expense..........................................   $1,906           $1,061
                                                               ======           ======

    The reconciliation of income tax expense computed at the federal statutory tax rate to income tax expense is as follows:

                                                                     YEAR ENDED
                                                                     DECEMBER 31
                                                              -------------------------
                                                                1999             1998
                                                              --------         --------
Federal income taxes........................................   $1,487           $1,320
State income tax, net of federal benefit....................      231               34
Change in valuation allowance...............................    --                (398)
Goodwill amortization.......................................      136               46
Meals and entertainment.....................................       12               13
Other.......................................................       40               46
                                                               ------           ------
Total income tax expense....................................   $1,906           $1,061
                                                               ======           ======

9.  STOCK OPTION PLANS

    The Company has three stock option plans: (1) the 1996 Management Stock Option Plan (the "Management Plan"), (2) the 1996 Physician's Stock Option Plan (the "Physician's Plan"), and (3) the 1996 Director's Stock Option Plan (the "Director's Plan").

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of options granted during 1999 and 1998 was estimated at $0.00 and $0.49 per share, respectively, on the date of grant using a minimum value option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.0%; dividend yields of 0%; and a weighted average expected life of the options of approximately five years.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information follows:

                                                                    YEAR ENDED
                                                                    DECEMBER 31
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
Net income..................................................   $ 370          $2,276
Pro forma compensation expense from stock options, net of
  taxes.....................................................    (522)           (100)
                                                               -----          ------
Pro forma net (loss) income.................................   $(152)         $2,176
                                                               =====          ======

    Stock option activity is as follows:

                                     AVERAGE                  AVERAGE                 AVERAGE
                        MANAGEMENT   EXERCISE   PHYSICIAN'S   EXERCISE   DIRECTOR'S   EXERCISE
                           PLAN       PRICE        PLAN        PRICE        PLAN       PRICE      TOTAL
                        ----------   --------   -----------   --------   ----------   --------   --------
January 1, 1998.......    1,738       $ .51         329        $ .81         150       $ .50      2,217
  Granted.............      528        1.81          56         2.51       --           --          584
  Exercised...........      (51)        .50       --            --         --           --          (51)
  Forfeited...........     (133)        .51         (21)         .50       --           --         (154)
                          -----       -----        ----        -----         ---       -----      -----
December 31, 1998.....    2,082         .83         364         1.09         150         .50      2,596
  Granted.............      355        5.00         202         4.76          10        5.00        567
  Exercised...........      (26)        .51       --            --         --           --          (26)
  Forfeited...........    --           --            (6)        --         --           --           (6)
                          -----       -----        ----        -----         ---       -----      -----
December 31, 1999.....    2,411        1.45         560         2.37         160         .78      3,131
Available for grant...      589        --           440         --            90        --        1,119
Options exercisable...      859         .67         148          .95          90         .50      1,097
Option price range at
  December 31, 1999...  $0.50-$5.00             $0.50-$5.00              $0.50-$5.00             $0.50-$5.00

    At December 31, 1999, the weighted-average remaining contractual life of outstanding options was 8.6 years.

10.  EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution retirement plan (the "OrthoLink Plan") which covers substantially all employees and is designed to qualify under
Section 401(k) of the Internal Revenue Code of 1986. The OrthoLink Plan includes a Company matching contribution not to exceed 6% of eligible employee compensation and a discretionary profit sharing contribution not to exceed 6% of total compensation. Employer contributions amounted to $1,445 and $1,963 for the years ended December 31, 1999 and 1998, respectively.

                        ORTHOLINK PHYSICIANS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  COMMITMENTS AND CONTINGENCIES

    The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company has professional liability insurance to protect against such claims or legal actions. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on the Company's financial position or results of operations.

    The Company and its affiliated physician groups are insured with respect to medical malpractice risks on a claims-made basis. Management is not aware of any claims against it or its affiliated physician groups which might have a material impact on the Company's financial position.

    Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

    The Company has acquired and will likely continue to acquire entities with prior operating histories. Acquired entities may have unknown or contingent liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

12.  IMPACT OF YEAR 2000

    In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company is not aware of any material problems resulting from Year 2000 issues. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

INDEPENDENT AUDITORS' REPORT

The Board of Directors of Aspen Healthcare Holdings Limited

We have audited the accompanying consolidated balance sheet of Aspen Healthcare Holdings Limited and subsidiaries as of 31 March 2000, and the related consolidated profit and loss account, cash flow statement and the statement of total recognised gains and losses for the three month period then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aspen Healthcare Holdings Limited and subsidiaries as of 31 March 2000, and the results of their operations and their cash flows for the three month period then ended in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected net income for the three month period ended
31 March 2000 and stockholders' equity at 31 March 2000 to the extent summarised in Note 24 to the consolidated financial statements.

KPMG
Chartered accountants
London, England                                                    30 March 2001

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE 3 MONTH PERIOD ENDED 31 MARCH 2000

                                                                                     2000
                                                                  NOTE                  L
TURNOVER....................................................      2             6,273,442
Operating expenses..........................................                   (4,833,791)
                                                                               ----------

OPERATING PROFIT............................................                    1,439,651
Investment income...........................................      3                 6,525
Interest payable and similar charges........................      4              (601,044)
                                                                               ----------

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...............      5               845,132
Tax on profit on ordinary activities........................      8              (318,250)
                                                                               ----------

PROFIT FOR THE FINANCIAL PERIOD TRANSFERRED TO RESERVES.....     17               526,882
                                                                               ==========

The accompanying notes are an integral part of this consolidated profit and loss account.

All activities are continuing.

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

FOR THE 3 MONTH PERIOD ENDED 31 MARCH 2000

                                                                  2000
                                                                     L
Profit for the financial period and total recognised gains
and losses relating to the period...........................   526,882

Prior year adjustment (see note 10 and 17)..................  (133,844)
                                                              --------

Total gains and losses recognised since last annual
report......................................................   393,038
                                                              ========

CONSOLIDATED BALANCE SHEET

AT 31 MARCH 2000

                                                                                        2000
                                                                    NOTE                   L
FIXED ASSETS
Intangible assets...........................................           9          12,833,194
Tangible assets.............................................          10          25,493,948
                                                                                 -----------
                                                                                  38,327,142
                                                                                 -----------

CURRENT ASSETS
Stocks......................................................          11             444,975
Debtors.....................................................          12           2,258,808
Cash at bank and in hand....................................                           2,049
                                                                                 -----------
                                                                                   2,705,832

CREDITORS: amounts falling due within one year..............          13          (8,701,168)
                                                                                 -----------

NET CURRENT LIABILITIES.....................................                      (5,995,336)
                                                                                 -----------

TOTAL ASSETS LESS CURRENT LIABILITIES.......................                      32,331,806

CREDITORS: amounts falling due after more than one year.....          14         (28,390,472)

PROVISIONS FOR LIABILITIES AND CHARGES......................          15            (524,250)
                                                                                 -----------

NET ASSETS..................................................                       3,417,084
                                                                                 ===========

CAPITAL AND RESERVES
Called-up equity share capital..............................          16              40,500
Share premium account.......................................          17             364,500
Profit and loss account.....................................          17           3,012,084
                                                                                 -----------

TOTAL EQUITY SHAREHOLDERS' FUNDS............................          18           3,417,084
                                                                                 ===========

The accompanying notes are an integral part of this balance sheet.

These financial statements were approved by the board of directors on March 30, 2001 and were signed on its behalf by:

JOHN WOTHERSPOON

DIRECTOR

CONSOLIDATED CASH FLOW STATEMENT

FOR THE 3 MONTH PERIOD ENDED 31 MARCH 2000

                                                                                      2000
                                                                  NOTE                   L
NET CASH INFLOW FROM OPERATING ACTIVITIES...................     19              2,114,677

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE.............     20               (784,162)
TAXATION....................................................     20                (92,000)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT................     20               (240,137)
                                                                               -----------

CASH INFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND
FINANCING...................................................                       998,378
Financing...................................................     20               (848,513)
                                                                               -----------

INCREASE IN CASH IN THE PERIOD..............................     21                149,865
                                                                               ===========

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

Increase in cash in the period..............................     21                149,865
Cash outflow on bank loans..................................     21                750,000
Cash outflow on finance leases..............................     21                 98,513
Non cash movements..........................................     21                 (4,192)
                                                                               -----------
Change in net debt..........................................                       994,186
Net debt at beginning of period.............................                   (34,187,646)
                                                                               -----------
NET DEBT AT END OF PERIOD...................................     21            (33,193,460)
                                                                               ===========

NOTES (FORMING PART OF THE FINANCIAL STATEMENTS)

1  ACCOUNTING POLICIES

A summary of the principal accounting policies, all of which (with the exception of the changes pursuant to the adoption of Financial Reporting Standard 15 referred to below) have been applied consistently throughout the period are set out below.

BASIS OF ACCOUNTING

The directors have prepared these financial statements for the purpose of the initial public offering of common stock of United Surgical Partners Inc., the ultimate parent undertaking.

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

The consolidated financial statements have not been prepared for the purposes of section 226 of the Companies Act 1985 (the "Act"), and therefore do not constitute statutory accounts within the context of the Act. However, the consolidated financial statements include all disclosures required under the Companies Act for the 3 month period ended 31 March 2000, with the exception of comparative amounts. Accordingly, the consolidated financial statements comply with accounting principles generally accepted in the United Kingdom (UK GAAP).

UK GAAP and accounting principles adopted by the group differ in certain respects from accounting principles generally accepted in the United States (US
GAAP). See note 24 for a discussion of the principal differences that would affect the company's consolidated net income and shareholders' equity if US GAAP had been applied in the preparation of the consolidated financial statements instead of UK GAAP.

The financial statements have been prepared on a going concern basis on the grounds that the ultimate parent company has confirmed that it will provide the group with sufficient funds as are necessary to allow it to continue to meet its liabilities for the foreseeable future.

PRIOR PERIOD ADJUSTMENT

Following the adoption of Financial Reporting Standard 15, "Tangible fixed assets", adjustments have been made to previously capitalised fixed assets. These adjustments have been accounted for as prior year adjustments. Full details of the adjustments are included in note 10 and the impact on opening reserves is disclosed in note 17.

BASIS OF CONSOLIDATION

The group financial statements consolidate the financial statements of the company and all its subsidiary undertakings drawn up to 31 March 2000.

The principles of acquisition accounting have been adopted in respect of the acquisitions of subsidiaries. Under this method, the results of the subsidiary undertakings are included in the consolidated profit and loss account from the date of acquisition. Goodwill arising on consolidation (representing the excess of the consideration given over the fair value of the separable net assets acquired) is capitalised in the group's balance sheet and amortised over its estimated useful economic life of 20 years.

TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at cost, net of depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its expected useful life, as follows:

Freehold buildings             --      50 years
Short leasehold properties     --      Over the life of the lease
Plant and machinery            --      5 - 10 years
Fixtures and fittings          --      5 - 10 years
Computers                      --      4 years
Motor vehicles                 --      5 years

Freehold land and assets in the course of construction are not depreciated.

INVESTMENTS

Fixed asset investments are shown at cost less provisions for any impairment in value.

TAXATION

Corporation tax payable is provided on taxable profits at the current rate.

Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced, except that the deferred tax effects of timing differences arising from pensions and other post-retirement benefits are always recognised in full.

STOCKS

Stocks of drugs and medical consumables have been valued at the lower of cost and net realisable value.

PENSIONS COSTS AND OTHER POST-RETIREMENT BENEFITS

For defined benefit schemes, the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the estimated regular cost of providing the benefits accrued in the period, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account over the estimated average remaining working life of scheme members. Defined benefit schemes are externally funded, with the assets of the scheme held separately from those of the group in separate trustee administered funds. Differences between amounts charged to the profit and loss account and amounts funded or paid directly to members of unfunded schemes are shown as either provisions or prepayments in the balance sheet.

For defined contributions schemes, the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the total contributions payable in the period. Differences between total contributions payable in the period and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

DEBT

Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period.

FINANCE COSTS

Finance costs (principally interest and arrangement fees) of debt are recognised in the profit and loss account over the respective term of the related liabilities at a constant rate on the carrying amount.

LEASES

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their estimated useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the term of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their estimated useful lives.

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

2  TURNOVER

Turnover represents the invoiced value of medical and ancillary services rendered to patients in the United Kingdom, exclusive of VAT and net of trade discounts.

3  INVESTMENT INCOME

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
Other interest receivable and similar income................          6,525
                                                               ============

4  INTEREST PAYABLE AND SIMILAR CHARGES

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
Bank loans and overdrafts...................................        518,715
Finance leases..............................................         12,032
Other interest payable......................................         70,297
                                                               ------------
                                                                    601,044
                                                               ============

5  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED
AFTER CHARGING

Depreciation and other amounts written off tangible fixed
assets:
  Owned.....................................................        221,872
  Held under hire purchase agreements.......................         79,416
Amortisation of goodwill....................................        179,068
Operating lease rentals:
  Plant and machinery.......................................         13,460
  Land and buildings........................................          9,928
                                                               ============

6  STAFF COSTS

The average monthly number of employees (including executive directors) was:

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                      NUMBER
Medical.....................................................            220
Other.......................................................            149
                                                               ------------
                                                                        369
                                                               ============

Their aggregate remuneration comprised:

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
Wages and salaries..........................................      1,679,151
Social security costs.......................................        122,020
Other pension costs.........................................         73,456
                                                               ------------
                                                                  1,874,627
                                                               ============

7  DIRECTORS' REMUNERATION AND TRANSACTIONS

                                                            SALARY                   3 MONTHS ENDED
                                                        (INCLUDING                         31 MARCH
                                                       BENEFITS IN         PENSION             2000
                                                             KIND)   CONTRIBUTIONS            TOTAL
                                                                 L               L                L
John Wotherspoon....................................        41,351          6,865           48,216
Michael Broke (Chairman)............................         6,250             --            6,250
                                                      ------------   ------------     ------------
                                                            47,601          6,865           54,466
                                                      ============   ============     ============

During the period, L4,548 was paid to Electra Fleming Limited in respect of services provided to the group by David Symondson.

Further transactions with directors are in note 23 'Post balance sheet events'.

8  TAX ON PROFIT ON ORDINARY ACTIVITIES

The tax charge is based on the profit for the period and comprises:

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
Corporation tax charge at 30%...............................        326,000
Deferred taxation (see note 15).............................         (7,750)
                                                               ------------
                                                                    318,250
                                                               ============

9  INTANGIBLE FIXED ASSETS -- GOODWILL

                                                              AT 31 MARCH
                                                                     2000
                                                                        L
COST
At 31 December 1999 and at 31 March 2000....................  14,325,426
                                                              ----------
AMORTISATION
At 31 December 1999.........................................   1,313,164
Charge for the period.......................................     179,068
                                                              ----------

At 31 March 2000............................................   1,492,232
                                                              ----------

NET BOOK VALUE
AT 31 MARCH 2000............................................  12,833,194
                                                              ==========

10  TANGIBLE FIXED ASSETS

                                            ASSETS IN
                                                  THE
                              LAND AND      COURSE OF   PLANT AND   FIXTURES AND                  MOTOR
                             BUILDINGS   CONSTRUCTION   MACHINERY       FITTINGS   COMPUTERS   VEHICLES        TOTAL
                                     L              L           L              L           L          L            L
COST
At 31 December 1999 as
previously reported.......  23,203,492           --     3,534,822      350,710      195,597    130,338    27,414,959
Prior period adjustment...  (4,097,647)   3,032,429            --    1,013,811           --         --       (51,407)
                            ----------    ---------     ---------    ---------      -------    -------    ----------

REVISED 1 JANUARY 2000....  19,105,845    3,032,429     3,534,822    1,364,521      195,597    130,338    27,363,552
Additions.................      57,857       53,639       117,316        3,164        8,161         --       240,137
                            ----------    ---------     ---------    ---------      -------    -------    ----------
At 31 March 2000..........  19,163,702    3,086,068     3,652,138    1,367,685      203,758    130,338    27,603,689
                            ----------    ---------     ---------    ---------      -------    -------    ----------

DEPRECIATION
At 31 December 1999, as
previously reported.......     640,711           --       857,782       92,446      105,007     30,070     1,726,016
Prior period adjustment...     (14,935)          --            --       97,372           --         --        82,437
                            ----------    ---------     ---------    ---------      -------    -------    ----------

REVISED 1 JANUARY 2000....     625,776           --       857,782      189,818      105,007     30,070     1,808,453
Charge for the period.....      95,173           --       140,966       47,424       11,357      6,368       301,288
                            ----------    ---------     ---------    ---------      -------    -------    ----------
At 31 March 2000..........     720,949           --       998,748      237,242      116,364     36,438     2,109,741
                            ----------    ---------     ---------    ---------      -------    -------    ----------

NET BOOK VALUE AT 31 MARCH
2000......................  18,442,753    3,086,068     2,653,390    1,130,443       87,394     93,900    25,493,948
                            ==========    =========     =========    =========      =======    =======    ==========

PRIOR PERIOD ADJUSTMENT

Financial Reporting Standard 15 "Tangible fixed assets" became mandatory for accounting periods ending on or after 23 March 2000. Upon adoption of this standard, the group has reclassified certain expenditure from land and buildings to fixtures and fittings and assets in the course of construction, and has expensed to the profit and loss account certain items previously capitalised. Also, the group has re-evaluated the useful economic life of such expenditure to reflect a medium to long term programme of planned refurbishment works to the hospitals' premises. The effect of this adjustment and reclassification on the accumulated depreciation has been accounted for as a prior period adjustment. The resulting effect upon the profit and loss account is shown in note 17.

The net book value of fixed assets for the group includes the following amounts in respect of obligations under hire purchase agreements:

                                                                             COMPUTERS,
                                                              FIXTURES AND    PLANT AND      MOTOR
                                                                  FITTINGS    EQUIPMENT   VEHICLES
                                                                         L            L          L
Net book value..............................................        52,841   1,398,889     20,672
Depreciation charged in the period..........................         2,358      79,921        627

The net book value of land and buildings and assets in the course of construction comprises freehold property of L21,492,615 and short leasehold property of L36,206.

Freehold land amounting to L6,900,000 has not been depreciated.

11  STOCKS

                                                               AT 31 MARCH
                                                                      2000
                                                                         L
Drugs.......................................................       184,982
Medical consumables.........................................       259,993
                                                              ------------
                                                                   444,975
                                                              ============

In the addition to the above stock, the cost of consignment stock at 31 March 2000 was L140,155.

12  DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              AT 31 MARCH
                                                                     2000
                                                                        L
Trade debtors...............................................   1,943,176
Other debtors...............................................     109,239
Prepayments and accrued income..............................     206,393
                                                               ---------
                                                               2,258,808
                                                               =========

13  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              AT 31 MARCH
                                                                     2000
                                                                        L
Bank loans and overdrafts...................................   4,484,808
Obligations under hire purchase contracts...................     320,229
Trade creditors.............................................   1,738,160
Corporation tax.............................................   1,142,177
Other taxation and social security..........................     160,699
Other creditors.............................................      69,984
Accruals and deferred income................................     785,111
                                                               ---------
                                                               8,701,168
                                                               =========

14  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                              AT 31 MARCH
                                                                     2000
                                                                        L
Obligations under hire purchase contracts...................      69,073
Bank loans..................................................  23,321,399
Loan notes..................................................   5,000,000
                                                              ----------
                                                              28,390,472
                                                              ==========

Bank loans are repayable half yearly in equal instalments with a final balloon payment of L4 million falling due in March 2011. Interest is accrued on these loans at LIBOR + 1.5%.

Bank loans are secured on the property and assets of the group.

Loan notes comprise the stepped coupon Subordinated Loan Notes 2008 and are fully repayable in 2008 although they can be repaid earlier at the discretion of the directors with no financial penalty to the group. Interest accrues on the Loan Notes as follows:

5% per annum until March 2000

7% per annum until March 2001

10% per annum until the earlier of the redemption in March 2008 or repurchase of the Loan Notes by the group.

At 31 March 2000 unamortised loan issue costs amounted to L178,601.

The maturity profile of the group's borrowings at 31 March 2000 was as follows:

                                                              AT 31 MARCH
                                                                     2000
                                                                        L
LOAN NOTES
After five years............................................   5,000,000
                                                              ==========

BANK LOANS AND OVERDRAFTS
Between one and two years...................................   1,500,000
Between two and five years..................................   6,000,000
After five years............................................  15,821,399
                                                              ----------
                                                              23,321,399
Due within one year.........................................   4,484,808
                                                              ----------
                                                              27,806,207
                                                              ==========

HIRE PURCHASE AGREEMENTS
Between one and two years...................................      69,073
Due within one year.........................................     320,229
                                                              ----------
                                                                 389,302
                                                              ==========

TOTAL BORROWINGS INCLUDING HIRE PURCHASE AGREEMENTS
Between one and two years...................................   1,569,073
Between two and five years..................................   6,000,000
After five years............................................  20,821,399
                                                              ----------
                                                              28,390,472
Due within one year.........................................   4,805,037
                                                              ----------
                                                              33,195,509
                                                              ==========

15  PROVISIONS FOR LIABILITIES AND CHARGES

Deferred taxation -- accelerated capital allowances

                                                               AT 31 MARCH
                                                                      2000
                                                                         L
At beginning of period......................................       532,000
Released to profit and loss account.........................        (7,750)
                                                              ------------
At end of period............................................       524,250
                                                              ============

Deferred taxation of L734,064 has not been provided on the freehold properties as the directors currently have no intention of disposing of these properties in the foreseeable future.

16  CALLED UP EQUITY SHARE CAPITAL

                                                               AT 31 MARCH
                                                                      2000
                                                                         L
AUTHORISED
450,000 ordinary shares of 10p each.........................        45,000
                                                              ============

ALLOTTED, CALLED UP AND FULLY PAID
405,000 ordinary shares of 10p each.........................        40,500
                                                              ============

17  RESERVES

                                                                 SHARE   PROFIT AND   AT 31 MARCH
                                                               PREMIUM         LOSS          2000
                                                               ACCOUNT      ACCOUNT         TOTAL
                                                                     L            L             L
At beginning of period as previously stated.................  364,500    2,619,046     2,983,546
Prior period adjustment.....................................       --     (133,844)     (133,844)
                                                              -------    ---------     ---------

Revised opening balance at beginning of period..............  364,500    2,485,202     2,849,702
Retained profit for the period..............................       --      526,882       526,882
                                                              -------    ---------     ---------

At end of period............................................  364,500    3,012,084     3,376,584
                                                              =======    =========     =========

18  RECONCILIATION OF MOVEMENTS IN GROUP SHAREHOLDERS' FUNDS

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
Profit for the financial period.............................        526,882
                                                               ------------

NET INCREASE IN SHAREHOLDERS' FUNDS.........................        526,882

Opening shareholders' funds as previously stated............      3,024,046
Prior period adjustment (see note 10).......................       (133,844)
                                                               ------------

CLOSING EQUITY SHAREHOLDERS' FUNDS..........................      3,417,084
                                                               ============

19  RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
ACTIVITIES

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
Operating profit............................................      1,439,651
Depreciation charges........................................        301,288
Amortisation charges........................................        179,068
Decrease in stocks..........................................         17,920
Decrease in debtors.........................................        179,877
(Decrease) in creditors.....................................         (3,127)
                                                               ------------
NET CASH INFLOW FROM OPERATING ACTIVITIES...................      2,114,677
                                                               ============

20  ANALYSIS OF CASH FLOWS

                                                              3 MONTHS ENDED
                                                                    31 MARCH
                                                                        2000
                                                                           L
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

Interest received...........................................          6,525
Interest paid on bank loans.................................       (708,358)
Interest paid on loan notes.................................        (70,297)
Interest paid on hire purchase contracts....................        (12,032)
                                                               ------------
NET CASH OUTFLOW............................................       (784,162)
                                                               ============

TAXATION
Tax paid....................................................        (92,000)
                                                               ------------
NET CASH OUTFLOW............................................        (92,000)
                                                               ============

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets...........................       (240,137)
                                                               ------------
NET CASH OUTFLOW............................................       (240,137)
                                                               ============

FINANCING
Repaid capital element of hire purchase contracts...........        (98,513)
Repayment of bank loan......................................       (750,000)
                                                               ------------
NET CASH OUTFLOW............................................       (848,513)
                                                               ============

21  RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                            31               NON CASH      31 MARCH
                                                 DECEMBER 1999   CASHFLOW   MOVEMENTS          2000
                                                             L          L           L             L
Cash at bank and in hand.......................         1,869        180          --          2,049
Overdraft......................................      (221,953)   149,685          --        (72,268)
                                                  -----------    -------    --------    -----------
                                                     (220,084)   149,865          --        (70,219)
Debt due within one year.......................    (4,769,819)   848,513    (811,463)    (4,732,769)
Debt due after more than one year..............   (29,197,743)        --     807,271    (28,390,472)
                                                  -----------    -------    --------    -----------
Net debt.......................................   (34,187,646)   998,378      (4,192)   (33,193,460)
                                                  ===========    =======    ========    ===========

22  GUARANTEES AND OTHER FINANCIAL COMMITMENTS

LEASE COMMITMENTS

The minimum annual commitment under operating leases is as follows:

                                                                   AT 31 MARCH 2000
                                                                   LAND       OTHER
                                                                    AND   OPERATING
                                                              BUILDINGS      LEASES
                                                                      L           L
OPERATING LEASES EXPIRING:
-- within one year..........................................    39,712      45,810
-- between one and five years...............................   119,136      60,336
                                                               -------     -------
                                                               158,848     106,146
                                                               =======     =======

PENSION ARRANGEMENTS

The group operates a defined benefit pension scheme for all employees, although this scheme has been closed to new entrants since 1 January 1999. The assets of the scheme are held separately from those of the group in an independently administered fund. Contributions to the scheme are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives with the group. The contributions to the scheme are determined with the advice of independent qualified actuaries on the basis of triennial valuations.

The most recent full actuarial valuation was conducted as at 1 June 1999 using both the Minimum Funding Requirement and Projected Unit methods.

The valuation using the Minimum Funding Requirement showed that the market value of the scheme's assets was L2,787,000, representing 97% of the benefits due to members (a deficit of L89,000). The assumptions used in performing the Minimum Funding Requirement valuation are governed by the Pensions Act 1995 and guidance issued by the Institute and Faculty of Actuaries.

The valuation using the Projected Unit method showed that the actuarial value of the scheme's assets was L2,011,000 representing 82% of the benefits due to members (a deficit of L432,000). The principal long-term actuarial assumptions used under the Projected Unit method were that investment returns would be 8.5% per annum and that the increase in pensionable earnings would be 7% per annum.

The trustees and the directors have considered the deficits arising under both valuations, and they consider that the Minimum Funding Requirement valuation is the most appropriate basis for determining the level of future contributions that will be required. Accordingly, the employer's contribution rates have remained unchanged as follows:

Staff              12.2% per annum
Management         13.0% per annum
Senior management  17.7% per annum

The group is amortising the deficit arising over the service lives of the employees. The defined benefit pension scheme charge for the period was L62,000.

CAPITAL COMMITMENTS

At 31 March 2000 the capital commitments of the group were:

                                                                  2000
                                                                     L
Amounts contracted for but not provided for.................   60,863
                                                               ======

23  POST BALANCE SHEET EVENTS

The authorised share capital of the company was increased on 6 April 2000 by the creation of 55,810 ordinary shares of 10p each. These were allotted to John Wotherspoon, a director, as bonus shares on 6 April 2000.

Subsequently on 6 April 2000, Global Healthcare Partners Limited, a UK registered company, acquired the entire issued share capital of the company for cash consideration of L15.9 million and the issue of new loan notes of L6.8 million, which includes amounts paid to directors for their share holdings, as explained below, and acquired the existing loan notes for cash consideration of L5.1 million.

On this date, John Wotherspoon, a director, sold his holding of 160,180 10p ordinary shares for L376,610 cash and L6,710,970 loan note consideration (including total consideration of L2,459,784 in respect of the 55,810 bonus shares issued on 6 April 2000) and Michael Broke, a director, sold his holding of 4,500 10p ordinary shares for L98,335 cash and L100,000 loan note consideration.

On 6 April 2000, following the acquisition of the company by Global Healthcare Partners Limited, L2,367,559 was paid to employees and L285,442 of related social security costs were incurred by the group in return for the cancellation of options they held to purchase ordinary shares in the company.

As part of the acquisition, the company's loans have been repaid in full with new loan financing being made available and drawn down by Global Healthcare Partners Limited. The company has guaranteed certain borrowings of Global Healthcare Partners Limited under the terms of these new loan agreements.

Global Healthcare Partners Limited is ultimately owned by United Surgical Partners International Inc, a US based company.

24 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the UK (UK GAAP) which differ in certain significant respects from those generally accepted in the United States (US GAAP). Set forth below is a summary of certain significant differences between US and UK GAAP which management believe are relevant to the group.

DEFERRED INCOME TAX

Under UK GAAP, deferred taxation is calculated under the liability method, under which taxes on temporary differences are recognised to the extent it is probable that the liabilities will crystallise in the foreseeable future. Under US GAAP, deferred taxation is provided for all temporary differences using the asset and liability method. Deferred tax assets and liabilities are measured using the enacted rate expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Valuation allowances are provided for to the extent that the realisation of deferred tax assets is not deemed more likely than not. An adjustment to record a deferred tax liability of L1,200,000 in respect of differences in book depreciation and tax indexation of properties has been made in the opening balance sheet of the group at 4 March 1998. Accordingly under US GAAP this resulted in a corresponding increase in goodwill arising on acquisition of L1,200,000.

PENSION COSTS

Under UK GAAP, pension costs are accounted for in accordance with Statement of Standard Accounting Practice 24. As a result, such costs are charged against profit over employees' working lives. Under US GAAP, pension costs are based upon prescribed actuarial methods in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 87. Differences between the UK and US GAAP figures arise from the respective requirements to use different actuarial methods and assumptions and different methods of accounting for surpluses or deficits.

CAPITALISATION OF INTEREST

As permitted under UK GAAP, interest on external financing of assets in the course of construction is charged to income as incurred. US GAAP, SFAS No. 34 "Capitalization of Interest Cost", requires interest incurred as part of the cost of constructing certain fixed assets to be capitalised and amortised over the life of the asset. This would apply to the acquisition and development of a new cancer centre by the group during the year ended 31 December 1999 and the three months ended 31 March 2000.

DEBT

Under UK GAAP, debt is initially stated at the amount of the net proceeds after deduction of issue costs. These unamortised issue costs amount to L178,601 at 31 March 2000. Under US GAAP debt issue costs are recorded separately on the balance sheet and amortized over the life of the debt by the interest method.

CASH FLOW STATEMENTS

Under UK GAAP, the consolidated cash flow statements are presented in accordance with UK Financial Reporting Standard No. 1 (FRS 1). The statements prepared under FRS 1 present substantially the same information as that required under SFAS No. 95. Under US GAAP, however,

24 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
there are certain differences from UK GAAP with regard to classification of items within the cash flow statement and with regard to the definition of cash.

Under FRS 1, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment, acquisitions and disposals; dividends paid to the company's shareholders; management of liquid resources and financing. SFAS
No. 95 requires only three categories of activities, which are operating, investing and financing activities.

Under SFAS No. 95 cash and cash equivalents include cash and short-term investments with original maturity of three months or less and bank overdrafts are classified as borrowings and the movements thereon are included in financing activities. Under FRS 1 cash comprises cash in hand and at bank and overnight deposits, net of bank overdrafts. The presentation of cash flows provided by (used in) operating, investing and financing activities in accordance with US GAAP would be as follows:

                                                              3 MONTHS ENDED 31
                                                                     MARCH 2000
                                                                              L
Net cash provided by operating activities...................        1,238,515
Net cash used in investing activities.......................         (240,137)
Net cash used in financing activities.......................         (998,198)
                                                               --------------
Net increase in cash and cash equivalents...................              180
Cash and cash equivalents under US GAAP at beginning of
period......................................................            1,869
                                                               --------------
Cash and cash equivalents under US GAAP at end of period....            2,049
                                                               ==============

24 SUMMARY OF RELEVANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
RECONCILIATION TO US ACCOUNTING PRINCIPLES

The following is a summary of the significant adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied in preparing the group's consolidated financial statements instead of UK GAAP:

                                                              3 MONTHS ENDED
                                                               31 MARCH 2000
                                                                           L
Profit for the financial period as reported in the
consolidated profit and loss account -- UK GAAP.............        526,882

Adjustments
  -- additional goodwill amortisation resulting from
    additional deferred tax liability.......................        (15,000)
  -- pension costs..........................................        (40,000)
  -- capitalisation of interest.............................         50,612
  -- tax effect of the above adjustments....................         (3,184)
  -- release of deferred tax liability related to book
    depreciation and tax indexation of properties...........         71,445
                                                               ------------
Net income under US GAAP....................................        590,755
                                                               ============

                                                                      AS AT
                                                              31 MARCH 2000
                                                                          L
Equity shareholders' funds as reported in the consolidated
balance sheet--UK GAAP......................................     3,417,084

Adjustments
  -- additional goodwill amortisation resulting from
    additional deferred tax liability.......................      (125,000)
  -- pension costs..........................................      (845,104)
  -- capitalisation of interest.............................        72,465
  -- tax effect of the above adjustments....................       235,708
  -- release of deferred tax liability related to book
    depreciation and tax indexation of properties...........       468,126
                                                               -----------
Shareholders' equity under US GAAP..........................     3,223,279
                                                               ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF
ASPEN HEALTHCARE HOLDINGS LIMITED:

We have audited the consolidated financial statements of Aspen Healthcare Holdings Limited and subsidiaries (the "company") on pages 2 to 21 which have been prepared under the historical cost convention and the accounting policies set out on pages 5 to 6. As explained in the accounting policies, the financial statements have not been prepared for the purposes of Section 226 of the Companies Act 1985.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The directors are responsible for preparing the financial statements in accordance with applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established in the United Kingdom by the Auditing Practices Board and by our profession's ethical guidance. It is our responsibility to report our opinion to you as to whether the financial statements give a true and fair view.

BASIS OF AUDIT OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board and with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of the company, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregulatory or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the company as at 31 December 1999 and 31 December 1998 and of the company's income and cash flows for the year ended 31 December 1999 and the ten-month period ended 31 December 1998 in conformity with generally accepted accounting principles in the United Kingdom.

RECONCILIATION TO US GAAP

Accounting practices used by the company in preparing the accompanying financial statements confirm with generally accepted accounting principles in the United Kingdom, but do not conform with accounting principles generally accepted in the United States. A description of these differences and a complete reconciliation of consolidated net income and shareholders' equity to generally accepted accounting principles in the United States is set forth in note 23.

ARTHUR ANDERSEN
CHARTERED ACCOUNTANTS
London, England

3 April 2000 (except with respect to
the matters discussed in note 23, as
to which the date is 16 March 2001).

CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                          TEN-MONTH
                                                                       YEAR ENDED        PERIOD ENDED
                                                                    31 DECEMBER 1999   31 DECEMBER 1998
                                                          NOTES            L                  L
                                                         --------   ----------------   ----------------
TURNOVER...............................................      1         23,312,597         18,739,552
Operating expenses.....................................               (18,945,502)       (14,697,766)
                                                                      -----------        -----------
OPERATING PROFIT.......................................                 4,367,095          4,041,786
Investment income......................................      2             25,433             67,591
Interest payable and similar charges...................      3         (2,277,128)        (1,837,731)
                                                                      -----------        -----------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION..........      4          2,115,400          2,271,646
Tax on profit on ordinary activities...................      7         (1,065,000)          (703,000)
                                                                      -----------        -----------
PROFIT FOR THE FINANCIAL PERIOD TRANSFERRED TO
  RESERVES.............................................     17          1,050,400          1,568,646
                                                                      ===========        ===========

    There were no recognised gains or losses in the year and the prior period other than those disclosed.

    The accompanying notes are an integral part of this consolidated profit and loss account.

CONSOLIDATED BALANCE SHEETS

                                                                           AT                 AT
                                                                    31 DECEMBER 1999   31 DECEMBER 1998
                                                          NOTES            L                  L
                                                         --------   ----------------   ----------------
FIXED ASSETS
Intangible assets......................................      8         13,012,262         13,728,533
Tangible assets........................................      9         25,688,943         22,227,323
                                                            --        -----------        -----------
                                                                       38,701,205         35,955,856

Current assets
Stocks.................................................     10            462,895            389,941
Debtors................................................     11          2,438,685          2,182,201
Cash at bank and in hand...............................                     1,869            889,349
                                                                      -----------        -----------
                                                                        2,903,449          3,461,491
CREDITORS: Amounts falling due within one year.........     12         (8,850,865)        (5,888,712)
                                                            --        -----------        -----------
NET CURRENT LIABILITIES................................                (5,947,416)        (2,427,221)
                                                            --        -----------        -----------
TOTAL ASSETS LESS CURRENT LIABILITIES..................                32,753,789         33,528,635
CREDITORS: Amounts falling due after more than one
  year.................................................     13        (29,197,743)       (31,127,989)
PROVISIONS FOR LIABILITIES AND CHARGES.................     14           (532,000)          (427,000)
                                                            --        -----------        -----------
NET ASSETS.............................................                 3,024,046          1,973,646
                                                                      -----------        -----------
CAPITAL AND RESERVES
Called-up equity share capital.........................     15             40,500             40,500
Share premium account..................................     16            364,500            364,500
Profit and loss account................................     16          2,619,046          1,568,646
                                                            --        -----------        -----------
TOTAL EQUITY SHAREHOLDERS' FUNDS.......................     17          3,024,046          1,973,646
                                                                      ===========        ===========

The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED CASH FLOW STATEMENT

                                                                                          TEN-MONTH
                                                                       YEAR ENDED        PERIOD ENDED
                                                                    31 DECEMBER 1999   31 DECEMBER 1998
                                                          NOTES            L                  L
                                                         --------   ----------------   ----------------
NET CASH INFLOW FROM OPERATING ACTIVITIES..............     18          5,964,511          5,773,310
Returns on investments and servicing of finance........     19         (1,975,866)        (1,403,337)
Taxation...............................................     19         (1,072,954)        (1,289,730)
Capital expenditure and financial investment...........     19         (4,521,950)          (778,518)
Acquisition............................................     19           --              (24,423,425)
CASH OUTFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND
  FINANCING
Financing..............................................     19            496,826         23,011,049
                                                                      -----------        -----------
(Decrease) increase in cash in the period..............     20         (1,109,433)           889,349
                                                                      -----------        -----------

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT
                                                                        1999               1998
                                                                          L                  L
                                                                      -----------        -----------
(Decrease) Increase in cash in the period..............     20         (1,109,433)           889,349
Cash inflow from loan financing........................     20        (12,535,070)       (24,056,336)
Cash outflow on bank loans.............................     20          1,500,000            750,000
Cash outflow on finance leases.........................     20            591,310            827,522
Repayment of loan notes................................     20         10,000,000
Net borrowings acquired with acquisition...............     20           --              (11,006,393)
Non cash movements.....................................     20            (24,375)           (14,220)
                                                                      -----------        -----------
Change in net debt.....................................                (1,577,568)       (32,610,078)
Net debt at beginning of year..........................               (32,610,078)          --
                                                                      -----------        -----------
Net debt at end of year................................     20        (34,187,646)       (32,610,078)
                                                                      ===========        ===========

                        STATEMENT OF ACCOUNTING POLICIES

BASIS OF PREPARATION

    The consolidated financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

    The consolidated financial statements have not been prepared for the purposes of section 226 of the Companies Act 1985 (the "Act"), and therefore do not constitute statutory accounts within the context of the Act. However, the consolidated financial statements include all disclosures required under the Companies Act with the exception of a directors' report, which is not required in order for the financial statements to give a true and fair view of the state of affairs at any point in time. Accordingly, the consolidated financial statements comply with accounting principles generally accepted in the United Kingdom (UK GAAP).

    UK GAAP and accounting principles adopted by the Company differ in certain respects from accounting principles generally accepted in the United States (US
GAAP). See Note 22 for a discussion of the principal differences that would affect the company's consolidated net income and shareholders' equity if US GAAP had been applied instead of UK GAAP in the preparation of the consolidated financial statements.

BASIS OF CONSOLIDATION

    The group financial statements consolidate the financial statements of the company and all its subsidiary undertakings drawn up to 31 December 1999 and the ten month period ended 31 December 1998.

    The principles of acquisition accounting have been adopted in respect of the acquisitions of subsidiaries. Under this method, the results of the subsidiary undertakings are included in the consolidated profit and loss account from the date of acquisition. Goodwill arising on consolidation (representing the excess of the consideration given over the fair value of the separable net assets acquired) is capitalised in the Group's balance sheet and amortised over its estimated economic life of 20 years.

TANGIBLE FIXED ASSETS

    Tangible fixed assets are stated at cost, net of depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its expected useful life, as follows:

Freehold buildings...................................  50 years
Short leasehold properties...........................  Over the shorter life of the lease or useful life
Plant and machinery..................................  5-10 years
Fixtures and fittings................................  8-10 years
Computers............................................  4 years

    Freehold land is not depreciated.

    Residual value is calculated on prices prevailing at the date of acquisition or revaluation.

TAXATION

    Corporation tax payable is provided on taxable profits at the current rate.

    Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced, except that the deferred tax effects of timing differences arising from pensions and other post-retirement benefits are always recognised in full.

STOCKS

    Stocks of drugs and medical consumables have been valued at the lower of cost and net realisable value.

PENSIONS COSTS AND OTHER POST-RETIREMENT BENEFITS

    For defined benefit schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account as a constant percentage of payroll over the estimated average remaining working life of scheme members. Defined benefit schemes are either externally funded, with the assets of the scheme held separately from those of the group in separate trustee administered funds. Differences between amounts charged to the profit and loss account and amounts funded or paid directly to members of unfunded schemes are shown as either provisions or prepayments in the balance sheet.

    For defined contributions schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

DEBT

    Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period.

FINANCE COSTS

    Finance costs (principally interest and arrangement fees) of debt are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

LEASES

    Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms or their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

    Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

                         NOTES TO FINANCIAL STATEMENTS

1.  TURNOVER

    Turnover represents the invoiced value of medical and ancillary services rendered to patients in the United Kingdom exclusive of VAT and net of trade discounts.

2.  INVESTMENT INCOME

                                                                             TEN-MONTH
                                                              YEAR ENDED    PERIOD ENDED
                                                              31 DECEMBER   31 DECEMBER
                                                                 1999           1998
                                                                   L             L
                                                              -----------   ------------
Other interest receivable and similar income................    25,433         67,591
                                                                ======         ======

3.  INTEREST PAYABLE AND SIMILAR CHARGES

                                                                             TEN-MONTH
                                                              YEAR ENDED    PERIOD ENDED
                                                              31 DECEMBER   31 DECEMBER
                                                                 1999           1998
                                                                   L             L
                                                              -----------   ------------
Bank loans and overdrafts...................................   1,820,981      1,122,456
Finance Leases..............................................      53,066         93,671
Other interest payable......................................     403,081        621,604
                                                               ---------      ---------
                                                               2,277,128      1,837,731
                                                               =========      =========

4.  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

    Profit on ordinary activities before taxation is stated after charging:

                                                                             TEN-MONTH
                                                              YEAR ENDED    PERIOD ENDED
                                                              31 DECEMBER   31 DECEMBER
                                                                 1999           1998
                                                                   L             L
                                                              -----------   ------------
Depreciation and amounts written off tangible fixed assets
    -- owned................................................    693,216        556,446
    -- held under hire purchase agreements..................    350,136        327,988
Amortisation of goodwill....................................    716,271        596,893
Operating lease rentals
    -- plant and machinery..................................     44,752         79,298
    -- land and buildings...................................     40,465         47,637
Auditors' remuneration for audit services...................     38,911         34,687
                                                                =======        =======

    Amounts payable to Arthur Andersen and their associates in respect of non audit services were L22,446 (ten-month period ended December 31, 1998 -- L706,417). Of this amount, Lnil (ten-month period ended December 31, 1998 -- L685,786) relates to the acquisition of the group and has been included as part of the cost of that acquisition.

5.  STAFF COSTS

    The average monthly number of employees (including executive directors) was:

                                                                             TEN-MONTH
                                                              YEAR ENDED    PERIOD ENDED
                                                              31 DECEMBER   31 DECEMBER
                                                                 1999           1998
                                                                   L             L
                                                              -----------   ------------
Medical.....................................................      215            201
Other.......................................................      153            156
                                                                  ---            ---
                                                                  368            357
                                                                  ===            ===

    Their aggregate remuneration comprised:

                                                                             TEN-MONTH
                                                              YEAR ENDED    PERIOD ENDED
                                                              31 DECEMBER   31 DECEMBER
                                                                 1999           1998
                                                                   L             L
                                                              -----------   ------------
Wages and salaries..........................................   6,460,215      5,356,228
Social security costs.......................................     493,772        389,109
Other pension costs.........................................     310,896        207,008
                                                               ---------      ---------
                                                               7,264,883      5,952,345
                                                               =========      =========

6.  DIRECTOR'S REMUNERATION AND TRANSACTIONS

DIRECTORS' REMUNERATION

                                   SALARY                                     SALARY                      TEN-MONTH
                                 (INCLUDING                   YEAR ENDED    (INCLUDING                   PERIOD ENDED
                                  BENEFITS       PENSION      31 DECEMBER    BENEFITS       PENSION      31 DECEMBER
                                  IN KIND)    CONTRIBUTIONS      1999        IN KIND)    CONTRIBUTIONS       1998
       NAME OF DIRECTOR              L              L              L            L              L              L
       ----------------          ----------   -------------   -----------   ----------   -------------   ------------
John Wotherspoon..............     165,404       27,459         192,863       150,096       27,973          178,069
Michael Broke (Chairman)......      25,000       --              25,000        16,667       --               16,667
                                   -------       ------         -------       -------       ------          -------
                                   190,404       27,459         217,863       166,763       27,973          194,736
                                   =======       ======         =======       =======       ======          =======

    During the year, L17,907 (ten-month period ended December 31, 1998 -- L14,494) was paid to Electra Fleming Limited in respect of services provided to the group by David Symondson.

7.  TAX ON PROFIT ON ORDINARY ACTIVITIES

    The tax charge is based on the profit for the year/period and comprises:

                                                                             TEN-MONTH
                                                              YEAR ENDED    PERIOD ENDED
                                                              31 DECEMBER   31 DECEMBER
                                                                 1999           1998
                                                                   L             L
                                                              -----------   ------------
Corporation tax charge at 30.5% (1998 -- 31%)...............     960,000       811,000
Deferred taxation (see note 14).............................     105,000      (108,000)
                                                               ---------      --------
                                                               1,065,000       703,000
                                                               =========      ========

8.  INTANGIBLE FIXED ASSETS -- GOODWILL

                                                              31 DECEMBER   31 DECEMBER
                                                                 1999          1998
                                                                   L             L
                                                              -----------   -----------
COSTS
At 31 December 1998.........................................  14,325,426        --
Additions...................................................      --        14,325,426
                                                              ----------    ----------
At 31 December 1999.........................................  14,325,426    14,325,426
                                                              ==========    ==========
AMORTISATION
At 31 December 1998.........................................     596,893        --
Charge for the year/period..................................     716,271       596,893
                                                              ----------    ----------
At 31 December 1999.........................................   1,313,164       596,893
                                                              ==========    ==========
NET BOOK VALUE
At 31 December 1998.........................................  13,728,533        --
                                                              ----------    ----------
At 31 December 1999.........................................  13,012,262    13,728,533
                                                              ==========    ==========

9.  TANGIBLE FIXED ASSETS

                               LAND AND    PLANT AND   FIXTURES AND                MOTOR
                              BUILDINGS    MACHINERY     FITTINGS     COMPUTERS   VEHICLES     TOTAL
                                  L            L            L             L          L           L
                              ----------   ---------   ------------   ---------   --------   ----------
COST
At 31 December 1998.........  19,426,977   3,058,193     267,406       186,471    125,515    23,064,562
Additions...................   3,916,129     560,562      83,304        44,168     17,673     4,621,836
Disposals...................    (139,614)    (83,933)     --           (35,042)   (12,850)     (271,439)
                              ----------   ---------     -------       -------    -------    ----------
At 31 December 1999.........  23,203,492   3,534,822     350,710       195,597    130,338    27,414,959
                              ==========   =========     =======       =======    =======    ==========
DEPRECIATION
At 31 December 1998.........     306,979     415,727      42,099        60,907     11,527       837,239
Charge for the year.........     373,157     515,198      50,347        76,038     28,609     1,043,349
Disposals...................     (39,425)    (73,143)     --           (31,938)   (10,066)     (154,572)
                              ----------   ---------     -------       -------    -------    ----------
At 31 December 1999.........     640,711     857,782      92,446       105,007     30,070     1,726,016
                              ==========   =========     =======       =======    =======    ==========
NET BOOK VALUE
At 31 December 1998.........  19,119,998   2,642,466     225,307       125,564    113,988    22,227,323
                              ----------   ---------     -------       -------    -------    ----------
At 31 December 1999.........  22,562,781   2,677,040     258,264        90,590    100,268    25,688,943
                              ==========   =========     =======       =======    =======    ==========

    The net book value of fixed assets for the group includes the following amounts in respect of obligations under hire purchase agreements:

                                                                             COMPUTERS,
                                                              FIXTURES AND   PLANT AND     MOTOR
                                                                FITTINGS     EQUIPMENT    VEHICLES
                                                                   L             L           L
                                                              ------------   ----------   --------
NET BOOK VALUE..............................................     55,199      1,464,254     22,980
                                                                 ------      ---------     ------
Depreciation charged in the year............................     11,206        329,798      9,132
                                                                 ======      =========     ======

    The net book value of land and buildings comprises freehold property of L22,496,194 (1998 -- L18,890,000) and short leasehold property of L43,256
(1998 -- L152,000).

    Freehold land amounting to L6,900,000 (1998 -- L6,900,000) has not been depreciated.

10.  STOCKS

                                                                1999       1998
                                                              --------   --------
                                                                 L          L
Drugs.......................................................  184,206    138,586
Medical consumables.........................................  278,689    251,355
                                                              -------    -------
                                                              462,895    389,941
                                                              =======    =======

    There is no material difference between the balance sheet value of stocks and their replacement cost.

11.  DEBTORS

                                                                1999        1998
                                                              ---------   ---------
                                                                  L           L
Amounts falling due within one year:
Trade debtors...............................................  1,774,938   1,826,581
Other debtors...............................................    426,135     130,458
Prepayments and accrued income..............................    237,612     225,162
                                                              ---------   ---------
                                                              2,438,685   2,182,201
                                                              =========   =========

12.  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                1999        1998
                                                              ---------   ---------
                                                                  L           L
Bank loans and overdrafts...................................  4,634,493   1,866,180
Obligations under hire purchase contracts...................    357,279     505,258
Trade creditors.............................................  1,627,513   1,523,778
Amounts owed to other group undertakings....................     --          --
Corporation tax.............................................    908,177     811,000
Other taxation and social security..........................    168,851     146,902
Other creditors.............................................     87,325      70,868
Accruals and deferred income................................  1,067,227     964,726
                                                              ---------   ---------
                                                              8,850,865   5,888,712
                                                              =========   =========

13.  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                 1999         1998
                                                              ----------   ----------
                                                                  L            L
Obligations under hire purchase contracts...................     130,536      496,358
Bank loans..................................................  24,067,207   15,631,631
Loan notes..................................................   5,000,000   15,000,000
                                                              ----------   ----------
                                                              29,197,743   31,127,989
                                                              ==========   ==========

    Bank loans are repayable half yearly in equal instalments with a final balloon payment of L2 million falling due in March 2011. Interest is accrued on these loans at LIBOR + 1.5%.

    Additionally, at 31 December 1999, the group had an undrawn guarantee facility for L1 million which expires in March 2000.

    Bank loans are secured on the property and assets of the group.

    The stepped coupon subordinated Loan Notes 2008 are fully repayable in 2008 although they can be repaid earlier at the discretion of the directors with no financial penalty to the group. Interest accrues on the Loan Notes as follows:

    -- 5% per annum until March 2000

    -- 7% per annum until March 2001

    -- 10% per annum until the earlier of the redemption in March 2008 or repurchase of the Loan Notes by the group

    At 31 December 1999 unamortised loan issue costs amounted to L182,793 (1998--L105,224).

    The maturity profile of the groups borrowings at 31 December 1999 were as follows:

                                                                 1999         1998
                                                              ----------   ----------
                                                                  L            L
LOAN NOTES
After five years............................................   5,000,000   15,000,000
                                                              ----------   ----------
BANK LOANS
Between one and two years...................................   1,500,000    1,500,000
Between two and five years..................................   5,750,000    7,250,000
After five years............................................  16,817,207    6,881,631
                                                              ----------   ----------
                                                              24,067,207   15,631,631
Due within one year.........................................   4,412,540    1,866,180
                                                              ----------   ----------
                                                              28,479,747   17,497,811
                                                              ----------   ----------
HIRE PURCHASE AGREEMENTS
Between one and two years...................................     130,536      496,358
                                                              ----------   ----------
Due within one year.........................................     357,279      505,258
                                                              ----------   ----------
                                                                 487,815    1,001,616
                                                              ----------   ----------
TOTAL BORROWINGS INCLUDING FINANCE LEASES
Between one and two years...................................   1,630,536    1,996,358
Between two and five years..................................   5,750,000    7,250,000
After five years............................................  21,817,207   21,881,631
                                                              ----------   ----------
                                                              29,197,743   31,127,989
Due within one year.........................................   4,769,819    2,371,438
                                                              ----------   ----------
                                                              33,967,562   33,499,427
                                                              ==========   ==========

14.  PROVISIONS FOR LIABILITIES AND CHARGES

    Deferred taxation -- accelerated capital allowances

                                                                         TEN-MONTH PERIOD
                                                                1999        ENDED 1998
                                                              DEFERRED       DEFERRED
                                                              TAXATION       TAXATION
                                                              --------   ----------------
                                                                 L              L
GROUP
At beginning of year/ten-month period.......................  427,000         --
Acquisition of businesses...................................    --            535,000
Released to profit and loss account.........................    --           (108,000)
Charged to profit and loss account..........................  105,000         --
                                                              -------        --------
At end of year/period.......................................  532,000         427,000
                                                              =======        ========

    Deferred taxation of L1,200,000 has not been provided on the freehold properties as the directors currently have no intention of disposing of these properties in the foreseeable future.

15.  CALLED-UP EQUITY SHARE CAPITAL

                                                                1999       1998
                                                              --------   --------
                                                                 L          L
AUTHORISED
450,000 ordinary shares of 10 pence each....................   45,000     45,000
                                                               ------     ------
ALLOTTED, CALLED-UP AND FULLY PAID
405,000 ordinary shares of 10 pence each....................   40,500     40,500
                                                               ------     ------

16.  RESERVES

                                                               SHARE      PROFIT
                                                              PREMIUM    AND LOSS
                                                              ACCOUNT     ACCOUNT      TOTAL
                                                              --------   ---------   ---------
                                                                 L           L           L
At beginning of year........................................  364,500    1,568,646   1,933,146
Retained profit for the year................................       --    1,050,400   1,050,400
                                                              -------    ---------   ---------
At end of year..............................................  364,500    2,619,046   2,983,546
                                                              =======    =========   =========

    Of the above reserves, only the profit and loss account is regarded as distributable.

17.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                           TEN-MONTH
                                                                          PERIOD ENDED
                                                                1999          1998
                                                                  L            L
                                                              ---------   ------------
Profit for the financial year/ten-month period..............  1,050,400     1,568,646
New shares issued...........................................     --           405,000
                                                              ---------     ---------
Net increase in shareholders' funds.........................  1,050,400     1,973,646
Opening shareholders' funds.................................  1,973,646       --
                                                              ---------     ---------
Closing shareholders' funds.................................  3,024,046     1,973,646
                                                              =========     =========

18. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                          TEN-MONTH PERIOD
                                                                1999         ENDED 1998
                                                                  L              L
                                                              ---------   ----------------
Operating profit............................................  4,367,095      4,041,786

Depreciation charges........................................  1,043,349        884,434

Amortisation charges........................................    716,271        596,893

Increase in stocks..........................................    (72,955)           (40)

Increase in debtors.........................................   (256,483)      (114,355)

Increase in creditors.......................................    167,234        364,592
                                                              ---------      ---------

NET CASH INFLOW FROM OPERATING ACTIVITIES...................  5,964,511      5,773,310
                                                              ---------      ---------

19.  ANALYSIS OF CASH FLOWS

                                                                               TEN-MONTH
                                                                 1999      PERIOD ENDED 1998
                                                                  L                L
                                                              ----------   -----------------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................      25,433           67,591
Interest paid on bank loans.................................  (1,364,261)        (996,304)
Interest paid on Loan Notes.................................    (583,972)        (347,389)
Interest paid on hire purchase contracts....................     (53,066)        (127,235)
                                                              ----------       ----------
NET CASH OUTFLOW............................................  (1,975,866)      (1,403,337)
TAXATION
Tax paid....................................................  (1,072,954)      (1,289,730)
                                                              ----------       ----------
NET CASH OUTFLOW............................................  (1,072,954)      (1,289,730)
                                                              ----------       ----------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets...........................  (4,621,836)        (799,818)
Sale of tangible fixed assets...............................      99,886           21,300
                                                              ----------       ----------
NET CASH OUTFLOW............................................  (4,521,950)        (778,518)
                                                              ==========       ==========

                                                                                TEN-MONTH
                                                                 1999       PERIOD ENDED 1998
                                                                   L                L
                                                              -----------   -----------------
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings.........................      --           (24,855,445)
Net cash acquired with subsidiary undertakings..............      --               432,020
                                                              -----------      -----------
NET CASH OUTFLOW............................................      --           (24,423,425)
                                                              -----------      -----------
FINANCING
Issue of ordinary share capital.............................      --               405,000
Repayment of secured loan...................................   (1,500,000)        (750,000)
New secured bank loans (net of issue costs).................   12,535,070        9,056,336
New unsecured and secured loans other than from banks.......      --            15,000,000
Repaid capital element of hire purchase contracts...........     (538,244)        (700,287)
Repayment of loan notes.....................................  (10,000,000)        --
                                                              -----------      -----------
NET CASH INFLOW.............................................      496,826       23,011,049
                                                              ===========      ===========

20.  RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                31 DECEMBER                NON CASH    31 DECEMBER
                                                   1999        CASHFLOW    MOVEMENTS      1999
                                                     L            L            L            L
                                                -----------   ----------   ---------   -----------
Cash at bank and in hand......................      889,349     (887,480)     --             1,869
Overdraft.....................................      --          (221,953)     --          (221,953)
                                                -----------   ----------    -------    -----------
                                                    889,349   (1,109,433)     --          (220,084)
Debt due within one year......................   (2,371,438)  (2,398,381)     --        (4,769,819)
Debt due after more than one year.............  (31,127,989)   1,954,621    (24,375)   (29,197,743)
                                                -----------   ----------    -------    -----------
Net debt......................................  (32,610,078)  (1,553,193)   (24,375)   (34,187,646)
                                                ===========   ==========    =======    ===========

21.  GUARANTEES AND OTHER FINANCIAL COMMITMENTS

A)  LEASE COMMITMENTS

    The minimum annual commitment under operating leases is as follows:

                                                                                              OTHER
                                                LAND        OTHER         LAND AND          OPERATING
                                                 AND      OPERATING      BUILDINGS            LEASES
                                              BUILDINGS    LEASES     TEN-MONTH PERIOD   TEN-MONTH PERIOD
                                                1999        1999         ENDED 1998         ENDED 1998
                                                  L           L              L                  L
                                              ---------   ---------   ----------------   ----------------
Operating leases expiring:
  -- within 1 year..........................    39,710      52,189         43,243             35,342
  -- between 1-5 years......................   129,058      96,215        168,768             85,690
                                               -------     -------        -------            -------
                                               168,768     148,404        212,011            121,032
                                               =======     =======        =======            =======

B)  PENSION ARRANGEMENTS

    The group operates a defined benefit pension scheme for all employees, although this scheme has been closed to new entrants since 1 January 1999. The assets of the scheme are held separately from those of the group in an independently administered fund. Contributions to the scheme are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives with the group. The contributions to the scheme are determined with the advice of independent qualified actuaries on the basis of triennial valuations.

    The most recent valuation was conducted as at 1 June 1999 using both the Minimum Funding Requirement and Projected Unit methods.

    The valuation using the Minimum Funding Requirement showed that the market value of the scheme's assets were L2,787,000, representing 97% of the benefits due to members (a deficit of L89,000). The assumptions used in performing the Minimum Funding Requirement valuation are governed by the Pensions Act 1995 and guidance issued by the Institute and Faculty of Actuaries.

    The valuation using the Projected Unit method showed that the actuarial value of the scheme's assets were L2,011,000, representing 82% of the benefits due to members (a deficit of L432,000). The principal long-term actuarial assumptions used under the Projected Unit method were that investment returns would be 8.5% per annum and that the increase in pensionable earnings would be 7% per annum.

    The Trustees and the Directors have considered the deficits arising under both valuations, and they consider that the Minimum Funding Requirement valuation is the most appropriate basis for determining the level of future contributions that will be required. Accordingly, the employer's contribution rates have remained unchanged as follows:

Staff                    12.2% per annum
Management               13.0% per annum
Senior Management        17.7% per annum

    The Group is amortising the deficit arising under the Projected Unit basis over the estimated service lives of the employees. Consequently, the pension charge for the year was L310,896 (1998 - L260,198) which included a regular charge of L284,896 (1998 - L260,198)

C)  CAPITAL COMMITMENTS

    At 31 December 1999 the capital commitments of the group were:

                                                                1999       1998
                                                                 L          L
                                                              --------   --------
Amounts contracted for but not provided for.................  111,016    107,000
                                                              =======    =======

22.  ACQUISITION OF SUBSIDIARY UNDERTAKING

    On 4 March 1998, the Group acquired Aspen Healthcare Limited (formerly Paracelsus UK Limited) for a total cash consideration of L24,855,445, including costs of L1,483,425, together with L11,006,393 of net borrowings assumed. L405,000 of the consideration arose from the issue of new ordinary shares in Aspen Healthcare Holdings Limited to John Wotherspoon and Electra Fleming.

    The directors have performed an exercise to establish the fair value of the assets and liabilities of the group at the date of acquisition. The goodwill arising on this acquisition was L14,325,426.

                                                             BOOK                         FAIR
                                                             VALUE      REVALUATIONS      VALUE
                                                               L             L              L
                                                          -----------   ------------   -----------
Intangible fixed assets.................................      882,763     (882,763)             --
Tangible fixed assets...................................   22,095,196       66,578      22,161,774
Stocks..................................................      389,901           --         389,901
Debtors.................................................    2,906,301           --       2,906,301
Creditors...............................................   (3,386,564)          --      (3,386,564)
Net borrowings..........................................  (11,006,393)          --     (11,006,393)
Provisions for liabilities and charges..................     (535,000)          --        (535,000)
                                                          -----------     --------     -----------
                                                           11,346,204     (816,185)     10,530,019
                                                          -----------     --------     -----------
Goodwill................................................                                14,325,426
                                                                                       -----------
Consideration...........................................                                24,855,445
                                                                                       -----------

23. SUMMARY OF RELEVANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the UK (UK GAAP) which differ in certain significant respects from those generally accepted in the United States (US GAAP). Set forth below is a summary of certain significant differences between US and UK GAAP which management believe are relevant to the group.

DEFERRED INCOME TAX

    Under UK GAAP, deferred taxation is calculated under the liability method to the extent that it is probable that the liabilities will crystallise in the foreseeable future. Under US GAAP, deferred taxation is provided for all temporary differences using the asset and liability method. Valuation allowances are provided for to the extent that the realisation of deferred tax assets is not more likely than not. An adjustment to record a deferred tax liability of L1,200,000 in respect of future capital gains taxation has been made in the opening balance sheet of the Group at 1 March 1998. Accordingly under US GAAP this resulted in a corresponding increase in goodwill arising on acquisition of L1,200,000.

PENSION COSTS

    Under UK GAAP, pension costs are accounted for in accordance with Statement of Standard Accounting Practice 24. As a result, such costs are charged against profit over employees' working lives. Under US GAAP, pension costs are determined in accordance with the requirements of Statement of Financial Accounting Standards No. 87. Differences between the UK and US GAAP figures arise from the requirement to use different actuarial methods and assumptions and a different method of amortising surpluses or deficits.

CAPITALISATION OF INTEREST

    Under UK GAAP, interest on external financing of assets in the course of construction is charged to income as incurred. US GAAP requires the capitalisation of interest assets if certain conditions are met in respect of assets in the course of construction. This relates to the acquisition and development of a new cancer centre at 49 Parkside during the year.

DEBT

    Under UK GAAP, debt is initially stated at the amount of the net proceeds after deduction of issue costs. These unamortised issue costs amount to L182,793 at 31 December 1999. US GAAP requires debt issue costs to be separately classified within current assets.

CASH FLOW STATEMENT

    Under UK GAAP, the consolidated cash flow statements are presented in accordance with UK Financial Reporting Standard No. 1 (FRS 1). The statements prepared under FRS 1 present substantially the same information as that required under SFAS No. 95. Under US GAAP, however, there are certain differences from UK GAAP with regard to classification of items within the cash flow statement and with regard to the definition of cash.

    Under FRS 1, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investments; acquisitions and

23. SUMMARY OF RELEVANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
disposals; dividends paid to the company's shareholders; management of liquid resources and financing. SFAS No. 95 cash flows are reported as resulting from operating, investing and financing activities.

    Under SFAS No. 95 cash and cash equivalents include cash and short-term investments with original maturities of three months or less. Under FRS 1 cash comprises cash in hand and at bank and overnight deposits, net of bank overdrafts. The presentation of cash flows provided by (used in) operating, investing and financing activities in accordance with US GAAP would be as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                                   L
                                                              ------------
Net cash provided by operating activities...................    2,915,691
Net cash used in investing activities.......................   (4,521,950)
Net cash provided by financing activities...................      718,779
Net decrease in cash and cash equivalents...................     (887,480)
Cash and cash equivalents under US GAAP at beginning of
  year......................................................      889,349
                                                               ----------
Cash and cash equivalents under US GAAP at end of year......        1,869
                                                               ==========

RECONCILIATION TO US ACCOUNTING PRINCIPLES

    The following is a summary of the adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP.

PROFIT ATTRIBUTABLE TO SHAREHOLDERS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                                   L
                                                              ------------
Profit attributable to shareholders as reported in the
  consolidated profit and loss account......................    1,050,400
Adjustments
    -- deferred income tax..................................      134,093
    -- pension costs........................................     (106,104)
    -- capitalisation of interest...........................       21,853
    -- tax effect of the above adjustments..................       25,696
                                                                ---------
Net income under US GAAP....................................    1,125,938
                                                                =========

23. SUMMARY OF RELEVANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

                                                                   AT
                                                              DECEMBER 31,
                                                                  1999
                                                                   L
                                                              ------------
SHAREHOLDERS' EQUITY
Shareholders' funds as reported in the consolidated balance
  sheet.....................................................    3,024,046
Adjustments
    -- deferred income tax..................................      286,681
    -- pensions costs.......................................     (805,104)
    -- capitalisation of interest...........................       21,853
    -- tax effect of the above adjustments..................      238,892
                                                                ---------
Shareholders' equity under US GAAP..........................    2,766,368
                                                                =========

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by United Surgical Partners International, Inc. in connection with the issuance and distribution of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee........................................  $28,875
NASD filing fee.............................................        *
Nasdaq National Market Listing Fee..........................   95,000
Printing and engraving costs................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer Agent and Registrar fees...........................        *
Miscellaneous expenses......................................        *
                                                              -------
  Total.....................................................  $     *
                                                              =======


--------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the Amended and Restated Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

    The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

    The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following information relates to all securities issued or sold by the Company in the last three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Sections 3(b) and 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Each of the certificates representing the Company's securities issued in connection with such transaction contains a restrictive legend.

    On March 2, 1998, United Surgical Partners International, Inc. sold 415,391 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $830,782.

    On March 2, 1998, United Surgical Partners International, Inc. sold 6,208 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $12,416.

    On March 2, 1998, United Surgical Partners International, Inc. sold 5,064 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $10,128.

    On March 2, 1998, United Surgical Partners International, Inc. sold 5,064 shares of Class A Common Stock to Russell L. Carson for a purchase price of $10,128.

    On March 2, 1998, United Surgical Partners International, Inc. sold 5,064 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $10,128.

    On March 2, 1998, United Surgical Partners International, Inc. sold 887 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $1,774.

    On March 2, 1998, United Surgical Partners International, Inc. sold 887 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $1,774.

    On March 2, 1998, United Surgical Partners International, Inc. sold 2,661 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $5,322.

    On March 2, 1998, United Surgical Partners International, Inc. sold 45 shares of Class A Common Stock to Laura VanBuren for a purchase price of $90.

    On March 2, 1998, United Surgical Partners International, Inc. sold 887 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $1,774.

    On March 2, 1998, United Surgical Partners International, Inc. sold 310 shares of Class A Common Stock to Anthony deNicola for a purchase price of $620.

    On March 2, 1998, United Surgical Partners International, Inc. sold 133 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $266.

    On March 2, 1998, United Surgical Partners International, Inc. sold 683 shares of Class A Common Stock to Paul B. Queally for a purchase price of $1,366.

    On March 2, 1998, United Surgical Partners International, Inc. sold 177 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $354.

    On March 2, 1998, United Surgical Partners International, Inc. sold 56,539 shares of Class A Common Stock to Donald Steen for a purchase price of $113,078.

    On April 30, 1998, United Surgical Partners International, Inc. sold 6,067,274 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $12,134,548.

    On April 30, 1998, United Surgical Partners International, Inc. sold 90,682 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $181,364.

    On April 30, 1998, United Surgical Partners International, Inc. sold 73,971 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $147,942.

    On April 30, 1998, United Surgical Partners International, Inc. sold 73,971 shares of Class A Common Stock to Russell L. Carson for a purchase price of $147,942.

    On April 30, 1998, United Surgical Partners International, Inc. sold 73,971 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $147,942.

    On April 30, 1998, United Surgical Partners International, Inc. sold 12,955 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $25,910.

    On April 30, 1998, United Surgical Partners International, Inc. sold 12,955 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $25,910.

    On April 30, 1998, United Surgical Partners International, Inc. sold 38,864 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $77,728.

    On April 30, 1998, United Surgical Partners International, Inc. sold 648 shares of Class A Common Stock to Laura VanBuren for a purchase price of $1,296.

    On April 30, 1998, United Surgical Partners International, Inc. sold 12,955 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $25,910.

    On April 30, 1998, United Surgical Partners International, Inc. sold 4,534 shares of Class A Common Stock to Anthony deNicola for a purchase price of $9,068.

    On April 30, 1998, United Surgical Partners International, Inc. sold 1,943 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $3,886.

    On April 30, 1998, United Surgical Partners International, Inc. sold 9,975 shares of Class A Common Stock to Paul B. Queally for a purchase price of $19,950.

    On April 30, 1998, United Surgical Partners International, Inc. sold 2,591 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $5,182.

    On April 30, 1998, United Surgical Partners International, Inc. sold 10,500 shares of Class A Common Stock to Kenneth Melkus for a purchase price of $21,000.

    On April 30, 1998, United Surgical Partners International, Inc. sold 599,711 shares of Class A Common Stock to Donald Steen for a purchase price of $1,199,422.

    On April 30, 1998, United Surgical Partners International, Inc. sold 187,500 shares of Class A Common Stock to Sue Shelley for a purchase price of $375,000.

    On April 30, 1998, United Surgical Partners International, Inc. sold 37,500 shares of Class A Common Stock to Laurie Hogue for a purchase price of $75,000.

    On April 30, 1998, United Surgical Partners International, Inc. sold 75,000 shares of Class A Common Stock to Michael Crews for a purchase price of $150,000.

    On April 30, 1998, United Surgical Partners International, Inc. sold 37,500 shares of Class A Common Stock to Suzan Nelson for a purchase price of $75,000.

    On April 30, 1998, United Surgical Partners International, Inc. sold 75,000 shares of Class A Common Stock to David McDonald for a purchase price of $150,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to M. Robert Knapp Trust for a purchase price of $40,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to M. Robert Knapp Trust for a purchase price of $60,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to Calver Fund, Inc. for a purchase price of $80,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to Calver Fund, Inc. for a purchase price of $120,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to James Ken Newman for a purchase price of $80,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to James Ken Newman for a purchase price of $120,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to NGKE/USPI Partners for a purchase price of $80,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to NGKE/USPI for a purchase price of $120,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to L&W Co. for a purchase price of $40,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to L&W Co. for a purchase price of $60,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 30,000 shares of Class A Common Stock to Norman Brownstein for a purchase price of $60,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 90 shares of Series A Redeemable Preferred Stock to Norman Brownstein for a purchase price of $90,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to William Wilcox for a purchase price of $40,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to William Wilcox for a purchase price of $60,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 40,000 shares of Class A Common Stock to Paul Whitman for a purchase price of $80,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 120 shares of Series A Redeemable Preferred Stock to Paul Whitman for a purchase price of $120,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 30,000 shares of Class A Common Stock to Rivid LLC for a purchase price of $60,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 90 shares of Series A Redeemable Preferred Stock to Rivid LLC for a purchase price of $90,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 25,500 shares of Class A Common Stock to CGJR II, L.P. for a purchase price of $51,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 77 shares of Series A Redeemable Preferred Stock to CGJR II, L.P. for a purchase price of $77,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 14,500 shares of Class A Common Stock to CGJR/MF III, L.P. for a purchase price of $29,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 43 shares of Series A Redeemable Preferred Stock to CGJR/MF III, L.P. for a purchase price of $43,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to Patrick McMullan for a purchase price of $40,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to Patrick McMullan for a purchase price of $60,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 20,000 shares of Class A Common Stock to Craig Callen for a purchase price of $40,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 60 shares of Series A Redeemable Preferred Stock to Craig Callen for a purchase price of $60,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to Lawrence Lavine for a purchase price of $20,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Lawrence Lavine for a purchase price of $30,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to David Dennis for a purchase price of $20,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to David Dennis for a purchase price of $30,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to Michael R. & Jane L. Nicolais for a purchase price of $20,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Michael R. & Jane L. Nicolais for a purchase price of $30,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 10,000 shares of Class A Common Stock to Tom C. Davis for a purchase price of $20,000.

    On June 26, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Tom C. Davis for a purchase price of $30,000.

    On July 31, 1998, United Surgical Partners International, Inc. sold 473,581 shares of Class A Common Stock to Edward W. Karrels for a purchase price of $947,162.

    On July 31, 1998, United Surgical Partners International, Inc. sold 327,031 shares of Class A Common Stock to Michael W. Barton for a purchase price of $654,062.

    On July 31, 1998, United Surgical Partners International, Inc. sold 65,587 shares of Class A Common Stock to Jeffrey L. Stockard for a purchase price of $131,174.

    On July 31, 1998, United Surgical Partners International, Inc. sold 2,677 shares of Class A Common Stock to Alice J. Charron for a purchase price of $5,354.

    On July 31, 1998, United Surgical Partners International, Inc. sold 14,261 shares of Class A Common Stock to Charles Morton for a purchase price of $28,522.

    On July 31, 1998, United Surgical Partners International, Inc. sold 27,975 shares of Class A Common Stock to David Gaw for a purchase price of $55,950.

    On July 31, 1998, United Surgical Partners International, Inc. sold 7,138 shares of Class A Common Stock to Sandra Holshouser for a purchase price of $14,276.

    On July 31, 1998, United Surgical Partners International, Inc. issued 2,716 shares of Series B Convertible Preferred Stock to shareholders of Health Horizons, Inc. in connection with the merger of Health Horizons, Inc. with and into United Surgical Partners International, Inc.

    On September 28, 1998, United Surgical Partners International, Inc. sold 2,917,115 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $5,834,230.

    On September 28, 1998, United Surgical Partners International, Inc. sold 4,722 shares of Series A Redeemable Preferred Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $4,722,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 43,600 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $87,200.

    On September 28, 1998, United Surgical Partners International, Inc. sold 71 shares of Series A Redeemable Preferred Stock to WCAS Healthcare Partners, L.P. for a purchase price of $71,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 35,565 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $71,130.

    On September 28, 1998, United Surgical Partners International, Inc. sold 57 shares of Series A Redeemable Preferred Stock to Patrick J. Welsh for a purchase price of $57,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 35,565 shares of Class A Common Stock to Russell L. Carson for a purchase price of $71,130.

    On September 28, 1998, United Surgical Partners International, Inc. sold 57 shares of Series A Redeemable Preferred Stock to Russell L. Carson for a purchase price of $57,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 35,565 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $71,130.

    On September 28, 1998, United Surgical Partners International, Inc. sold 57 shares of Series A Redeemable Preferred Stock to Bruce K. Anderson for a purchase price of $57,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 6,229 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $12,458.

    On September 28, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Richard H. Stowe for a purchase price of $10,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 6,229 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $12,458.

    On September 28, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Andrew M. Paul for a purchase price of $10,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 18,686 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $37,372.

    On September 28, 1998, United Surgical Partners International, Inc. sold 30 shares of Series A Redeemable Preferred Stock to Thomas E. McInerney for a purchase price of $30,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 311 shares of Class A Common Stock to Laura VanBuren for a purchase price of $622.

    On September 28, 1998, United Surgical Partners International, Inc. sold 2 shares of Series A Redeemable Preferred Stock to Laura VanBuren for a purchase price of $2,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 6,229 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $12,458.

    On September 28, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Robert A. Minicucci for a purchase price of $10,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 2,180 shares of Class A Common Stock to Anthony deNicola for a purchase price of $4,360.

    On September 28, 1998, United Surgical Partners International, Inc. sold 4 shares of Series A Redeemable Preferred Stock to Anthony deNicola for a purchase price of $4,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 4,796 shares of Class A Common Stock to Paul B. Queally for a purchase price of $9,592.

    On September 28, 1998, United Surgical Partners International, Inc. sold 8 shares of Series A Redeemable Preferred Stock to Paul B. Queally for a purchase price of $8,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 934 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $1,868.

    On September 28, 1998, United Surgical Partners International, Inc. sold 2 shares of Series A Redeemable Preferred Stock to Rudolph E. Rupert for a purchase price of $2,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 1,246 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $2,492.

    On September 28, 1998, United Surgical Partners International, Inc. sold 2 shares of Series A Redeemable Preferred Stock to D. Scott Mackesy for a purchase price of $2,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 4,500 shares of Class A Common Stock to Kenneth Melkus for a purchase price of $9,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 8 shares of Series A Redeemable Preferred Stock to Kenneth Melkus for a purchase price of $8,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 218,750 shares of Class A Common Stock to Donald Steen for a purchase price of $437,500.

    On September 28, 1998, United Surgical Partners International, Inc. sold 62,500 shares of Class A Common Stock to Sue Shelley for a purchase price of $125,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 12,500 shares of Class A Common Stock to Laurie Hogue for a purchase price of $25,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 25,000 shares of Class A Common Stock to Michael Crews for a purchase price of $50,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 12,500 shares of Class A Common Stock to Suzan Nelson for a purchase price of $25,000.

    On September 28, 1998, United Surgical Partners International, Inc. sold 25,000 shares of Class A Common Stock to David McDonald for a purchase price of $50,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 23,328 shares of Series A Redeemable Preferred Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $23,328,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 351 shares of Series A Redeemable Preferred Stock to WCAS Healthcare Partners, L.P. for a purchase price of $351,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 282 shares of Series A Redeemable Preferred Stock to Patrick J. Welsh for a purchase price of $282,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 282 shares of Series A Redeemable Preferred Stock to Russell L. Carson for a purchase price of $282,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 282 shares of Series A Redeemable Preferred Stock to Bruce K. Anderson for a purchase price of $282,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 49 shares of Series A Redeemable Preferred Stock to Richard H. Stowe for a purchase price of $49,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 49 shares of Series A Redeemable Preferred Stock to Andrew M. Paul for a purchase price of $49,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 148 shares of Series A Redeemable Preferred Stock to Thomas E. McInerney for a purchase price of $148,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Laura VanBuren for a purchase price of $10,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 49 shares of Series A Redeemable Preferred Stock to Robert A. Minicucci for a purchase price of $49,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 20 shares of Series A Redeemable Preferred Stock to Anthony deNicola for a purchase price of $20,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 40 shares of Series A Redeemable Preferred Stock to Paul B. Queally for a purchase price of $40,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to Rudolph E. Rupert for a purchase price of $10,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 10 shares of Series A Redeemable Preferred Stock to D. Scott Mackesy for a purchase price of $10,000.

    On October 9, 1998, United Surgical Partners International, Inc. sold 40 shares of Series A Redeemable Preferred Stock to Kenneth Melkus for a purchase price of $40,000.

    On October 26, 1998, United Surgical Partners International, Inc. sold 4,711,273 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $16,489.455.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 70,415 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $246,452.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 57,439 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $201,036.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 57,439 shares of Class A Common Stock to Russell L. Carson for a purchase price of $201,036.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 57,439 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $201,036.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 10,060 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $35,210.

    On October 26, 1998, United Surgical Partners International, Inc. sold 10,060 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $35,210.

    On October 26, 1998, United Surgical Partners International, Inc. sold 30,178 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $105,623.

    On October 26, 1998, United Surgical Partners International, Inc. sold 503 shares of Class A Common Stock to Laura VanBuren for a purchase price of $1,760.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 10,060 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $35,210.

    On October 26, 1998, United Surgical Partners International, Inc. sold 3,521 shares of Class A Common Stock to Anthony deNicola for a purchase price of $12,323.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 1,509 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $5,281.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 7,746 shares of Class A Common Stock to Paul B. Queally for a purchase price of $27,111.

    On October 26, 1998, United Surgical Partners International, Inc. sold 2,012 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $7,042.

    On October 26, 1998, United Surgical Partners International, Inc. sold 7,518 shares of Class A Common Stock to Lauren Melkus for a purchase price of $26,313.

    On October 26, 1998, United Surgical Partners International, Inc. sold 12,593 shares of Class A Common Stock to Tucker Taylor for a purchase price of $44,075.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 12,593 shares of Class A Common Stock to Alyce Craddock for a purchase price of $44,075.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 6,296 shares of Class A Common Stock to Greg Koonsman for a purchase price of $22,036.

    On October 26, 1998, United Surgical Partners International, Inc. sold 6,296 shares of Class A Common Stock to Jon O'Sullivan for a purchase price of $22,036.

    On October 26, 1998, United Surgical Partners International, Inc. sold 1,209,261 shares of Class A Common Stock to Health Care Capital Partners, L.P. for a purchase price of $4,232,413.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 50,032 shares of Class A Common Stock to Health Care Executive Partners, L.P. for a purchase price of $175,112.

    On October 26, 1998, United Surgical Partners International, Inc. sold 157,202 shares of Class A Common Stock to Donald Steen for a purchase price of $550,207.

    On October 26, 1998, United Surgical Partners International, Inc. sold 189,524 shares of Class A Common Stock to William Wilcox for a purchase price of $663,334.

    On October 26, 1998, United Surgical Partners International, Inc. sold 7,346 shares of Class A Common Stock to Sue Shelley for a purchase price of $25,711.

    On October 26, 1998, United Surgical Partners International, Inc. sold 14,692 shares of Class A Common Stock to Jeffrey Stockard for a purchase price of $51,422.

    On October 26, 1998, United Surgical Partners International, Inc. sold 3,673 shares of Class A Common Stock to Laurie Hogue for a purchase price of $12,855.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 11,019 shares of Class A Common Stock to Michael Crews for a purchase price of $38,566.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 5,509 shares of Class A Common Stock to David McDonald FBO Tracy McDonald for a purchase price of $19,281.50.

    On October 26, 1998, United Surgical Partners International, Inc. sold 3,673 shares of Class A Common Stock to James Branon for a purchase price of $12,855.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold 1,702,219 shares of Class A Common Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $5,957,766.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $1,110,355 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Welsh, Carson, Anderson & Stowe VII, L.P. for consideration of $1,110,355.

    On November 18, 1998, United Surgical Partners International, Inc. sold 25,442 shares of Class A Common Stock to WCAS Healthcare Partners, L.P. for a purchase price of $89,047.

    On November 18, 1998, United Surgical Partners International, Inc. sold $16,700 aggregate principal amount of 7.0% Senior Subordinated Notes due
April 30, 2008, to WCAS Healthcare Partners, L.P. for consideration of $16,700.

    On November 18, 1998, United Surgical Partners International, Inc. sold 20,753 shares of Class A Common Stock to Patrick J. Welsh for a purchase price of $72,635.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $13,434 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Patrick J. Welsh for consideration of $13,434.

    On November 18, 1998, United Surgical Partners International, Inc. sold 20,753 shares of Class A Common Stock to Russell L. Carson for a purchase price of $72,635.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $13,434 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Russell L. Carson for consideration of $13,434.

    On November 18, 1998, United Surgical Partners International, Inc. sold 20,753 shares of Class A Common Stock to Bruce K. Anderson for a purchase price of $72,635.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $13,434 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Bruce K. Anderson for consideration of $13,434.

    On November 18, 1998, United Surgical Partners International, Inc. sold 3,635 shares of Class A Common Stock to Richard H. Stowe for a purchase price of $12,722.50

    On November 18, 1998, United Surgical Partners International, Inc. sold $2,375 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Richard H. Stowe for consideration of $2,375.

    On November 18, 1998, United Surgical Partners International, Inc. sold 3,635 shares of Class A Common Stock to Andrew M. Paul for a purchase price of $12,722.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $2,375 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Andrew M. Paul for consideration of $2,375.

    On November 18, 1998, United Surgical Partners International, Inc. sold 10,904 shares of Class A Common Stock to Thomas E. McInerney for a purchase price of $38,164.

    On November 18, 1998, United Surgical Partners International, Inc. sold $7,051 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Thomas E. McInerney for consideration of $7,051.

    On November 18, 1998, United Surgical Partners International, Inc. sold 182 shares of Class A Common Stock to Laura VanBuren for a purchase price of $637.

    On November 18, 1998, United Surgical Partners International, Inc. sold $445 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Laura VanBuren for consideration of $445.

    On November 18, 1998, United Surgical Partners International, Inc. sold 3,635 shares of Class A Common Stock to Robert A. Minicucci for a purchase price of $12,722.50

    On November 18, 1998, United Surgical Partners International, Inc. sold $2,375 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Robert A. Minicucci for consideration of $2,375.

    On November 18, 1998, United Surgical Partners International, Inc. sold 1,272 shares of Class A Common Stock to Anthony deNicola for a purchase price of $4,452.

    On November 18, 1998, United Surgical Partners International, Inc. sold $965 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Anthony deNicola for consideration of $965.

    On November 18, 1998, United Surgical Partners International, Inc. sold 545 shares of Class A Common Stock to Rudolph E. Rupert for a purchase price of $1,907.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $445 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Rudolph E. Rupert for consideration of $445.

    On November 18, 1998, United Surgical Partners International, Inc. sold 2,799 shares of Class A Common Stock to Paul B. Queally for a purchase price of $9,796.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $1,856 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Paul B. Queally for consideration of $1,856.

    On November 18, 1998, United Surgical Partners International, Inc. sold 727 shares of Class A Common Stock to D. Scott Mackesy for a purchase price of $2,544.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $445 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to D. Scott Mackesy for consideration of $445.

    On November 18, 1998, United Surgical Partners International, Inc. sold 2,716 shares of Class A Common Stock to Lauren Melkus for a purchase price of $9,506.

    On November 18, 1998, United Surgical Partners International, Inc. sold $1,856 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Lauren Melkus for consideration of $1,856.

    On November 18, 1998, United Surgical Partners International, Inc. sold 4,550 shares of Class A Common Stock to Tucker Taylor for a purchase price of $15,925.

    On November 18, 1998, United Surgical Partners International, Inc. sold $2,969 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Tucker Taylor for consideration of $2,969.

    On November 18, 1998, United Surgical Partners International, Inc. sold 4,550 shares of Class A Common Stock to Alyce Craddock for a purchase price of $15,925.

    On November 18, 1998, United Surgical Partners International, Inc. sold $2,969 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Alyce Craddock for consideration of $2,969.

    On November 18, 1998, United Surgical Partners International, Inc. sold 2,275 shares of Class A Common Stock to Greg Koonsman for a purchase price of $7,962.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $1,484 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Greg Koonsman for consideration of $1,484.

    On November 18, 1998, United Surgical Partners International, Inc. sold 2,275 shares of Class A Common Stock to Jon O'Sullivan for a purchase price of $7,962.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $1,484 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Jon O'Sullivan for consideration of $1,484.

    On November 18, 1998, United Surgical Partners International, Inc. sold 436,916 shares of Class A Common Stock to Health Care Capital Partners, L.P. for a purchase price of $1,529,206.

    On November 18, 1998, United Surgical Partners International, Inc. sold $285,085 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Capital Partners, L.P. for consideration of $285,085.

    On November 18, 1998, United Surgical Partners International, Inc. sold 18,077 shares of Class A Common Stock to Health Care Executive Partners, L.P. for a purchase price of $63,269.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold $11,801 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Executive Partners, L.P. for consideration of $11,801.

    On November 18, 1998, United Surgical Partners International, Inc. sold 56,798 shares of Class A Common Stock to Donald Steen for a purchase price of $198,793.

    On November 18, 1998, United Surgical Partners International, Inc. sold 68,476 shares of Class A Common Stock to William Wilcox for a purchase price of $239,666.

    On November 18, 1998, United Surgical Partners International, Inc. sold 2,654 shares of Class A Common Stock to Sue Shelley for a purchase price of $9,289.

    On November 18, 1998, United Surgical Partners International, Inc. sold 5,308 shares of Class A Common Stock to Jeffrey L. Stockard for a purchase price of $18,578.

    On November 18, 1998, United Surgical Partners International, Inc. sold 1,327 shares of Class A Common Stock to Laurie Hogue for a purchase price of $4,644.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold 3,981 shares of Class A Common Stock to Michael Crews for a purchase price of $13,933.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold 1,991 shares of Class A Common Stock to David McDonald FBO Tracy McDonald for a purchase price of $6,968.50.

    On November 18, 1998, United Surgical Partners International, Inc. sold 1,327 shares of Class A Common Stock to James Branon for a purchase price of $4,644.50.

    On January 27, 1999 United Surgical Partners International, Inc. sold 7,500 shares of Class A Common Stock to W. Glenn Bradham, M.D. for a purchase price of $30,000.

    On January 27, 1999 United Surgical Partners International, Inc. sold 15,000 shares of Class A Common Stock to Maria I. Perales, M.D. for a purchase price of $60,000.

    On January 27, 1999 United Surgical Partners International, Inc. sold 25,000 shares of Class A Common Stock to Eddie Joe Reddick for a purchase price of $100,000.

    On April 2, 1999, United Surgical Partners International, Inc. sold $6,691,851 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Welsh, Carson, Anderson & Stowe VII, L.P. for consideration of $6,691,851.

    On April 2, 1999, United Surgical Partners International, Inc. sold $100,646 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to WCAS Healthcare Partners, L.P. for consideration of $100,646.

    On April 2, 1999, United Surgical Partners International, Inc. sold $80,963 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Patrick J. Welsh for consideration of $80,963.

    On April 2, 1999, United Surgical Partners International, Inc. sold $80,963 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Russell L. Carson for consideration of $80,963.

    On April 2, 1999, United Surgical Partners International, Inc. sold $80,963 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Bruce K. Anderson for consideration of $80,963.

    On April 2, 1999, United Surgical Partners International, Inc. sold $14,314 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Richard H. Stowe for consideration of $14,314.

    On April 2, 1999, United Surgical Partners International, Inc. sold $14,314 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Andrew M. Paul for consideration of $14,314.

    On April 2, 1999, United Surgical Partners International, Inc. sold $42,495 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Thomas E. McInerney for consideration of $42,495.

    On April 2, 1999, United Surgical Partners International, Inc. sold $2,684 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Laura VanBuren for consideration of $2,684.

    On April 2, 1999, United Surgical Partners International, Inc. sold $14,314 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Robert A. Minicucci for consideration of $14,314.

    On April 2, 1999, United Surgical Partners International, Inc. sold $5,814 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Anthony deNicola for consideration of $5,814.

    On April 2, 1999, United Surgical Partners International, Inc. sold $2,684 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Rudolph E. Rupert for consideration of $2,684.

    On April 2, 1999, United Surgical Partners International, Inc. sold $11,183 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Paul B. Queally for consideration of $11,183.

    On April 2, 1999, United Surgical Partners International, Inc. sold $2,684 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to D. Scott Mackesy for consideration of $2,684.

    On April 2, 1999, United Surgical Partners International, Inc. sold $11,183 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Lauren Melkus for consideration of $11,183.

    On April 2, 1999, United Surgical Partners International, Inc. sold $17,893 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Tucker Taylor for consideration of $17,893.

    On April 2, 1999, United Surgical Partners International, Inc. sold $17,893 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Alyce Craddock for consideration of $17,893.

    On April 2, 1999, United Surgical Partners International, Inc. sold $8,947 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Greg Koonsman for consideration of $8,947.

    On April 2, 1999, United Surgical Partners International, Inc. sold $8,947 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Jon O'Sullivan for consideration of $8,947.

    On April 2, 1999, United Surgical Partners International, Inc. sold $1,718,142 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Capital Partners, L.P. for consideration of $1,718,142.

    On April 2, 1999, United Surgical Partners International, Inc. sold $71,123 aggregate principal amount of 7.0% Senior Subordinated Notes due April 30, 2008, to Health Care Executive Partners, L.P. for consideration of $71,123.

    On June 1, 1999, United Surgical Partners International, Inc. issued to Baylor Health Care System Foundation a convertible subordinated promissory note in the principal amount of $3,287,284, with a conversion price of $3.50 per share of common stock.

    On July 1, 1999, United Surgical Partners International, Inc. issued to Giasurg, LLP a warrant to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share.

    On November 1, 1999, United Surgical Partners International, Inc. sold 21,428 shares of Class A Common Stock to Dr. William O. Fitzpatrick for a purchase price of $74,998.

    On November 22, 1999, United Surgical Partners International, Inc. sold 10,000 shares of Common Stock to John J. Wellik for a purchase price of $35,000.

    On November 22, 1999, United Surgical Partners International, Inc. sold 28,571 shares of Common Stock to Jonathan R. Bond for a purchase price of $99,998.50.

    On November 22, 1999, United Surgical Partners International, Inc. sold 17,142 shares of Common Stock to LuAnn Brown for a purchase price of $59,997.

    On November 22, 1999, United Surgical Partners International, Inc. sold 3,571 shares of Common Stock to Alex Bennett for a purchase price of $12,498.50.

    On December 1, 1999, United Surgical Partners International, Inc. sold 14,286 shares of Common Stock to Earl Reed, III for a purchase price of $50,001.

    On February 15, 2000, United Surgical Partners International, Inc. sold 6,250 shares of Common Stock to Margaret Orman for a purchase price of $25,000.

    On February 15, 2000, United Surgical Partners International, Inc. sold 25,000 shares of Common Stock to Brett Brodnax for a purchase price of $100,000.

    On February 15, 2000, United Surgical Partners International, Inc. sold 2,500 shares of Common Stock to Bob Thunberg for a purchase price of $10,000.

    On February 15, 2000, United Surgical Partners International, Inc. sold 12,500 shares of Common Stock to Wesley Chick for a purchase price of $50,000.

    On February 15, 2000, United Surgical Partners International, Inc. sold 3,750 shares of Common Stock to Laura Koonsman for a purchase price of $15,000.

    On February 15, 2000, United Surgical Partners International, Inc. sold 2,500 shares of Common Stock to James Jackson for a purchase price of $10,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 14,017 shares of Series C Convertible Preferred Stock to Welsh, Carson, Anderson & Stowe VII, L.P. for a purchase price of $14,017,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 210 shares of Series C Convertible Preferred Stock to WCAS Healthcare Partners, L.P. for a purchase price of $210,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 170 shares of Series C Convertible Preferred Stock to Patrick J. Welsh for a purchase price of $170,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 170 shares of Series C Convertible Preferred Stock to Russell L. Carson for a purchase price of $170,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 170 shares of Series C Convertible Preferred Stock to Bruce K. Anderson for a purchase price of $170,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 30 shares of Series C Convertible Preferred Stock to Richard H. Stowe for a purchase price of $30,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 30 shares of Series C Convertible Preferred Stock to Andrew M. Paul for a purchase price of $30,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 89 shares of Series C Convertible Preferred Stock to Thomas E. McInerney for a purchase price of $89,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 4 shares of Series C Convertible Preferred Stock to Laura VanBuren for a purchase price of $4,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 30 shares of Series C Convertible Preferred Stock to Robert A. Minicucci for a purchase price of $30,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 11 shares of Series C Convertible Preferred Stock to Anthony deNicola for a purchase price of $11,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 23 shares of Series C Convertible Preferred Stock to Paul B. Queally for a purchase price of $23,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 5 shares of Series C Convertible Preferred Stock to Rudolph E. Rupert for a purchase price of $5,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 6 shares of Series C Convertible Preferred Stock to D. Scott Mackesy for a purchase price of $6,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 23 shares of Series C Convertible Preferred Stock to Lauren Melkus for a purchase price of $23,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 5 shares of Series C Convertible Preferred Stock to Sanjay Swani for a purchase price of $5,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 5 shares of Series C Convertible Preferred Stock to Jonathan Rather for a purchase price of $5,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 2 shares of Series C Convertible Preferred Stock to Sean Traynor for a purchase price of $2,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 3,601 shares of Series C Convertible Preferred Stock to FFT Partners I, L.P. for a purchase price of $3,601,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 149 shares of Series C Convertible Preferred Stock to FFT Executive Partners I, L.P. for a purchase price of $149,000.

    On March 27, 2000, United Surgical Partners International, Inc. sold 1,500,000 shares of Class A Common Stock and $36,000,000 aggregate principal amount of 10.0% Senior Subordinated Notes due March 27, 2010, to WCAS Capital Partners III, L.P. for consideration of $36,000,000.

    On March 27, 2000, United Surgical Partners International, Inc. issued to Welsh, Carson, Anderson & Stowe VII, L.P. a warrant to purchase 800,000 shares of Class A Common Stock at an exercise price of $.01 per share.

    On March 27, 2000, United Surgical Partners International, Inc. sold 125,000 shares of Common Stock to Mark A. Kopser for a purchase price of $437,500.

    On August 11, 2000, United Surgical Partners International, Inc. sold 15,000 shares of Common Stock to Jeff Stockard for a purchase price of $30,000.00.

    On August 15, 2000, United Surgical Partners International, Inc. sold 10,714 shares of Common Stock to Alex Bennett for a purchase price of $37,499.

    On August 15, 2000, United Surgical Partners International, Inc. sold 28,571 shares of Common Stock to Brett Brodnax for a purchase price of $99,998.50.

    On August 15, 2000, United Surgical Partners International, Inc. sold 14,285 shares of Common Stock to Kelly L. Byrd for a purchase price of $49,997.50.

    On August 15, 2000, United Surgical Partners International, Inc. sold 20,000 shares of Common Stock to Rosa Byrum for a purchase price of $70,000.

    On August 15, 2000, United Surgical Partners International, Inc. sold 27,500 shares of Common Stock to Wesley Chick for a purchase price of $96,250.

    On August 15, 2000, United Surgical Partners International, Inc. sold 6,000 shares of Common Stock to Monica Cintado for a purchase price of $21,000.

    On August 15, 2000, United Surgical Partners International, Inc. sold 100,000 shares of Common Stock to Nick Hilger for a purchase price of $350,000.

    On August 15, 2000, United Surgical Partners International, Inc. sold 6,000 shares of Common Stock to Laura Koonsman for a purchase price of $21,000.

    On August 15, 2000, United Surgical Partners International, Inc. sold 3,000 shares of Common Stock to Jonathan Saunders for a purchase price of $10,500.

    On August 15, 2000, United Surgical Partners International, Inc. sold 3,000 shares of Common Stock to Richard Schriefer for a purchase price of $10,500.

    On August 15, 2000, United Surgical Partners International, Inc. sold 20,000 shares of Common Stock to John J. Wellik for a purchase price of $70,000.

    On August 15, 2000, United Surgical Partners International, Inc. sold 5,000 shares of Common Stock to Lori Yarbrough for a purchase price of $17,500.

    On September 26, 2000, United Surgical Partners International, Inc. issued to HDT, S.C. a promissory note in the principal amount of $811,093.

    On October 12, 2000, United Surgical Partners International, Inc. exchanged 1,000,000 shares of Class B Common Stock to HDT, S.C. for the remaining minority interest in USPE.

    On January 31, 2001, United Surgical Partners International, Inc. sold 82,846 shares of Class B Common Stock to HDT, S.C. in exchange for $45,306 in cash and a promissory note in the principal amount of $244,655.

    Effective as of February 1, 2001, United Surgical Partners International, Inc. issued stock options to William H. Wilcox to purchase 200,000 shares of Common Stock of United Surgical Partners International, Inc. Common Stock at an exercise price equal to the initial public offering price of the Common Stock.


    On February 12, 2001 United Surgical Partners International, Inc. issued 10,172,733 shares of Common Stock to the shareholders of OrthoLink Physicians Corporation in connection with our acquisition of OrthoLink Physicians Corporation. In addition, effective as of March 1, 2001, United Surgical Partners International, Inc. assumed options to purchase shares of OrthoLink Physicians Corporation Common Stock that United Surgical Partners International, Inc. converted into options to purchase 1,813,991 shares of United Surgical Partners International, Inc. Common Stock, with exercise prices ranging from $.85 to $8.47 per share.


    From April 30, 1998 through April 1, 2001, United Surgical Partners International, Inc. issued stock options to various employees to purchase 3,420,300 shares of Common Stock of United Surgical Partners International, Inc., with exercise prices ranging from $2.00 per share to $4.50 per share.

    No underwriters were engaged in connection with the issuance of securities in any of the foregoing transactions. All of the foregoing sales of securities were made in reliance upon the exemption from registration set forth in
Section 4(2) of the Securities Act as transactions not involving any public offering. Issuances of options to employees, officers and directors of the registrant were made pursuant to Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


       EXHIBIT
       NUMBER                                             DESCRIPTION
---------------------                                     -----------
       1.1+                    -- Form of Underwriting Agreement
       2.1#                    -- Agreement and Plan of Merger, dated as of December 6, 2000, among United Surgical Partners International, Inc., OPC
                                  Acquisition Corporation and OrthoLink Physicians Corporation
       2.2#                    -- Agreement for the Sale and Purchase of Shares and Loan Notes
                                  in Aspen Healthcare Holdings Limited, dated April 6, 2000, between Electra Private Equity Partners 1995 and others and
                                  Global Healthcare Partners Limited
       3.1+                    -- Form of Second Amended and Restated Certificate of
                                  Incorporation
       3.2#                    -- Form of Amended and Restated Bylaws
       4.1+                    -- Form of Common Stock Certificate
       4.2#                    -- Third Amended and Restated Stockholders' Agreement, dated
                                  March 27, 2000, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.1#                  -- Amended and Restated Registration Rights Agreement, dated
                                  April 30, 1998, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
                                  (the "Registration Rights Agreement")
       4.3.2#                  -- Amendment No. 1 to the Registration Rights Agreement, dated as of June 26, 1998, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.3#                  -- Amendment No. 2 to the Registration Rights Agreement, dated as of July 31, 1998, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.4#                  -- Amendment No. 3 to the Registration Rights Agreement, dated as of October 26, 1998, by and among United Surgical
                                  Partners International, Inc. and the security holders named therein
       4.3.5#                  -- Amendment No. 4 to the Registration Rights Agreement, dated as of December 22, 1998, by and among United Surgical
                                  Partners International, Inc. and the security holders named therein
       4.3.6#                  -- Amendment No. 5 to the Registration Rights Agreement, dated as of June 1, 1999, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.7#                  -- Amendment No. 6 to the Registration Rights Agreement, dated as of March 27, 2000, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.8#                  -- Amendment No. 7 to the Registration Rights Agreement, dated as of February 12, 2001 by and among United Surgical
                                  Partners International, Inc. and the security holders named therein
       4.4+                    -- Form of Rights Agreement between United Surgical Partners
                                  International, Inc. and Rights Agent
       5.1+                    -- Opinion of Vinson & Elkins L.L.P.
      10.1#                    -- Revolving Credit Agreement, dated as of June 29, 1999, by and among United Surgical Partners International, Inc., the lenders from time to time party thereto and Chase Bank of
                                  Texas, National Association as Administrative Agent
      10.2#                    -- Amended and Restated Credit Agreement, dated as of
                                  February 12, 2001, by and among OPC Financial Corporation,
                                  OrthoLink Physicians Corporation, the Lenders named therein and Bank of America, N.A.
      10.3#                    -- Credit Agreement, dated April 6, 2000, by and among Global
                                  Healthcare Partners Limited and the Governor and Company of
                                  the Bank of Scotland
      10.4#                    -- Senior Term Facility Agreement, dated March 3, 2000, between
                                  United Surgical Partners Europe, S.L. Societe Generale and
                                  the lenders from time to time party thereto

       EXHIBIT
       NUMBER                                             DESCRIPTION
---------------------                                     -----------
      10.5#                    -- Term Credit Agreement, dated as of July 1, 1999, by and among TOPS Specialty Hospital, Ltd., the lenders from time to time party thereto and Chase Bank of Texas, National
                                  Association, as Administrative Agent
      10.6#                    -- Stock Purchase Agreement, dated as of March 2, 1998, among
                                  United Surgical Partners International, Inc. and the several purchasers named therein
      10.7#                    -- Securities Purchase Agreement, dated as of April 30, 1998, among United Surgical Partners International, Inc., Welsh,
                                  Carson, Anderson & Stowe VII, L.P. and the several other
                                  purchasers named therein
      10.8#                    -- Securities Purchase Agreement, dated as of June 26, 1998, among United Surgical Partners International, Inc. and the several purchasers named therein
      10.9#                    -- Securities Purchase Agreement, dated as of October 26, 1998, among United Surgical Partners International, Inc., Welsh,
                                  Carson, Anderson & Stowe VII, L.P., Health Care Capital
                                  Partners, L.P. and the several other purchasers named
                                  therein
      10.10#                   -- Securities Purchase Agreement, dated as of March 27, 2000, among United Surgical Partners International, Inc., Welsh,
                                  Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners
                                  III, L.P., FFT Partners I, L.P. and the several other
                                  purchasers named therein
      10.11#                   -- Contribution and Purchase Agreement, dated as of May 11,
                                  1999, by and among USP North Texas, Inc., Baylor Health
                                  Services, Texas Health Ventures Group LLC and THVG/ Health
                                  First L.L.C.
      10.12#                   -- Form of 7% Senior Subordinated Note due April 30, 2008
      10.13#                   -- Form of 10% Senior Subordinated Note due March 27, 2010
      10.14#                   -- Convertible Subordinated Promissory Note due June 1, 2007
      10.15#                   -- Common Stock Purchase Warrant, dated July 1, 1999
      10.16#                   -- Stock Purchase Warrant, dated March 27, 2000
      10.17#                   -- Employment Agreement, dated as of November 1, 2000, by and between United Surgical Partners International, Inc. and
                                  Donald E. Steen
      10.18#                   -- Employment Agreement, dated as of March 1, 1999, by and between United Surgical Partners International, Inc. and
                                  William H. Wilcox
      10.19#                   -- United Surgical Partners International, Inc. Stock Option
                                  and Restricted Stock Purchase Plan
      10.20#                   -- 2001 Equity-Based Compensation Plan
      10.21#                   -- Employee Stock Purchase Plan
      10.22#                   -- Form of Indemnification Agreement between United Surgical
                                  Partners International, Inc. and its directors and officers
      10.23#                   -- Stockholders Agreement, dated as of September 26, 2000, by and among HDT, S.C., United Surgical Partners International,
                                  Inc. and United Surgical Partners Europe, S.L.
      10.24+                   -- Exchange Agreement, dated as of May   , 2001, among United
                                  Surgical Partners International, Inc. and the several other persons named therein
      21.1#                    -- Subsidiaries of United Surgical Partners International, Inc.
      23.1*                    -- Consent of KPMG LLP regarding United Surgical Partners
                                  International, Inc.
      23.2*                    -- Consent of KPMG LLP regarding OrthoLink Physicians
                                  Corporation
      23.3*                    -- Consent of KPMG, chartered accountants, regarding Aspen
                                  Healthcare Holdings Limited
      23.4*                    -- Consent of Ernst & Young LLP
      23.5*                    -- Consent of Arthur Andersen
      23.6+                    -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
      24.1#                    -- Power of Attorney


--------------
*   Filed herewith

+  To be filed by amendment

#  Previously filed

(B) FINANCIAL STATEMENT SCHEDULES

    Schedule II--United Surgical Partners International, Inc. Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 15TH DAY OF MAY, 2001.


                                                       UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                            DONALD E. STEEN
                                                                           CHIEF EXECUTIVE OFFICER AND
                                                                           CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *
     -------------------------------------------       Chief Executive Officer and       May 15, 2001
                   DONALD E. STEEN                       Chairman of the Board

                          *
     -------------------------------------------       President and Director            May 15, 2001
                  WILLIAM H. WILCOX

                 /s/ MARK A. KOPSER                    Senior Vice President and Chief
     -------------------------------------------         Financial Officer (Principal    May 15, 2001
                   MARK A. KOPSER                        Financial Officer)

                                                       Vice President, Controller,
                          *                              Compliance Officer and
     -------------------------------------------         Secretary (Principal            May 15, 2001
                   JOHN J. WELLIK                        Accounting Officer)

                          *
     -------------------------------------------       Director                          May 15, 2001
            DAVE A. ALEXANDER, JR., M.D.

                          *
     -------------------------------------------       Director                          May 15, 2001
                JOHN C. GARRETT, M.D.

                          *
     -------------------------------------------       Director                          May 15, 2001
                  CARLOS A. FERRER

                          *
     -------------------------------------------       Director                          May 15, 2001
                  D. SCOTT MACKESY

                          *
     -------------------------------------------       Director                          May 15, 2001
                   THOMAS L. MILLS

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *
     -------------------------------------------       Director                          May 15, 2001
                  BOONE POWELL, JR.

                          *
     -------------------------------------------       Director                          May 15, 2001
                   PAUL B. QUEALLY

                          *
     -------------------------------------------       Director                          May 15, 2001
                DAVID P. ZARIN, M.D.



*By:                   /s/ MARK A. KOPSER
             --------------------------------------                                            May 15, 2001
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                             DESCRIPTION
---------------------                                     -----------
       1.1+                    -- Form of Underwriting Agreement
       2.1#                    -- Agreement and Plan of Merger, dated as of December 6, 2000, among United Surgical Partners International, Inc., OPC
                                  Acquisition Corporation and OrthoLink Physicians Corporation
       2.2#                    -- Agreement for the Sale and Purchase of Shares and Loan Notes
                                  in Aspen Healthcare Holdings Limited, dated April 6, 2000, between Electra Private Equity Partners 1995 and others and
                                  Global Healthcare Partners Limited
       3.1+                    -- Form of Second Amended and Restated Certificate of
                                  Incorporation
       3.2#                    -- Form of Amended and Restated Bylaws
       4.1+                    -- Form of Common Stock Certificate
       4.2#                    -- Third Amended and Restated Stockholders' Agreement, dated
                                  March 27, 2000, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.1#                  -- Amended and Restated Registration Rights Agreement, dated
                                  April 30, 1998, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
                                  (the "Registration Rights Agreement")
       4.3.2#                  -- Amendment No. 1 to the Registration Rights Agreement, dated as of June 26, 1998, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.3#                  -- Amendment No. 2 to the Registration Rights Agreement, dated as of July 31, 1998, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.4#                  -- Amendment No. 3 to the Registration Rights Agreement, dated as of October 26, 1998, by and among United Surgical
                                  Partners International, Inc. and the security holders named therein
       4.3.5#                  -- Amendment No. 4 to the Registration Rights Agreement, dated as of December 22, 1998, by and among United Surgical
                                  Partners International, Inc. and the security holders named therein
       4.3.6#                  -- Amendment No. 5 to the Registration Rights Agreement, dated as of June 1, 1999, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.7#                  -- Amendment No. 6 to the Registration Rights Agreement, dated as of March 27, 2000, by and among United Surgical Partners
                                  International, Inc. and the security holders named therein
       4.3.8#                  -- Amendment No. 7 to the Registration Rights Agreement, dated as of February 12, 2001 by and among United Surgical
                                  Partners International, Inc. and the security holders named therein
       4.4+                    -- Form of Rights Agreement between United Surgical Partners
                                  International, Inc. and Rights Agent
       5.1+                    -- Opinion of Vinson & Elkins L.L.P.
      10.1#                    -- Revolving Credit Agreement, dated as of June 29, 1999, by and among United Surgical Partners International, Inc., the lenders from time to time party thereto and Chase Bank of
                                  Texas, National Association as Administrative Agent
      10.2#                    -- Amended and Restated Credit Agreement, dated as of
                                  February 12, 2001, by and among OPC Financial Corporation,
                                  OrthoLink Physicians Corporation, the Lenders named therein and Bank of America, N.A.
      10.3#                    -- Credit Agreement, dated April 6, 2000, by and among Global
                                  Healthcare Partners Limited and the Governor and Company of
                                  the Bank of Scotland
      10.4#                    -- Senior Term Facility Agreement, dated March 3, 2000, between
                                  United Surgical Partners Europe, S.L. Societe Generale and
                                  the lenders from time to time party thereto

       EXHIBIT
       NUMBER                                             DESCRIPTION
---------------------                                     -----------
      10.5#                    -- Term Credit Agreement, dated as of July 1, 1999, by and among TOPS Specialty Hospital, Ltd., the lenders from time to time party thereto and Chase Bank of Texas, National
                                  Association, as Administrative Agent
      10.6#                    -- Stock Purchase Agreement, dated as of March 2, 1998, among
                                  United Surgical Partners International, Inc. and the several purchasers named therein
      10.7#                    -- Securities Purchase Agreement, dated as of April 30, 1998, among United Surgical Partners International, Inc., Welsh,
                                  Carson, Anderson & Stowe VII, L.P. and the several other
                                  purchasers named therein
      10.8#                    -- Securities Purchase Agreement, dated as of June 26, 1998, among United Surgical Partners International, Inc. and the several purchasers named therein
      10.9#                    -- Securities Purchase Agreement, dated as of October 26, 1998, among United Surgical Partners International, Inc., Welsh,
                                  Carson, Anderson & Stowe VII, L.P., Health Care Capital
                                  Partners, L.P. and the several other purchasers named
                                  therein
      10.10#                   -- Securities Purchase Agreement, dated as of March 27, 2000, among United Surgical Partners International, Inc., Welsh,
                                  Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners
                                  III, L.P., FFT Partners I, L.P. and the several other
                                  purchasers named therein
      10.11#                   -- Contribution and Purchase Agreement, dated as of May 11,
                                  1999, by and among USP North Texas, Inc., Baylor Health
                                  Services, Texas Health Ventures Group LLC and THVG/ Health
                                  First L.L.C.
      10.12#                   -- Form of 7% Senior Subordinated Note due April 30, 2008
      10.13#                   -- Form of 10% Senior Subordinated Note due March 27, 2010
      10.14#                   -- Convertible Subordinated Promissory Note due June 1, 2007
      10.15#                   -- Common Stock Purchase Warrant, dated July 1, 1999
      10.16#                   -- Stock Purchase Warrant, dated March 27, 2000
      10.17#                   -- Employment Agreement, dated as of November 1, 2000, by and between United Surgical Partners International, Inc. and
                                  Donald E. Steen
      10.18#                   -- Employment Agreement, dated as of March 1, 1999, by and between United Surgical Partners International, Inc. and
                                  William H. Wilcox
      10.19#                   -- United Surgical Partners International, Inc. Stock Option
                                  and Restricted Stock Purchase Plan
      10.20#                   -- 2001 Equity-Based Compensation Plan
      10.21#                   -- Employee Stock Purchase Plan
      10.22#                   -- Form of Indemnification Agreement between United Surgical
                                  Partners International, Inc. and its directors and officers
      10.23#                   -- Stockholders Agreement, dated as of September 26, 2000, by and among HDT, S.C., United Surgical Partners International,
                                  Inc. and United Surgical Partners Europe, S.L.
      10.24+                   -- Exchange Agreement, dated as of May   , 2001, among United
                                  Surgical Partners International, Inc. and the several other persons named therein
      21.1#                    -- Subsidiaries of United Surgical Partners International, Inc.
      23.1*                    -- Consent of KPMG LLP regarding United Surgical Partners
                                  International, Inc.
      23.2*                    -- Consent of KPMG LLP regarding OrthoLink Physicians
                                  Corporation
      23.3*                    -- Consent of KPMG, chartered accountants, regarding Aspen
                                  Healthcare Holdings Limited
      23.4*                    -- Consent of Ernst & Young LLP
      23.5*                    -- Consent of Arthur Andersen
      23.6+                    -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
      24.1#                    -- Power of Attorney


--------------

*   Filed herewith



+  To be filed by amendment



#  Previously filed